As filed with the Securities and Exchange Commission on June 7, 2022.
Registration
No. 333-259142

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post-Effective Amendment No. 2
to
Form
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.
(Exact name of registrants as specified in their charters)

Delaware	7370	98-1546280
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
167 N. Green Street, 9th Floor
Chicago, IL 60607
(800)
621-8070
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrants’ and Registrant Principal Executive Offices)

Kevin Kane
Chief Legal Officer
167 N. Green Street, 9th Floor
Chicago, IL 60607
(800)
621-8070
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Ross M. Leff, P.C.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212)
446-4800

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Post-Effective Amendment No. 2 to Form
S-1
(the “Post-Effective Amendment”) is being filed pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended, to update the Registration Statement on Form
S-1
(Registration Statement No. 333-259142) (the “Registration Statement”), which was declared effective on September 8, 2021 to include information contained in the registrant’s (i) Quarterly Report on Form
10-Q
for the three months ended March 31, 2022, which was filed with the SEC on May 6, 2022, (ii) Annual Report on Form
10-K
for the fiscal year ended December 31, 2021, which was filed with the SEC on March 1, 2022, (iii) Proxy Statement for the fiscal year ended December 31, 2021, which was filed with the SEC on April 14, 2022 and (iv) to update certain other information in the Registration Statement.
The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 7, 2022
PROSPECTUS
CCC INTELLIGENT SOLUTIONS HOLDINGS INC.
540,999,737 Shares of Common Stock
17,800,000 Warrants to Purchase Common Stock
This prospectus relates to: (1) the issuance by us of up to 17,800,000 shares of common stock, par value $0.0001 (“Common Stock”), that may be issued upon exercise of the Private Placement Warrants (as defined below) to purchase Common Stock at an exercise price of $11.50 per share of Common Stock; and (2) the offer and sale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of (i) up to 540,999,737 shares of Common Stock (including 17,800,000 shares of Common Stock that may be issued upon exercise of the Private Placement Warrants) and (ii) up to 17,800,000 Private Placement Warrants.
This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Holders may offer or sell the securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Holders pursuant to this prospectus or of the shares of Common Stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.
Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Holders may sell the shares in the section entitled “
Plan of Distribution
.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Holders from offering or selling such securities upon the effectiveness of the registration statement of which this prospectus is a part. See “
Description of Securities
” for more information.
The Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CCCS.” On June 6, 2022, the last reported sales price of the Common Stock was $9.49 per share. The Public Warrants (as defined below) ceased trading on the New York Stock Exchange and were delisted, with the trading halt announced after close of market on December 28, 2021. Accordingly, the Public Warrants and the Forward Purchase Warrants (as defined below) have been exercised or redeemed in full and are no longer outstanding. We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.
See “Risk Factors” beginning on page 16 to read about factors you should consider before investing in shares of our Common Stock.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                 , 2022

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form
S-1
that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Holders may, from time to time, sell or otherwise distribute the securities offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Holders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of any warrants. We will receive proceeds from any exercise of the warrants for cash.
Neither we nor the Selling Holders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Holders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Holders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find Additional Information.”
On July 30, 2021 (the “Closing Date”), Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company and our predecessor company (“Dragoneer”), consummated the business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated as of February 2, 2021 (as amended on April 22, 2021 by Amendment No. 1 to the Business Combination Agreement and on July 6, 2021 by Amendment No. 2 to the Business Combination Agreement, the “Business Combination Agreement”), by and among Dragoneer, Chariot Opportunity Merger Sub, Inc., a Delaware corporation (“Chariot Merger Sub”), and Cypress Holdings, Inc., a Delaware corporation, and the other transactions contemplated by the Business Combination Agreement (together with the Business Combination, the “Transactions”).
Pursuant to the Business Combination Agreement, on the Closing Date, (i) Dragoneer changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which Dragoneer changed its name to “CCC Intelligent Solutions Holdings Inc.” (“CCC” or the “Company”) and (ii) Chariot Merger Sub merged with and into CCC (the “Merger”), with CCC as the surviving company in the Merger and, after giving effect to such Merger, Cypress Holdings, Inc. becoming a wholly-owned subsidiary of CCC.
Unless the context otherwise requires, all references in this prospectus to “we,” “us” or “our” refer to (i) Cypress Holdings, Inc. prior to the consummation of the Business Combination and to (ii) CCC following the consummation of the Business Combination.
MARKET AND INDUSTRY DATA
CCC’s internal market and industry data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which CCC operates and CCC management’s understanding of industry conditions. Although CCC believes that such information is reliable, CCC has not had this information verified by any independent sources. The estimates and market and industry information provided in this prospectus are subject to change based on various factors, including those described in the section entitled “Risk Factors—Risks Relating to Business and Industry” and elsewhere in this prospectus.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this registration statement may appear without the
®
or
™
symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
“Advent Investor” are to, collectively, Cypress Investor Holdings, L.P., GPE VIII CCC
Co-Investment
(Delaware) Limited Partnership and Advent International GPE
VIII-C
Limited Partnership;
“Board” are to the board of directors of CCC Intelligent Solutions Holdings Inc.;
“Business Combination” are to the Domestication, the Merger and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;
“Business Combination Agreement” are to that certain Business Combination Agreement, dated February 2, 2021, by and among Dragoneer, Chariot Merger Sub and CCC, as amended on April 22, 2021 by Amendment No. 1 to the Business Combination Agreement and on July 6, 2021 by Amendment No. 2 to Business Combination Agreement, and as may be further amended, supplemented or otherwise modified from time to time;
“Bylaws” are to the Bylaws of CCC, effective as of July 30, 2021;
“Chariot Merger Sub” are to Chariot Opportunity Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Dragoneer prior to the consummation of the Business Combination;
“CCC” are to Cypress Holdings, Inc., a Delaware corporation, prior to the consummation of the Business Combination and “CCC,” “we,” “us” or “our” are to CCC Intelligent Solutions Holdings Inc., a Delaware corporation, following the consummation of the Business Combination;
“CCC Earnout Shares” are to 15,000,000 shares of Common Stock (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) that CCC will issue following a CCC Triggering Event to the CCC Shareholders existing as of immediately prior to the Closing and (subject to continued employment) holders of vested and unvested equity awards of CCC as of the date of the Business Combination Agreement;
“CCC Shareholders” are the Advent Investor, the OH Investor, the TCV Investor and current and former management and other services providers of CCC holding shares of CCC;
“CCC Triggering Event” are to the earlier to occur of (a) the first date on which the shares of CCC have traded for greater than or equal to $15.00 per share for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the Closing or (b) a Change of Control (as defined in the Business Combination Agreement) of Dragoneer, in each case if such event occurs within ten (10) years after the Closing;
“Certificate of Incorporation” are to the Certificate of Incorporation of CCC effective as of July 30, 2021;

“Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of Dragoneer, which automatically converted, on a one-for-one
basis, into shares of Common Stock in connection with the Domestication;
“Class B ordinary shares” are to the 17,250,000 Class B ordinary shares, par value $0.0001 per share, of Dragoneer that were initially issued to Dragoneer’s Sponsor in a private placement prior to the initial public offering of which 375,000 were transferred to the Dragoneer independent directors (75,000 each) in July 2020 and of which the remainder were transferred to an affiliate of Sponsor and to Affiliates of Willett Advisors prior to the Domestication, and, in connection with the Domestication, automatically converted, on a one-for-one
basis, into shares of Common Stock;
“Closing” are to the closing of the Business Combination;
“Closing Date” are to July 30, 2021;
“Continental” are to Continental Stock Transfer & Trust Company;
“Domestication” are to the transfer by way of continuation and deregistration of Dragoneer from the Cayman Islands and the continuation and domestication of Dragoneer as a corporation incorporated in the State of Delaware;
“Dragoneer,” “we,” “us” or “our” are to Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company, prior to the consummation of the Business Combination;
“earnout shares” are to, collectively, the CCC Earnout Shares and the Sponsor Earnout Shares;
“Effective Time” are to the time at which the Merger became effective;
“Employee Stock Purchase Plan” are to the CCC 2021 Employee Stock Purchase Plan;
“Forward Purchase Agreements” are to the forward purchase agreement between Dragoneer and Dragoneer Funding LLC, dated August 12, 2020, and the forward purchase agreement between Dragoneer and certain affiliates of Willett Advisors LLC, dated July 24, 2020, whereby Dragoneer Funding LLC and certain affiliates of Willett Advisors LLC purchased 15,000,000 and 2,500,000 forward purchase units, respectively;
“forward purchase units” are to the 17,500,000 forward purchase units issued immediately prior to the closing of the Business Combination initially to Dragoneer Funding LLC and certain affiliates of Willett Advisors LLC, each such unit consisting of one Class A ordinary share and one-fifth
of one warrant to purchase Class A ordinary share for $11.50 per share, for a purchase price of $10.00 per unit;
“forward purchase warrants” are to the 3,500,000 redeemable warrants to purchase Class A ordinary shares of Dragoneer issued as part of the forward purchase units immediately prior to the Closing of the Business Combination. The forward purchase warrants have been redeemed in their entirety;
“Governing Documents” are to the Certificate of Incorporation and the Bylaws;
“initial public offering” are to Dragoneer’s initial public offering that was consummated on August 18, 2020;
“Incentive Equity Plan” are to the CCC 2021 Equity Incentive Plan;

“Merger” are to the merger of Chariot Merger Sub with and into CCC pursuant to the Business Combination Agreement, with CCC as the surviving company in the Merger and, after giving effect to such Merger, CCC becoming a wholly owned subsidiary of Dragoneer;
“Common Stock” or “Common Stock” are to the common stock, par value $0.0001 per share, of CCC;
“NYSE” are to the New York Stock Exchange;
“OH Investor” are to OH Cypress Aggregator, L.P.;
“ordinary shares” are to our Class A ordinary shares and our Class B ordinary shares, prior to the consummation of the Business Combination;
“Permitted Recapitalization Dividend” are to one or more CCC dividends in an aggregate amount not to exceed $300,000,000;
“PIPE Financing” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors collectively subscribed for an aggregate of 15,000,000 shares of Common Stock for an aggregate purchase price of $150,000,000 consummated in connection with Closing;
“private placement warrants” are to the 15,800,000 private placement warrants that were issued initially to the Sponsor as part of the closing of Dragoneer’s initial public offering, which are substantially identical to the public warrants sold as part of the units in the initial public offering, subject to certain limited exceptions;
“Proxy Statement/Prospectus” are to the definitive proxy statement/prospectus filed by Dragoneer with the SEC on July 6, 2021;
“public warrants” are to the 13,800,0000 redeemable warrants to purchase Class A ordinary shares of Dragoneer that were issued by Dragoneer in its initial public offering. The public warrants have been redeemed in their entirety;
“SEC” are to the Securities and Exchange Commission;
“Securities Act” are to the Securities Act of 1933, as amended;
“Sponsor” are to Dragoneer Growth Opportunities Holdings, a Cayman Islands limited liability company;
“Sponsor Earnout Shares” are to the 8,625,000 Class A ordinary shares (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) initially held by the Sponsor that, following conversion into shares of Common Stock pursuant to the Domestication, became subject to forfeiture if a Sponsor Triggering Event does not occur within ten (10) years after the Closing;
“Sponsor Triggering Event” are to the earlier to occur of (a) the first date on which the shares of CCC have traded for greater than or equal to $13.00 per share for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the Closing or (b) a Change of Control (as defined in the Business Combination Agreement) of Dragoneer, in each case if such event occurs within ten (10) years after the Closing;
“Subscription Agreements” are to the subscription agreements, entered into by Dragoneer and each of the PIPE Investors in connection with the PIPE Financing;
“TCV Investor” are to TCV IX, L.P., TCV IX (A), L.P., TCV IX (B), L.P. and TCV Member Fund, L.P.;
“transfer agent” are to Continental, our transfer agent;

v

“units” are to the units of Dragoneer, each unit representing one Class A ordinary share and one-fifth
of one warrant to acquire one Class A ordinary share, that were offered and sold by Dragoneer in its initial public offering and in its concurrent private placement;
“warrants” are to the private placement warrants and the working capital warrants; and
“working capital warrants” are to the 2,000,000 warrants to purchase Class A ordinary shares that were issued to Sponsor upon conversion of the principal amount of a working capital loan provided to Dragoneer by Sponsor, which conversion occurred upon the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the future financial performance and business strategies and expectations for our business. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include information concerning our possible or assumed future results of operations, client demand, business strategies, technology developments, financing and investment plans, competitive position, our industry and regulatory environment, potential growth opportunities and the effects of competition.
Important factors that could cause actual results to differ materially from our expectations include:

•	our revenues, the concentration of our customers and the ability to retain our current customers;

•	our ability to negotiate with our customers on favorable terms;

•	our ability to maintain and grow our brand and reputation cost-effectively;

•	the execution of our growth strategy;

•	our projected financial information, growth rate and market opportunity;

•	the health of our industry, claim volumes, and market conditions;

•	changes in the insurance and automotive collision industries, including the adoption of new technologies;

•	global economic conditions and geopolitical events;

•	competition in our market and our ability to retain and grow market share;

•	our ability to develop, introduce and market new enhanced versions of our solutions and products;

•	our sales and implementation cycles;

•	the ability of our research and development efforts to create significant new revenue streams;

•	changes in applicable laws or regulations;

•	changes in international economic, political, social and governmental conditions and policies, including corruption risks in China and other countries;

•	currency fluctuations;

•	our reliance on third-party data, technology and intellectual property;

•	our ability to protect our intellectual property;

•	our ability to keep our data and information systems secure from data security breaches;

•
our ability to acquire or invest in companies or pursue business partnerships, which may divert our management’s attention or result in dilution to our stockholders, and we may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions, investments or partnership;

•	our ability to raise financing in the future and improve our capital structure;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business;

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	our financial performance;

•	our ability to expand or maintain its existing customer base; and

•	our ability to service our indebtedness.
The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described above and under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. It is not possible to predict or identify all such risks. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP
Financial Measures
The presentation of
non-GAAP
financial measures is used to enhance our investors’ and lenders’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with U.S. GAAP. Management also uses supplemental non-GAAP
financial measures to manage and evaluate the business, make planning decisions, allocate resources and as performance measures for Company-wide bonus plans and executive compensation plans. These key financial measures provide an additional view of our operational performance over the long-term and provide useful information that we use in order to maintain and grow our business.
In addition to our results determined in accordance with U.S. GAAP, we believe that Adjusted Gross Margin, and EBITDA and Adjusted EBITDA, which are each non-GAAP
measures, are useful in evaluating our operational performance. We use this non-GAAP
financial information to evaluate our ongoing operations and for internal planning, budgeting and forecasting purposes and, starting in 2021, for setting management bonus programs. We believe that non-GAAP
financial information, when taken collectively, may be helpful to investors in assessing our operating performance and comparing our performance with competitors and other comparable companies, which may present similar non-GAAP
financial measures to investors. Our computation of these
non-GAAP
measures may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate these measures in the same fashion. We endeavor to compensate for the limitation of the non-GAAP
measure presented by also providing the most directly comparable GAAP measure and a description of the reconciling items and adjustments to derive the non-GAAP
measure. These
non-GAAP
measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP
measures on a supplemental basis.
Adjusted Gross Margin
We believe that Adjusted Gross Margin, as defined below, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results. Adjusted Gross Margin is defined as gross margin, adjusted for gross margin associated with First Party Clinical Services, which was divested as of December 31, 2020, amortization and impairment of acquired technologies, and stock-based compensation, which are not indicative of our recurring core business operating results. The Adjusted Gross Margin percentage is defined as Adjusted Gross Margin divided by Revenue, less First Party Clinical Services divested revenue. Gross margin is the most directly comparable GAAP measure to Adjusted Gross Margin, and you should review the reconciliation of Gross Margin to Adjusted Gross Margin below and not rely on any single financial measure to evaluate our business.
EBITDA and Adjusted EBITDA
We believe that EBITDA and Adjusted EBITDA, as defined below, are useful in evaluating our operational performance distinct and apart from financing costs, certain expenses and non-operational
expenses. EBITDA is defined as net income (loss) adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for asset impairment charges, gain/loss on change in fair value of interest rate swaps, stock-based compensation expense, loss on early extinguishment of debt, business combination transaction costs, lease abandonment charges, lease overlap costs for the incremental expenses associated with the Company’s new corporate headquarters prior to termination of its existing headquarters’ lease, net costs related to divestiture and less revenue and related cost of revenue associated with First Party Clinical Services, which was divested as of December 31, 2020. Net loss is the most directly comparable GAAP measure to Adjusted EBITDA, and you should review the reconciliation of net loss to adjusted EBITDA below and not rely on any single financial measure to evaluate our business.
EBITDA and Adjusted EBITDA are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. You should be aware that when evaluating EBITDA and Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring
items.

1

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in the Common Stock, you should carefully read this entire prospectus, including the matters set forth under the sections of this prospectus captioned “Cautionary Note Regarding Forward Looking Statements,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” “and our consolidated financial statements and our condensed consolidated interim financial statements and related notes included elsewhere in this prospectus. The definition of some of the terms used in this prospectus are set forth under “Selected Definitions.”
Founded in 1980, CCC is a leading provider of innovative cloud, mobile, AI, telematics, hyperscale technologies and applications for the property and casualty (“P&C”) insurance economy. Our SaaS platform connects trading partners, facilitates commerce, and supports mission-critical,
AI-enabled
digital workflows. Leveraging decades of deep domain experience, our industry-leading platform processes more than $100 billion in annual transaction value across this ecosystem, digitizing workflows and connecting more than 30,000 companies across the P&C insurance economy, including insurance carriers, collision repairers, parts suppliers, automotive manufacturers, financial institutions and others.
Our business has been built upon two foundational pillars: automotive insurance claims and automotive collision repair. For decades we have delivered leading software solutions to both the insurance and repair industries, including pioneering Direct Repair Programs (“DRP”) in the United States (“U.S.”) beginning in 1992. Direct Repair Programs connect auto insurers and collision repair shops to create business value for both parties, and require digital tools to facilitate interactions and manage partner programs.
Insurer-to-shop
DRP connections have created a strong network effect for CCC’s platform, as insurers and repairers both benefit by joining the largest network to maximize opportunities. This has led to a virtuous cycle in which more insurers on the platform drives more value for the collision shops on the platform, and vice versa.
We believe we have become a leading insurance and repair SaaS provider in the U.S. by increasing the depth and breadth of our SaaS offerings over many years. Our insurance solutions help insurance carriers manage mission-critical workflows across the claims lifecycle, while building smart, dynamic experiences for their own customers. Our software integrates seamlessly with both legacy and modern systems alike and enables insurers to rapidly innovate on our platform. Our repair solutions help collision repair facilities achieve better performance throughout the collision repair cycle by digitizing processes to drive business growth, streamline operations, and improve repair quality. We have more than 300 insurers on our network, connecting with over 27,000 repair facilities through our multi-tenant cloud platform. We believe our software is the architectural backbone of insurance DRP programs and is the primary driver of material revenue for our collision shop customers and a source of material efficiencies for our insurance carrier customers.
Our platform is designed to solve the
“many-to-many”
problem faced by the insurance economy. There are numerous internally and externally developed insurance software solutions in the market today, with the vast majority of applications focused on insurance-only use cases and not on serving the broader insurance ecosystem. We have prioritized building a leading network around our automotive insurance and collision repair pillars to further digitize interactions and maximize value for our customers. We have tens of thousands of companies on our platform that participate in the insurance economy, including insurers, repairers, parts suppliers, automotive manufacturers, and financial institutions. Our solutions create value for each of these parties by enabling them to connect to our vast network to collaborate with other companies, streamline operations, and reduce processing costs and dollars lost through claims management inefficiencies, or claims leakage. Expanding our platform has added new layers of network effects, further accelerating the adoption of our software solutions.

We have processed more than $1 trillion of historical data across our network, allowing us to build proprietary data assets that leverage insurance claims, vehicle repair, automotive parts and other vehicle-specific information. We believe we are uniquely positioned to provide data-driven insights, analytics, and
AI-enhanced
workflows that strengthen our solutions and improve business outcomes for our customers. Our Smart Suite of AI solutions increases automation across existing insurance and repair processes including vehicle damage detection, claim triage, repair estimating, and intelligent claims review. We deliver real-world AI with more than 95 U.S. auto insurers actively using
AI-powered
solutions in production environments. We have processed more than 9 million unique claims using CCC deep learning AI as of December 31, 2021, an increase of more than 80 percent over December 31, 2020.
One of the primary obstacles facing the P&C insurance economy is increasing complexity. Complexity in the P&C insurance economy is driven by technological advancements, Internet of Things (“IoT”) data, new business models, and changing customer expectations. We believe digitization plays a critical role in managing this growing complexity while meeting customer expectations. Our technology investments are focused on digitizing complex processes and interactions across our ecosystem, and we believe we are well positioned to power the P&C insurance economy of the future with our data, network, and platform.
While our position in the P&C insurance economy is grounded in the automotive insurance sector, the largest insurance sector in the U.S. representing nearly half of Direct Written Premiums (“DWP”), we believe our integrations and cloud platform are capable of driving innovation across the entire P&C insurance economy. Our customers are increasingly looking for CCC to expand its solutions to other parts of their business where they can benefit from our technology, service, and partnership. In response, we are investing in new solutions that we believe will enable us to digitize the entire automotive claims lifecycle, and over time expand into adjacencies including other insurance lines.
We have strong customer relationships in the
end-markets
we serve, and these relationships are a key component of our success given the long-term nature of our contracts and the interconnectedness of our network. We have customer agreements with more than 300 insurers (including carriers, self-insurers and other entities processing insurance claims), including 18 of the top 20 automotive insurance carriers in the U.S., based on DWP, and hundreds of regional carriers. We have more than 30,000 total customers, including over 27,000 automotive collision repair facilities (including repairers and other entities that estimate damaged vehicles), thousands of automotive dealers, 13 of the top 15 automotive manufacturers, based on new vehicle sales, and numerous other companies that participate in the P&C insurance economy.
We generate revenue through the sale of software subscriptions and other revenue, primarily from professional services. We generated $688.3 million of revenue for the year ended December 31, 2021, an increase of 9% from the prior year which included $34.7 million attributable to the portion of our casualty solution (specifically, the First Party Clinical Services) divested in fiscal year 2020. The divestiture of First Party Clinical Services had a (6%) impact on total revenue growth. Net loss for the year ended December 31, 2021 was $248.9 million, compared to a net loss for the year ended December 31, 2020 of $16.9 million, mainly due to $209.9 million of stock based compensation expense recognized in conjunction with the Business Combination. Adjusted EBITDA increased 28.9% year over year to $261.4 million.
P&C Insurance Economy
P&C insurance is one of the largest global industries. The U.S. P&C insurance industry alone serviced approximately $650 billion in DWP in 2020. Insurance is a necessity for the majority of businesses and consumers, and, as a result, the P&C insurance industry has seen steady long-term growth.

P&C insurers face a number of challenging market dynamics in today’s environment, including increasing customer expectations, competition from new entrants and business models, emerging technologies, retaining and attracting talent, and cost pressures. Insurers are often reliant on legacy on-premise
systems to assist with policy and claims adjustments and processing, which can be inflexible and costly to maintain, challenging their ability to innovate and respond to market dynamics.
Further complicating matters, the P&C insurance industry is dependent on the P&C insurance economy, an interconnected economy of industries that interact to service, underwrite, finance, and repair insured assets. Insurance carriers invest in data, systems, services and partnerships to manage the many required collaboration points across these industries. To deliver end-to-end
digital workflows and customer experiences, technology needs to extend beyond insurance organizations and include its supporting economy, in order to enable the many interactions and handoffs required to process insurance events.
In the automotive insurance sector, which represents nearly half of the U.S. P&C insurance industry, processing a single event, such as a claim, can require hundreds of micro-transactions across its supporting economy, involving consumers, lenders, collision repair facilities, automotive manufacturers, dealers, parts suppliers, medical providers, vehicle auctions, and others. These transactions depend on extensive hyper-local decisions and data, creating a level of complexity that can increase processing costs as well as the potential for fraud and other forms of claims leakage. For automotive claims, the end result is more than one billion days of cumulative claims cycle time (loss date to claim completion date) in the U.S. each year. For our insurance partners, cycle time is costly, which is one reason why, as of 2021, CCC’s platform is relied upon by 18 of the top 20 auto insurers based on DWP in the U.S. to digitize complexity and improve business outcomes.

The complexity seen in one auto claim grows exponentially more difficult to manage at scale, and complexity is continuing to increase across the P&C insurance economy. In the automotive sector, this is due to several converging factors including, without limitation:

•	Vehicle parts proliferation: Repairable parts per auto claim have increased 48% since 2010

•	Internal technology systems: An average new vehicle uses more than 100 million lines of code

•	Growing connected car capabilities: 86% of new vehicles to be sold in 2022 are forecasted to have embedded cellular connectivity

•	Transportation as a Service (“TaaS”) and other new business models: More than 40 million rides are shared per month in the U.S.

•	Advanced Driver Assistance Systems (“ADAS”) and diagnostics systems: The number of vehicles receiving a diagnostic scan as part of a collision repair has increased 1,000% since 2017

•	Vehicle Electrification and related infrastructure: Recent OEM announcements translate to estimated cumulative electric light-duty-vehicle sales of 55-72 million by 2025
We believe the only way to effectively manage increasing complexity is through digitization. Since our inception over forty years ago, we have focused our technology on what we believe to be our customers’ most complex problems. We have digitized total loss valuations, repair estimates, DRP programs, shop management functions, repair workflows, medical claims, parts ordering, and much more. In the process, we have built integrations and facilitated partnerships that enable information sharing across our vast network of customer companies. Our solutions are well-suited for the next wave of complexity, and we believe these trends will continue to accelerate adoption of CCC’s platform and applications.
Our Approach
Serving as the platform for the P&C insurance economy is a significant challenge that CCC is uniquely positioned to address. We believe our proprietary data and network assets, combined with our track record of innovation on our cloud platform, differentiates us from other potential P&C platform companies. Our approach is to continue to innovate and expand our solutions to create value for the P&C insurance economy.
CCC’s foundation for innovation is built upon decades of data and extensive network assets. We have deep proprietary data assets and more than $1 trillion of historical data, enabling us to provide insights, analytics, and
AI-driven
workflows. Our leading network was built company by company, and spans the P&C insurance economy, giving us the ability to deploy cross-market solutions and create seamless customer experiences. We believe our data and network assets are highly differentiated and very difficult to replicate.
Our innovative cloud-based applications provide the P&C insurance economy with the capabilities required to manage their businesses, optimize decision making, and digitize intricate workflows. We have a proven Research & Development (R&D) engine with a strong track record of software innovation and deployment on our cloud platform. CCC’s innovations are helping to deliver on the industry’s vision of achieving Straight-Through Processing (STP)—processing claims digitally with limited to no human intervention. In the third quarter of 2021, CCC launched CCC Estimate—STP, the industry’s first estimating experience capable of delivering touchless line level estimate detail in minutes. By combining artificial intelligence, insurer driven rules and a connected ecosystem, Estimate—STP is designed to revolutionize the estimating experience for insurers and policyholders. CCC Estimate—STP has already been deployed in-market
with eight insurance carriers.
We believe our ability to rapidly innovate and deploy new software solutions via our cloud technology platform, along with our depth of data and leading network, sets us apart from the competition. The key benefits we deliver for our customers include:

•
Multi-tenant cloud platform enabling flexibility and innovation:
CCC’s platform operates in a secure multi-tenant cloud environment, with over 520,000 registered users and 3.5 billion database transactions processed per day. Our platform enables us to innovate in response to new market trends and customer needs and rapidly deploy new solutions to our more than 30,000 customers. We continuously enhance existing solutions and bring new solutions to market, deploying more than 1,700 software releases in 2021.

•
Deep domain expertise:
With decades of experience serving the insurance economy, we have developed a deep understanding of the industries and ecosystem we serve. Our domain expertise enables us to offer tailored solutions to help our customers achieve their business objectives. We understand the importance of the role we play as the independent party facilitating interactions across various ecosystem participants, and as a result, we have developed deep and trusting relationships with our customers. We are well positioned to enable cross-market programs and partnerships and have a decades-long history playing this role. Our business is led by a deep and experienced management team with a customer-centric mindset.

•
Long-term customer relationships:
Over several decades we have developed strong relationships with leading insurers, collisions repair groups, and automotive manufacturers, among others. Our company-wide Net Promoter Score is 80, which underscores the customer-centric focus that defines our organization including our sales, marketing, product, technology, and operations teams. We are a trusted partner to our clients, which allows us to collaborate and adapt our business based on customer feedback and changing expectations to stay ahead of our competition.

•
Network access:
CCC’s cloud platform is used by more than 30,000 companies, including insurers, repairers, automotive manufacturers, parts suppliers, financial institutions, and others. Integrating to CCC’s platform unlocks real-time cloud connections across our ecosystem, enabling customers to digitize workflows that are otherwise cumbersome and costly. Our network processes more than 400 million interface transactions each year where information is passed from one network participant to another; for example, from an insurer to a repair facility.

•
Proven R&D engine:
We invest heavily in R&D efforts and are committed to delivering market-leading technology for the P&C insurance economy. In recent years, our innovation efforts have focused on Mobile and AI technology, and we have released several new solutions incorporating Mobile and AI that have experienced rapid industry adoption as our customers look to improve customer experience and enable automation. We deploy real-world AI solutions at enterprise scale. Our AI solutions combine our data assets with proprietary machine learning and analytics frameworks to automate processes so as to reduce processing costs and leakage for our customer base. Today, CCC has developed more than 300 AI models, some of which are in use across more than 95 insurers, including 18 of the top 20 U.S. automotive insurers in 2021 based on DWP.

•
Proprietary data assets:
CCC’s platform has processed more than $1 trillion of historical data, enabling us to deliver unique analytics and insights for our customers leveraging our deep proprietary data assets. Our platform allows customers to make optimal decisions by incorporating event-specific factors, local geographic factors, and historical data. Database solutions and corresponding rules engines can be configured and adjusted in real-time based on business needs and market trends.

•
Enterprise scale and support:
We process more than $100 billion of transactions annually for our more than 30,000 customers, delivering mission-critical SaaS solutions that our customers can count on. Since January 2018, CCC’s systems have achieved 99.94% uptime on average, giving our customers the confidence to depend on CCC’s performance. We have dedicated implementation and training teams, and have proven success in implementing solutions for leading insurance carriers and thousands of small businesses.

Our Growth Strategy
We intend to extend our position as the leading provider of SaaS solutions for the P&C insurance economy. The key components of our strategy are:

•
Growing our customer base:
Our customers span the P&C insurance economy, and we believe we have significant opportunity to continue to grow our customer base by targeting key new accounts and expanding our sales and marketing capabilities. We believe there is ample opportunity to add new customers within the U.S., where our business is most established.

•
Deepening relationships with existing customers:
We seek to grow our revenue base with existing customers primarily by selling additional software subscriptions. We regularly launch new solutions and have a proven track record of cross-selling software across our customer segments, as well as up-selling
customers based on package and feature upgrades. We intend to build upon strong customer relationships and access to key customer decision makers to increase software adoption and usage.

•
Expanding the breadth of our solutions:
Our long-term focus is to digitize all P&C insurance economy workflows, targeting processing costs and leakage. In 2021, our R&D spend was 24% of revenue; however, including the impact of capitalized time related to internal use software, our total spend was 27% of revenue on R&D with a primary focus on technology leadership and continuous innovation. In 2021 we launched offerings that expanded the breadth and depth of our solutions across a number of areas, including Estimate – STP for insurance,
Estimating-IQ
for repair, Enterprise Payments, and more.

•
Broadening our network ecosystem:
We have a large network of companies on our platform that are dependent on the P&C insurance economy and derive value from connecting to others across the ecosystem through CCC. The breadth and depth of our platform creates network effects that accelerate the demand for our software solutions. We intend to extend our network of companies to enhance our value proposition and create new market growth opportunities.

•
Growing our geographic footprint:
We believe there is significant opportunity for our solutions outside of the U.S. For example, in China we have built an early leadership position with four of the top five insurance carriers and are positioning ourselves to establish an ecosystem that is similar to ours in the U.S. We believe similar opportunities exist in other markets across the world which we intend to pursue over time.

•
Pursuing acquisitions:
We have acquired and integrated numerous businesses throughout CCC’s history. We intend to continue to pursue targeted acquisition opportunities to accelerate our business strategy and growth through solution, market, or geographic expansion.

Our Solutions
We provide an integrated suite of software applications built on our cloud platform to serve the P&C insurance economy, including insurance, repair, and other end-markets.
Our SaaS solutions are sold individually, bundled, or in packages, depending on the specific solution and end-market.

CCC Insurance Solutions
CCC’s solutions help insurers digitize processes, from customer intake to claims, while building smart, dynamic experiences for their customers. Many of our solutions leverage the power of the CCC network by facilitating ecosystem interactions required to complete insurer processes. All of our insurance solutions are cloud-based SaaS solutions that power critical carrier workflows. Our insurance solutions represent approximately 52% of our 2021 total revenues, with 94% of that representing software revenue and 6% representing other revenue. Our key insurance solutions include:

•
CCC Workflow:
Our suite of workflow tools supports
end-to-end
digital insurance workflows, from customer intake to claim resolution. Our solutions enable mobile experiences, modern communications, configurable workflows, and network integrations, all while empowering insurers to seamlessly customize and configure solutions to meet unique business needs. Mobile modules provide a digital channel for communicating with the modern consumer, starting with vehicle documentation when a new insurance policy is created. Our solutions support critical claims processes, including claims documentation, photo capture, repair scheduling, and two-way
text communications. Our workflow solutions leverage a sophisticated rules engine to customize routing for escalations, review, and approval processes. Our network management capability powers insurance DRPs, enabling insurers to seamlessly connect and collaborate with repair facilities and other companies to provide accurate and timely information about a claim flow from the right party at the right time.

•
CCC Estimating:
Our insurance automotive repair estimating solution is built on CCC’s proprietary estimating database that has been cultivated for decades to deliver best-in-class
repair estimating data and decisioning. CCC estimating innovations have enabled virtual inspections using consumer photos, integrated to CCC’s portal. Estimates are further automated by AI that combines machine learning and estimating logic to predict repair requirements, suggest estimate lines, and generate fast baseline estimates. Our Estimate – STP solution takes estimate automation to the next level by combining AI, digital workflows, data, and partner connections to automatically initiate and populate detailed estimates within seconds. The outcome is actionable estimates with line-level detail, including parts, labor operations and hours, and taxes. Our estimating solutions accelerate auto physical damage estimation to reduce costs and cycle time for our customers.

•
CCC Total Loss:
Total loss solutions enable our insurance customers to identify, value, and resolve total loss automotive claims digitally. We deliver valuations representing a vehicle’s fair market value based on CCC’s market-driven valuation methodology and provide insurers with information to make total loss determinations. Once a total loss has been identified, we support our carrier customers in managing lender payoff requests, letters of guarantee, lien and title resolution, and signature collection. Throughout the process, our mobile solutions deliver a seamless customer experience integrated into CCC’s holistic workflow suite.

•
CCC AI and Analytics:
We inject AI and Analytics throughout CCC’s software offerings to accelerate decision-making and improve outcomes. We have numerous AI solutions in production with leading insurers and are continuing to invest to improve our AI and launch new
AI-enabled
solutions. All of our core software offerings are supported by Analytics solutions that allow our customers to benchmark and manage their business performance across key performance indicators.

•
CCC Casualty:
Personal injuries resulting from automotive accidents lead to casualty claims, which require insurers to process medical bills and demand packages for first and third-party claims, respectively. Our casualty solutions automate and expedite casualty claims processing by applying intelligent rules engines based on insurer-specific parameters to process casualty claims data quickly and segment payment-ready bills from those that the insurer wants to review. Our tools and services modernize a manual, paper-burdened system with a comprehensive, configurable experience to help insurers make timely, consistent payments across bill types, and provide analytics dashboards to visualize trends and industry benchmarks.

CCC Repair Solutions
CCC’s solutions help automotive collision repairers achieve better shop performance, from lead generation through repair completion and payment. Our platform improves every stage and level of the collision repair cycle, combining key business operations into one solution to drive more business, improve repair quality, simplify operations, and exceed customer expectations for our collision facility customers. Collision repairers use our platform to connect with the industry’s leading network of partners and suppliers across the insurance and repair ecosystem. Our repair solutions represented approximately 42% of our 2021 total revenues, with 99% of that representing software revenue and 1% representing other revenue. Our key repair solutions include:

•
CCC Estimating:
Our collision repair estimating solution is built on CCC’s proprietary database that enables repair estimate creation while connecting repairers to real-time parts pricing and availability, Original Equipment Manufacturer (“OEM”) repair procedures, and insurer guidelines. Repairers can capture photos and repair information at the vehicle with CCC’s Estimating mobile application and collaborate on repair estimates digitally with insurance partners. Users have access to our network of insurers and their corresponding requirements, which can accelerate estimate reviews and supplemental requests. Our
Estimating-IQ
upgrade incorporates AI into the repair estimating application to provide repairers with a jump start on estimating by applying machine learning to prepopulate estimates with parts and labor operations based on photos of vehicle damage and individual repair facility configurations. Our estimating solutions help reduce errors and improve cycle time for collision repairers and their partners.

•
CCC Network Management:
We provide software solutions that power collaboration between repairers and insurers. Our technology facilitates the majority of the automotive insurance DRP in the U.S. Participating repairers benefit from our connected technology platform that allows them to receive repair assignments and collaborate with partner insurers throughout the repair process, delivering on program metrics that drive their business. We also provide tools that allow repair Multi Store Owners (“MSOs”) to manage performance, metrics, and compliance across their repair shop network.

•
CCC Repair Workflow:
Repair workflow is the industry’s leading repair management tool that accelerates productivity and simplifies operations for thousands of repair facilities. Repairers can schedule and track vehicle repair status, assign tasks, and manage productivity across their operation. Configurable dashboards provide visibility into performance. Repairers can also streamline repair management leveraging CCC’s real-time parts ordering platform, selecting parts from multiple vendors through a single cart and invoice.
Customer-to-shop
payments are integrated as well, automatically storing payment records and simplifying reconciliation.

•
CCC Repair Quality:
We provide advanced solutions to
help repairers deliver quality repairs. Our repair procedures provide technicians with a single source for data-driven insights to assist them in conducting thorough, consistent repairs, reducing the need for multiple subscriptions and enabling access to current OEM guidelines and processes. Our checklist solutions enable documentation of standard operating procedures and tracking of performance which allows shop managers to identify areas for improvement. CCC’s diagnostics solutions simplify scan initiation and reporting with integrated functionality for all scan types (OEM Direct, Technician Assisted, or Aftermarket), which saves repairers time on pre, post, and calibration scans.

CCC Other Ecosystem Solutions
CCC’s solutions support other segments of the insurance ecosystem, including parts suppliers, automotive manufacturers, and financial institutions. These solutions extend the CCC network and create value for companies connecting to our platform to improve business outcomes. Other ecosystem solutions represent approximately 5% of our 2021 total revenue, with 91% of that representing software revenue and 9% representing other revenue. Some of CCC’s other ecosystem solutions include:

•
CCC Parts Solutions:
Our parts platform allows automotive parts wholesale dealers, aftermarket parts suppliers, and parts recyclers to make their inventory available to our collision repair and insurance networks in real-time. Using this platform, participating customers are able to use our platform to give their parts maximum visibility at the moment when repairers are using CCC software to write their repair estimates. This enables parts providers to display their parts inventory and promotional pricing, while automating order processing, invoicing, and settlement.

•
CCC Automotive Manufacturer Solutions:
We offer a range of automotive manufacturer solutions that give access to our network, enable repair quality, and leverage telematics vehicle data to create valuable efficiencies across insurance and repair workflows. We provide network management tools to automotive manufacturers including network dashboards, that deliver detailed metrics on certified repair shop network performance and inform data-driven decisions. We enable the integration of up-to-date
OEM repair methods and diagnostics trouble codes into our platform to give our network of repair facilities and technicians the tools to execute a proper repair. Our automotive telematics solutions enable new use cases across CCC’s integrated ecosystem, including connected safety and vehicle diagnostics solutions. Our telematics solutions integrate vehicle telemetry data, such as driving data, accident data, and diagnostics trouble codes, into existing insurance and repair workflows, expediting decisions and reducing cycle time across our ecosystem. Auto manufacturers also benefit from CCC Parts and Lender solutions, across their parts and financing businesses, respectively.

•
CCC Lender Solutions:
Our lender portal integrates into CCC’s insurance solutions, enabling financial institutions with automotive loans to optimize vehicle total loss processes. Auto lenders connect with participating insurers to receive earlier notice of loss, digitally exchange documents, and quickly settle existing loans while minimizing the likelihood of missed customer payments. This improves customer experience, boosts productivity, and reduces cycle time.

•
CCC Payments:
Our enterprise payments platform, launched in the third quarter of 2021, enables electronic payment flows via a third-party payment processing partner for companies across the P&C insurance economy. CCC payments functionality is designed to integrate into existing CCC applications, presenting payment information within existing workflows. The solution is initially focused on insurer outbound B2B payments, where it enables payments across P&C lines. Recipients of payments only need to enter their payment information once to have it seamlessly deployed across the CCC network, making it easy to activate electronic payments at scale. Our payments platform reduces administrative costs and cycle time while improving customer satisfaction.

CCC International Solutions
CCC provides insurance claims software in China, with four of the top five automotive insurers in China using our platform. Our software solutions are tailored for the Chinese market, and include workflow, estimating, audit and analytics solutions. We are expanding our software solutions in China to the automotive repair market, where we are building momentum with repair facilities and automotive dealers. We are assessing other international market expansion opportunities by evaluating partnerships and acquisitions of strategic assets. Our international solutions represent approximately 1% of our 2021 total revenue, with 100% of that representing software revenue.
Our Technology
CCC has been a technology leader in the P&C insurance economy for several decades and has a strong track record of innovation. We were one of the leaders in the transition to cloud services, launching our initial CCC cloud capabilities beginning in 2003. Today, our solutions are powered by our secure multi-tenant cloud. Our cloud architecture creates several benefits for our customers and partners across the P&C insurance economy, including:

•
Ease of implementation
: We are able to implement solutions rapidly and cost-effectively, with average customer implementations taking less than three months. Implementations are performed by CCC’s service operations and training teams, and rarely require the support of external consultants. We utilize an Application Programming Interface (“API”) framework to integrate to our customers’ existing systems, enabling CCC’s solutions to perform high-value workflows without disrupting existing business processes.

•
Flexibility
: Our solutions are highly flexible, enabling customers to deploy our software in various ways to meet their needs. For example, our insurer mobile services can be integrated into customer applications via Software Development Kits (“SDK”), deployed via HTML5, or enabled by API calls. In addition, customers can configure and adjust rules based on business outcomes, which can be deployed in real-time via the CCC cloud. For example, our configurable carrier workflow allows insurers to design custom workflows that create differentiated experiences and adjust parameters to deliver targeted results.

•
Innovation
: We invest heavily in R&D and continuously bring new innovative solutions to market. For existing customers with integrations to CCC’s platform, new solutions can be deployed into production environments as soon as configuration and training is complete, enabling our customers to keep up with rapidly changing industry trends and customer expectations. We continuously update and enhance our software, deploying more than 1,700 releases in 2021, with a software release quality success rate averaging more than 96% since 2018.

•
Security and Quality
: CCC’s software suite is provided as SaaS hosted in multiple geographically diverse hosting locations, with data replication between primary hosting locations and secondary locations in near real-time. CCC protects its services through a series of complex security controls and services, including but not limited to privileged access controls, malware detection and prevention controls, secure application development controls, controls for data at rest, and in transmission, external threat and prevention testing, benchmarking and 24x7 Security Operations Center (“SOC”) monitoring.

•
Availability and Uptime
: CCC’s application environment is designed for high availability utilizing redundant databases, servers, network components, and storage, which maximizes availability through a network architecture designed to compartmentalize web, application, and database layers. Since 2018, CCC system availability has been 99.94% while meeting CCC’s customer service performance and processing commitments.

Our technology infrastructure offers proven performance at enterprise scale and is designed to support the future needs of our industry as data continues to proliferate. As of year-end
2021, we process more than 90 terabytes of network traffic and execute nearly 3.5 billion database transactions each day. We have invested in hyperscale infrastructure, enabling us to effectively process and store extremely large amounts of information, photos, videos, and driving data. For example, we receive, process, and store more than 500 million photos each year.
Our application layer delivers solutions to a base of more than 520,000 registered users. CCC applications power end-to-end
customer experiences, digital workflows, AI, network management, and telematics capabilities across the markets we serve. Our AI approach is based on automated deep learning and parallel processing of mathematical models. This comprehensive approach to data science allows us to continuously improve the accuracy of existing models and release new models that automate time consuming workloads.
Network integrations across more than 300 insurers, 27,000 repair facilities, and thousands of other ecosystem participants unlock the power of the CCC platform. Our network creates tremendous value for our customers, is not easily replicated, and sets us apart from other vertical software companies. We believe that integrating to the insurance economy is the only way to deliver full end-to-end
digital workflows across insurance processes. Today we enable more than 400 million interface transactions each year.
Corporate Information
CCC is a Delaware corporation. Our principal executive offices are located at 167 N. Green Street, 9th Floor, Chicago, Illinois 60607, and our telephone number is (312)
222-4636.
Our principal website address is
https://cccis.com/
.
Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

Advent International Corporation
Advent Investor is an affiliate of Advent International Corporation. Advent International Corporation is one of the largest and most experienced global private equity investors. Since its founding in 1984, Advent has invested over $54 billion of equity in more than 370 private equity transactions across 41 countries and has maintained consistent industry leading investment performance across its funds. Advent has established a globally integrated team of over 200 investment professionals across North America, Europe, Latin America and Asia. The firm focuses on investments in five core sectors, including business & financial services, healthcare, industrial, retail, consumer & leisure, and technology, media & telecom. After more than 35 years dedicated to international investing, Advent remains committed to partnering with management teams to deliver sustained revenue and earnings growth for its portfolio companies.
Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:

•	presenting only two years of audited financial statements and only two years of selected financial data;

•	an exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements, and registration statements; and

•	exemptions from the requirements of holding nonbinding advisory votes on executive compensation or golden parachute arrangements.
In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards, and therefore, we will not be subject to the same new or revised accounting standards at the same time as other public companies that are not emerging growth companies or those that have opted out of using such extended transition period, which may make comparison of our financial statements with such other public companies more difficult. We may take advantage of these reporting exemptions until we no longer qualify as an emerging growth company or, with respect to adoption of certain new or revised accounting standards, until we irrevocably elect to opt out of using the extended transition period.
We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. We may choose to take advantage of some but not all of these reduced reporting burdens.

THE OFFERING
We are registering the issuance by us of up to 17,800,000 shares of Common Stock that may be issued upon exercise of the Warrants. We are also registering the resale by the Selling Holders or their permitted transferees of (i) up to 540,999,737 shares of Common Stock (including 17,800,000 shares of Common Stock that may be issued upon exercise of the Warrants) and (ii) up to 17,800,000 Warrants to purchase Common Stock.
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” in this prospectus.
Issuance of Common Stock
The following information is as of May 27, 2022 and does not give effect to issuances of Common Stock, warrants or options to purchase shares of Common Stock after such date, or the exercise of warrants or options after such date.

Shares of Common Stock to be issued upon exercise of all Warrants	17,800,000 shares.

Shares of Common Stock outstanding prior to the exercise of all Warrants	614,720,075 shares.

Use of proceeds	We will receive up to an aggregate of approximately $204.7 million from the exercise of all Warrants assuming the exercise in full of all such Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such Warrants for general corporate purposes, which may include acquisitions, strategic investments, or repayment of outstanding indebtedness.

Resale of Common Stock and Warrants

Shares of Common Stock offered by the Selling Holders, consisting of (i) 17,800,000 shares of Common Stock underlying the Warrants and (ii) 523,199,737 shares of Common Stock	540,999,737 shares.

Warrants offered by the Selling Holders	17,800,000 warrants.

Exercise price	$11.50 per share, subject to adjustment as described herein.

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Securities—Private Placement Warrants” for further discussion.

Use of proceeds	We will not receive any proceeds from the sale of the Common Stock and Warrants to be offered by the Selling Holders. With respect to shares of Common Stock underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash.

NYSE Ticker Symbol	Common Stock: “CCCS”
Risk Factor Summary
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section titled “
Risk Factors
,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such risks include, but are not limited to:

•
A substantial portion of our revenue is derived from a relatively small number of customers in the P&C insurance and automotive collision industries, and the loss of any of these customers, or a significant revenue reduction from any of these customers, could materially harm our business, results of operations and financial condition;

•	Our business depends on our brand, and if we fail to develop, maintain, and enhance our brand and reputation cost-effectively, our business and financial condition may be adversely affected;

•
Our revenue growth rate depends on existing customers renewing and upgrading their SaaS software subscriptions for our solutions. A decline in our customer renewals and expansions could adversely impact our future results of operations;

•
Our growth strategy depends on continued investment in and delivery of innovative SaaS solutions. If we are unsuccessful in delivering innovative SaaS solutions, it could adversely impact our results of operations and financial condition;

•	Public health outbreaks, epidemics or pandemics, including the global COVID-19 pandemic, could harm our business and results of operations;

•	Macroeconomic factors impacting the principal industries we serve could adversely affect our product adoption, usage, or average selling prices;

•
If we are unable to develop, introduce and market new and enhanced versions of our solutions and products, we may be put at a competitive disadvantage and our operating results could be adversely affected;

•	Our sales and implementation cycles can be lengthy and variable, depend upon factors outside our control, and could cause us to expend significant time and resources prior to generating revenue;

•	If we are unable to develop new markets or sell our solutions into these new and existing markets, our revenue will not grow as expected;

•	Sales to customers or operations outside the United States may expose us to risks inherent in international sales;

•
Changes in China’s economic, political or social conditions or government policies, as well as the corruption risks presented by operating in China, could have an adverse effect on our efforts to expand our business in China.

•
We rely on data, technology and intellectual property of third parties and our solutions rely on information generated by third parties and any interruption of our access to such information, technology, and intellectual property could materially harm our operating results;

•	Failure to protect our intellectual property could adversely impact our business and results of operations;

•
Our solutions or products or our third-party cloud providers have experienced in the past, and could experience in the future, data security breaches, which could adversely impact our reputation, business, and ongoing operations;

•
Some of our services and technologies use “open source” software, which may restrict how we use or distribute our services or require that we release the source code of certain products subject to those licenses; and

•
We evaluate our capital structure from time to time and may seek to repurchase our securities, refinance our indebtedness or raise debt or equity to finance our operations. However, we may not be able to do so when desired on favorable terms, if at all, or without dilution to our stockholders and we may not realize the anticipated benefits of these transactions; and

•	other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors.”

RISK FACTORS
Investing in our securities involves risks. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before deciding whether to purchase any of our securities. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects. We may face additional risks and uncertainties that are not presently known to us or that we currently deem immaterial, which may also impair our business or financial condition. In such event, the market price of our securities could decline, and you could lose all or part of your investment.
Risks Relating to Business and Industry
A substantial portion of our revenue is derived from a relatively small number of customers in the P&C insurance and automotive collision industries, and the loss of any of these customers, or a significant revenue reduction from any of these customers, could materially impact our business, results of operations and financial condition.
Our revenue is dependent on customers in the P&C insurance and automotive collision industries, and historically a relatively small number of customers have accounted for a significant portion of our revenue. There were no insurance carrier customers which individually accounted for more than 10% of total revenue during the year ended December 31, 2021. We expect that we will continue to depend upon a relatively small number of customers for a significant portion of our revenue for the foreseeable future. As a result, if we fail to successfully renew our contracts with one or more of these customers, or if any of these customers reduce or cancel services or defer purchases, or otherwise terminate their relationship with us, our business, results of operations and financial condition would be adversely impacted. Some of our SaaS arrangements with our customers can be canceled or not renewed by the customer after the expiration of the SaaS term, as applicable, on relatively short notice. Additionally, we may be involved in disputes with our customers in the future and such disputes may impact our relationship with these customers. The loss of business from any of our significant customers, including from cancellations or due to disputes, could materially impact our business, results of operations and financial condition.
Our large customers have negotiating leverage, which may require us to agree to terms and conditions that result in increased cost of sales, decreased revenue, lower average selling prices and gross margins, and increased contractual liability risks, all of which could harm our results of operations.
Some of our customers include the largest P&C insurers and auto collision repair organizations in the U.S. These customers have significant bargaining power when negotiating new licenses or subscriptions or renewals of existing agreements and have the ability to buy similar products from other vendors or develop such systems internally. These customers have and may continue to seek advantageous pricing and other commercial and performance terms that may require us to develop additional features in the products we sell to them or add complexity to our customer agreements. In the past, we have been required to, and may in the future be required to, reduce the average selling price of our products or otherwise agree to materially less favorable terms in response to these pressures. If we are unable to avoid reducing our average selling prices or renegotiate our contracts on commercially reasonable terms, our results of operations could be adversely impacted.
Our business depends on our brand, and if we fail to develop, maintain, and enhance our brand and reputation cost-effectively, our business and financial condition may be adversely affected.
We believe that the brand identity we have developed and acquired has significantly contributed to the success of our business. We also believe that developing, maintaining, and enhancing awareness and integrity of our brand and reputation are critical to achieving widespread acceptance of our solutions and expanding adoption of our solutions to new customers in both existing and new markets. Maintaining and enhancing our brand requires us to make substantial investments and these investments may not be successful or cost-efficient. We believe that the importance of our brand and reputation will increase as competition in our market further intensifies. Successful promotion of our brand depends on the effectiveness of our marketing efforts and our ability to provide a reliable, useful and valuable collection of solutions at competitive prices. These factors are essential to our ability to differentiate our offerings from competing products. In addition, our brand and reputation could be impacted if our end users or insured parties have negative experiences in the claim process, which ultimately largely depends on the quality of service from our customers, but also may depend on the insured’s perceived value of its vehicle. See “—Litigation Risk Factors—We are currently, and have been in the past, a party to litigation, which could result in damage to our reputation and harm our future results of operations.” For example, putative class action lawsuits have alleged that the use of the Company’s total loss valuation solution has led to undervaluation of insureds’ loss vehicles.
Maintaining and enhancing our brand will depend largely on our ability to be a technology innovator, to continue to provide high quality solutions and protect and defend our brand names and trademarks, which we may not do successfully. We have not engaged in extensive direct brand promotion activities, and we may not successfully implement brand enhancement efforts in the future. Our products and services generally are branded and are likely associated with the overall experiences of a participant in the insurance economy, which is largely outside of our control. Any brand promotion activities we undertake may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building and maintaining our brand and reputation. If we fail to promote and maintain our brand successfully or to maintain loyalty among our customers, we may fail to attract new customers and partners or retain our existing customers and partners and our business and financial condition may be adversely affected. Any negative publicity relating to our employees, partners, or others associated with these parties, may also tarnish our own reputation simply by association and may reduce the value of our brand. Damage to our brand and reputation may result in reduced demand for our solutions and increased risk of losing market share to competitors. Any efforts to restore the value of our brand and rebuild our reputation may be costly and may not be successful.
Our revenue growth rate depends on existing customers renewing and upgrading their SaaS software subscriptions for our solutions. A decline in our customer renewals and expansions could adversely impact our future results of operations.
Our customers have no obligation to renew their contracts for our solutions after the expiration of their contract periods and our customers may choose not to renew contracts for a similar mix of solutions. Our customers’ renewal rates may fluctuate or decline as a result of a number of factors, including customer dissatisfaction, customers’ spending levels, increased competition, changes in tax or data privacy laws or rules, prices of our services, the prices of services offered by our competitors, spending levels due to the macroeconomic environment or other factors, deteriorating general economic conditions, or legislative and regulatory changes. If our customers do not renew their contracts or reduce the solutions purchased under their contracts, our revenue could decline and our business may be adversely impacted.
Our future success also depends in part on our ability to sell additional solutions to existing customers. If our efforts to sell our additional solutions to our customers are not successful, our revenue growth would decrease and our business, results of operations, and financial condition would be adversely impacted.
Our growth strategy depends on continued investment in and delivery of innovative SaaS solutions. If we are unsuccessful in delivering innovative SaaS solutions, it could adversely impact our results of operations and financial condition.
To address demand trends across the P&C insurance economy, we have focused on and plan to continue focusing on the growth and expansion of our SaaS business. This growth strategy has required and will continue to require a considerable investment of technical, financial and sales resources. These investments may not result in an increase in SaaS software revenue and we may not be able to scale such investments efficiently, or at all, to meet customer demand and expectations. Our focus on our SaaS business may increase our costs in any given period and may be difficult to predict over time.
Our SaaS arrangements also contain service level agreement clauses which may include penalties for matters such as failing to meet stipulated service levels. The consequences in such circumstances could include monetary credits for current or future service engagements, reduced fees for additional product sales, cancellations of planned purchases and a customer’s refusal to pay their contractually-obligated SaaS or professional service fees. Should these penalties be triggered, our results of operations may be adversely affected. Furthermore, any factor adversely affecting sales of our SaaS solutions, including application release cycles, delays or failures in new product functionality, market acceptance, product competition, performance and reliability, reputation, price competition and economic and market conditions, could have a material adverse effect on our business, financial condition and results of operations. Additionally, the entry into new markets or the introduction of new features, functionality or applications beyond our current markets and functionality may not be successful. If we invest in the development of new products, we may not recover the
“up-front”
costs of developing and marketing those products, or recover the opportunity cost of diverting management, technical and financial resources away from other development efforts. If we are unable to successfully grow our SaaS business and navigate our growth strategy in light of the foregoing uncertainties, our reputation could suffer and our results of operations may be impacted, which may cause our stock price to decline.
Public health outbreaks, epidemics or pandemics, including the global COVID 19 pandemic, could harm our business and results of operations.
Public health outbreaks, epidemics and pandemics could materially and adversely impact our business. For example, in March 2020, the World Health Organization declared the COVID 19 virus outbreak a global pandemic, and numerous countries, including the U.S., have declared national emergencies with respect to COVID 19. The COVID 19 pandemic, and certain intensified preventative or protective public health measures undertaken by governments, businesses and individuals to contain the spread of COVID 19, including orders to shelter in place and restrictions on travel and permitted business operations, have resulted and continue to result, in global business disruptions that adversely affect workforces, organizations, economies, and financial markets globally, leading to an economic downturn and increased market volatility.
The ongoing pandemic has also disrupted travel patterns and commuting, which has reduced the number of claims and harmed the businesses of certain repair shops and parts suppliers, and could weigh more heavily on our business and results of operations if the pandemic continues for an extended period of time. We have also limited our in person marketing activities and the pandemic has hindered the ability of our technical support teams and sales force to travel to existing customers and new business prospects, and we expect this will continue for the foreseeable future.
Additionally, other factors including reduced employment pools, federal subsidies offered in response to the COVID 19 pandemic, and other government regulations including any potential vaccine mandate, could contribute to increased labor shortages and employee turnover within our organization. These trends have led to, and could in the future lead to, increased costs, such as increased overtime to meet demand and increased wage rates to attract and retain employees. An overall or prolonged labor shortage, lack of skilled labor, increased turnover or labor inflation could have a material adverse impact on our operations, results of operations, liquidity or cash flows.
While our business has not, to date, experienced a material disruption in bookings or sales due to the COVID 19 pandemic, a continued or intensifying pandemic over the short or medium term could result in delays in services delivery, delays in implementations, delays in critical development and commercialization activities, including delays in the introduction of new products and further international expansion, interruptions in sales and marketing activity, furloughs or layoffs of employees and disruptions of supply chains. Additionally, we may incur increased costs in the future when employees return to working in our offices and we implement measures to ensure their safety.
The related impact on the global economy could also decrease technology spending by our existing and prospective customers and adversely affect their demand for our solutions. Further, our sales and implementation cycles have lengthened which could result in us providing contract terms more favorable to customers and a potentially longer delay between incurring operating expenses and the generation of corresponding revenue or in difficulty in accurately predicting our financial forecasts. Additionally, the economic downturn and rising unemployment rates resulting from the COVID 19 pandemic have the potential to significantly reduce individual and business disposable income and depress consumer confidence, which could limit the ability or willingness of some consumers to obtain and pay for our customers’ products in both the short and medium terms, which may negatively impact the ability of our customers to pay for our services or require such customers to request amended payment terms for their outstanding invoices. Furthermore, we are unable to predict the impact that the COVID 19 pandemic may have going forward on the business, results of operations or financial position of any of our major customers, which could impact each customer to varying degrees and at different times and could ultimately impact our own financial performance.
The pandemic also presents operational challenges as our workforce shifted to a hybrid working model of in person and remote work, which continues to create inherent productivity, connectivity, and oversight challenges. It is possible that continued remote work arrangements may have a negative impact on our operations, the execution of our business plans, the productivity and availability of key personnel and other employees necessary to conduct our business, and may increase the risk of cyberattacks. Although we continue to monitor the situation and may adjust our current policies as more information and public health guidance become available, it is not possible for us to predict the duration or magnitude of these business disruptions or the adverse results of the pandemic, which ultimately will depend on many factors, including the speed and effectiveness of containment efforts throughout the world. These disruptions could negatively affect our operations or internal controls over financial reporting and may require us to implement new processes, procedures and controls to respond to further changes in our business environment.
The magnitude of the effect of the COVID 19 pandemic on our business will depend, in part, on the length and severity of the restrictions, the severity and transmission rate of the virus, the extent and effectiveness of containment actions including actions that are mandated by local, regional and national governments, agencies and health authorities, the disruption caused by such actions, the efficacy of vaccines and rates of vaccination in various states and countries, the emergence of coronavirus variants such as the “omicron” variant and others as yet unknown, and the impact of these and other factors on our employees, customers, partners, vendors and the global economy. The longer the pandemic continues or resurges, the more severe the impacts described above will be on our business. The extent, length and consequences of the pandemic on our business, including our customers’ purchasing decisions and other reactions, are uncertain and impossible to predict but could be material. Any reopenings followed by subsequent restrictions or closings could have a material impact on us. The COVID 19 pandemic and other similar outbreaks, epidemics or pandemics could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects and could cause significant volatility in the trading prices of our common stock as a result of any of the risks described above and other risks that we are not able to predict.
To the extent the COVID 19 pandemic adversely affects our business and financial results, it may also have the effect of heightening other risks described in this “Risk Factors” section, such as those relating to our liquidity.

Factors outside of our control including but not limited to natural catastrophes and terrorism, may adversely impact the P&C insurance economy, preventing us from expanding or maintaining our existing customer base and increasing our revenue.
Our largest customers are carriers who have experienced, and will likely experience in the future, losses from catastrophes, natural disasters or terrorism that may adversely impact their businesses. Catastrophes can be caused by various events, including, without limitation, hurricanes, tsunamis, floods, windstorms, earthquakes, hail, tornadoes, explosions, severe weather, epidemics, pandemics and fires. Global warming trends are contributing to an increase in erratic weather patterns globally and intensifying the impact of certain types of catastrophes. Moreover, acts of terrorism or war could cause disruptions to our business or our customers’ businesses or the economy as a whole.
The risks associated with natural catastrophes and terrorism are inherently unpredictable, and it is difficult to forecast the timing of such events or estimate the amount of losses they will generate. In recent years, for example, parts of the U.S. suffered extensive damage due to multiple hurricanes and fires. The combined effect of those losses on carriers was significant. Such losses and losses due to future events may adversely impact our current or potential customers, which may prevent us from maintaining or expanding our customer base and increasing our revenue as such events may cause customers to postpone purchases of new offerings or to discontinue existing projects. Any of these events could materially impact our business, results of operation and financial condition.
A downturn in the P&C insurance industry, claim volumes, or supporting economy, which are outside of our control, could adversely impact our results of operations.
Revenue for some of our solutions are derived from claims volumes rather than from the subscription fees that represent the majority of our revenue. Claim volume-based solution revenue is driven by individual customer usage and can be impacted by market conditions within the industry. As a result, our transactional revenue can be adversely affected by factors outside of our control, including but not limited to, industry trends, market events, customer-specific usage changes. The transactional portion of the business also presents more challenges to accurately forecasting future revenues.
Changes in the P&C insurance and automotive collision industries, including the adoption of new technologies, such as autonomous vehicles, may significantly impact our results of operations.
Aspects of our business, and our customers’ businesses, which our products and services support, can be impacted by events in the P&C insurance and automotive collision industries which are beyond our control. Certain trends in the automotive industry, including the continued adoption of semi-autonomous or autonomous vehicles and the advent of improved automotive safety features, may potentially impact the future market for, and operations of, the P&C insurance and automotive collision industries. While the impacts and timing of these changes are currently unknown, if this has an adverse impact on the P&C insurance or the automotive collision industries, it could have an adverse impact on our future result of operations.
Our customers may defer or forego purchases of our products or services in the event of weakened global economic conditions or political transitions.
Our financial performance depends, in part, on the state of the economy. Declining levels of economic activity may lead to declines in spending in the industries we serve, which may result in decreased revenue for us. Concern about the strength of the economy may slow the rate at which businesses are willing to enter into new contractual arrangements, potentially including those for our solutions. If our customers and potential customers experience financial hardship as a result of a weakened economy, industry consolidation, or other factors, the overall demand for our solutions could decrease. If economic conditions worsen, our business, results of operations, and financial condition could be adversely impacted.

Global events such as the imposition of various trade tariffs by the U.S. and China and the
COVID-19
pandemic, have created and may continue to create economic uncertainty, including inflationary pressures, in regions in which we have significant operations. These conditions may make it difficult for our customers and us to forecast and plan future business activities accurately, and they could cause our customers to reevaluate their decision to purchase our products, which could delay and lengthen our sales cycles or result in cancellations of planned purchases. Moreover, during challenging economic times, our customers may be unable to timely access sufficient credit, which could impair their ability to make timely payments to us. If that were to occur, we may not receive amounts owed to us and may be required to record an allowance for doubtful accounts, which would adversely affect our financial results. A substantial downturn in the insurance industry may cause firms to react to worsening conditions by reducing their capital expenditures, reducing their spending on information technology, delaying or canceling information technology projects, or seeking to lower their costs by renegotiating vendor contracts. Negative or worsening conditions in the general economy, both in the U.S. and abroad, including conditions resulting from financial and credit market fluctuations, could decrease corporate spending on enterprise software in general, and in the insurance industry specifically, and negatively affect the rate of growth of our business.
Macroeconomic factors impacting the principal industries we serve could adversely affect our product adoption, usage, or average selling prices.
We expect to continue to derive most of our revenue from solutions and additional services we provide to the P&C insurance industry and supporting economy, including the automotive collision and OEM industries. Given the concentration of our business activities in this industry, we will be particularly exposed to certain economic downturns affecting the insurance industry. U.S. and global market and economic conditions have been, and continue to be, disrupted and volatile. General business and economic conditions that could affect us and our customers include fluctuations in economic growth, inflation, debt and equity capital markets, liquidity of the global financial markets, the availability and cost of credit, investor and consumer confidence, and the strength of the economies in which our customers operate. A poor economic environment could result in significant decreases in demand for our solutions, including the delay or cancellation of current or anticipated projects, or could present difficulties in collecting accounts receivables from our customers due to their deteriorating financial condition. Our existing customers may be acquired by or merged into other entities that use our competitors’ products, or they may decide to terminate their relationships with us for other reasons. As a result, our sales could decline if an existing customer is merged with or acquired by another company that has a poor economic outlook or is closed.
In addition, a significant portion of our operating costs are comprised of personnel related expenses. We may, in the future, experience increased labor costs as well as other costs necessary to conduct our business. To the extent we cannot pass along such increased costs to our customers, our results of operations and financial condition may be adversely affected.
We face competition in our market, which could negatively impact our business, results of operations, and financial condition and cause our market share to decline.
The market for our solutions is competitive. The competitors we face in any sale opportunity may change depending on, among other things, the line of business purchasing the software, the application being sold, the geography in which the customer is operating, and the size of the customer to which we are selling. These competitors may compete on the basis of price, the time and cost required for software implementation, custom development, or unique product features or functions. Outside of the U.S., we are more likely to compete against vendors that may differentiate themselves based on local advantages in language, market knowledge, existing relationships with customers and content applicable to that jurisdiction.
As we expand our product portfolio, we may begin to compete with software and technology providers that we have not competed against previously and where technology and applications may, in time, become more competitive with our offerings.

We expect the intensity of competition to remain high in the future, as the amount of capital invested in current and potential competitors, including insurance technology companies, has increased significantly in recent years. As a result, our competitors or potential competitors may develop improved product or sales capabilities, or even a technology breakthrough that disrupts our market. Continuing intense competition could result in increased pricing pressure, increased sales and marketing expenses, and greater investments in research and development, each of which could negatively impact our profitability. Current and potential competitors may be able to devote greater resources to, or take greater risks in connection with, the development, promotion, and sale of their products than we can devote to ours, which could allow them to respond more quickly than we can to new technologies and changes in customer needs, thus leading to their wider market acceptance. We may not be able to compete effectively and competitive pressures may prevent us from acquiring and maintaining the customer base necessary for us to increase our revenue and profitability.
In addition, the insurance industry is evolving rapidly, and we anticipate the market for cloud-based solutions will become increasingly competitive. If our current and potential customers move a greater proportion of their data and computational needs to the cloud, new competitors may emerge that offer services either comparable or better suited than ours to address the demand for such cloud-based solutions, which could reduce demand for our offerings. To compete effectively we will likely be required to increase our investment in research and development, as well as the personnel and third-party services required to improve reliability and lower the cost of delivery of our cloud-based solutions. This may increase our costs more than we anticipate and may adversely impact our results of operations.
Our current and potential competitors may also establish cooperative relationships among themselves or with third parties to further enhance their resources and offerings. Current or potential competitors may be acquired by other vendors or third parties with greater available resources. As a result of such acquisitions, our current or potential competitors might be able to adapt more quickly to new technologies and customer needs, to devote greater resources to the promotion or sale of their products and services, to initiate or withstand substantial price competition, or to take advantage of emerging opportunities by developing and expanding their product and service offerings more quickly than we can. Additionally, they may hold larger portfolios of patents and other intellectual property rights as a result of such relationships or acquisitions. If we are unable to compete effectively with these evolving competitors for market share, our business, results of operations, and financial condition could be materially and adversely affected.
If we are unable to develop, introduce and market new and enhanced versions of our solutions and products, we may be put at a competitive disadvantage and our operating results could be adversely affected.
As technology continues to develop at a rapid pace, both within the P&C insurance economy and more broadly across the insurance ecosystem, the possibility of the development of technological advancements made by other firms will increase. If we are unable to internally develop or acquire suitable alternatives to such developments or otherwise deploy competitive offerings our business and growth opportunities may be challenged. Additionally, certain P&C insurance ecosystem customers may seek to develop internal solutions which could potentially compete with related offerings from us. Technologies such as enhanced modeling, artificial intelligence and machine learning technology may offer certain firms, including insurance carriers, the opportunity to make rapid advancements in the development of tools which may impact the industry broadly.
New products utilize and will continue to be based on AI technologies in the future. As such, the market acceptance of
AI-based
solutions is critical to our continued success. In order for cloud-based AI solutions to be widely accepted, organizations must overcome any concerns with placing sensitive information on a cloud-based platform. Furthermore, our ability to effectively market and sell
AI-based
solutions to customers is partly dependent upon the pace at which enterprises undergo digital transformation. Additionally, as technologies continue to become more integrated with AI technologies generally, governments may implement data privacy and AI regulations with which we will need to comply, and which may result in the incurrence of additional costs and expenses.

We expect that the needs of our customers will continue to rapidly change and increase in complexity and we will need to improve the functionality and performance of our platform continually to meet these demands. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of enterprise AI solutions in general or our platform in particular, our business operations, financial results, and growth prospects will be materially and adversely affected.
Our sales and implementation cycles can be lengthy and variable, depend upon factors outside our control, and could cause us to expend significant time and resources prior to generating revenue.
Sales cycles for some of our solutions are complex and can be lengthy and unpredictable, requiring pre-purchase
evaluation by a significant number of employees in our customers’ organizations, and can involve a significant operational decision by our customers. Our sales efforts involve educating our customers about the use and benefits of our solutions, including in the technical capabilities and the potential cost savings achievable by organizations using our solutions. For larger business opportunities, such as converting a new P&C insurance customer, customers undertake a rigorous pre-purchase
decision-making and evaluation process which typically involves due diligence and reference checks. We invest a substantial amount of time and resources in our sales efforts without any assurance that our efforts will produce sales. Even if we succeed at completing a sale, we may be unable to predict the size or term of an initial SaaS arrangement until very late in the sales cycle. In addition, we sometimes commit to include specific functions in our base product offering at the request of a customer or group of customers. Providing this additional functionality may be time consuming and may involve factors that are outside of our control. Customers may also insist that we commit to certain time frames in which systems built around our solutions will be operational, or that once implemented our solutions will be able to meet certain operational requirements. Our ability to meet such timeframes and requirements may involve factors that are outside of our control, and failure to meet such timeframes and requirements could result in us incurring penalties, costs and/or additional resource commitments, which would adversely affect our business and results of operations.
Unexpected delays and difficulties can occur as customers implement and test our solutions. Solutions can involve integration with our customers’ and third-party’s systems as well as the addition of customer and third-party data to our platform. This process can be complex, time-consuming and expensive for our customers and can result in delays in the implementation of our solutions, which could adversely affect our business, results of operations and financial condition. Time-consuming efforts such as client setups, training and transition of systems may also increase the amount of services personnel we must allocate to each customer, thereby increasing our costs for these services. These types of changes can also result in a shift in the timing of the recognition of revenue which could adversely affect results of operations and financial condition. The timing of when we sign a large contract can materially impact our results of operations for the period and can be difficult to predict.
Furthermore, our sales cycles could be interrupted or affected by other factors outside of our control. For example, the
COVID-19
pandemic caused sales cycles to lengthen and has other impacts on our business. Many of our customers and prospects have enacted preventative policies and travel restrictions which impact our ability to conduct sales activities targeted at such customers and prospects. We cannot predict whether, for how long, or the extent to which the COVID 19 pandemic may adversely affect our business, results of operations, and financial condition.
Failure to manage our expanding operations effectively could harm our business.
We have expanded our operations, including the number of employees and the locations and scope of our operations, and expect to continue to do so in the future. Additionally, the
COVID-19
pandemic has resulted in us transitioning to a hybrid working model of in-person
and remote work, which brings new challenges to managing our business and work force that we generally expect to continue for the foreseeable future, including increased risk of cyberattacks due to more employees working remotely. For more information please see —

“Public health outbreaks, epidemics or pandemics, including the global
COVID-19
pandemic, could harm our business and results of operations.” This expansion and changing work environment have placed, and will continue to place, challenges on our operations and our personnel. We will also need to identify, add and retain additional qualified personnel across our operations. To manage our anticipated future operational expansion effectively, we must maintain, and expect to enhance, our IT infrastructure and financial and accounting systems and controls, and manage expanded operations and employees in geographically distributed locations. Our growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of new solutions. If we increase the size of our organization without experiencing an increase in sales of our solutions, we will experience reductions in our gross and operating margins and net income. We may also deem it advisable in the near-term or later to downsize certain of our offices in order to reduce costs, which may cause us to incur related charges. If we are unable to effectively manage our expanding operations or manage the increase in remote employees, our expenses may increase more than expected, our revenue could decline or grow more slowly than expected and we may be unable to implement our business strategy.
If we are unable to develop new markets or sell our solutions into these new and existing markets, our revenue will not grow as expected.
Our ability to increase revenue will depend, in large part, on our ability to further penetrate our existing markets and enter new markets, as well as our ability to increase sales from existing customers and attract new customers. The success of any enhancement or new solution or service depends on several factors, including the timely completion, introduction and market acceptance of enhanced or new solutions, adaptation to new industry standards and technological changes, the ability to maintain and to develop relationships with third parties and the ability to attract, retain and effectively train sales and marketing personnel. Any new solutions we develop or acquire may not be introduced in a timely or cost-effective manner and may not achieve the market acceptance necessary to generate significant revenue. Any new industry standards or practices that emerge, or any introduction by competitors of new solutions embodying new services or technologies, may cause our solutions to become obsolete. Any new markets in which we attempt to sell our solutions, including new countries or regions, may not be receptive or implementation may be delayed due to circumstances beyond our control, including economic and market factors, public health outbreaks, epidemics and pandemics, including the
COVID-19
pandemic, natural disasters and terrorist attacks. Additionally, any expansion into new markets may require us to comply with new regulatory laws and regimes and increase our monitoring thereof on an ongoing basis, which will increase our costs, as well as the risk that we may not be in compliance on a timely basis or at all. Our ability to further penetrate our existing markets and enter new markets depends on the quality of our solutions and our ability to design our solutions to meet changing consumer demands and industry standards, as well as our ability to assure that our customers will be satisfied with our existing and new solutions. If we are unable to sell our solutions into new markets or attract new customers or to further penetrate existing markets, or to increase sales from existing customers by selling them additional solutions, our revenue will not grow as expected, which would have a material adverse effect on our business, financial condition and results of operations.
Developing significant revenue streams derived from our current research and development efforts may take several months or years, or may not be achieved at all.
Developing software is time consuming and costly, and investment in product development may involve a long payback cycle. Our research and development expenses were $166.0 million, or 24% of our total revenue, for the year ended December 31, 2021. Including capitalized time related to internal use software of $20.3 million, our total spend was 27% of total revenue for the year ended December 31, 2021. Our future plans include significant investments to develop, improve and expand the functionality of our solutions, which we believe is necessary to maintain our competitive position. However, we may not recognize significant revenue from these investments for several months or years, or the investments may not yield any additional revenue.

Changes in, or violations by us or our customers of, applicable government regulations could reduce demand for or limit our ability to provide our software and services in those jurisdictions.
Our P&C insurance industry customers are subject to extensive government regulations, mainly at the state level in the United States and at the country level in our
non-U.S.
markets. Some of these regulations relate directly to our software and services, including regulations governing the use of total loss and photo estimating software. If our insurance company customers fail to comply with new or existing insurance regulations, including those applicable to our software and services, they could lose their certifications to provide insurance and/or reduce their usage of our software and services, either of which would reduce our revenues. We have in the past and continue to spend considerable time and resources working with our customers to help them navigate these regulations, including Department of Insurance market conduct examinations and defending against class action lawsuits. If our products or services are found to be defective, we could be liable to them. In addition, future regulations could force us to implement costly changes to our software and/or databases or have the effect of prohibiting or rendering less valuable one or more of our offerings. Also, we are subject to direct regulation in some markets, and our failure to comply with these regulations could significantly reduce our revenues or subject us to government sanctions.
Sales to customers or operations outside the United States may expose us to risks inherent in international sales.
Historically, transactions occurring outside of the U.S. have represented a small portion of our overall processed transactions. However, we intend to continue to expand our international sales efforts. Operating in international markets, including in China, requires significant resources and management attention and will subject us to regulatory, economic, and political risks that are different from those in the U.S. Because of our limited experience operating internationally, our international expansion efforts may not be successful. We may rely heavily on third parties outside of the U.S., and as a result we may be adversely impacted if we invest time and resources into such business relationships but do not see significant sales from such efforts. Potential risks and challenges associated with sales to customers and operations outside the U.S. include:

•	compliance with multiple conflicting and changing governmental laws and regulations, including employment, tax, money transmission, privacy, and data protection laws and regulations;

•	laws and business practices favoring local competitors;

•	new and different sources of competition;

•	securing new integrations for international technology platforms;

•	localization of our solutions, including translation into foreign languages, obtaining and maintaining local content, and customer care in such languages;

•	treatment of revenue from international sources and changes to tax rules, including being subject to foreign tax laws and liability for paying withholding or other taxes in foreign jurisdictions;

•	fluctuation of foreign currency exchange rates;

•	different pricing environments;

•	restrictions on the transfer of funds;

•	difficulties in staffing and managing foreign operations;

•	availability of reliable internet connectivity in areas targeted for expansion;

•	different or lesser protection of our intellectual property;

•	longer sales cycles;

•	natural disasters, acts of war, terrorism, pandemics, or security breaches;

•	import and export license requirements, tariffs, taxes and other trade barriers;

•	compliance with sanctions laws and regulations, including those administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury;

•	the burdens and costs of complying with a wide variety of foreign laws and legal standards, including the General Data Protection Regulation (EU 2016/679) (“GDPR”) in the European Union (“EU”);

•	impact of Brexit on operations and growth of business in the European Union;

•	compliance with various anti-bribery and anti-corruption laws such as the U.S. Foreign Corrupt Practices Act (“FCPA”);

•	regional or national economic and political conditions; and

•	pressure on the creditworthiness of sovereign nations resulting from liquidity issues or political actions.
As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Any of these factors could negatively impact our business, results of operations, financial condition and growth prospects.
Changes in China’s economic, political or social conditions or government policies, as well as the corruption risks presented by operating in China, could have an adverse effect on our efforts to expand our business in China.
We intend to expand our business operations in China as part of our effort to expand our international sales efforts. Accordingly, our business, prospects, financial condition and results of operations may be affected to a significant degree by political, economic and social conditions in China generally.
The Chinese economy differs from the economies of most developed countries in many respects, including the degree of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China are still owned or controlled by the government. By virtue of our serving customers in China that are at least partially owned or controlled by the government, there is also an increased risk of running afoul of the FCPA and other laws and regulations concerning anti-bribery and anti-corruption, including local Chinese laws, particularly given that China is perceived to present a heightened risk from an anti-corruption perspective. Additionally, as we continue to expand our business operations in China, we may engage with partners and third-party intermediaries who may have direct or indirect dealings with those deemed by anti-corruption laws to be government officials, further increasing the risk of violations of such laws that may result in fines and/or criminal sanctions against us, our officers, or our employees. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.
While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. The growth rate of the Chinese economy has gradually slowed since 2010, and
COVID-19
has had a severe and negative impact on the Chinese economy, which may continue. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

Our business activities are subject to the FCPA and similar anti-bribery and anti-corruption laws.
Anti-corruption and anti-bribery laws have been enforced aggressively in recent years. Our business activities are subject to the FCPA and similar anti-bribery and anti-corruption laws, regulations, or rules of other countries in which we operate, including the U.K. Bribery Act. These laws are interpreted broadly and prohibit companies, their employees, and third-party intermediaries from authorizing, promising, offering, or providing, either directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. The FCPA also requires public companies to maintain accurate books and records and to devise and maintain an adequate system of internal accounting controls. While only representing a de minimis proportion of our total revenue, we count among our customers a number of government entities. We may have direct or indirect dealings with those deemed by anti-corruption laws to be government officials, which also include interactions in countries known to experience corruption, including China. Activities in such countries create the risk of unauthorized payments or offers of payments by one of our employees, consultants, partners, or third-party intermediaries that could be in violation of various anti-corruption laws. We have policies and controls intended to prevent these practices—e.g., a standalone Global Anti-Bribery Policy, Code of Ethics, mandatory anti-corruption trainings financial controls, and a whistleblowing hotline, among others. While there is no certainty that all of our employees, consultants, partners, or third-party intermediaries will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws, our policies and controls aim to satisfy our obligation to comply with them. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers, or our employees, and liability for the actions of corrupt or other illegal activities of such third-party intermediaries, their employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities.
We are subject to increasing global trade laws and regulations, particularly as we endeavor to increase our international sales efforts.
We are subject to U.S. trade laws and regulations, including economic sanctions, export controls, and import laws, as well as similar trade laws and regulations in other countries in which we operate. Failure to comply with global trade laws and regulations can result in penalties and/or reputational harm. Our increasing international sales efforts expose us to increased risk under these laws and regulations, and increasing and evolving global trade laws could impact our business.
We may experience fluctuations in foreign currency exchange rates that could adversely impact our results of operations.
As we expand our business and operations internationally, our international sales may be denominated in foreign currencies, and this revenue could be materially affected by currency fluctuations. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. We typically collect revenue and incur costs in the currency of the location in which we provide our solutions and services, but our contracts with our customers are long-term in nature so it is difficult to predict if our operating activities will provide a natural hedge in the future or as we expand internationally. Our results of operations may also be impacted by transaction gains or losses related to revaluing certain current asset and liability balances that are denominated in currencies other than the functional currency of the entities in which they are recorded. Moreover, significant and unforeseen changes in foreign currency exchange rates may cause us to fail to achieve our stated projections for revenue and operating income, which could have an adverse effect on our stock price. As we expand internationally, we will continue to experience fluctuations in foreign currency exchange rates, which, if material, may harm our revenue or results of operations.
We rely on data, technology, and intellectual property of third parties and our solutions rely on information generated by third parties and any interruption of our access to such information, technology, and intellectual property could materially harm our operating results.
We use data, technology, and intellectual property licensed from unaffiliated third parties in certain of our products, and we may license additional third-party data, technology, and intellectual property in the future. Any errors or defects in this third-party data, technology, and intellectual property could result in errors that could adversely impact our brand and business. In addition, licensed data, technology, and intellectual property may not continue to be available on commercially reasonable terms, or at all. The loss of the right to license and distribute this third-party data, technology, and intellectual property could limit the functionality of our products and might require us to redesign our products. Our success depends significantly on our ability to provide our customers access to data from many different sources, including, for example, parts-related data for purposes of repair estimation. We obtain much of our data about vehicle parts and components and collision repair labor and costs through license agreements with third parties who may be sole-source suppliers of that data.
If one or more of our licenses are terminated, if our licenses are subject to material price increases, or if we are unable to renew one or more of these licenses on favorable terms or at all, we may be unable to access the information without incurring additional costs or, for instance in the case of information licensed from sole-service suppliers, unable to access alternative data sources that would provide comparable information. While we do not believe that our access to many of the individual sources of data is material to our operations, prolonged industry-wide price increases or reductions in data availability could make receiving certain data more difficult and could result in significant cost increases, which would materially harm our operating results.
Failure to protect our intellectual property could adversely impact our business and results of operations.
Our success depends in part on our ability to enforce and defend our intellectual property rights. We rely upon a combination of trademark, trade secret, copyright, patent and unfair competition laws, as well as license agreements and other contractual provisions, to do so.
In the future we may file patent applications related to certain of our innovations. We do not know whether those patent applications will result in the issuance of a patent or whether the examination process will require us to narrow our claims. In addition, we may not receive competitive advantages from the rights granted under our patents and other intellectual property. Our existing patents and any patents granted to us or that we otherwise acquire in the future, may be contested, circumvented or invalidated, and we may not be able to prevent third parties from infringing these patents. The validity, enforceability, scope and effective term of patents can be highly uncertain and often involve complex legal and factual questions and proceedings that vary based on the local law of the relevant jurisdiction. Our ability to enforce our patents also depends on the laws of individual countries and each country’s practice with respect to enforcement of intellectual property rights. Patent protection must be obtained on a jurisdiction-by-jurisdiction
basis, and we only pursue patent protection in countries where we think it makes commercial sense for the given product. In addition, if we are unable to maintain our existing license agreements or other agreements pursuant to which third parties grant us rights to intellectual property, including because such agreements terminate, our financial condition and results of operations could be materially adversely affected. Therefore, the extent of the protection afforded by these patents cannot be predicted with certainty. In addition, given the costs, effort, risks and downside of obtaining patent protection, including the requirement to ultimately disclose the invention to the public, we may choose not to seek patent protection for certain innovations; however, such patent protection could later prove to be important to our business.
Patent law reform in the U.S. and other countries may also weaken our ability to enforce our patent rights, or make such enforcement financially unattractive. For instance, in September 2011, the U.S. enacted the America Invents Act, which permits enhanced third-party actions for challenging patents and implements a first-to-file
system. Further, the U.S. Supreme Court’s 2014 decision in
Alice v. CLS Bank
made it easier to invalidate software patents, leading to us deciding to scale back our patent prosecution strategy. These legal changes could result in increased costs to protect our intellectual property or limit our ability to obtain and maintain patent protection for our products in these jurisdictions.
We also rely on several registered and unregistered trademarks to protect our brand. We have pursued and will pursue the registration of trademarks, logos and service marks in the U.S. and internationally; however, enforcing rights against those who knowingly or unknowingly dilute or infringe our brands can be difficult. There can be no assurance that the steps we have taken and will take to protect our proprietary rights in our brands and trademarks will be adequate or that third parties will not infringe, dilute or misappropriate our brands, trademarks, trade dress or other similar proprietary rights. Competitors may adopt service names similar to ours, or use confusingly similar terms as keywords in Internet search engine advertising programs, thereby impeding our ability to build brand identity and possibly creating confusion in the marketplace. In addition, trade name or trademark infringement claims could be brought against us by owners of other registered trademarks or trademarks that incorporate variations of our trademarks. Any claims or customer confusion related to our trademarks could damage our reputation and brand and adversely impact our business and results of operations.
We attempt to protect our intellectual property, technology and confidential information by generally requiring our employees, contractors, and consultants to enter into confidentiality and assignment of inventions agreements and third parties to enter into nondisclosure agreements, all of which offer only limited protection. These agreements may not effectively prevent, or provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology. Despite our efforts to protect our confidential information, intellectual property, and technology, unauthorized third parties may gain access to our confidential proprietary information, develop and market solutions similar to ours, or use trademarks similar to ours, any of which could materially impact our business and results of operations. In addition, others may independently discover our trade secrets and confidential information, and in such cases, we could not assert any trade secret rights against such parties. Existing U.S. federal, state and international intellectual property laws offer only limited protection. The laws of some foreign countries do not protect our intellectual property rights to as great an extent as the laws of the U.S., and many foreign countries do not enforce these laws as diligently as governmental agencies and private parties in the U.S. More broadly, enforcing intellectual property protections outside the U.S., including in some countries we operate in, can be more challenging than enforcement in the U.S. The Company takes certain actions when operating in countries where protection of IP, technology and confidential information, is not as well protected, including steps such as preventing placing sensitive IP in such countries, as an example. Moreover, policing our intellectual property rights is difficult, costly and may not always be effective.
From time to time, legal action by us may be necessary to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the intellectual property rights of others or to defend against claims of infringement or invalidity. Even if we are successful in defending our claims, litigation could result in substantial costs and diversion of resources and could negatively affect our business, reputation, results of operations and financial condition. To the extent that we seek to enforce our rights, we could be subject to claims that an intellectual property right is invalid, otherwise not enforceable, or is licensed to the party against whom we are pursuing a claim. In addition, our assertion of intellectual property rights may result in the other party seeking to assert alleged intellectual property rights or assert other claims against us, which could adversely impact our business. If we are not successful in defending such claims in litigation, we may not be able to sell or license a particular solution due to an injunction, or we may have to pay damages that could, in turn, adversely impact our results of operations. In addition, governments may adopt regulations, or courts may render decisions, requiring compulsory licensing of intellectual property to others, or governments may require that products meet specified standards that serve to favor local companies. Our inability to enforce our intellectual property rights under these circumstances may adversely impact our competitive position and our business. If we are unable to protect our technology and to adequately maintain and protect our intellectual property rights, we may find ourselves at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create the innovative solutions that have enabled us to be successful to date.
We may enter into joint ventures, collaborations or sponsored developments for intellectual property and, as a result, some of our intellectual property may, in the future, be jointly-owned by third parties.
Engagement in any type of intellectual property collaboration agreement requires diligent management of intellectual property rights. Other than in specific, limited circumstances, we do not currently engage in joint ventures, collaborations or sponsored development agreements. Should we enter into such agreements in future, the development of joint intellectual property would create additional administrative and financial burdens, and may place us at heightened risk of disputes or litigation regarding ownership, maintenance or enforcement of such joint intellectual property.
Assertions by third parties of infringement or other violation by us of their intellectual property rights could result in significant costs and substantially harm our business and results of operations.
The software industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patents and other intellectual property rights. In particular, leading companies in the software industry own large numbers of patents, copyrights, trademarks and trade secrets, which they may use to assert claims against us. From time to time, third parties holding such intellectual property rights, including companies, competitors, patent holding companies, customers and/or non-practicing
entities, may assert patent, copyright, trademark or other intellectual property claims against us, our customers and partners, and those from whom we license technology and intellectual property.
Although we believe that our solutions do not infringe upon the intellectual property rights of third parties, any such assertions may require us to enter into royalty arrangements or result in costly litigation, or result in us being unable to use certain intellectual property. Infringement assertions by third parties may involve patent holding companies or other patent owners who have no relevant product revenue, and therefore our own issued and pending patents may provide little or no deterrence to these patent owners in bringing intellectual property rights claims against us.
If we are forced to defend against any infringement or misappropriation claims, whether they are with or without merit, are settled out of court, or are determined in our favor, we may be required to expend significant time and financial resources on the defense of such claims. Regardless of the merits or eventual outcome, such a claim could adversely impact our brand and business. Furthermore, an adverse outcome of a dispute may require us to pay damages, potentially including treble damages and attorneys’ fees, if we are found to have willfully infringed a party’s intellectual property; cease making, licensing or using our solutions that are alleged to infringe or misappropriate the intellectual property of others; expend additional development resources to redesign our solutions; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies or works; and to indemnify our partners, customers and other third parties. Any of these events could adversely impact our business, results of operations and financial condition.
Our solutions or products or our third-party cloud providers have experienced in the past, and could experience in the future, data security breaches, which could adversely impact our reputation, business, and ongoing operations.
As a software business, we face risks of cyber-attacks, including ransomware and phishing attacks, social engineering attacks, computer break-ins,
theft, fraud, misappropriation, misuse,
denial-of-service
attacks, and other improper activity that could jeopardize the performance of our platform and solutions and expose us to financial and reputational impact and legal liability, especially with regards to regulators such as the Federal Trade Commission, which has become increasingly aggressive in prosecuting alleged failure to secure personal data as unfair and deceptive acts or practices under the Federal Trade Commission Act. Furthermore, such adverse impact could be in the form of theft of our or our customers’ confidential information, the inability of our customers to access our systems, or the improper re-routing
of customer funds through fraudulent transactions or other frauds perpetrated to obtain inappropriate payments and may result from accidental events (such as human error) or deliberate attacks. To protect the information we collect and our systems, we have implemented and maintain commercially reasonable security measures and information security policies and procedures informed by requirements under applicable law and recommended practices, in each case, as applicable to the data collected, but we cannot be sure that such security measures will be sufficient. In some cases, we must rely on the safeguards put in place by third parties to protect against security threats. These third parties, including vendors that provide products and services for our operations, could also be a source of security risk to us in the event of a failure of their own security systems and infrastructure. Our network of business application providers could also be a source of vulnerability to the extent their business applications interface with ours, whether unintentionally or through a malicious backdoor. We cannot, in all instances, review the software code included in third-party integrations. Although we vet and oversee such vendors, we cannot be sure such vetting and oversight will be sufficient. We also exercise limited control over these vendors, which increases our vulnerability to problems with services they provide. Any errors, failures, interruptions or delays experienced in connection with these vendor technologies and information services or our own systems could negatively impact our relationships with partners and adversely affect our business and could expose us to liabilities. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, and may be difficult to detect for long periods of time, we or these third parties may be unable to anticipate these techniques or to implement adequate preventative measures. With the increasing frequency of cyber-related frauds to obtain inappropriate payments, we need to ensure our internal controls related to authorizing the transfer of funds are adequate. We may also be required to expend resources to remediate cyber-related incidents or to enhance and strengthen our cyber security. Any of these occurrences could create liability for us, put our reputation in jeopardy, and adversely impact our business.
Our customers provide us with information that our solutions store, some of which is sensitive or confidential information about them or their financial transactions. In addition, we store personal information about our employees and, to a lesser extent, those who purchase products or services from our customers. We have security systems and information technology infrastructure designed to protect against unauthorized access to and disclosure of such information. The security systems and infrastructure we maintain may not be successful in protecting against all security breaches and cyber-attacks, including ransomware and phishing attacks, social-engineering attacks, computer break-ins,
theft, fraud, misappropriation, misuse,
denial-of-service
attacks and other improper activity. Threats to our information technology security can take various forms, including viruses, worms, and other malicious software programs that attempt to attack our solutions or platform or to gain access to the data of our customers or their customers.
Non-technical
means, for example, actions or omissions by an employee or trespasser, can also result in a security breach. Any significant violations of data privacy could result in the loss of business, litigation, regulatory fines or investigations, loss of customers, and penalties that could damage our reputation and adversely affect the growth of our business. In addition, we maintain liability insurance coverage, including coverage for cyber-liability. It is possible, however, that claims could be denied or exceed the amount of our applicable insurance coverage, if any, or that this coverage may not continue to be available on acceptable terms or in sufficient amounts. Even if these claims do not result in liability to us, investigating and defending against them could be expensive and time consuming and could divert management’s attention away from our operations. In addition, negative publicity caused by these events may negatively impact our customer relationships, market acceptance of our solutions, including unrelated solutions, or our reputation and business.
Real or perceived failures in our solutions, an inability to meet contractual service levels, or unsatisfactory performance of our products, could adversely affect our business, results of operations and financial condition.
Because we offer solutions that operate in complex environments, undetected errors or failures may exist or occur, especially when solutions are first introduced or when new versions are released, implemented or integrated into other systems. Our solutions are often used in large-scale computing environments with different operating systems, system management software and equipment and networking configurations, which may cause errors or failures in our solutions or may expose undetected errors, failures or bugs in our solutions. Despite testing by us, we may not identify all errors, failures or bugs in new solutions or releases until after commencement of commercial sales or installation. In the past, we have discovered errors, failures and bugs in some of our solutions after their introduction. We may not be able to fix errors, failures and bugs without incurring significant costs or an adverse impact to our business. The occurrence of errors in our solutions or the detection of bugs by our customers may damage our reputation in the market and our relationships with our existing customers, and as a result, we may be unable to attract or retain customers. We believe that our reputation and name recognition are critical factors in our ability to compete and generate additional sales. Promotion and enhancement of our name will depend largely on our success in continuing to provide effective solutions and services. The failure to do so may result in the loss of, or delay in, market acceptance of our solutions and services, which could adversely impact our sales, results of operations and financial condition.
The license and support of our software creates the risk of significant liability claims against us. Our SaaS arrangements and licenses with our customers contain provisions designed to limit our exposure to potential liability claims. It is possible, however, that the limitation of liability provisions contained in such agreements may not be enforced as a result of international, federal, state and local laws or ordinances or unfavorable judicial decisions. Breach of warranty or damage liability, or injunctive relief resulting from such claims, could adversely impact our results of operations and financial condition.
Some of our services and technologies use “open source” software, which may restrict how we use or distribute our services or require that we release the source code of certain products subject to those licenses.
Some of our services and technologies incorporate software licensed under so-called
“open source” licenses. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on origin of the software. Additionally, some open source licenses require that source code subject to the license be made available to the public and that any modifications or derivative works to open source software continue to be licensed under open source licenses. These open source licenses typically mandate that proprietary software, when combined in specific ways with open source software, become subject to the open source license. If we combine our proprietary software with open source software, we could be required to release the source code of our proprietary software.
We take steps to ensure that our proprietary software is not combined with, and does not incorporate, open source software in ways that would require our proprietary software to be subject to many of the restrictions in an open source license. However, few courts have interpreted open source licenses, and the manner in which these licenses may be interpreted and enforced is therefore subject to some uncertainty. Additionally, we rely on hundreds of software programmers to design our proprietary technologies, and although we take steps to prevent our programmers from including objectionable open source software in the technologies and software code that they design, write and modify, we do not exercise complete control over the development efforts of our programmers and we cannot be certain that our programmers have not incorporated such open source software into our proprietary products and technologies or that they will not do so in the future. In the event that portions of our proprietary technology are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, re-engineer
all or a portion of our technologies, or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our services and technologies and materially and adversely affect our business, results of operations, and prospects.
In the past, companies that have incorporated open source software into their products have faced claims challenging the ownership of open source software or compliance with open source license terms. Accordingly, we could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms.
Any disruption of our, our third-party service providers’ or our customers’ Internet connections could affect the success of our SaaS solutions.
Any system failure, including network, software or hardware failure, that causes an interruption in our or our third-party service providers’ network or a decrease in the responsiveness of our website or our SaaS solutions could result in reduced user traffic, reduced revenue and potential breaches of our SaaS arrangements.

Continued growth in Internet usage could cause a decrease in the quality of Internet connection services. Websites have experienced service interruptions as a result of outages and other delays occurring throughout the worldwide Internet network infrastructure. In addition, there have been several incidents in which individuals have intentionally caused service disruptions of major
e-commerce
websites. If these outages, delays or service disruptions occur frequently in the future, usage of our web-based
services could grow more slowly than anticipated or decline and we may lose customers and revenue. In addition, our users depend on Internet service providers, online service providers and other website operators for access to our website. These providers could experience outages, delays and other difficulties due to system failures unrelated to our systems. Any of these events could adversely impact our business, results of operations and financial condition.
There may be adverse tax and/or employment law consequences if the independent contractor status of our consultants or the exempt status of our employees is successfully challenged.
We rely on independent third parties to provide certain services to us. We structure our relationships with these outside service providers in a manner that we believe results in an independent contractor relationship, not an employee relationship. Although we believe that we have properly classified these outside service providers as independent contractors, there is nevertheless a risk that the Internal Revenue Service (“IRS”) or another federal, state, or foreign authority will take a different view. Furthermore, the tests governing the determination of whether an individual is considered to be an independent contractor or an employee are typically fact sensitive and vary from jurisdiction to jurisdiction. Laws and regulations that govern the status and misclassification of independent contractors are subject to change or interpretation by various authorities, and it is possible that additional federal or state legislation on worker classification may be passed in the future. If a federal, state or foreign authority or court enacts legislation or adopts regulations that change the manner in which employees and independent contractors are classified or makes any adverse determination with respect to some or all of our independent contractors, we could incur significant costs under such laws and regulations, including in respect of wages, tax withholding, social security taxes or payments, workers’ compensation and unemployment contributions, and recordkeeping for both prior and future periods, or we may be required to modify our business model, any of which could materially affect our business, financial condition and results of operations. There is also a risk that we may be subject to significant monetary liabilities arising from fines or judgments as a result of any actual or alleged non-compliance
with federal, state or foreign laws. Further, if it were determined that any of our independent contractors should be treated as employees, we could incur additional liabilities under our applicable employee benefit plans. In addition, we have classified many of our U.S. employees as “exempt” under the Fair Labor Standards Act (“FLSA”) and corresponding state laws. If it were determined that any of our U.S. employees who we have classified as “exempt” should be classified as
“non-exempt”
under the FLSA or similar state law, we may incur costs and liabilities for back wages, unpaid overtime, fines or penalties and be subject to employee litigation. We have in the past, and may in the future, face claims alleging that employees and/or former employees are or were misclassified as exempt from the overtime pay requirements of the FLSA and therefore entitled to unpaid overtime pay for hours worked in excess of forty (40) hours per week.
We may acquire or invest in companies, or pursue business partnerships, which may divert our management’s attention or result in dilution to our stockholders, and we may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions, investments or partnerships.
We expect to continue to grow, in part, by making targeted acquisitions in addition to our organic growth strategy. Our business strategy includes the potential acquisition of shares or assets of companies with software, technologies or businesses complementary to ours, both domestically and globally. Our strategy also includes alliances with such companies. Acquisitions and alliances may result in unforeseen operating difficulties and expenditures and may not result in the benefits anticipated by such corporate activity.
In particular, we may fail to assimilate or integrate the businesses, technologies, services, products, personnel or operations of the acquired companies, retain key personnel necessary to favorably execute the combined companies’ business plan, or retain existing customers or sell acquired products to new customers.

Additionally, the assumptions we use to evaluate acquisition opportunities may not prove to be accurate, and intended benefits may not be realized. Our due diligence investigations may fail to identify all of the problems, liabilities or other challenges associated with an acquired business which could result in increased risk of unanticipated or unknown issues or liabilities, including with respect to environmental, competition and other regulatory matters, and our mitigation strategies for such risks that are identified may not be effective. As a result, we may overpay for, or otherwise not achieve some or any of the benefits, including anticipated synergies or accretion to earnings, that we expect to achieve in connection with our acquisitions, we may not accurately anticipate the fixed and other costs associated with such acquisitions, or the business may not achieve the performance we anticipated, any of which may materially adversely affect our business, prospects, financial condition, results of operations, cash flows, as well as our stock price. Further, if we fail to achieve the expected synergies from our acquisitions and alliances, we may experience impairment charges with respect to goodwill, intangible assets or other items, particularly if business performance declines or expected growth is not realized. Any future impairment of our goodwill or other intangible assets could have an adverse effect on our financial condition and results of operations.
Acquisitions and alliances may also disrupt our ongoing business, divert our resources and require significant management attention that would otherwise be available for ongoing development of our current business. In addition, we may be required to make additional capital investments or undertake remediation efforts to ensure the success of our acquisitions, which may reduce the benefits of such acquisitions. We also may be required to use a substantial amount of our cash or issue debt or equity securities to complete an acquisition or realize the potential of an alliance, which could deplete our cash reserves and/or dilute our existing stockholders and newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. Following an acquisition or the establishment of an alliance offering new solutions, we may be required to defer the recognition of revenue that we receive from the sale of solutions that we acquired or that result from the alliance, or from the sale of a bundle of solutions that includes such new solutions. In addition, our ability to maintain favorable pricing of new solutions may be challenging if we bundle such solutions with sales of existing solutions. A delay in the recognition of revenue from sales of acquired or alliance solutions, or reduced pricing due to bundled sales, may cause fluctuations in our quarterly financial results, may adversely affect our operating margins and may reduce the benefits of such acquisitions or alliances.
Additionally, competition within the software industry for acquisitions of businesses, technologies and assets has been, and is expected to continue to be, intense. Acquisitions could become the target of regulatory reviews, which could lead to increased legal costs, or could potentially jeopardize the consummation of the acquisition. As such, even if we are able to identify an acquisition that we would like to pursue, the target may be acquired by another strategic buyer or financial buyer such as a private equity firm, or we may otherwise not be able to complete the acquisition on commercially reasonable terms, if at all.
Corporate responsibility, specifically related to environmental, social and governance matters, may impose additional costs and expose us to new risks.
Public ESG and sustainability reporting is becoming more broadly expected by investors, shareholders and other third parties. Certain organizations that provide corporate governance and other corporate risk information to investors and shareholders have developed, and others may in the future develop, scores and ratings to evaluate companies and investment funds based upon ESG or “sustainability” metrics. Many investment funds focus on positive ESG business practices and sustainability scores when making investments and may consider a company’s ESG or sustainability scores as a reputational or other factor in making an investment decision. In addition, investors, particularly institutional investors, use these scores to benchmark companies against their peers and if a company is perceived as lagging, these investors may engage with such company to improve ESG disclosure or performance and may also make voting decisions, or take other actions, to hold these corporations and their boards of directors accountable. Additionally, credit rating agencies may use these scores, or their own scores and ratings, as a consideration in their evaluation of our credit risk. If our credit rating is downgraded on the basis of ESG or “sustainability” metrics, we may face increased costs of capital. We may face reputational damage in the event our corporate responsibility initiatives or objectives, including with respect to diversity and inclusion, do not meet the standards set by our investors, shareholders, lawmakers, listing exchanges, credit rating agencies or other constituencies, or if we are unable to achieve an acceptable ESG or sustainability rating from third-party rating services. A low ESG or sustainability rating by a third-party rating service could also result in the exclusion of our ordinary shares from consideration by certain investors who may elect to invest with our competition instead. Ongoing focus on corporate responsibility matters by investors and other parties as described above may impose additional costs or expose us to new risks.
We evaluate our capital structure from time to time and may seek to repurchase our securities, refinance our indebtedness or raise debt or equity to finance our operations. However, we may not be able to do so when desired on favorable terms, if at all, or without dilution to our stockholders and we may not realize the anticipated benefits of these transactions.
We may seek to repurchase our securities, refinance our indebtedness or may need to obtain additional financing to execute on our current or future business strategies, including to develop new or enhance existing solutions, acquire businesses and technologies or otherwise respond to competitive pressures. We may not be successful in managing our capital structure through these scenarios, or they may have an adverse impact on our financial position or the price of our Common Stock. Our ability to raise capital in the future may be limited, and if we fail to raise capital when needed, we could be prevented from growing and executing our business strategy.
If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted. If we accumulate additional funds through debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. We cannot assure stockholders that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, when we desire them, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our solutions, invest in future growth opportunities or otherwise respond to competitive pressures would be significantly limited. Any of these factors could adversely impact our results of operations.
We rely on information systems in managing our operations and any system failure or deficiencies of such systems may have an adverse impact on our business.
We rely on our financial, accounting, compliance and other data processing systems, and those of our third-party vendors or service providers who support these functions. Any failure or interruption of these systems, whether caused by fire, other natural disaster, power or telecommunications failure, act of terrorism or war, system modification or upgrade, or otherwise, could materially adversely affect our business. Although back-up
systems are in place, our
back-up
procedures and capabilities in the event of a failure or interruption may not be adequate.
We are engaged in an implementation of a new billing system. Such an implementation is a major undertaking from a financial, management, and personnel perspective. The implementation of the billing system may prove to be more difficult, costly, or time consuming than expected, and there can be no assurance that this system will continue to be beneficial to the extent anticipated. Any disruptions, delays or deficiencies in the design and implementation of our new billing system could adversely affect our ability to process orders, send invoices, produce financial reports, or otherwise operate our business. If we are unable to implement the billing system smoothly or successfully, or we otherwise do not capture anticipated benefits, our business, results of operations and financial condition for future periods could be adversely impacted.

Regulatory Risk Factors
Failure to comply with the CCPA, CPRA, GDPR, FCRA or other data privacy legislation could subject us to fines, sanctions or litigation, and could potentially damage our brand and reputation and adversely impact our business, results of operations or financial condition.
Data privacy legislation, enforcement and policy activity are rapidly expanding around the world and creating a complex data privacy compliance environment that poses greater compliance risks and costs, as well as the potential for high profile negative publicity in the event of any data breach. The vast majority of our customers are subject to many privacy and data protection laws and regulations in the U.S. and around the world, and we have also agreed in our contracts with certain of our customers to additional data privacy compliance obligations related to data privacy laws and regulations that may be applicable to them. Some of these privacy and data protection laws and regulations place restrictions on our ability to process personal information across our business.
For example, the California Consumer Privacy Act (“CCPA”), which went into effect on January 1, 2020, imposes a number of privacy and security obligations on companies who collect, use, disclose, or otherwise process personal information of California residents. The CCPA created an expanded definition of personal information, established certain new data privacy rights for California residents and created a new and potentially severe statutory damages framework and private rights of action for violations of the CCPA, including for failing to implement reasonable security procedures and practices to prevent data breaches. In November 2020, California voters passed the California Privacy Rights Act (the “CPRA”). The CPRA, which is expected to take effect on January 1, 2023, will significantly expand the CCPA, including by introducing additional data protection obligations such as data minimization and storage limitations, granting additional rights to consumers such as correction of personal information and additional opt-out
rights, and creating a new entity to implement and enforce the CPRA. While we do not yet know the extent of the impact the CPRA will have on our business or operations, such laws will require us to modify our data processing practices and policies in certain respects. The uncertainty and evolving legal requirements in California and other jurisdictions may increase the cost of compliance, restrict our ability to offer services in certain locations or subject us to sanctions by federal, regional, state, local and international data protection regulators, all of which could adversely impact our business, results of operations or financial condition.
In addition, the GDPR took direct effect across the EU member states on May 25, 2018. The GDPR seeks to harmonize national data protection laws across the EU, while at the same time, modernizing the law to address new technological developments. Compared to the previous EU data protection laws, the GDPR notably has a greater extra-territorial reach and has a significant impact on data controllers and data processors which either have an establishment in the EU, or offer goods or services to EU data subjects or monitor EU data subjects’ behavior within the EU. The regime imposes more stringent operational requirements on both data controllers and data processors, and introduces significant penalties for non-compliance
with fines of up to 4% of total annual worldwide turnover or €20 million (whichever is higher), depending on the type and severity of the breach. Although our presence in Europe is currently in the early stages of expansion, and we have taken and will continue to take steps to comply with the EU data privacy legislation, there are a significant number of obligations under the GDPR, many of which are operational, and compliance is an ongoing exercise which is never complete. We are aware that we need to monitor the latest legal and regulatory developments, which may involve compliance costs to address any changes required. We may also experience hesitancy, reluctance, refusal or other challenges engaging with European or multi-national customers due to the potential risk exposure, cost, or difficulty in demonstrating to our customers that the Company is in compliance with various regulatory requirements.
Furthermore, the Fair Credit Reporting Act (“FCRA”) may one day limit how we use consumer information. The federal law was passed in 1970 to provide consumers with protections relating to the consumer information held by credit reporting agencies. Although we do not believe we are currently subject to the FCRA, we may be in the future, depending on changes to our products and services or on additional legislative or regulatory efforts that could further regulate credit reporting agencies and the collection, use, communication, access, accuracy, obsolescence, sharing, correction and security of such personal information. Similar initiatives are underway in other countries.
Although we take reasonable efforts to comply with all applicable laws and regulations and have invested and continue to invest human and technology resources into data privacy compliance efforts, there can be no assurance that we will not be subject to regulatory action, including fines, audits or investigations by government agencies relating to our compliance with these laws and regulations. An adverse outcome under any such investigation or audit could result in fines, penalties, other liability, adverse publicity, or a loss of reputation, and could adversely affect our business. Moreover, we or our third-party service providers could be adversely affected if legislation or regulations are expanded to require changes in our or our third-party service providers’ business practices or if governing jurisdictions interpret or implement their legislation or regulations in a manner that is adverse to our business, such as by expanding data privacy-related liability into areas to which we and our third-party service providers currently do not and previously did not have exposure, consequently increasing the compliance-related costs borne by us and our third-party service providers.
The current data protection landscape may subject us and our third-party service providers to greater risk of potential inquiries and/or enforcement actions. For example, we may find it necessary to establish alternative systems to collect, use, share, retain and safeguard personal information originating from the European Economic Area and caught by the extra-territorial reach of the GDPR, which may involve substantial expense and may cause us to divert resources from other aspects of our business, all of which may adversely affect our results from operations. Further, any inability to adequately address privacy concerns in connection with our SaaS solutions, or comply with applicable privacy or data protection laws, regulations and policies, could result in additional cost and liability to us, and adversely affect our ability to offer SaaS solutions.
Further changes to data privacy legislation may substantially increase the penalties to which we could be subject in the event of any non-compliance.
We may incur substantial expense in complying with the new obligations to be imposed by new regulations and we may be required to make significant changes to our solutions and expanding business operations, all of which may adversely affect our business, results of operations or financial condition.
The enactment of new data privacy legislation and evolution of current privacy legislation could cause us to incur incremental cost and liability, adversely affecting our business operations and ability to deliver our financial plans.
As we continue to focus on our SaaS solutions, the amount of personal information we or our third-party cloud providers collect, use, disclose, or otherwise process will likely continue to increase significantly. In addition, a limited number of our solutions collect, use, disclose, or otherwise process transaction-level data aggregated across our customers. We anticipate that over time we will expand our use and collection of personal information as greater amounts of such personal information may be transferred from our customers to us. We recognize that personal privacy has become a significant issue in the U.S., and other jurisdictions where we operate. Many federal, regional, state, local and international legislatures and government agencies have imposed or are considering imposing restrictions and requirements regarding the collection, use, disclosure, and processing of personal data, including the CPRA.
Changes to laws or regulations affecting privacy could impose additional costs and liabilities, including fines, sanctions or other penalties on us and our third-party service providers, which could materially and adversely affect results of operations, business and reputation and could limit our ability to use such information to add value for customers. If we are required to change our business activities or revise or eliminate services, or to implement burdensome compliance measures, our business and results of operations could be adversely impacted. Such changes are a possibility, especially given that consumer advocates, media and elected officials, among others, have increasingly publicly criticized data-focused companies and industries regarding their collection, storage and use of personal data. Additionally, in the case of information from our websites and web-based
services that is stored with third-party cloud providers that we do not control, our third-party cloud providers may not adequately implement compliance measures concerning the privacy and/or security of any stored personal information. We may be subject to fines, penalties and potential litigation if we or our third-party cloud providers fail to comply with applicable privacy and/or data security laws, regulations, standards and other requirements and the costs of compliance with and other burdens imposed by privacy-related laws, regulations and standards may limit the use and adoption of our solutions and reduce their overall demand for our solutions. Furthermore, any determination by a court or agency that our data practices, products or services violate, or cause our customers to violate, applicable laws, regulations or other requirements could subject us or our customers to civil or criminal penalties. Such a determination also could require us to modify or terminate portions of our business, disqualify us from serving certain customers or cause us to refund some or all of our fees or otherwise compensate our customers, or alter our business practices, potentially at great expense.
Furthermore, concerns regarding data privacy and/or security may cause our customers and end-users
to resist providing the data and information necessary to use our solutions effectively. Even the perception that the privacy and/or security of personal information is not satisfactorily managed, or does not meet applicable legal, regulatory and other requirements, could inhibit sales or adoption of our solutions, or could give rise to private class action, or claims by regulators, in each case potentially resulting in a negative impact on our sales and results from operations.
Changes in tax laws or adverse outcomes resulting from examination of our income tax returns could adversely affect our results of operations.
We are subject to federal, state and local income taxes in the U.S. and in foreign jurisdictions. Our future effective tax rates and the value of our deferred tax assets could be adversely affected by changes in tax laws, including impacts of the Tax Cuts and Jobs Act (the “Tax Act”) enacted in December 2017, and the Coronavirus Aid, Relief, and Economic Security Act (also known as the “CARES Act”), the consequences of which have not yet been fully determined. The U.S. Treasury Department and the Internal Revenue Service are expected to continue to interpret or issue guidance on how provisions of the Tax Act, will be applied or otherwise administered. As guidance is issued, we may make adjustments to amounts that we have previously recorded that may materially impact our financial statements in the period in which the adjustments are made, and the amount of taxes that we may be required to pay could significantly increase.
Further, we are subject to the examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from such examinations to determine the adequacy of our provision for income taxes. Although we believe we have made appropriate provisions for taxes in the jurisdictions in which we operate, changes in the tax laws or challenges from tax authorities under existing tax laws could adversely affect our business, financial condition and results of operations.
Future government regulation of the Internet could create incremental costs or business disruption, harming our results of operations.
The future success of our business depends upon the continued use of the Internet as a primary medium for commerce, communication and business services. Because of the Internet’s popularity and increasing use, federal, state or foreign government bodies or agencies have adopted, and may in the future adopt, laws or regulations affecting the use of the Internet as a commercial medium. These laws and regulations cover issues such as the collection and use of data from website visitors and related privacy issues; pricing; taxation; telecommunications over the Internet; content; copyrights; distribution; and domain name piracy. The enactment of any additional laws or regulations of the Internet, including international laws and regulations, could impede the growth of subscription revenue and place additional financial burdens on our business.

Changes to financial accounting standards may affect our results of operations and could cause us to change our business practices. The nature of our business requires the application of accounting guidance that requires management to make estimates and assumptions. Additionally, changes in accounting guidance may cause us to experience greater volatility in our quarterly and annual results. If we are unsuccessful in adapting to the requirements of new guidance, or in clearly explaining to stockholders how new guidance affects reporting of our results of operations, our stock price may decline.
We prepare our consolidated financial statements to conform to U.S. Generally Accepted Accounting Principles (“GAAP”). These accounting principles are subject to interpretation by the SEC, FASB, and various bodies formed to interpret and create accounting rules and regulations. Recent accounting standards, such as Accounting Standards Codification (“ASC”) 842, Leases (“ASC 842”), which we adopted in fiscal year 2021, or the guidance relating to interpretation and adoption of standards could have a significant effect on our financial results and could affect our business. Additionally, the FASB and the SEC are focused on the integrity of financial reporting, and our accounting policies are subject to scrutiny by regulators and the public.
We cannot predict the impact of future changes to accounting principles or our accounting policies on our financial statements going forward. If we are not able to successfully adopt to new accounting requirements, or if changes to our go-to-market
strategy create new risks, then we may experience greater volatility in our quarterly and annual results, which may cause our stock price to decline.
In addition, GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue, and expenses that are not readily apparent from other sources.
Further, some accounting standards require significant judgment and estimates that impact our results of operations. The use of judgment and estimates can potentially result in differences between forecast figures and subsequently reported actual amounts, which may cause volatility in our stock price.
Litigation Risk Factors
We are currently, and have been in the past, a party to litigation, which could result in damage to our reputation and harm our future results of operations.
From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. Litigation might result in substantial costs and may divert management’s attention and resources, which might harm our business, financial condition, and results of operations. For example, we have been named as co-defendants
or as the primary defendant in several putative class action lawsuits, which generally allege that the total loss vehicle valuation generated by the Company’s total loss valuation solution undervalues the actual total loss incurred by the insured and improper adjustment of claims by insurance carriers. While we believe that we can partially mitigate the risk and severity of exposure from these lawsuits through contractual provisions in certain of our agreements with insurance carriers, and carrying our own insurance that we believe is adequate to cover adverse claims arising from these lawsuits or similar lawsuits that may be brought against us, we may not have adequate contractual protection in all of our contracts and defending these and similar litigation is costly, diverts management from day-to-day
operations, and could harm our brand and reputation. As a result, we may ultimately be subject to a damages judgment, which could be significant and exceed our insurance policy limits or otherwise be excluded from coverage.
Regardless of the outcome of any existing or future litigation, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, harm to our reputation, and other factors. See “Business—Legal Proceedings.”

Reliance on Third Parties and Key Personnel Risk Factors
If we are unable to retain our personnel and hire and integrate additional skilled personnel, we may be unable to achieve our goals and our business may suffer.
Our future success depends upon our ability to continue to attract, train, integrate and retain highly skilled employees, particularly those on our management team, and our sales and marketing personnel, SaaS operations personnel, professional services personnel and software engineers. Additionally, our stakeholders increasingly expect us to have a culture that embraces diversity and inclusion in the workplace. Our inability to attract and retain diverse and qualified personnel, or delays in hiring required personnel, including attrition, retention and delay issues due to
COVID-19
and other macroeconomic factors, may adversely impact our business, results of operations and financial condition. If U.S. immigration policy related to skilled foreign workers were materially adjusted, such a change could hamper our efforts to hire highly skilled foreign employees, including highly specialized engineers, which would adversely impact our business.
Our executive officers and other key employees are generally employed on an at-will
basis, which means that these personnel could terminate their relationship with us at any time. The loss of any member of our senior management team could significantly delay or prevent us from achieving our business and/or development objectives and could materially impact our business.
We face competition for qualified individuals from numerous software and other technology companies. Further, significant amounts of time and resources are required to train technical, sales, services and other personnel. We may incur significant costs to attract, train and retain such personnel, and we may lose new employees to our competitors or other technology companies before we realize the benefit of our investment after recruiting and training them.
To the extent that we hire personnel from competitors, we may be subject to allegations that such personnel are restricted from working for us because of their non-competition
or
non-solicitation
obligations to these competitors, have been improperly solicited or have divulged proprietary or other confidential information. In addition, we have a limited number of sales people and the loss of several sales people within a short period of time could have a negative impact on our sales efforts. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, or we may be required to pay increased compensation in order to do so.
Our ability to expand geographically depends, in large part, on our ability to attract, retain and integrate managers to lead the local business and employees with the appropriate skills. Similarly, our profitability depends on our ability to effectively utilize personnel with the right mix of skills and experience to perform services for our customers, including our ability to transition employees to new assignments on a timely basis. If we are unable to effectively deploy our employees on a timely basis to fulfill the needs of our customers, our reputation could suffer and our ability to attract new customers may be adversely impacted.
Because of the technical nature of our solutions and the dynamic market in which we compete, any failure to attract, integrate and retain qualified sales and product development personnel, as well as our contract workers, could adversely impact our ability to generate sales or successfully develop new solutions and enhancements of existing solutions.
We rely on third-party service providers, including third-party cloud providers, to host and deliver our websites, web-based
solutions, and other information technology systems and any interruptions or delays in these services could negatively impact our business.
We currently serve our customers from third-party data center and cloud hosting facilities. Our operations depend in part on these third-party providers’ ability to protect these facilities against damage or interruption from natural disasters, power or telecommunications failures, criminal acts, and similar events. In the event that our arrangements with these third-party providers are terminated, or if there are any lapses of service or damage to a provider’s facilities, we would likely experience significant interruptions in our cloud-based applications or other business operations as well as delays and additional expenses in making new arrangements to restore services. Any interruptions or delays in our service, whether as a result of third-party error, our own error, fire, floods, earthquakes, acts of terrorism, power loss, telecommunications failures, break-ins
and similar events, or security breaches, whether accidental or willful, could impair our ability to deliver our solutions to our customers, resulting in customer dissatisfaction, damage to our reputation, loss of customers and adverse impact to our operations and our business and could cause our revenue to decrease and/or our expenses to increase. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur.
The controls implemented by our current or future third-party service providers may not prevent or timely detect system failures and we do not control the operations of third-party service providers that we use. Any changes in service levels by our current or future third-party service providers could result in loss or damage to our customers’ stored information and any service interruptions at these third-party service providers could hurt our reputation, cause us to lose customers, adversely impact our ability to attract new customers or subject us to potential liability. Our current or future third-party service providers could decide to close their facilities without adequate notice. In addition, financial difficulties, such as bankruptcy, faced by our current or future third-party service providers, or any of the service providers with whom we or they contract, may have negative effects on our business. If our current or future third-party service providers are unable to keep up with our growing needs for capacity or any spikes in customer demand, it could have an adverse effect on our business. Our property and business interruption insurance coverage may not be adequate to fully compensate us for losses that may occur. Additionally, systems redundancies and disaster recovery and business continuity plans may not be sufficient to overcome the failures of third-party service providers hosting our SaaS solutions.
If it should be needed, a change in service provider for our data center housing or other third-party solutions would be costly and time-consuming to implement, which could negatively impact the operating results of CCC. In addition to the financial impacts, a transition of this type would be a complex effort, which could result in errors or service interruptions for customers and this type could require considerable staff and management’s attention being dedicated to the effort, potentially limiting CCC’s capacity for undertaking other project efforts.
We are currently in the process of planning the migration of certain core information technology systems and customer-facing applications to a third-party cloud provider. If we do not complete the transition or fail to administer these new environments in a well-managed, secure and effective manner, or if the platform(s) we migrate to become unavailable or do not meet their service level agreements for any reason, we may experience unplanned service disruption or unforeseen costs which could result in material harm to our business and results of operations. Our third-party cloud providers, or other service providers, could experience system breakdowns or failures, outages, downtime, cyber-attacks, adverse changes to financial condition, bankruptcy, or other adverse conditions, which could have a material adverse effect on our business and reputation.
Indebtedness
Our financial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our market, expose us to interest rate risk, and prevent us from timely satisfying our obligations.
As of December 31, 2021, our total debt outstanding under the Credit Agreement, dated as of September 21, 2021 (the “Credit Agreement”), was $800 million under our Term B Loans (the “Term B Loans”) and additional unused borrowing capacity under our revolving credit facility was $249.3 million (the “Revolving Credit Facility,” and together with the Term B Loans, the “Credit Facilities”). For a description of our Credit Facilities see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt.” If we cannot generate sufficient cash flow from operations to service the Credit Facilities, we may need to refinance the Credit Facilities, dispose of assets, or issue equity to obtain necessary funds; we do not know whether we will be able to take any such actions on a timely basis or on terms satisfactory to us or at all.
Our leverage and the covenant restrictions under the Credit Agreement could have important consequences, including, without limitation:

•	making it more difficult for us to make payments on outstanding principal and interest owed under the Credit Agreement;

•	increasing our vulnerability to general economic and market conditions and to changes in the industries in which we compete;

•
requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest owed under the Credit Agreement, thereby reducing our ability to use our cash flow to fund our operations, future working capital, capital expenditures, investments or acquisitions, future strategic business opportunities, or other general corporate requirements;

•	restricting us from making acquisitions or causing us to make divestitures or similar transactions;

•
limiting our ability to obtain additional financing for the purpose of funding working capital, capital expenditures, debt service requirements, investments, acquisitions, and general corporate purposes;

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged; and

•	increasing our cost of borrowing.
Borrowings under the Credit Facilities bear interest at rates based on the ratio of the Company’s and its subsidiaries’ consolidated first lien net indebtedness to the Company’s and its subsidiaries’ consolidated EBITDA for applicable periods specified in the Credit Facilities (the “First Lien Net Leverage Ratio”).
If interest rates increase, our debt service obligations may increase even though the amount borrowed remains the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease.
Restrictions imposed by the covenants in the Credit Agreement, and any covenants in any future credit facilities documentation, limit our ability to operate our business and to finance our future operations or capital needs or our ability to engage in acquisitions or other business activities necessary to achieve growth.
The Credit Agreement restrict us from engaging in certain activities. Such covenants, which are generally customary and generally reflect market terms, restrict our ability to, among other things:

•	incur additional indebtedness;

•	create or incur liens;

•	pay dividends and distributions on, or purchase, redeem, defease, or otherwise acquire or retire for value, our capital stock;

•	make repayments or repurchases of debt that is contractually subordinated with respect to right of payment or security;

•	create negative pledges with respect to the Credit Facilities or restrictions on the payment of dividends or payment of other amounts owed from subsidiaries;

•	make acquisitions, investments, loans (including guarantees), advance or capital contributions;

•	engage in consolidations, amalgamations, mergers, liquidations, dissolutions, dispositions and/or sell, transfer, or otherwise dispose of assets, including capital stock of subsidiaries;

•	enter into certain sale and leaseback transactions;

•	engage in certain transactions with affiliates;

•	change our material lines of business;

•	modify certain documents governing certain debt that is subordinated with respect to right of payment;

•	change our fiscal year; and

•	conduct material operations at Cypress Intermediate Holdings II, Inc.
The Credit Agreement contains representations and warranties, and affirmative and negative covenants, customary for a financing of the type. With respect to the Revolving Credit Facility, beginning with the fiscal quarter ending March 31, 2022, the Company is subject to a springing first lien leverage test, tested each fiscal quarter, only if a minimum of 35.0% of the Revolving Credit Facility is (subject to certain exclusions set forth in the Credit Agreement) drawn at the end of such fiscal quarter. The Company was not subject to the first lien leverage test as of December 31, 2021.
We cannot guarantee that we will be able to maintain compliance with these covenants or, if we fail to do so, that we will be able to obtain waivers from the Administrative Agent and/or the required lenders and/or amend the covenants. Even if we comply with all of the applicable covenants, the restrictions on the conduct of our business could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions, investments, and other corporate opportunities that may be beneficial to our business. Even if the Credit Agreement is terminated, any additional debt that we incur in the future could subject us to similar or additional covenants. A breach of any of the covenants in the Credit Agreement could result in an event of default, which, if not cured or waived, could trigger acceleration of our indebtedness and an increase in the interest rates applicable to such indebtedness, and may result in the acceleration of or default under any other debt we may incur in the future to which a cross-acceleration or cross-default provision applies. The acceleration of the indebtedness under the Credit Agreement or under any other indebtedness incurred by the Company and/or its subsidiaries in the future could have a material adverse effect on our business, results of operations, and financial condition. In the event of any event of default under our the Credit Agreement or any additional future credit facilities, the applicable lenders could elect to terminate borrowing commitments and declare all borrowings and loans outstanding, together with accrued and unpaid interest and any fees and other obligations, to be due and payable. In addition, we have granted a security interest in a significant portion of our assets to secure our obligations under the Credit Agreement. During the existence of an event of default under the Credit Agreement, if not cured or waived, the Administrative Agent and Collateral Agent, acting on behalf of the relevant lenders, could exercise their rights and remedies thereunder, including by way of initiating foreclosure proceedings against any assets constituting collateral for our obligations under the Credit Agreement.
We may be unable to generate sufficient cash flow to satisfy our significant debt service obligations, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.
Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and/or interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments, acquisitions, capital expenditures, and payments on account of other obligations, seek additional capital, restructure or refinance our indebtedness, or sell assets. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and could require us to comply with more onerous covenants, which could further restrict our business operations. In addition, we cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms, or at all.

If we are at any point unable to repay or otherwise refinance our indebtedness when due, or if any other event of default is not cured or waived, the applicable lenders could accelerate our outstanding obligations or proceed against the collateral granted to them to secure that indebtedness, which could force us into bankruptcy or liquidation. In the event the applicable lenders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. Any acceleration of amounts due under the agreements governing our Credit Facilities or the exercise by the applicable lenders of their rights under the security documents would likely have a material adverse effect on our business.
We may be adversely affected by the
phase-out
of, or changes in the method of determining, the London Interbank Offered Rate (“LIBOR”), or the replacement of LIBOR with different reference rates.
LIBOR is the basic rate of interest used in lending between banks on the London interbank market and is widely used as a reference for setting the interest rate on U.S. dollar-denominated loans globally. Our Credit Facilities use LIBOR as reference rates such that the interest due to our creditors under the Credit Facilities, if elected, is calculated using LIBOR.
On July 27, 2017, the U.K.’s Financial Conduct Authority (the authority that administers LIBOR) announced that it intends to phase out LIBOR by the end of 2021. It is unclear whether new methods of calculating LIBOR will be established such that either continues to exist after 2021 or if alternative rates or benchmarks will be adopted. Changes in the method of calculating LIBOR, or the replacement of LIBOR with an alternative rate or benchmark, may adversely affect interest rates and result in higher borrowing costs. This could materially and adversely affect our results of operations, cash flows, and liquidity. We cannot predict the effect of the potential changes to LIBOR or the establishment and use of alternative rates or benchmarks. We may need to renegotiate our Credit Facilities or incur other indebtedness, and changes in the method of calculating LIBOR or the use of any alternative rate or benchmark, may negatively impact the terms of such renegotiated Credit Facilities or such other indebtedness. If changes are made to the method of calculating either LIBOR or LIBOR ceases to exist, we may need to amend certain contracts and cannot predict what alternative rate or benchmark would be negotiated. This may result in an increase to our interest expense.
Additionally, the discontinuation, reform or replacement of LIBOR or any other benchmark rates may have an unpredictable impact on contractual mechanics in the credit markets or cause disruption to the broader financial markets. Uncertainty as to the nature of such potential discontinuation, reform or replacement could have a significant impact on the overall interest rate environment.
Risks Relating to Ownership of Our Common Stock
If the ownership of our Common Stock continues to be highly concentrated, it may prevent minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.
The Cypress Investor Holdings, L.P., GPE VIII CCC
Co-Investment
(Delaware) Limited Partnership and Advent International GPE
VIII-C
Limited Partnership (collectively, the “Advent Investor”) owns approximately 57.9% of our Common Stock based on the number of shares outstanding as of May 27, 2022. Under the Shareholder Rights Agreement, the Advent Investor has the authority to fill six (6) of the nine (9) seats on our board of directors, a majority of our board. The Advent Investor will maintain this majority until its ownership falls below 50% of our issued and outstanding stock, at which point they will still be entitled to fill four (4) of the nine (9) seats on our board of directors, with three (3) directors required to be independent. As a result, the Advent Investor currently controls us and for as long as the Advent Investor continues to beneficially own a substantial percentage of the voting power of our outstanding Common Stock, it will continue to have significant influence over us. This concentration of ownership may delay, deter or prevent acts that would be favored by our other stockholders. The interests of the Advent Investor may not always coincide with our interests or the interests of our other stockholders. For example, for so long as the Advent Investor continues to own a majority of the voting power of our capital stock, the Advent Investor could, acting alone, approve all matters requiring a stockholder vote, including, without limitation: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; the amendment of our certificate of incorporation and our bylaws; and our winding up and dissolution. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of the Company, could deprive our stockholders an opportunity to receive a premium for their Common Stock as part of a sale of the Company and might ultimately affect the market price of our Common Stock. Other than our Chief Executive Officer, members of our Board of Directors who are affiliated with the Advent Investor, the OH Cypress Aggregator, L.P. (the “OH Investor”), or the TCV IX, L.P., TCV IX (A), L.P., TCV IX (B), L.P. or TCV Member Fund, L.P. (collectively, the “TCV Investor”), by the terms of our certificate of incorporation, will not be required to offer us any corporate opportunity of which they become aware and can take any such corporate opportunity for themselves or offer it to other companies in which they have an investment. We, by the terms of our certificate of incorporation, will expressly renounce any interest or expectancy in any such corporate opportunity to the extent permitted under applicable law, even if the opportunity is one that we or our subsidiaries might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. The Advent Investor is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. In addition, the Advent Investor may seek to cause us to take courses of action that, in its judgment, could enhance its investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders. As a result, the market price of our Common Stock could decline, or stockholders might not receive a premium over the then-current market price of our Common Stock upon a change in control. In addition, this concentration of share ownership may adversely affect the trading price of our Common Stock because investors may perceive disadvantages in owning shares in a company with significant stockholders.
We incur and will continue to incur increased costs as a result of operating as a public company, and our management is required to devote substantial time to compliance initiatives and corporate governance practices. We may fail to comply with the rules that apply to public companies, including Section 404 of the Sarbanes-Oxley Act, which could result in sanctions or other penalties that would adversely impact our business.
As a public company, and particularly after we are no longer an “emerging growth company,” we will continue to incur significant legal, accounting, and other expenses that we did not incur as a private company, including costs resulting from public company reporting obligations under the Securities Act, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and regulations regarding corporate governance practices. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules of the SEC, the listing requirements of the NYSE, and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. We have hired, and may continue to hire, additional accounting, finance, and other personnel in connection with our becoming, and our efforts to comply with the requirements of being, a public company, and our management and other personnel devote a substantial amount of time towards maintaining compliance with these requirements. These requirements have increased our legal and financial compliance costs and have made and will make some activities more time-consuming and costly. We continuously evaluate the rules and regulations applicable to us a public company and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We cannot predict or estimate the amount of additional costs we will incur as a result of compliance, disclosure and governance matters or the timing of such costs. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.

As a public company, we will be required to provide management’s attestation on internal controls in the future pursuant to Sarbanes-Oxley Act Section 404. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Sarbanes-Oxley Act Section 404 within the prescribed period, we have begun and will continue to engage in a process to enhance our documentation and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Sarbanes-Oxley Act Section 404. As of and for the year ended December 31, 2021, we did not identify any material weaknesses in our internal control over financial reporting. If we identify one or more material weaknesses in the future, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.
On September 14, 2021, after the completion of our business combination transaction with Dragoneer, the staff of the SEC concluded certain consultations with issuers regarding the balance sheet classification and measurement of redeemable shares that SPAC issuers commonly issue to investors who participate in an initial public offering. As a result of these consultations, SPAC issuers will generally be required to classify their redeemable shares as temporary rather than permanent equity going forward. As the vote and redemption of any redeemable shares in connection with our business combination had already been consummated by the time of this change in accounting practice became known, we chose not to restate Dragoneer’s 10-K for the period ended December 31, 2020 to reflect this change.
The Shareholder Rights Agreement provides that the doctrine of corporate opportunity does not apply with respect to certain of our stockholders, certain of our directors or officers who are not our or our subsidiaries’ employees, and certain affiliates of the foregoing.
Our certificate of incorporation and the Shareholder Rights Agreement provide that the doctrine of corporate opportunity does not apply with respect to certain of our stockholders, certain of our directors or officers who are not our or our subsidiaries’ employees, and certain affiliates of the foregoing. The doctrine of corporate opportunity generally provides that a corporate fiduciary may not develop an opportunity using corporate resources or information obtained in their corporate capacity for their personal advantage, acquire an interest adverse to that of the corporation or acquire property that is reasonably incident to the present or prospective business of the corporation or in which the corporation has a present or expectancy interest, unless that opportunity is first presented to the corporation and the corporation chooses not to pursue that opportunity. The doctrine of corporate opportunity is intended to preclude directors, officers and other fiduciaries from personally benefiting from opportunities that belong to the corporation.
Pursuant to our certificate of incorporation, to the fullest extent permitted by law, the doctrine of corporate opportunity will not apply to any of our directors who is not an employee of us or any affiliate of such non-employee
director (including any entity of which such
non-employee
director serves as a director, manager, officer, employee, agent or other representative, and any direct or indirect partner, stockholder, member, manager or other representative of, or investment vehicle or other entity controlling, controlled by or under common control with, such an entity), and pursuant to the Shareholder Rights Agreement, to the fullest extent permitted by law, the doctrine of corporate opportunity and any analogous doctrine will not apply to (i) Sponsor, the Advent Investor, the OH Investor or the TCV Investor, (ii) any of our directors or officers who is not our or our subsidiaries’ full-time employee or (iii) any affiliate, partner, advisory board member, director, officer, manager, member or shareholder of Sponsor, the Advent Investor, the OH Investor or the TCV Investor who is not our or our subsidiaries’ full-time employee (any such person described in the foregoing sentence being referred to herein as an “External Party”). Therefore, we renounced any interest or expectancy in, or being offered an opportunity to participate in, business opportunities that are from time to time presented to any External Party.
As a result, the External Parties are not prohibited from operating or investing in competing businesses. We therefore may find ourselves in competition with the External Parties, and we may not have knowledge of, or be able to pursue, transactions that could potentially be beneficial to us. Accordingly, we may lose a corporate opportunity or suffer competitive harm, which could negatively impact our business or prospects.
As a “controlled company” within the meaning of NYSE listing standards, we qualify for exemptions from certain corporate governance requirements. We have the opportunity to elect any of the exemptions afforded a controlled company.
Because the Advent Investor controls more than a majority of the total voting power of our Common Stock, we are a “controlled company” within the meaning of NYSE listing standards. Under NYSE rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with the following NYSE rules regarding corporate governance:
the requirement that a majority of its board of directors consist of independent directors;
the requirement that the board have a nominating and governance committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
the requirement that the board have a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.
The majority of our nine (9) directors are independent directors, and our Board has an independent compensation committee (in addition to an independent audit committee). We utilize the exception to the requirement that our nominating and governance committee be composed entirely of independent directors. For as long as the “controlled company” exemption is available, our Board in the future may not consist of a majority of independent directors and may not have an independent compensation committee or an independent nominating and governance committee. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE rules regarding corporate governance.
We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Common Stock held by non-affiliates
exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
The share price of our Common Stock may be volatile
The share price of our Common Stock may fluctuate due to a variety of factors, including, without limitation:

•	changes in the industries in which we and our customers operate;

•	variations in our operating performance and the performance of our competitors in general;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	publication of research reports by securities analysts about us or our competitors or industry;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our Common Stock available for public sale; and

•
general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of our Common Stock regardless of our operating performance.
A significant portion of our total outstanding shares may be sold into the market in the near future. This could cause the market price of our Common Stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock.

Although the Advent Investor, the Sponsor and each other shareholder party to the Shareholder Rights Agreement were prohibited, through January 26, 2022, from transferring any of our securities, in each case, subject to certain customary exceptions, these shares may now be sold and we have filed, and may in the future file or amend, registration statements to provide for the resale of such shares from time to time. If any of these shareholders or another large institutional shareholder were to sell a substantial number of shares of our Common Stock at once or in large blocks, or are perceived by the market as intending to sell them, the market price of our Common Stock could decline.
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Common Stock.
Securities research analysts may establish and publish their own periodic projections with respect to us and our operations. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.
Delaware law and our Governing Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Governing Documents, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our Board and therefore depress the trading price of Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our Board or taking other corporate actions, including effecting changes in our management. Among other things, the Governing Documents include provisions regarding:

•
the ability of our Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, our directors and officers;

•
removal of the ability of our stockholders to take action by written consent in lieu of a meeting unless investment fund(s) affiliated with or managed by Advent International Corp. or any of its affiliates, or any successor, transferee or affiliate thereof, beneficially own a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote on such action, or such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the directors then in office;

•
the requirement that a special meeting of stockholders may be called only by a majority of our entire Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•
the ability of the our Board to amend the bylaws, which may allow our Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•
advance notice procedures with which stockholders must comply to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board, and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of CCC.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our Board or management.
In addition, the Certificate of Incorporation includes a provision substantially similar to Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of our outstanding capital stock from engaging in certain business combinations with us for a specified period of time.
Our Certificate of Incorporation designates the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, stockholders, employees or agents.
The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, employees, agents or stockholders to us or our stockholders, or any claim for aiding or abetting such an alleged breach; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law the (“DGCL”) or our Certificate of Incorporation or Bylaws, or to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or the Bylaws; (iv) any action asserting a claim against us or any current or former director, officer, employee, agent or stockholder, whether arising under the DGCL, our Certificate of Incorporation or the Bylaws, or such actions as to which the DGCL confer jurisdiction on the Delaware Court of Chancery; or (v) any action asserting a claim against us or any of our current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine. The foregoing provisions will not apply to any claims as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court, which is rested in the exclusive jurisdiction of a court or forum other than such court (including claims arising under the Exchange Act), or for which such court does not have subject matter jurisdiction, or to any claims arising under the Securities Act and, unless we consent in writing to the selection of an alternative forum, the United States District Court for the District of Delaware will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules or regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, United States District Court for the District of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce the forum provision with respect to claims under the federal securities laws.
This choice of forum provision in our Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.

USE OF PROCEEDS
All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.
Assuming the exercise of all outstanding Warrants for cash, we will receive an aggregate of approximately $204.7 million, but will not receive any proceeds from the sale of the shares of Common Stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes, which may include acquisitions, strategic investments, or repayment of outstanding indebtedness. We will have broad discretion over the use of any proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise for cash any or all of such Warrants. To the extent that any warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.
The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY
Market Information
Our Common Stock is listed on the New York Stock Exchange under the symbol “CCCS”.
As of May 27, 2022, there were 83 holders of record of Common Stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.
Dividend Policy
We have no current plans to pay cash dividends. The declaration, amount and payment of any future dividends on Common Stock will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our shareholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends is limited by our credit facilities and may be limited by covenants of other indebtedness we or our subsidiaries incur in the future.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2022, as follows:
On an actual basis; and
On a pro forma basis giving effect for the cash exercise of our Warrants.
You should read the following table in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and related notes included elsewhere in this prospectus.

	March 31, 2022
	Actual	Pro Forma
Cash and Cash Equivalents	195,497	400,197
Term B Loan—net of current portion and deferred financing fees	778,996	778,996
Derivative warrant liabilities	60,342	—
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; none issued and outstanding, actual and as adjusted	—	—
Common stock, $0.0001 par value, 5,000,000,000 shares authorized; 613,758,126 shares issued and outstanding at March 31, 2022	61	63
Additional paid-in capital	2,653,201	2,918,241
Accumulated deficit	(734,377)	(734,377)
Cumulative Translation Adjustment	(306)	(306)

Total stockholder’s equity	1,918,579	2,183,621

Total capitalization	2,757,917	3,158,114

DESCRIPTION OF SECURITIES
The following summary of certain provisions of our securities does not purport to be complete and is subject to the Certificate of Incorporation, the Bylaws and the provisions of applicable law.
Authorized Capitalization
General
The total amount of our authorized share capital consists of 5,000,000,000 shares of CCC Common Stock and 100,000,000 shares of preferred stock.
The following summary describes all material provisions of our capital stock.
Common Stock
Voting rights
. Each holder of Common Stock is entitled to one (1) vote for each share of Common Stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Certificate of Incorporation or by applicable law, the holders of Common Stock are not entitled to vote on any amendment to the Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) or pursuant to the DGCL.
Dividend rights
. Subject to any other provisions of the Certificate of Incorporation, as it may be amended from time to time, holders of Common Stock are entitled to receive such dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the board, in its discretion, from time to time out of assets or funds of the Company legally available therefor.
Rights upon liquidation
. Subject to the rights of holders of preferred stock, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and any other payments required by law and amounts payable upon shares of preferred stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, the Company’s remaining net assets will be distributed to the holders of Common Stock and the holders of any other class or series of capital stock ranking equally with the Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.
Other rights
. No holder of Common Stock is entitled to preemptive or subscription rights contained in the Certificate of Incorporation or in the Bylaws. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of the Common Stock will be subject to those of the holders of the preferred stock that the Company may issue in the future.
Preferred Stock
The board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of preferred stock could have the effect of decreasing the trading price of Common Stock, restricting dividends on the capital stock of the Company, diluting the voting power of the Common Stock, impairing the liquidation rights of the capital stock of the Company, or delaying or preventing a change in control of the Company.

Election of Directors and Vacancies
Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances and the terms and conditions of the Amended and Restated Registration and Shareholder Rights Agreement, the number of directors of the board shall be fixed solely and exclusively by resolution duly adopted from time to time by the board, but consists of eight (8) directors, which are divided into three (3) classes, designated Class I, II and III, respectively, with Class I consisting of three (3) directors, Class II consisting of three (2) directors and Class III consisting of three (3) directors.
Under the Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the board.
Except as the DGCL or the Amended and Restated Registration and Shareholder Rights Agreement may otherwise require and subject to the rights, if any, of the holders of any series of preferred stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors will hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.
Subject to the rights, if any, of the holders of any series of preferred stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of not less than two-thirds of
the outstanding voting stock (as defined below) of the Company then entitled to vote generally in the election of directors, voting together as a single class. Any such director proposed to be removed from office is entitled to advance written notice as described in the Certificate of Incorporation. Subject to the terms and conditions of the Amended and Restated Registration and Shareholder Rights Agreement, in case the board or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.
In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the DGCL, the Certificate of Incorporation and to any Bylaws adopted and in effect from time to time; provided, however, that no Bylaw so adopted will invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.
Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of preferred stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the preferred stock.
Quorum
The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum will not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum will be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Anti-takeover Effects of the Certificate of Incorporation and the Bylaws
The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which apply so long as the Common Stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then- outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved Common Stock may be to enable the board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of preferred stock, special meetings of the stockholders of the Company, for any purpose or purposes, may be called only (i) by a majority of the board or (ii) at any time when no annual meeting has been held for a period of thirteen (13) months after the Company’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of the Bylaws or otherwise, all the force and effect of an annual meeting. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.
The Bylaws also provide that unless otherwise restricted by the Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at any meeting of the board or of any committee thereof may be taken without a meeting, if all members of the board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee.
In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
The Certificate of Incorporation provides that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% in
voting power of all the then-outstanding shares of the Company’s stock entitled to vote thereon and the affirmative vote of at least 66-2/3% of
the outstanding shares of each class entitled to vote thereon as a class:
the provisions regarding the size of the board and the election of directors pursuant to the Amended and Restated Registration and Shareholder Rights Agreement;

•	the provisions regarding stockholder actions without a meeting;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding removal of directors;

•	the provisions regarding the limited liability of directors of the Company;

•	the provisions regarding competition and corporate opportunities; and

•	the provisions regarding the election not to be governed by Section 203 of the DGCL.
The Bylaws may be amended or repealed (A) by the affirmative vote of a majority of the entire board then in office, without the assent or vote of any stockholder (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the board) or (B) without the approval of the board, by the affirmative vote of the holders of a majority of the outstanding voting stock of the Company entitled to vote on such amendment or repeal, voting as a single class, except for the provisions regarding notice of stockholder business and nominations and special meetings of stockholders, which may be amended or repealed by the affirmative vote of the holders of at least 66-2/3% of
the outstanding voting stock of the Company, voting as a single class, and the affirmative vote of the holders of at least 66-2/3% of
each class of outstanding voting stock of the Company (provided that if the board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, then such amendment or repeal only requires the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting as a single class).
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:
the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or
the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
Under the Certificate of Incorporation, CCC opted out of Section 203 of the DGCL and therefore is not subject to Section 203. However, the Certificate of Incorporation contains similar provisions providing that CCC may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least
66-2/3%
of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the heightened stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
The Certificate of Incorporation provides that (1) any investment fund affiliated with or managed by Advent International Corporation or any of its affiliates, or any successor, transferee or affiliate thereof, or (2) any person whose ownership of shares in excess of the 15% limitation set forth therein is the result of any action taken solely by the CCC (
provided, that such person shall be an “interested stockholder” if thereafter such person acquires additional shares of voting stock of CCC, except as a result of further corporate actions not caused by such person)
does not constitute “interested stockholders” for purposes of this provision.
Limitations on Liability and Indemnification of Officers and Directors
The Certificate of Incorporation limits the liability of the directors of CCC to the fullest extent permitted by law, and the Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the State of

Delaware and the Certificated of Incorporation, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of CCC or any of its subsidiaries or was serving at CCC’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within ten (10) days of such request all reasonable fees, expenses, charges and other costs that any of our directors incurred, provided that such director will return any such advance if it is ultimately determined that such director is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Exclusive Forum of Certain Actions
The Certificate of Incorporation requires, to the fullest extent permitted by law, unless CCC consents in writing to the selection of an alternative forum, that derivative actions brought in the name of CCC, actions against current or former directors, officers, employees, agents or stockholders for breach of fiduciary duty, actions arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws, actions to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws, actions asserting a claim against CCC or any current or former director, officer, employee, agent or stockholder arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, and actions asserting a claim against CCC or any current or former director, officer, employee, agent or stockholder governed by the internal affairs doctrine of the law of the State of Delaware may be brought only in the Court of Chancery in the State of Delaware (or, if such court lacks subject matter jurisdiction, another state or federal court located within the State of Delaware); provided, however, that the foregoing shall not apply to any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction, or arising under the Securities Act, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum unless CCC consents in writing to the selection of an alternative forum. Although we believe this provision benefits CCC by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.
Conflicts of Interest
Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Certificate of Incorporation, to the fullest extent permitted by law, renounces any interest or expectancy that CCC has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to CCC’s directors or their respective affiliates, other than those directors or affiliates who are CCC’s employees. The Certificate of Incorporation provides that, to the fullest extent permitted by law, none of the non-employee
directors or their respective affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar business activities or lines of business in which CCC or any of its affiliates has historically engaged, now engages or proposes to engage or (ii) otherwise competing with CCC or its affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee
director or his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and for CCC or its affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to CCC or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for CCC unless CCC is financially or legally able or contractually permitted to undertake such opportunity, the opportunity, by its nature, would be in the line of CCC’s business or is of some practical advantage to CCC, and CCC has some interest or reasonable expectancy in such opportunity.
Private Placement Warrants
Upon consummation of the Business Combination, the Company assumed the outstanding public warrants and private warrants issued by Dragoneer. As of February 25, 2021, the Company had 17,800,000 private placement warrants outstanding and no public warrants outstanding.
Public warrants were only able to be exercised for a whole number of shares of the Company’s Common Stock. All public warrants had an exercise price of $11.50 per share, subject to adjustment, beginning on August 29, 2021, and were to expire on July 30, 2026 or earlier upon redemption or liquidation. During the year ended December 31, 2021, the Company’s Public Warrants were fully redeemed or exercised, and there are no Public Warrants outstanding.
The private placement warrants (including Common Stock issuable upon exercise of the private placement warrants) are not redeemable by us so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the units being sold in Dragoneer’s initial public offering. Any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants will require a vote of holders of at least 50% of the number of the then-outstanding private placement warrants.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited.
The private warrants are exercisable on a cashless basis and are non-redeemable, except
as described above, so long as they are held by the initial purchasers or their permitted transferees. If the private warrants are held by someone other than the initial purchasers or their permitted transferees, the private warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.
Private warrants may only be exercised for a whole number of shares of the Company’s Common Stock. Each whole Private Warrant entitles the registered holder to purchase one share of the Company’s Common Stock. All warrants have an exercise price of $11.50 per share, subject to adjustment, beginning on August 29, 2021, and will expire on July 30, 2026 or earlier upon redemption or liquidation.
Transfer Agent and Warrant Agent
The transfer agent for Common Stock and warrant agent for the private placement warrants is Continental Stock Transfer & Trust Company.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of Common Stock as of May 27, 2022 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock;

•	each of our named executive officers and directors; and

•	all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security.
Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options, within 60 days. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of the May 27, 2022 or subject to restricted stock units that vest within 60 days are considered outstanding and beneficially owned by the person holding such warrants, options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to us, we believe that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The percentage of beneficial ownership is calculated based on 614,720,075 shares of Common Stock outstanding as of May 27, 2022.

Name and Address of Beneficial Owners (1)	Number of Shares	%
Githesh Ramamurthy (2)	35,387,164	5.76%
Brian Herb (3)	1,115,301	*
Barrett Callaghan (4)	2,962,789	*
Steve G. Puccinelli	—	—
William Ingram (5)	34,055	*
Eileen Schloss (6)	102,164	*
Teri Williams (7)	34,055	*
Christopher Egan	—	—
Eric Wei	—	—
Lauren Young	—	—

Name and Address of Beneficial Owners	Number of Shares	%
All directors and executive officers (15 persons) (8)	43,444,590	7.07%
Five Percent Holders:
Affiliates of Advent Investors (9)	355,628,649	57.85%
OH Cypress Aggregator, L.P. (10)	53,082,833	8.64%
TCV Investor (11)	50,589,027	8.23%
Dragoneer Investment Group LLC (12)	50,383,324	7.97%

*	Less than 1%
(1)
Unless otherwise noted, the business address of each of the directors and officers is 167 N. Green Street, 9th Floor, Chicago, Illinois 60607. The table excludes (i) the contingent right of Mr. Ramamurthy, Mr. Herb and Mr. Callaghan to receive an aggregate of up to 581,070, 38,632 and 81,748 shares based on the Company achieving certain trading price targets for its Common Stock or undergoing a change of control

(“CCC Earnout Shares”), respectively and (ii) shares of Common Stock underlying performance restricted stock units, which represent a contingent right to receive a number of shares of Common Stock, cash or a combination thereof based on total shareholder return realized by stockholders over a specified period.
(2)
Includes (i) 16,214,844 shares of the Common Stock and (ii) 19,172,320 shares of the Common Stock underlying stock options that are currently exercisable or that will become exercisable within 60 days of May 27, 2022.

(3)
Includes (i) 340,550 shares of the Common Stock and (ii) 774,751 shares of the Common Stock underlying stock options that are currently exercisable or that will become exercisable within 60 days of May 27, 2022.

(4)
Includes (i) 1,021,652 shares of the Common Stock and (ii) 1,941,137 shares of the Common Stock underlying stock options that are currently exercisable or that will become exercisable within 60 days of May 27, 2022.

(5)	Represents 34,055 shares of Common Stock underlying stock options that are currently exercisable or that will become exercisable within 60 days of May 27, 2022.
(6)	Represents 102,164 shares of Common Stock underlying stock options that are currently exercisable or that will become exercisable within 60 days of May 27, 2022.
(7)	Represents 34,055 shares of Common Stock underlying stock options are currently exercisable or that will become exercisable within 60 days of May 27, 2022.
(8)
Includes (i) 18,804,736 shares of Common Stock and (ii) 24,639,854 shares Common Stock underlying stock options that are currently exercisable or that will become exercisable within 60 days of May 27, 2022.

(9)
Information based on an amendment to Schedule 13D filed by Advent International Corporation with the SEC on April 13, 2022. Cypress Investor Holdings, L.P. (“Cypress Investor”), Advent International GPE
VIII-C
Limited Partnership (“Advent International
VIII-C”)
GPE VIII CCC
Co-Investment
(Delaware) Limited Partnership (“GPE VIII CCC
Co-Investment”)
and Sunley House Capital Master Fund Limited Partnership (“Sunley House Master Fund”)) are the record holders of 260,498,239 shares, 8,238,944 shares 86,391,466 shares and 500,000 shares of the Common Stock, respectively. Cypress Investment GP, LLC (“Cypress GP”) is the general partner of Cypress Investor. Cypress Investor is beneficially owned by Advent International GPE VIII Limited Partnership (“Advent International VIII”), Advent International GPE VIII-A Limited Partnership (“Advent International VIII-A”), Advent International GPE VIII-B-1 Limited Partnership (“Advent International VIII-B-1”), Advent International GPE VIII-B-2 Limited Partnership (“Advent International VIII-B-2”), Advent International GPE VIII-B-3 Limited Partnership (“Advent International VIII-B-3”), Advent International GPE VIII-B Limited Partnership (“Advent International VIII-B”), Advent International GPE VIII-D Limited Partnership (“Advent International VIII-D”), Advent International GPE VIII-E Limited Partnership (“Advent International VIII-E”), Advent International GPE VIII-F Limited Partnership (“Advent International VIII-F”), Advent International GPE VIII-G Limited Partnership (“Advent International VIII-G”), Advent International GPE VIII-H Limited Partnership (“Advent International VIII-H”), Advent International GPE VIII-I Limited Partnership (“Advent International VIII-I”), Advent International GPE VIII-J Limited Partnership (“Advent International VIII-J” and together with Advent International VIII, Advent International VIII-B-1, Advent International VIII-B-2, Advent International VIII-B-3, Advent International VIII-B, Advent International VIII-D, Advent International VIII-F, Advent International VIII-H and Advent International VIII-I, the “Advent Luxembourg Funds”), Advent International GPE VIII-K Limited Partnership (“Advent International VIII-K”), Advent International GPE VIII-L Limited Partnership (“Advent International VIII-L” and together with Advent International VIII-A, Advent International VIII-E, Advent International VIII-G and Advent International VIII-K, the “Advent Cayman Funds”), Advent Partners GPE VIII Limited Partnership (“Advent Partners VIII”), Advent Partners GPE VIII-A Limited Partnership (“Advent Partners VIII-A”), Advent Partners GPE VIII Cayman Limited Partnership (“Advent Partners VIII Cayman”), Advent Partners GPE VIII-A Cayman Limited Partnership (“Advent Partners VIII-A Cayman”) and Advent Partners GPE VIII-B Cayman Limited Partnership (“Advent Partners VIII-B Cayman” and together with Advent Partners VIII, Advent Partners VIII-A, Advent Partners VIII Cayman and Advent Partners VIII-A Cayman, the “Advent Partners Funds”). The Advent Luxembourg Funds, the Advent Cayman Funds and the Advent Partners Funds have ownership interests in Cypress Investor, but none of the Advent Luxembourg Funds, the Advent Cayman Funds or the Advent Partners Funds has voting or dispositive power over any shares. GPE VIII GP S.à r.l. is the general partner the of Advent Luxembourg Funds and Advent International VIII-C. GPE VIII GP Limited Partnership is the general partner of the Advent Cayman Funds, and GPE VIII CCC Co-Investment. AP GPE VIII GP Limited Partnership is the general partner of the Advent Partners Funds. Advent International GPE VIII, LLC is the manager of GPE VIII GP S.à r.l. and the general partner of each of GPE VIII GP Limited Partnership and AP GPE VIII GP Limited Partnership. Sunley House Capital GP LP (“Sunley House GP LP”), as general partner of Sunley House Master Fund, Sunley House Capital GP LLC (“Sunley House GP LLC”), as general partner of Sunley House GP LP, and Sunley House Capital Management LLC (“Sunley House Manager”), as investment manager to Sunley House Master Fund, may be deemed to beneficially own the shares held directly by Sunley House Master Fund. Advent International Corporation is the managing member of Cypress GP, the manager of Advent International GPE VIII, LLC and the sole member of both Sunley House GP LLC and Sunley House Manager. Investors in the Sunley House Master Fund invest in one or more of the following feeder funds: Sunley House Capital Fund LP, Sunley House Capital Limited Partnership, Sunley House Capital Fund Ltd. and Sunley House Capital Ltd. (collectively, the “Sunley House Feeder Funds”), which are the limited partners of the Sunley House Master Fund. The Sunley House Feeder Funds have ownership interests in the Sunley House Master Fund, but none of the Sunley House Feeder Funds owns shares directly and none has voting or dispositive power over the shares held directly by the Sunley House Master Fund. The foregoing excludes the contingent right of Cypress Investor, Advent International VIII-C and GPE VIII CCC Co-Investment to receive an aggregate of up to 9,919,012 CCC Earnout Shares. Voting and investment decisions by Advent International Corporation are made by a number of individuals currently comprised of John L. Maldonado, David M. McKenna and David M. Mussafer. The address of each of the entities and individuals named in this footnote is c/o Advent International Corporation, Prudential Tower, 800 Boylston St., Suite 3300, Boston, MA 02199.
(10)
Information based on an amendment to Schedule 13D filed by OH Cypress Aggregator, L.P. with the SEC on August 9, 2021. OH Cypress Aggregator, L.P. is beneficially owned by Oak Hill Capital Partners IV (Onshore), L.P., Oak Hill Capital Partners IV (Onshore Tax Exempt), L.P., Oak Hill Capital Partners IV (Offshore), L.P., Oak Hill Capital Partners IV (Offshore 892), L.P., Oak Hill Capital Partners IV (Management), L.P. (together, including OH Cypress Aggregator, the “Oak Hill Fund IV Entities”) and certain of their co-investors.
The general partner of each of the Oak Hill Fund IV Entities is OHCP GenPar IV, L.P. (the “Oak Hill GP”). The general partner of Oak Hill GP is OHCP MGP IV, Ltd. (the “Oak Hill UGP”). The foregoing excludes the contingent right of OH Cypress Aggregator, L.P. to receive an aggregate of up to 1,412,990 CCC Earnout Shares. The three managing partners of Oak Hill, Tyler Wolfram, Brian Cherry and Steven Puccinelli, serve as the directors of the Oak Hill UGP and may be deemed to exercise voting and investment control over the shares held by the Oak Hill Fund IV Entities. The address for these entities is 65 East 55th Street, 32nd Floor, New York, NY 10022.

(11)
Information based on an amendment to Schedule 13D filed by Technology Crossover Management IX, Ltd. with the SEC on August 9, 2021. The general partner of TCV Member Fund, L.P. (the “Member Fund”) is Technology Crossover Management IX, Ltd. (“Management IX”), and the general partner of each of TCV IX, L.P., TCV IX (A), L.P., and TCV IX (B), L.P. (together with the Member Fund, the “TCV IX Funds”) is Technology Crossover Management IX, L.P. (“TCM IX”). The general partner of TCM IX is Management IX. Management IX and TCM IX may be deemed to beneficially own the securities held by the TCV IX Funds directly or indirectly controlled by them, but each disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. The foregoing excludes the contingent right of the TCV Investor to receive an aggregate of up to 1,412,988 CCC Earnout Shares. Jay C. Hoag, Jon Q. Reynolds Jr., Timothy P. McAdam and Christopher P. Marshall are the Class A Directors of Management IX, and each disclaims beneficial ownership of the securities held by the TCV IX Funds except to the extent of his pecuniary interest therein. The address of the entities named in this footnote is 250 Middlefield Road, Menlo Park, CA 94025.

(12)
Information based on an amendment to Schedule 13G filed by Dragoneer Investment Group, LLC (“Dragoneer Advisor”) with the SEC on February 14, 2022. Consists of (i) 17,800,000 shares of warrants to purchase Common Stock and (ii) 32,583,324 shares of Common Stock. Dragoneer Funding I LLC directly holds 32,572,716 shares of Common Stock and warrants exercisable for 17,800,000 Common Stock. Dragoneer Funding LLC directly holds 10,608 shares of Common Stock. Dragoneer Adviser is the investment adviser to certain funds that hold membership interests in Dragoneer Funding I LLC and Dragoneer Funding LLC. Dragoneer Funding I, LLC is controlled by Marc Stad. Mr. Stad may be deemed to share voting and dispositive power with respect to the securities held by such entity. The business address of Dragoneer Advisor and Mr. Stad is c/o Dragoneer Investment Group, LLC, One Letterman Drive, Building D, Suite M500, San Francisco, California.

SELLING SECURITYHOLDERS
This prospectus relates to the resale by the Selling Holders from time to time of up to 540,999,737 shares of Common Stock (including 17,800,000 shares of Common Stock that may be issued upon exercise of the Warrants) and Warrants to purchase up to 17,800,000 shares of Common Stock. The Selling Holders may from time to time offer and sell any or all of the Common Stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement.
When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and their permitted transferees, lenders and others who later come to hold any of the Selling Holders’ interest in the Common Stock or Warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Holder’s shares of Common Stock or Warrants.
The following table sets forth, as of the date of this prospectus, the names of the Selling Holders, the aggregate number of shares of Common Stock and Warrants beneficially owned prior to the offering, the aggregate number of shares of Common Stock and warrants that the Selling Holders may offer pursuant to this prospectus, and the number of shares of Common Stock and warrants beneficially owned by, and percentage ownership of, the Selling Holders after the sale of the securities offered hereby. We have based percentage ownership following the offering on 614,720,075 shares of Common Stock and 17,800,000 Warrants, in each case outstanding as of May 27, 2022, and have assumed that each Selling Holder will sell all shares of Common Stock and Warrants offered pursuant to this prospectus. In calculating percentages of shares of Common Stock owned by a particular Selling Holder, we treated as outstanding the number of shares of our Common Stock issuable upon exercise of that particular Selling Holder’s Warrants (if any) and did not assume the exercise or exchange of any other Selling Holder’s Warrants.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Common Stock or Warrants. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Stock and Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.
Unless otherwise indicated, the business address of each beneficial owner listed in the table below is c/o 167 N. Green Street, 9th Floor, Chicago, Illinois 60607.

	Securities Beneficially Owned Prior to This Offering		Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering
	Shares of Common Stock (1)	Warrants (2)	Shares of Common Stock (1)	Warrants (2)	Shares of Common Stock (1)%		Warrants (2)%
Affiliates of Advent Investors (3)	355,628,649	—	355,628,649	—	—	—	—	—
OH Cypress Aggregator, L.P. (4)	53,082,833	—	53,082,833	—	—	—	—	—
TCV Investors (5)	50,589,027	—	50,589,027	—	—	—	—	—
Dragoneer Investment Group LLC (6)	50,383,324	17,800,000	50,383,324	17,800,000	—	—	—	—
Affiliates of Willett Advisors (7)	2,866,284	—	2,866,284	—	—	—	—	—
Githesh Ramamurthy	16,214,844	—	16,214,844	—	—	—	—	—
Barrett Callaghan	1,021,652	—	1,021,652	—	—	—	—	—
Marc Fredman	374,605	—	374,605	—	—	—	—	—
Brian Herb	340,550	—	340,550	—	—	—	—	—

	Securities Beneficially Owned Prior to This Offering		Securities to be Sold in This Offering		Securities Beneficially Owned After This Offering
	Shares of Common Stock (1)	Warrants (2)	Shares of Common Stock (1)	Warrants (2)	Shares of Common Stock (1)%		Warrants (2)%
Mary Jo Prigge	853,085	—	853,085	—	—	—	—	—
Funds associated with Capital Research and Management Company (9)	13,376,908	—	4,000,000	—	9,376,908	1.5%	—	—
Affiliates of Fidelity (11)	926,055	—	926,055	—	—	—	—	—
Affiliates of Janus Henderson (12)	1,000,000	—	1,000,000	—	—	—	—	—
Affiliates of MFS Investment Management (13)	3,900,643	—	500,000	—	3,400,643	*	—	—
Affiliates of T.Rowe Price (14)	2,493,829	—	2,493,829	—	—	—	—	—
Affiliates of Maverick Capital (15)	3,137,836	—	500,000	—	2,637,836	*	—	—
Additional selling securityholders (16)	225,000	—	225,000	—	—	—	—	—

TOTAL	556,415,124	17,800,00	540,999,737	17,800,00	15,415,387	2.5%	—	—

*	Represents less than 1%.
(1)	Represents shares of Common Stock, including the shares of Common Stock that may be issued upon the exercise of Warrants.
(2)	Represents the Private Placement Warrants.
(3)
Cypress Investor Holdings, L.P. (“Cypress Investor”), Advent International GPE
VIII-C
Limited Partnership (“Advent International
VIII-C”)
GPE VIII CCC
Co-Investment
(Delaware) Limited Partnership (“GPE VIII CCC
Co-Investment”)
and Sunley House Capital Master Fund Limited Partnership (“Sunley House Master Fund”) are the record holders of 260,498,239 shares, 8,238,944 shares 86,391,466 shares and 500,000 shares of the Common Stock, respectively. Cypress Investment GP, LLC (“Cypress GP”) is the general partner of Cypress Investor. Cypress Investor is beneficially owned by Advent International GPE VIII Limited Partnership (“Advent International VIII”), Advent International GPE
VIII-A
Limited Partnership (“Advent International
VIII-A”),
Advent International GPE
VIII-B-1
Limited Partnership (“Advent International
VIII-B-1”),
Advent International GPE
VIII-B-2
Limited Partnership (“Advent International
VIII-B-2”),
Advent International GPE
VIII-B-3
Limited Partnership (“Advent International
VIII-B-3”),
Advent International GPE
VIII-B
Limited Partnership (“Advent International
VIII-B”),
Advent International GPE
VIII-D
Limited Partnership (“Advent International
VIII-D”),
Advent International GPE
VIII-E
Limited Partnership (“Advent International
VIII-E”),
Advent International GPE
VIII-F
Limited Partnership (“Advent International
VIII-F”),
Advent International GPE
VIII-G
Limited Partnership (“Advent International
VIII-G”),
Advent International GPE
VIII-H
Limited Partnership (“Advent International
VIII-H”),
Advent International GPE
VIII-I
Limited Partnership (“Advent International
VIII-I”),
Advent International GPE
VIII-J
Limited Partnership (“Advent International
VIII-J”
and together with Advent International VIII, Advent International
VIII-B-1,
Advent International
VIII-B-2,
Advent International
VIII-B-3,
Advent International
VIII-B,
Advent International
VIII-D,
Advent International
VIII-F,
Advent International
VIII-H
and Advent International
VIII-I,
the “Advent Luxembourg Funds”), Advent International GPE
VIII-K
Limited Partnership (“Advent International
VIII-K”),
Advent International GPE
VIII-L
Limited Partnership (“Advent International
VIII-L”
and together with Advent International
VIII-A,
Advent International
VIII-E,
Advent International
VIII-G
and Advent International
VIII-K,
the “Advent Cayman Funds”), Advent Partners GPE VIII Limited Partnership (“Advent Partners VIII”), Advent Partners GPE
VIII-A
Limited Partnership (“Advent Partners
VIII-A”),
Advent Partners GPE VIII Cayman Limited Partnership (“Advent Partners VIII Cayman”), Advent Partners GPE
VIII-A
Cayman Limited Partnership (“Advent Partners
VIII-A
Cayman”) and Advent Partners GPE
VIII-B
Cayman Limited Partnership (“Advent Partners
VIII-B
Cayman” and together with Advent Partners VIII, Advent Partners
VIII-A,
Advent Partners VIII Cayman and Advent Partners
VIII-A
Cayman, the “Advent Partners Funds”). The Advent Luxembourg Funds, the Advent Cayman Funds and the Advent Partners Funds have ownership interests in Cypress Investor, but none of the Advent Luxembourg Funds, the Advent Cayman Funds or the Advent Partners Funds has voting or dispositive power over any shares. GPE VIII GP S.à r.l. is the general partner the of Advent Luxembourg Funds and Advent International
VIII-C.
GPE VIII GP Limited Partnership is the general partner of the Advent Cayman Funds, and GPE VIII CCC
Co-Investment.
AP GPE VIII GP Limited Partnership is the general partner of the Advent Partners Funds. Advent International GPE VIII, LLC is the manager of GPE VIII GP S.à r.l. and the general partner of each of GPE VIII GP Limited Partnership and AP GPE VIII GP Limited Partnership. Sunley House Capital GP LP (“Sunley House GP LP”), as general partner of Sunley House Master Fund, Sunley House Capital GP LLC (“Sunley House GP LLC”), as general partner of Sunley House GP LP, and Sunley

House Capital Management LLC (“Sunley House Manager”), as investment manager to Sunley House Master Fund, may be deemed to beneficially own the shares held directly by Sunley House Master Fund. Advent International Corporation is the managing member of Cypress GP, the manager of Advent International GPE VIII, LLC and the sole member of both Sunley House GP LLC and Sunley House Manager. Investors in the Sunley House Master Fund invest in one or more of the following feeder funds: Sunley House Capital Fund LP, Sunley House Capital Limited Partnership, Sunley House Capital Fund Ltd. and Sunley House Capital Ltd. (collectively, the “Sunley House Feeder Funds”), which are the limited partners of the Sunley House Master Fund. The Sunley House Feeder Funds have ownership interests in the Sunley House Master Fund, but none of the Sunley House Feeder Funds owns shares directly and none has voting or dispositive power over the shares held directly by the Sunley House Master Fund. The foregoing excludes the contingent right of Cypress Investor, Advent International
VIII-C
and GPE VIII CCC
Co-Investment
to receive an aggregate of up to 9,919,012 CCC Earnout Shares. Voting and investment decisions by Advent International Corporation are made by a number of individuals currently comprised of John L. Maldonado, David M. McKenna and David M. Mussafer. The address of each of the entities and individuals named in this footnote is c/o Advent International Corporation, Prudential Tower, 800 Boylston St., Suite 3300, Boston, MA 02199.
(4)
OH Cypress Aggregator, L.P. is beneficially owned by Oak Hill Capital Partners IV (Onshore), L.P., Oak Hill Capital Partners IV (Onshore Tax Exempt), L.P., Oak Hill Capital Partners IV (Offshore), L.P., Oak Hill Capital Partners IV (Offshore 892), L.P., Oak Hill Capital Partners IV (Management), L.P. (together, including OH Cypress Aggregator, the “Oak Hill Fund IV Entities”) and certain of their co-investors.
The general partner of each of the Oak Hill Fund IV Entities is OHCP GenPar IV, L.P. (the “Oak Hill GP”). The general partner of Oak Hill GP is OHCP MGP IV, Ltd. (the “Oak Hill UGP”). The foregoing excludes the contingent right of OH Cypress Aggregator, L.P. to receive an aggregate of up to 1,412,990 CCC Earnout Shares. The three managing partners of Oak Hill, Tyler Wolfram, Brian Cherry and Steven Puccinelli, serve as the directors of the Oak Hill UGP and may be deemed to exercise voting and investment control over the shares held by the Oak Hill Fund IV Entities. The address for these entities is 65 East 55th Street, 32nd Floor, New York, NY 10022.

(5)
The general partner of TCV Member Fund, L.P. (the “Member Fund”) is Technology Crossover Management IX, Ltd. (“Management IX”), and the general partner of each of TCV IX, L.P., TCV IX (A), L.P., and TCV IX (B), L.P. (together with the Member Fund, the “TCV IX Funds”) is Technology Crossover Management IX, L.P. (“TCM IX”). The general partner of TCM IX is Management IX. Management IX and TCM IX may be deemed to beneficially own the securities held by the TCV IX Funds directly or indirectly controlled by them, but each disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. The foregoing excludes the contingent right of the TCV Investor to receive an aggregate of up to 1,412,988 CCC Earnout Shares. Jay C. Hoag, Jon Q. Reynolds Jr., Timothy P. McAdam and Christopher P. Marshall are the Class A Directors of Management IX, and each disclaims beneficial ownership of the securities held by the TCV IX Funds except to the extent of his pecuniary interest therein. The address of the entities named in this footnote is 250 Middlefield Road, Menlo Park, CA 94025.

(6)
Consists of (a) 17,800,000 warrants to purchase Common Stock held by Dragoneer Funding I LLC, (b) 32,572,716 shares of Common Stock held by Dragoneer Funding I LLC and (c) 10,608 shares of Common Stock held by Dragoneer Funding LLC. Shares of Common Stock are inclusive of the share of Common Stock issuable upon exercise of Dragoneer Funding I LLC’s warrants. The ultimate managing member of Dragoneer Funding I, LLC and Dragoneer Funding LLC is controlled by Marc Stad and he may be deemed to share voting and dispositive power with respect to the securities held by such entity. The business address of Dragoneer Funding I LLC and Mr. Stad is c/o Dragoneer Investment Group, LLC, One Letterman Drive, Building D, Suite M500, San Francisco, California.

(7)
Represents (a) 286,628 shares of Common Stock held by Silas Holdings LLC, (b) 232,169 shares of Common Stock held by 63019 Holdings LLC, (c) 257,965 shares of Common Stock held by Willett Private Investors I LP and (d) 2,089,522 shares of Common Stock held by Willett Private Investors I LP (Tax Exempt). The business address of each of the affiliates of Willett Advisors other than Silas Holdings I LLC is c/o Willett Advisors LLC, 650 Madison Avenue, 17th Floor, New York, NY 10022. The business address of Silas Holdings I LLC is c/o Rattner Family Office, 650 Madison Avenue, 17th Floor, New York, NY 10022.

(8)
Represents the working capital warrants that were issued upon conversion of the principal amount of a working capital loan provided by Sponsor to Dragoneer, which conversion occurred upon the consummation of the Business Combination. The ultimate managing member of Sponsor is controlled by Marc Stad and he may be deemed to share voting and dispositive power with respect to the securities held by such entity. The business address of Sponsor and Mr. Stad is c/o Dragoneer Investment Group, LLC, One Letterman Drive, Building D, Suite M500, San Francisco, California.

(9)
Consists of shares of Common Stock acquired in the PIPE Financing and purchased on the open market. Consists of 6,953,198 shares held by SMALLCAP World Fund, Inc. Julian N. Abdey, Michael Beckwith, Peter Eliot, Brady L. Enright. Bradford F. Freer, Leo Hee, Roz Hongsaranagon, Jonathan Knowles, Harold H. La, Shlok Melwani, Dimitrije M. Mitrinovic, Aidan O’Connell, Samir Parekh, Andraz Razen, Renaud H. Samyn, Arun Swaminathan, Thatcher

Thompson and Gregory W. Wendt, as portfolio managers, have voting and investment power over the securities held by SMALLCAP World Fund, Inc. Consists of 2,467,640 shares of Common Stock held by The New Economy Fund. Timothy D. Armour, Mathews Cherian, Tomoko Fortune, Caroline Jones, Harold H. La, Reed Lowenstein, Lara Pellini and Richmond Wolf, as portfolio managers, have voting and investment power over the securities held by The New Economy Fund. Consists of 1,727,177 shares held by AMCAP Fund. Cheryl E. Frank, Martin Jacobs, Aidan O’Connell, Lawrence R. Solomon, Jessica C. Spaly, Eric H. Stern, James Terrile and Gregory W. Wendt, as portfolio managers, have voting and investment power over the securities held by AMCAP Fund. Consists of 1,480,590 shares held by The Growth Fund of America. Julian N. Abdey, Christopher D. Buchbinder, Mark L. Casey, J. Blair Frank, Joanna F. Jonsson, Carl M. Kawaja, Donald D. O’Neal, Anne-Marie Peterson, Alex Popa, Andraz Razen, Martin Romo, Lawrence R. Solomon and Alan J. Wilson, as portfolio managers, have voting and investment power over the securities held by The Growth Fund of America. Consists of 644,074 shares held by American Funds Insurance Series - Global Small Capitalization Fund. Michael Beckwith, Bradford F. Freer, Harold H. La, Aidan O’Connell, Renaud H. Samyn and Gregory W. Wendt, as portfolio managers, have voting and investment power over the securities held by American Funds Insurance Series - Global Small Capitalization Fund. Consists of 43,705 shares of Common Stock held by Capital Group New Economy Fund (LUX). Timothy D. Armour, Mathews Cherian, Tomoko Fortune, Caroline Jones, Harold H. La, Reed Lowenstein, Lara Pellini and Richmond Wolf, as portfolio managers, have voting and investment power over the securities held by Capital Group New Economy Fund (LUX). Consists of 31,740 shares of Common Stock held by Capital Group New Economy Trust (US). Timothy D. Armour, Mathews Cherian, Tomoko Fortune, Caroline Jones, Harold H. La, Reed Lowenstein, Lara Pellini and Richmond Wolf, as portfolio managers, have voting and investment power over the securities held by Capital Group New Economy Trust (US). Consists of 14,723 shares held by Capital Group AMCAP Trust (US). Cheryl E. Frank, Martin Jacobs, Aidan O’Connell, Lawrence R. Solomon, Jessica C. Spaly, Eric H. Stern, James Terrile and Gregory W. Wendt, as portfolio managers, have voting and investment power over the securities held by Capital Group AMCAP Trust (US). Consists of 10,520 shares of Common Stock held by Capital Group Growth Fund of America Trust (US). Julian N. Abdey, Christopher D. Buchbinder, Mark L. Casey, J. Blair Frank, Joanna F. Jonsson, Carl M. Kawaja, Donald D. O’Neal, Anne-Marie Peterson, Alex Popa, Andraz Razen, Martin Romo, Lawrence R. Solomon and Alan J. Wilson, as portfolio managers, have voting and investment power over the securities held by Capital Group Growth Fund of America Trust (US). Consists of 3,541 shares held by Capital Group AMCAP Fund (LUX). Cheryl E. Frank, Martin Jacobs, Aidan O’Connell, Lawrence R. Solomon, Jessica C. Spaly, Eric H. Stern, James Terrile and Gregory W. Wendt, as portfolio managers, have voting and investment power over the securities held by Capital Group AMCAP Fund (LUX). Capital Research and Management Company is the investment adviser for each of the funds associated with Capital Research and Management Company. The business address of each of the funds associated with Capital Research and Management Company is 333 S. Hope Street, 55th Floor, Los Angeles, CA 90071.
(10)
Represents shares of Common Stock acquired by Coatue FinTech Fund I LP in the PIPE Financing. Coatue FinTech Fund I LP is managed by Coatue Management, L.L.C. The sole owner of Coatue Management, L.L.C. is Coatue Management Partners LP, for which Coatue Management Partners GP LLC serves as general partner. Mr. Philippe Laffont serves as managing member of Coatue Management Partners GP LLC. Mr. Laffont and Coatue Management, L.L.C. disclaim beneficial ownership of the shares held by Coatue FinTech Fund I LP except to the extent of their pecuniary interest therein. The business address for Mr. Laffont, Coatue Management, L.L.C. and Coatue FinTech Fund I LP is 9 West 57th Street, 25th Floor, New York, NY 10019.

(11)
Represents shares of Common Stock acquired in the PIPE Financing. Represents (a) 26,636 shares of Common Stock held of record by Variable Insurance Products Fund III: VIP Growth Opportunities Portfolio, (b) 180,037 shares of Common Stock held of record by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, (c) 6,302 shares of Common Stock held of record by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund, (d) 2,248 shares of Common Stock held of record by Fidelity U.S. Growth Opportunities Investment Trust, by its manager Fidelity Investments Canada ULC, (e) 22,661 shares of Common Stock held of record by Fidelity NorthStar Fund—Sub D, by its manager Fidelity Investments Canada ULC, (f) 36,613 shares of Common Stock held of record by Variable Insurance Products Fund III: VIP Balanced Portfolio—Information Technology Sub, (g) 34,443 shares of Common Stock held of record by Fidelity Advisor Series I: Fidelity Advisor Balanced Fund—Information Technology Sub, (h) 3,671 shares of Common Stock held of record by Fidelity Puritan Trust: Fidelity Balanced K6 Fund—Information Technology
Sub-portfolio,
(i) 253,848 shares of Common Stock held of record by Fidelity Puritan Trust: Fidelity Balanced Fund—Information Technology Sub, (j) 102,045 shares of Common Stock held of record by Fidelity Select Portfolios: Select Technology Portfolio, (k) 134,385 shares of Common Stock held of record by Strategic Advisers Fidelity U.S. Total Stock Fund—FIAM Sector Managed—Technology Sub, (l) 35,655 shares of Common Stock held of record by Strategic Advisers Large Cap Fund—FIAM Sector Managed Technology Sub, by FIAM LLC as Investment Manager , (m) 27,668 shares of Common Stock held of record by Fidelity Trend Fund: Fidelity Trend Fund, (n) 48,511 shares of Common Stock held of record by Fidelity Securities Fund: Fidelity Small Cap Growth Fund, (o) 10,832 shares of Common Stock held of record by Fidelity Securities Fund: Fidelity Small Cap Growth K6 Fund and (p) 500 shares of Common Stock held of record by Fidelity Capital Trust: Fidelity Flex Small Cap Fund—Small Cap Growth Subportfolio. The business address of each of the affiliates of Fidelity is 245 Summer Street, Boston, MA 02110.
(12)
Represents shares of Common Stock acquired in the PIPE Financing. Represents (a) 112,363 shares of Common Stock held of record by BNP Paribas New York Branch on behalf of Janus Henderson Global Technology and Innovation Portfolio and (b) 887,637 shares of Common Stock held of record by BNP Paribas New York Branch on behalf of Janus Henderson Global Technology and Innovation Fund. Based on information provided to the Company by the Selling Stockholder. Such shares may be deemed to be beneficially owned by Janus Henderson Investors US LLC (“Janus”), an investment adviser registered under the Investment Advisers Act of 1940, who acts as investment adviser for the Fund and has the ability to make decisions with respect to the voting and disposition of the shares subject to the oversight of the board of directors of the Fund. Under the terms of its management contract with the Fund, Janus has overall responsibility for directing the investments of the Fund in accordance with the Fund’s investment objective, policies and limitations. Each Fund has one or more portfolio managers appointed by and serving at the pleasure of Janus who makes decisions with respect to the disposition of the Shares. The address for Janus is 151 Detroit Street, Denver, CO 80206. The portfolio managers for these funds are: Denny Fish and Jonathan Cofsky.

(13)
Includes 500,000 shares of Common Stock acquired in the PIPE Financing. Represents (a) 3,605,340 shares of Common Stock held of record by MFS Mid Cap Growth Fund (including 452,972 shares of Common Stock acquired in the PIPE Financing), (b) 23,134 shares of Common Stock held of record by AST MFS Growth Allocation Portfolio (including 3,396 shares of Common Stock acquired in the PIPE Financing), (c) 178,646 shares of Common Stock held of record by AST Mid-Cap Growth Portfolio (including 29,748 shares of Common Stock acquired in the PIPE Financing) and (d) 93,523 shares of Common Stock held of record by MFS Variable Insurance Trust - MFS Mid Cap Growth Series (including 13,884 shares of Common Stock acquired in the PIPE Financing). The business address of each of the affiliates of MFS Investment Management is c/o MFS Investment Management, 111 Huntington Ave, Boston, MA 02199-7618.

(14)
Represents shares of Common Stock acquired in the PIPE Financing. Represents (a) 1,273,239 shares of Common Stock held of record by T. Rowe Price
Mid-Cap
Growth Fund, Inc., (b) 260,346 shares of Common Stock held of record by T. Rowe Price Institutional
Mid-Cap
Equity Growth Fund, (c) 20,220 shares of Common Stock held of record by T. Rowe Price
Mid-Cap
Growth Portfolio, (d) 8,276 shares of Common Stock held of record by T. Rowe Price U.S. Equities Trust, (e) 66,127 shares of Common Stock held of record by Great-West Funds, Inc.—Great-West T. Rowe Price Mid Cap Growth Fund, (f) 90,991 shares of Common Stock held of record by TD Mutual Funds—TD U.S.
Mid-Cap
Growth Fund, (g) 241,702 shares of Common Stock held of record by MassMutual Select Funds—MassMutual Select Mid Cap Growth Fund, (h) 13,156 shares of Common Stock held of record by MML Series Investment Fund—MML Mid Cap Growth Fund, (i) 60,461 shares of Common Stock held of record by Brighthouse Funds Trust I—T. Rowe Price Mid Cap Growth Portfolio, (j) 21,566 shares of Common Stock held of record by Marriott International, Inc. Pooled Investment Trust for Participant Directed Accounts, (k) 183,731 shares of Common Stock held of record by T. Rowe Price U.S.
Mid-Cap
Growth Equity Trust, (l) 48,232 shares of Common Stock held of record by Costco 401(k) Retirement Plan, (m) 8,082 shares of Common Stock held of record by MassMutual Select Funds—MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund, (n) 77,629 shares of Common Stock held of record by T. Rowe Price Diversified
Mid-Cap
Growth Fund, Inc., (o) 9,114 shares of Common Stock held of record by The Bunting Family III, LLC, (p) 2,683 shares of Common Stock held of record by Seasons Series Trust—SA Multi-Managed Mid Cap Growth Portfolio, (q) 40,350 shares of Common Stock held of record by Lincoln Variable Insurance Products Trust—LVIP T. Rowe Price Structured
Mid-Cap
Growth Fund, (r) 46,036 shares of Common Stock held of record by Voya Partners, Inc.—VY T. Rowe Price Diversified Mid Cap Growth Portfolio, (s) 6,257 shares of Common Stock held of record by T. Rowe Price
Tax-Efficient
Equity Fund, (t) 14,369 shares of Common Stock held of record by Lincoln Variable Insurance Products Trust—LVIP Blended Mid Cap Managed Volatility Fund and (u) 1,262 shares of Common Stock held of record by Jeffrey LLC. The business address of each of the affiliates of T. Rowe Price is c/o T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, MD 21202.

(15)
As of March 31, 2022. Based on a Form 13F filed by Maverick Capital Ltd. (“Maverick Capital”) on May 16, 2022. Maverick Capital is an investment adviser registered as such with the Securities and Exchange Commission and, as such, may be deemed to have beneficial ownership of the shares of Common Stock through the investment discretion it exercises over the accounts of its clients, the holders of record of the shares of Common Stock. The business address of each of the affiliates of Maverick Capital is c/o Maverick Capital, Ltd., 1900 N. Pearl Street, 20th Floor, Dallas, TX 75201.

(16)
The disclosure with respect to the remaining selling securityholders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of our Common Stock. Represents an aggregate of 225,000 shares of Common Stock beneficially owned by former directors of Dragoneer. The business address for such selling securityholders is c/o Dragoneer Investment Group, LLC, One Letterman Drive, Building D, Suite M500, San Francisco, California, 94129.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Shareholder Rights Agreement
In connection with the closing of the business combination, the Company entered into the Shareholder Rights Agreement, with certain of its stockholders, including entities affiliated with each of the Advent Investor, the OH Investor, the TCV Investor, Dragoneer and certain current and former officers and directors of the Company, providing for, among other things, certain board designation and representation rights, restrictions on transfer, certain covenants and preemptive rights and registration rights.
Senior Promissory Note
On February 25, 2020, CCC entered into a senior secured promissory note (“Senior Secured Promissory Note”) with Brian Herb, the Chief Financial Officer of CCC, pursuant to which Mr. Herb borrowed an aggregate principal amount of $0.7 million from CCC with an interest rate of 1.58% per annum. All outstanding amounts under the Senior Secured Promissory Note were repaid on February 10, 2021.
Policies and Procedures for Related Person Transactions
The Company adopted a formal written policy that became effective upon the completion of the business combination providing that the Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Company’s capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with the Company without the approval of the Company’s Audit Committee, subject to certain exceptions.
Indemnification of Directors and Officers
The Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (“DGCL”). In addition, the Charter provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.
In connection with the consummation of the business combination, we entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

BUSINESS
Throughout this section, references to “we,” “us,” and “our” refer to CCC and its consolidated subsidiaries as the context so requires.
Founded in 1980, CCC is a leading provider of innovative cloud, mobile, AI, telematics, hyperscale technologies and applications for the P&C insurance economy. Our SaaS platform connects trading partners, facilitates commerce, and supports mission-critical,
AI-enabled
digital workflows. Leveraging decades of deep domain experience, our industry-leading platform processes more than $100 billion in annual transaction value across this ecosystem, digitizing workflows and connecting more than 30,000 companies across the P&C insurance economy, including insurance carriers, collision repairers, parts suppliers, automotive manufacturers, financial institutions and others.
Our business has been built upon two foundational pillars: automotive insurance claims and automotive collision repair. For decades we have delivered leading software solutions to both the insurance and repair industries, including pioneering DRP in the U.S. beginning in 1992. Direct Repair Programs connect auto insurers and collision repair shops to create business value for both parties, and require digital tools to facilitate interactions and manage partner programs.
Insurer-to-shop
DRP connections have created a strong network effect for CCC’s platform, as insurers and repairers both benefit by joining the largest network to maximize opportunities. This has led to a virtuous cycle in which more insurers on the platform drives more value for the collision shops on the platform, and vice versa.
We believe we have become a leading insurance and repair SaaS provider in the U.S. by increasing the depth and breadth of our SaaS offerings over many years. Our insurance solutions help insurance carriers manage mission-critical workflows across the claims lifecycle, while building smart, dynamic experiences for their own customers. Our software integrates seamlessly with both legacy and modern systems alike and enables insurers to rapidly innovate on our platform. Our repair solutions help collision repair facilities achieve better performance throughout the collision repair cycle by digitizing processes to drive business growth, streamline operations, and improve repair quality. We have more than 300 insurers on our network, connecting with over 27,000 repair facilities through our multi-tenant cloud platform. We believe our software is the architectural backbone of insurance DRP programs and is the primary driver of material revenue for our collision shop customers and a source of material efficiencies for our insurance carrier customers.
Our platform is designed to solve the
“many-to-many”
problem faced by the insurance economy. There are numerous internally and externally developed insurance software solutions in the market today, with the vast majority of applications focused on insurance-only use cases and not on serving the broader insurance ecosystem. We have prioritized building a leading network around our automotive insurance and collision repair pillars to further digitize interactions and maximize value for our customers. We have tens of thousands of companies on our platform that participate in the insurance economy, including insurers, repairers, parts suppliers, automotive manufacturers, and financial institutions. Our solutions create value for each of these parties by enabling them to connect to our vast network to collaborate with other companies, streamline operations, and reduce processing costs and dollars lost through claims management inefficiencies, or claims leakage. Expanding our platform has added new layers of network effects, further accelerating the adoption of our software solutions.
We have processed more than $1 trillion of historical data across our network, allowing us to build proprietary data assets that leverage insurance claims, vehicle repair, automotive parts and other vehicle-specific information. We believe we are uniquely positioned to provide data-driven insights, analytics, and
AI-enhanced
workflows that strengthen our solutions and improve business outcomes for our customers. Our Smart Suite of AI solutions increases automation across existing insurance and repair processes including vehicle damage detection, claim triage, repair estimating, and intelligent claims review. We deliver real-world AI with more than 95 U.S. auto insurers actively using
AI-powered
solutions in production environments. We have processed more than 9 million unique claims using CCC deep learning AI as of December 31, 2021, an increase of more than 80 percent over December 31, 2020.

One of the primary obstacles facing the P&C insurance economy is increasing complexity. Complexity in the P&C insurance economy is driven by technological advancements, IoT data, new business models, and changing customer expectations. We believe digitization plays a critical role in managing this growing complexity while meeting customer expectations. Our technology investments are focused on digitizing complex processes and interactions across our ecosystem, and we believe we are well positioned to power the P&C insurance economy of the future with our data, network, and platform.
While our position in the P&C insurance economy is grounded in the automotive insurance sector, the largest insurance sector in the U.S. representing nearly half of DWPs, we believe our integrations and cloud platform are capable of driving innovation across the entire P&C insurance economy. Our customers are increasingly looking for CCC to expand its solutions to other parts of their business where they can benefit from our technology, service, and partnership. In response, we are investing in new solutions that we believe will enable us to digitize the entire automotive claims lifecycle, and over time expand into adjacencies including other insurance lines.
We have strong customer relationships in the
end-markets
we serve, and these relationships are a key component of our success given the long-term nature of our contracts and the interconnectedness of our network. We have customer agreements with more than 300 insurers (including carriers, self-insurers and other entities processing insurance claims), including 18 of the top 20 automotive insurance carriers in the U.S., based on DWP, and hundreds of regional carriers. We have more than 30,000 total customers, including over 27,000 automotive collision repair facilities (including repairers and other entities that estimate damaged vehicles), thousands of automotive dealers, 13 of the top 15 automotive manufacturers, based on new vehicle sales, and numerous other companies that participate in the P&C insurance economy.
We generate revenue through the sale of software subscriptions and other revenue, primarily from professional services. We generated $688.3 million of revenue for the year ended December 31, 2021, an increase of 9% from the prior year which included $34.7 million attributable to the portion of our casualty solution (specifically, the First Party Clinical Services) divested in fiscal year 2020. The divestiture of First Party Clinical Services had a (6%) impact on total revenue growth. Net loss for the year ended December 31, 2021 was $248.9 million, compared to a net loss for the year ended December 31, 2020 of $16.9 million, mainly due to $209.9 million of stock based compensation expense recognized in conjunction with the Business Combination. Adjusted EBITDA increased 28.9% year over year to $261.4 million.
P&C Insurance Economy
P&C insurance is one of the largest global industries. The U.S. P&C insurance industry alone serviced approximately $650 billion in DWP in 2020. Insurance is a necessity for the majority of businesses and consumers, and, as a result, the P&C insurance industry has seen steady long-term growth.
P&C insurers face a number of challenging market dynamics in today’s environment, including increasing customer expectations, competition from new entrants and business models, emerging technologies, retaining and attracting talent, and cost pressures. Insurers are often reliant on legacy on-premise
systems to assist with policy and claims adjustments and processing, which can be inflexible and costly to maintain, challenging their ability to innovate and respond to market dynamics.
Further complicating matters, the P&C insurance industry is dependent on the P&C insurance economy, an interconnected economy of industries that interact to service, underwrite, finance, and repair insured assets. Insurance carriers invest in data, systems, services and partnerships to manage the many required collaboration points across these industries. To deliver end-to-end
digital workflows and customer experiences, technology needs to extend beyond insurance organizations and include its supporting economy, in order to enable the many interactions and handoffs required to process insurance events.

In the automotive insurance sector, which represents nearly half of the U.S. P&C insurance industry, processing a single event, such as a claim, can require hundreds of micro-transactions across its supporting economy, involving consumers, lenders, collision repair facilities, automotive manufacturers, dealers, parts suppliers, medical providers, vehicle auctions, and others. These transactions depend on extensive hyper-local decisions and data, creating a level of complexity that can increase processing costs as well as the potential for fraud and other forms of claims leakage. For automotive claims, the end result is more than one billion days of cumulative claims cycle time (loss date to claim completion date) in the U.S. each year. For our insurance partners, cycle time is costly, which is one reason why, as of 2021, CCC’s platform is relied upon by 18 of the top 20 auto insurers based on DWP in the U.S. to digitize complexity and improve business outcomes.

The complexity seen in one auto claim grows exponentially more difficult to manage at scale, and complexity is continuing to increase across the P&C insurance economy. In the automotive sector, this is due to several converging factors including, without limitation:

•	Vehicle parts proliferation: Repairable parts per auto claim have increased 48% since 2010

•	Internal technology systems: An average new vehicle uses more than 100 million lines of code

•	Growing connected car capabilities: 86% of new vehicles to be sold in 2022 are forecasted to have embedded cellular connectivity

•	TaaS and other new business models: More than 40 million rides are shared per month in the U.S.

•	ADAS and diagnostics systems: The number of vehicles receiving a diagnostic scan as part of a collision repair has increased 1,000% since 2017

•	Vehicle Electrification and related infrastructure: Recent OEM announcements translate to estimated cumulative electric light-duty-vehicle sales of 55-72 million by 2025
We believe the only way to effectively manage increasing complexity is through digitization. Since our inception over forty years ago, we have focused our technology on what we believe to be our customers’ most complex problems. We have digitized total loss valuations, repair estimates, DRP programs, shop management functions, repair workflows, medical claims, parts ordering, and much more. In the process, we have built integrations and facilitated partnerships that enable information sharing across our vast network of customer companies. Our solutions are well-suited for the next wave of complexity, and we believe these trends will continue to accelerate adoption of CCC’s platform and applications.
Our Approach
Serving as the platform for the P&C insurance economy is a significant challenge that CCC is uniquely positioned to address. We believe our proprietary data and network assets, combined with our track record of innovation on our cloud platform, differentiates us from other potential P&C platform companies. Our approach is to continue to innovate and expand our solutions to create value for the P&C insurance economy.
CCC’s foundation for innovation is built upon decades of data and extensive network assets. We have deep proprietary data assets and more than $1 trillion of historical data, enabling us to provide insights, analytics, and
AI-driven
workflows. Our leading network was built company by company, and spans the P&C insurance economy, giving us the ability to deploy cross-market solutions and create seamless customer experiences. We believe our data and network assets are highly differentiated and very difficult to replicate.
Our innovative cloud-based applications provide the P&C insurance economy with the capabilities required to manage their businesses, optimize decision making, and digitize intricate workflows. We have a proven Research & Development (R&D) engine with a strong track record of software innovation and deployment on our cloud platform. CCC’s innovations are helping to deliver on the industry’s vision of achieving Straight-Through Processing (STP) – processing claims digitally with limited to no human intervention. In the third quarter of 2021, CCC launched CCC Estimate – STP, the industry’s first estimating experience capable of delivering touchless line level estimate detail in minutes. By combining artificial intelligence, insurer driven rules and a connected ecosystem, Estimate – STP is designed to revolutionize the estimating experience for insurers and policyholders. CCC Estimate – STP has already been deployed in-market
with eight insurance carriers.
We believe our ability to rapidly innovate and deploy new software solutions via our cloud technology platform, along with our depth of data and leading network, sets us apart from the competition. The key benefits we deliver for our customers include:

•
Multi-tenant cloud platform enabling flexibility and innovation:
CCC’s platform operates in a secure multi-tenant cloud environment, with over 520,000 registered users and 3.5 billion database transactions processed per day. Our platform enables us to innovate in response to new market trends and customer needs and rapidly deploy new solutions to our more than 30,000 customers. We continuously enhance existing solutions and bring new solutions to market, deploying more than 1,700 software releases in 2021.

•
Deep domain expertise:
With decades of experience serving the insurance economy, we have developed a deep understanding of the industries and ecosystem we serve. Our domain expertise enables us to offer tailored solutions to help our customers achieve their business objectives. We understand the importance of the role we play as the independent party facilitating interactions across various ecosystem participants, and as a result, we have developed deep and trusting relationships with our customers. We are well positioned to enable cross-market programs and partnerships and have a decades-long history playing this role. Our business is led by a deep and experienced management team with a customer-centric mindset.

•
Long-term customer relationships:
Over several decades we have developed strong relationships with leading insurers, collisions repair groups, and automotive manufacturers, among others. Our company-wide Net Promoter Score is 80, which underscores the customer-centric focus that defines our organization including our sales, marketing, product, technology, and operations teams. We are a trusted partner to our clients, which allows us to collaborate and adapt our business based on customer feedback and changing expectations to stay ahead of our competition.

•
Network access:
CCC’s cloud platform is used by more than 30,000 companies, including insurers, repairers, automotive manufacturers, parts suppliers, financial institutions, and others. Integrating to CCC’s platform unlocks real-time cloud connections across our ecosystem, enabling customers to digitize workflows that are otherwise cumbersome and costly. Our network processes more than 400 million interface transactions each year where information is passed from one network participant to another; for example, from an insurer to a repair facility.

•
Proven R&D engine:
We invest heavily in R&D efforts and are committed to delivering market-leading technology for the P&C insurance economy. In recent years, our innovation efforts have focused on Mobile and AI technology, and we have released several new solutions incorporating Mobile and AI that have experienced rapid industry adoption as our customers look to improve customer experience and enable automation. We deploy real-world AI solutions at enterprise scale. Our AI solutions combine our data assets with proprietary machine learning and analytics frameworks to automate processes so as to reduce processing costs and leakage for our customer base. Today, CCC has developed more than 300 AI models, some of which are in use across more than 95 insurers, including 18 of the top 20 U.S. automotive insurers in 2021 based on DWP.

•
Proprietary data assets:
CCC’s platform has processed more than $1 trillion of historical data, enabling us to deliver unique analytics and insights for our customers leveraging our deep proprietary data assets. Our platform allows customers to make optimal decisions by incorporating event-specific factors, local geographic factors, and historical data. Database solutions and corresponding rules engines can be configured and adjusted in real-time based on business needs and market trends.

•
Enterprise scale and support:
We process more than $100 billion of transactions annually for our more than 30,000 customers, delivering mission-critical SaaS solutions that our customers can count on. Since January 2018, CCC’s systems have achieved 99.94% uptime on average, giving our customers the confidence to depend on CCC’s performance. We have dedicated implementation and training teams, and have proven success in implementing solutions for leading insurance carriers and thousands of small businesses.

Our Growth Strategy
We intend to extend our position as the leading provider of SaaS solutions for the P&C insurance economy. The key components of our strategy are:

•
Growing our customer base:
Our customers span the P&C insurance economy, and we believe we have significant opportunity to continue to grow our customer base by targeting key new accounts and expanding our sales and marketing capabilities. We believe there is ample opportunity to add new customers within the U.S., where our business is most established.

•
Deepening relationships with existing customers:
We seek to grow our revenue base with existing customers primarily by selling additional software subscriptions. We regularly launch new solutions and have a proven track record of cross-selling software across our customer segments, as well as up-selling
customers based on package and feature upgrades. We intend to build upon strong customer relationships and access to key customer decision makers to increase software adoption and usage.

•
Expanding the breadth of our solutions:
Our long-term focus is to digitize all P&C insurance economy workflows, targeting processing costs and leakage. In 2021, our R&D spend was 24% of revenue; however, including the impact of capitalized time related to internal use software, our total spend was 27% of revenue on R&D with a primary focus on technology leadership and continuous innovation. In 2021 we launched offerings that expanded the breadth and depth of our solutions across a number of areas, including Estimate – STP for insurance,
Estimating-IQ
for repair, Enterprise Payments, and more.

•	Broadening our network ecosystem: We have a large network of companies on our platform that are dependent on the P&C insurance economy and derive value from connecting to others across the ecosystem through CCC. The breadth and depth of our platform creates network effects that accelerate the demand for our software solutions. We intend to extend our network of companies to enhance our value proposition and create new market growth opportunities.

•
Growing our geographic footprint:
We believe there is significant opportunity for our solutions outside of the U.S. For example, in China we have built an early leadership position with four of the top five insurance carriers and are positioning ourselves to establish an ecosystem that is similar to ours in the U.S. We believe similar opportunities exist in other markets across the world which we intend to pursue over time.

•
Pursuing acquisitions:
We have acquired and integrated numerous businesses throughout CCC’s history. We intend to continue to pursue targeted acquisition opportunities to accelerate our business strategy and growth through solution, market, or geographic expansion.

Our Solutions
We provide an integrated suite of software applications built on our cloud platform to serve the P&C insurance economy, including insurance, repair, and other end-markets.
Our SaaS solutions are sold individually, bundled, or in packages, depending on the specific solution and end-market.

CCC Insurance Solutions
CCC’s solutions help insurers digitize processes, from customer intake to claims, while building smart, dynamic experiences for their customers. Many of our solutions leverage the power of the CCC network by facilitating ecosystem interactions required to complete insurer processes. All of our insurance solutions are cloud-based SaaS solutions that power critical carrier workflows. Our insurance solutions represent approximately 52% of our 2021 total revenues, with 94% of that representing software revenue and 6% representing other revenue. Our key insurance solutions include:

•
CCC Workflow:
Our suite of workflow tools supports
end-to-end
digital insurance workflows, from customer intake to claim resolution. Our solutions enable mobile experiences, modern communications, configurable workflows, and network integrations, all while empowering insurers to seamlessly customize and configure solutions to meet unique business needs. Mobile modules provide a digital channel for communicating with the modern consumer, starting with vehicle documentation when a new insurance policy is created. Our solutions support critical claims processes, including claims documentation, photo capture, repair scheduling, and two-way
text communications. Our workflow solutions leverage a sophisticated rules engine to customize routing for escalations, review, and approval processes. Our network management capability powers insurance DRPs, enabling insurers to seamlessly connect and collaborate with repair facilities and other companies to provide accurate and timely information about a claim flow from the right party at the right time.

•
CCC Estimating:
Our insurance automotive repair estimating solution is built on CCC’s proprietary estimating database that has been cultivated for decades to deliver best-in-class
repair estimating data and decisioning. CCC estimating innovations have enabled virtual inspections using consumer photos, integrated to CCC’s portal. Estimates are further automated by AI that combines machine learning and estimating logic to predict repair requirements, suggest estimate lines, and generate fast baseline estimates. Our Estimate – STP solution takes estimate automation to the next level by combining AI, digital workflows, data, and partner connections to automatically initiate and populate detailed estimates within seconds. The outcome is actionable estimates with line-level detail, including parts, labor operations and hours, and taxes. Our estimating solutions accelerate auto physical damage estimation to reduce costs and cycle time for our customers.

•
CCC Total Loss:
Total loss solutions enable our insurance customers to identify, value, and resolve total loss automotive claims digitally. We deliver valuations representing a vehicle’s fair market value based on CCC’s market-driven valuation methodology and provide insurers with information to make total loss determinations. Once a total loss has been identified, we support our carrier customers in managing lender payoff requests, letters of guarantee, lien and title resolution, and signature collection. Throughout the process, our mobile solutions deliver a seamless customer experience integrated into CCC’s holistic workflow suite.

•
CCC AI and Analytics:
We inject AI and Analytics throughout CCC’s software offerings to accelerate decision-making and improve outcomes. We have numerous AI solutions in production with leading insurers and are continuing to invest to improve our AI and launch new
AI-enabled
solutions. All of our core software offerings are supported by Analytics solutions that allow our customers to benchmark and manage their business performance across key performance indicators.

•
CCC Casualty:
Personal injuries resulting from automotive accidents lead to casualty claims, which require insurers to process medical bills and demand packages for first and third-party claims, respectively. Our casualty solutions automate and expedite casualty claims processing by applying intelligent rules engines based on insurer-specific parameters to process casualty claims data quickly and segment payment-ready bills from those that the insurer wants to review. Our tools and services modernize a manual, paper-burdened system with a comprehensive, configurable experience to help insurers make timely, consistent payments across bill types, and provide analytics dashboards to visualize trends and industry benchmarks.

CCC Repair Solutions
CCC’s solutions help automotive collision repairers achieve better shop performance, from lead generation through repair completion and payment. Our platform improves every stage and level of the collision repair cycle, combining key business operations into one solution to drive more business, improve repair quality, simplify operations, and exceed customer expectations for our collision facility customers. Collision repairers use our platform to connect with the industry’s leading network of partners and suppliers across the insurance and repair ecosystem. Our repair solutions represented approximately 42% of our 2021 total revenues, with 99% of that representing software revenue and 1% representing other revenue. Our key repair solutions include:

•
CCC Estimating:
Our collision repair estimating solution is built on CCC’s proprietary database that enables repair estimate creation while connecting repairers to real-time parts pricing and availability, Original Equipment Manufacturer (“OEM”) repair procedures, and insurer guidelines. Repairers can capture photos and repair information at the vehicle with CCC’s Estimating mobile application and collaborate on repair estimates digitally with insurance partners. Users have access to our network of insurers and their corresponding requirements, which can accelerate estimate reviews and supplemental requests. Our
Estimating-IQ
upgrade incorporates AI into the repair estimating application to provide repairers with a jump start on estimating by applying machine learning to prepopulate estimates with parts and labor operations based on photos of vehicle damage and individual repair facility configurations. Our estimating solutions help reduce errors and improve cycle time for collision repairers and their partners.

•
CCC Network Management:
We provide software solutions that power collaboration between repairers and insurers. Our technology facilitates the majority of the automotive insurance DRP in the U.S. Participating repairers benefit from our connected technology platform that allows them to receive repair assignments and collaborate with partner insurers throughout the repair process, delivering on program metrics that drive their business. We also provide tools that allow repair Multi Store Owners (“MSOs”) to manage performance, metrics, and compliance across their repair shop network.

•
CCC Repair Workflow:
Repair workflow is the industry’s leading repair management tool that accelerates productivity and simplifies operations for thousands of repair facilities. Repairers can schedule and track vehicle repair status, assign tasks, and manage productivity across their operation. Configurable dashboards provide visibility into performance. Repairers can also streamline repair management leveraging CCC’s real-time parts ordering platform, selecting parts from multiple vendors through a single cart and invoice.
Customer-to-shop
payments are integrated as well, automatically storing payment records and simplifying reconciliation.

•
CCC Repair Quality:
We provide advanced solutions to
help repairers deliver quality repairs. Our repair procedures provide technicians with a single source for data-driven insights to assist them in conducting thorough, consistent repairs, reducing the need for multiple subscriptions and enabling access to current OEM guidelines and processes. Our checklist solutions enable documentation of standard operating procedures and tracking of performance which allows shop managers to identify areas for improvement. CCC’s diagnostics solutions simplify scan initiation and reporting with integrated functionality for all scan types (OEM Direct, Technician Assisted, or Aftermarket), which saves repairers time on pre, post, and calibration scans.

CCC Other Ecosystem Solutions
CCC’s solutions support other segments of the insurance ecosystem, including parts suppliers, automotive manufacturers, and financial institutions. These solutions extend the CCC network and create value for companies connecting to our platform to improve business outcomes. Other ecosystem solutions represent approximately 5% of our 2021 total revenue, with 91% of that representing software revenue and 9% representing other revenue. Some of CCC’s other ecosystem solutions include:

•
CCC Parts Solutions:
Our parts platform allows automotive parts wholesale dealers, aftermarket parts suppliers, and parts recyclers to make their inventory available to our collision repair and insurance networks in real-time. Using this platform, participating customers are able to use our platform to give their parts maximum visibility at the moment when repairers are using CCC software to write their repair estimates. This enables parts providers to display their parts inventory and promotional pricing, while automating order processing, invoicing, and settlement.

•
CCC Automotive Manufacturer Solutions:
We offer a range of automotive manufacturer solutions that give access to our network, enable repair quality, and leverage telematics vehicle data to create valuable efficiencies across insurance and repair workflows. We provide network management tools to automotive manufacturers including network dashboards, that deliver detailed metrics on certified repair shop network performance and inform data-driven decisions. We enable the integration of up-to-date
OEM repair methods and diagnostics trouble codes into our platform to give our network of repair facilities and technicians the tools to execute a proper repair. Our automotive telematics solutions enable new use cases across CCC’s integrated ecosystem, including connected safety and vehicle diagnostics solutions. Our telematics solutions integrate vehicle telemetry data, such as driving data, accident data, and diagnostics trouble codes, into existing insurance and repair workflows, expediting decisions and reducing cycle time across our ecosystem. Auto manufacturers also benefit from CCC Parts and Lender solutions, across their parts and financing businesses, respectively.

•
CCC Lender Solutions:
Our lender portal integrates into CCC’s insurance solutions, enabling financial institutions with automotive loans to optimize vehicle total loss processes. Auto lenders connect with participating insurers to receive earlier notice of loss, digitally exchange documents, and quickly settle existing loans while minimizing the likelihood of missed customer payments. This improves customer experience, boosts productivity, and reduces cycle time.

•
CCC Payments:
Our enterprise payments platform, launched in the third quarter of 2021, enables electronic payment flows via a third-party payment processing partner for companies across the P&C insurance economy. CCC payments functionality is designed to integrate into existing CCC applications, presenting payment information within existing workflows. The solution is initially focused on insurer outbound B2B payments, where it enables payments across P&C lines. Recipients of payments only need to enter their payment information once to have it seamlessly deployed across the CCC network, making it easy to activate electronic payments at scale. Our payments platform reduces administrative costs and cycle time while improving customer satisfaction.

CCC International Solutions
CCC provides insurance claims software in China, with four of the top five automotive insurers in China using our platform. Our software solutions are tailored for the Chinese market, and include workflow, estimating, audit and analytics solutions. We are expanding our software solutions in China to the automotive repair market, where we are building momentum with repair facilities and automotive dealers. We are assessing other international market expansion opportunities by evaluating partnerships and acquisitions of strategic assets. Our international solutions represent approximately 1% of our 2021 total revenue, with 100% of that representing software revenue.
Our Technology
CCC has been a technology leader in the P&C insurance economy for several decades and has a strong track record of innovation. We were one of the leaders in the transition to cloud services, launching our initial CCC cloud capabilities beginning in 2003. Today, our solutions are powered by our secure multi-tenant cloud. Our cloud architecture creates several benefits for our customers and partners across the P&C insurance economy, including:

•
Ease of implementation
: We are able to implement solutions rapidly and cost-effectively, with average customer implementations taking less than three months. Implementations are performed by CCC’s service operations and training teams, and rarely require the support of external consultants. We utilize an Application Programming Interface (“API”) framework to integrate to our customers’ existing systems, enabling CCC’s solutions to perform high-value workflows without disrupting existing business processes.

•	Flexibility : Our solutions are highly flexible, enabling customers to deploy our software in various ways to meet their needs. For example, our insurer mobile services can be integrated into customer applications via SDKs, deployed via HTML5, or enabled by API calls. In addition, customers can configure and adjust rules based on business outcomes, which can be deployed in real-time via the CCC cloud. For example, our configurable carrier workflow allows insurers to design custom workflows that create differentiated experiences and adjust parameters to deliver targeted results.

•
Innovation
: We invest heavily in R&D and continuously bring new innovative solutions to market. For existing customers with integrations to CCC’s platform, new solutions can be deployed into production environments as soon as configuration and training is complete, enabling our customers to keep up with rapidly changing industry trends and customer expectations. We continuously update and enhance our software, deploying more than 1,700 releases in 2021, with a software release quality success rate averaging more than 96% since 2018.

•
Security and Quality
: CCC’s software suite is provided as SaaS hosted in multiple geographically diverse hosting locations, with data replication between primary hosting locations and secondary locations in near real-time. CCC protects its services through a series of complex security controls and services, including but not limited to privileged access controls, malware detection and prevention controls, secure application development controls, controls for data at rest, and in transmission, external threat and prevention testing, benchmarking and 24x7 Security Operations Center (“SOC”) monitoring.

•
Availability and Uptime
: CCC’s application environment is designed for high availability utilizing redundant databases, servers, network components, and storage, which maximizes availability through a network architecture designed to compartmentalize web, application, and database layers. Since 2018, CCC system availability has been 99.94% while meeting CCC’s customer service performance and processing commitments.

Our technology infrastructure offers proven performance at enterprise scale and is designed to support the future needs of our industry as data continues to proliferate. As of year-end
2021, we process more than 90 terabytes of network traffic and execute nearly 3.5 billion database transactions each day. We have invested in hyperscale infrastructure, enabling us to effectively process and store extremely large amounts of information, photos, videos, and driving data. For example, we receive, process, and store more than 500 million photos each year.
Our application layer delivers solutions to a base of more than 520,000 registered users. CCC applications power end-to-end
customer experiences, digital workflows, AI, network management, and telematics capabilities across the markets we serve. Our AI approach is based on automated deep learning and parallel processing of mathematical models. This comprehensive approach to data science allows us to continuously improve the accuracy of existing models and release new models that automate time consuming workloads.
Network integrations across more than 300 insurers, 27,000 repair facilities, and thousands of other ecosystem participants unlock the power of the CCC platform. Our network creates tremendous value for our customers, is not easily replicated, and sets us apart from other vertical software companies. We believe that integrating to the insurance economy is the only way to deliver full end-to-end
digital workflows across insurance processes. Today we enable more than 400 million interface transactions each year.
Research and Development
Our market leading research and development efforts focus on enhancing our solutions to meet the complex requirements of our customers with a focus on capabilities, operational efficiency, security, and privacy in the cloud. In addition, we invest in new solutions that expand the breadth of our software offerings and create new capabilities for our customers, leveraging current technologies. Our research and development efforts are intended to help our customers improve their operations; drive greater digital engagement with their customers and business partners; and gather, store, and analyze data to improve business decisions. We also invest significantly in developing our solutions, services and necessary integrations to meet market requirements, including regulations, language, currency, and local terminology. This market-specific functionality must be updated regularly to stay current with regulatory changes in each market. We rely on a geographically dispersed engineering team, which has grown organically and through acquisitions.
Sales and Marketing
CCC marketing and sales organizations directly engage with decision-makers and industry leaders across the P&C insurance economy to drive software adoption. Our digital marketing provides CCC with a platform to execute highly targeted outreach to tens of thousands of active and prospective clients by customizing communications based on specific client needs or marketplace trends.
Our sales teams are structured to address the different needs of our markets. For our small business sales efforts, CCC employs a geographically dispersed account team structure to facilitate in-person
demos and direct sales, along with an inside sales team. For larger insurance and automotive clients, CCC combines both enterprise and regional account teams with solutions and consulting services to lead marketing and sales efforts. Custom analysis, trial programs, and highly consultative account teams drive customer software expansion and adoption.
As a thought leader across the P&C insurance economy, CCC delivers valued data and perspectives to these industries. As the publisher of Crash Course, a robust industry dataset on Auto Physical Damage and Casualty claims trends, CCC engages clients and prospects with custom content, industry analysis, and unique insights. Monthly reports and trends data underpin our marketing outreach generating awareness in trade journals, industry presentations, and online publications. CCC collaborates with partners, clients, and thought leaders to market our solutions and expand our network. Clients participate with us in industry roundtables, including
CCC-hosted
industry councils across each of the industries we serve. Additionally, CCC hosts an invitation-only Industry Conference annually.
We leverage our strategic partnerships and networks to drive sales and market software functionality. Suppliers and clients on the CCC network, including major parts suppliers, diagnostics service providers, and OEM and insurance partners, help to market CCC software. These co-marketing
efforts expand our network and reinforce client value.
Our Customers
We believe we have strong customer relationships across the more than 30,000 total customers in the end markets we serve, and these relationships are a key component of our success given the long-term nature of our contracts and interconnectedness of our network.
We have more than 300 total insurance customers in the U.S., comprised of national carriers and regional carriers. In 2021, our national carrier customers included 18 of the top 20 automotive insurers based on DWP, with average customer relationships spanning more than 10 years, and numerous exclusive arrangements. Our national carrier customers also represent 16 of the top 20 overall P&C insurers in the U.S based on DWP. We work with hundreds of regional carriers, and across all our insurance customers our average contract is approximately three to five years in duration.
We have more than 27,000 automotive collision repair customers, including national MSOs, regional MSOs, independent repair facilities, and automotive dealers that perform collision repair. We partner with all of the national MSOs across the U.S. Our average repair facility contract is approximately 3 years in duration.
In addition to insurance and repair, our customers include more than 4,000 parts suppliers, 13 of the top 15 automotive manufacturers as of 2021, and other companies that participate in the P&C insurance economy. Our software solutions and platform are designed to create value for our customers by boosting efficiency, improving cycle time, increasing innovation potential, and enhancing end-customer experiences.
Competition
The P&C insurance economy software market is highly competitive and fragmented. This market is subject to changing technology, shifting customer needs, and introductions of new and innovative software solutions. Our competitors vary in size, breadth, and scope of their solutions. Our current principal competitors include the following:

•
Internally developed software
: Our large customers have sufficient IT resources to maintain and update their own proprietary internal systems and to invest in new technology capabilities. Often these in-house
technology programs will be supported by large-scale consulting firms.

•
P&C insurance software vendors
: A number of vendors provide software solutions that are specifically designed to meet the needs of the P&C insurance industry, including core systems providers, underwriting data and software providers, and claims software providers. Some of these vendors have supporting ecosystems that enable integration to third parties to facilitate interaction with the supporting P&C insurance economy.

•
Other ecosystem software vendors
: Other established vendors and startups offer software targeting specific needs for certain segments of the P&C insurance economy, such as collision repair facility software solutions and parts
e-commerce
platforms.

Competitive factors in our industry will vary across solution and ecosystem segments. The principal competitive factors include software functionality, performance and value delivery, innovation potential, network breadth, implementation and support, and customer references. We believe that we compete favorably on the basis of each of these factors.
Intellectual Property
We own or have pending patents and patent applications, which generally apply to our software. As of December 31, 2021, we owned 25 issued U.S. patents, which are scheduled to expire between June 2022 and April 2038, and 10 patent applications pending for examination in the U.S.
In addition, we enter into confidentiality and proprietary rights agreements with employees, consultants, contractors and business partners, and employees and contractors are also subject to invention assignment provisions. As part of our contracting process with third parties, we use contract terms such as limited licenses, restrictions on use, and confidentiality, as additional measures to protect our intellectual property.
Environmental, Social and Governance (“ESG”)
As we have recently become a public company, we are currently formalizing our approach to ESG to ensure that stakeholder needs and material ESG topics have appropriate strategies and governance in place. We are developing a formal framework for ESG that we will report on in the future. We look forward to enhancing our disclosures for ESG as we continue to make progress on this critical initiative.
Human Capital Management
As of December 31, 2021, we had approximately 2,250 employees and 100 contingent employees. As of December 31, 2021, we had approximately 2,100 employees in the U.S. and approximately 150 employees internationally. None of our employees are represented by a labor union and we have not had any work stoppages.

Throughout the
ongoing COVID-19
pandemic we have prioritized the health and safety of our employees, offering a flexible work model that balances business requirements and employee preferences. We believe this approach helped us continue to retain our current employees and remain competitive when hiring future talent.
Our highly engaged workforce is a result of employees’ collective demonstration of our values—integrity, customer-focus, innovation, inclusion and diversity, and tenacity—as well as our collaborative and results-oriented culture. Our annual performance management process embeds behavioral competencies holding our leaders accountable for maintaining highly engaged teams and supporting the development of others. Every employee is encouraged to work with their manager to create an individual development plan focused on their career aspirations and documenting objectives they will strive to achieve through opportunities such as self-directed e-learning,
soft-skill and technical/product training via our Learning Academy, professional certifications, stretch assignments, and our formal mentorship program. We also offer tuition reimbursement for employees who wish to continue their formal education. In 2021, much of our leadership development investment was dedicated to increasing awareness around the critical importance of Inclusion and Diversity (“I&D”) as a key business enabler, specifically equipping our people leaders with the skills and tools to lead inclusively.
Our goal is to hire individuals who share the passion for and commitment to the work we do. We offer a comprehensive compensation and benefits program that includes competitive wages, a 401(k) with match, an Employee Stock Purchase Program, and a wellness program. Recognizing the importance of work/life balance to mental and physical health, we offer an Employee Assistance Program and a generous PTO plan that we encourage employees to use. To ensure we are advancing our under-represented hiring, we have partnered with several job boards and technical event-based recruiting companies who help to expand our reach to a broader, more diverse set of candidates. We have a formal internship program, targeting leading universities throughout the Midwest and partnering with under-represented university groups. Through our focus on increasing the diversity of our candidate pool, we increased the number of 2021 new hires from under-represented backgrounds as compared to the prior year.
We believe a diverse workforce at all levels and an inclusive culture are foundational to our success and will enable us to better serve our customers. We have advanced our commitment to I&D through the creation of a new Diversity Advisory Council (“DAC”), whose mission is to support the development and execution of our I&D strategy. Through the DAC, we organized 12 unique cultural/heritage events to celebrate and honor the diversity of our team members and launched CCC’s first employee resource group dedicated to supporting the needs of our African American employees.
We recognize that women and people of color continue to be under-represented in the technology and collision repair industries, and that’s why we prioritize our corporate giving to those organizations whose mission is to increase access and exposure to careers in these fields. In 2021, we initiated new partnerships with Black Girls Code and the Thurgood Marshall College Foundation, while continuing our long-standing support of the Collision Repair Education Foundation, Collision Industry Foundation, and Women’s Industry Network.
Properties
Our corporate headquarters are located at 167 N. Green Street, Chicago, Illinois, where we occupy approximately 141,000 square feet of office space pursuant to a lease that expires in 2037. We maintain additional leased office spaces in various locations in the United States and China pursuant to leases that expire between 2022 and 2027. We own a commercial office building in Sioux Falls, South Dakota. We believe that our current facilities are adequate for our present needs and suitable additional facilities will be available to us on commercially reasonable terms if and when needed.
Legal Proceedings
In the ordinary course of business, CCC and its subsidiaries are (or may become) parties to litigation involving property, personal injury, contract, intellectual property and other claims, as well as stockholder derivative actions, class action lawsuits and other matters. The amounts that may be recovered in such matters may be subject to insurance coverage. Although the results of legal proceedings and claims cannot be predicted with certainty, neither CCC nor any of its subsidiaries is currently a party to any legal proceedings the outcome of which, we believe, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition, or results of operations. See Note 23 to CCC’s condensed consolidated financial statements included elsewhere in this prospectus for additional information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read together with our condensed consolidated audited financials and unaudited condensed consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the forward-looking statements included herein. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” as set forth elsewhere in this prospectus.
Unless otherwise indicated or the context otherwise requires, references to “CCC,” the “Company,” “we,” “us,” “our” and other similar terms refer to Cypress Holdings Inc. and its consolidated subsidiaries prior to the Business Combination and to CCC Intelligent Solutions Holdings Inc. and its consolidated subsidiaries after giving effect to the Business Combination.
Business Overview
Founded in 1980, CCC is a leading provider of innovative cloud, mobile, AI, telematics, hyperscale technologies and applications for the P&C insurance economy. Our SaaS platform connects trading partners, facilitates commerce, and supports mission-critical,
AI-enabled
digital workflows. Leveraging decades of deep domain experience, our industry-leading platform processes more than $100 billion in annual transaction value across this ecosystem, digitizing workflows and connecting more than 30,000 companies across the P&C insurance economy, including insurance carriers, collision repairers, parts suppliers, automotive manufacturers, financial institutions and others.
Our business has been built upon two foundational pillars: automotive insurance claims and automotive collision repair. For decades we have delivered leading software solutions to both the insurance and repair industries, including pioneering DRP in the U.S. beginning in 1992. Direct Repair Programs connect auto insurers and collision repair shops to create business value for both parties, and require digital tools to facilitate interactions and manage partner programs.
Insurer-to-shop
DRP connections have created a strong network effect for CCC’s platform, as insurers and repairers both benefit by joining the largest network to maximize opportunities. This has led to a virtuous cycle in which more insurers on the platform drives more value for the collision shops on the platform, and vice versa.
We believe we have become a leading insurance and repair SaaS provider in the U.S. by increasing the depth and breadth of our SaaS offerings over many years. Our insurance solutions help insurance carriers manage mission-critical workflows, from claims to underwriting, while building smart, dynamic experiences for their own customers. Our software integrates seamlessly with both legacy and modern systems alike and enables insurers to rapidly innovate on our platform. Our repair solutions help collision repair facilities achieve better performance throughout the collision repair cycle by digitizing processes to drive business growth, streamline operations, and improve repair quality. We have more than 300 insurers on our network, connecting with over 27,000 repair facilities through our multi-tenant cloud platform. We believe our software is the architectural backbone of insurance DRP programs and is the primary driver of material revenue for our collision shop customers and a source of material efficiencies for our insurance carrier customers.
Our platform is designed to solve the
“many-to-many”
problem faced by the insurance economy. There are numerous internally and externally developed insurance software solutions in the market today, with the vast majority of applications focused on insurance-only use cases and not on serving the broader insurance ecosystem. We have prioritized building a leading network around our automotive insurance and collision repair pillars to further digitize interactions and maximize value for our customers. We have tens of thousands of companies on our platform that participate in the insurance economy, including insurers, repairers, parts suppliers, automotive manufacturers, and financial institutions. Our solutions create value for each of these parties by enabling them to connect to our vast network to collaborate with other companies, streamline operations, and reduce processing costs and dollars lost through claims management inefficiencies, or claims leakage. Expanding our platform has added new layers of network effects, further accelerating the adoption of our software solutions.
We have processed more than $1 trillion of historical data across our network, allowing us to build proprietary data assets that leverage insurance claims, vehicle repair, automotive parts and other vehicle-specific information. We are uniquely positioned to provide data-driven insights, analytics, and
AI-enhanced
workflows that strengthen our solutions and improve business outcomes for our customers. Our suite of AI solutions increases automation across existing insurer processes including vehicle damage detection, claim triage, repair estimating, intelligent claims review, and subrogation. We deliver real-world AI with more than 95 U.S. auto insurers actively using
AI-powered
solutions in production environments. We have processed more than 9 million unique claims using CCC deep learning AI as of December 31, 2021, an increase of more than 80 percent over December 31, 2020.
One of the primary obstacles facing the P&C insurance economy is increasing complexity. Complexity in the P&C insurance economy is driven by technological advancements, Internet of Things (“IoT”) data, new business models, and changing customer expectations. We believe digitization plays a critical role in managing this growing complexity while meeting customer expectations. Our technology investments are focused on digitizing complex processes and interactions across our ecosystem, and we believe we are well positioned to power the P&C insurance economy of the future with our data, network, and platform.
While our position in the P&C insurance economy is grounded in the automotive insurance sector, the largest insurance sector in the U.S. representing nearly half of Direct Written Premiums (“DWP”), we believe our integrations and cloud platform are capable of driving innovation across the entire P&C insurance economy. Our customers are increasingly looking for CCC to expand its solutions to other parts of their business where they can benefit from our technology, service, and partnership. In response, we are investing in new solutions that we believe will enable us to digitize the entire automotive claims lifecycle, and over time expand into adjacencies including other insurance lines.
We have strong customer relationships in the
end-markets
we serve, and these relationships are a key component of our success given the long-term nature of our contracts and the interconnectedness of our network. We have customer agreements with more than 300 insurers (including carriers, self-insurers and other entities processing insurance claims), including 18 of the top 20 automotive insurance carriers in the U.S., based on DWP, and hundreds of regional carriers. We have more than 30,000 total customers, including over 27,000 automotive collision repair facilities (including repairers and other entities that estimate damaged vehicles), thousands of automotive dealers, 13 of the top 15 automotive manufacturers, based on new vehicle sales, and numerous other companies that participate in the P&C insurance economy.
We generate revenue through the sale of software subscriptions and other revenue, primarily from professional services. We generated $688.3 million of revenue for the year ended December 31, 2021, an increase of 9% from the prior year which included $34.7 million attributable to the portion of our casualty solution (specifically, the First Party Clinical Services) divested in fiscal year 2020. The divestiture of First Party Clinical Services had a (6%) impact on total revenue growth. Net loss for the year ended December 31, 2021 was $248.9 million, compared to a net loss for the year ended December 31, 2020 of $16.9 million, mainly due to $209.9 million of stock-based compensation expense recognized in conjunction with the Business Combination. Adjusted EBITDA increased 28.9% year-over-year to $261.4 million. See our reconciliation of EBITDA and Adjusted EBITDA within the section titled “Non-GAAP Financial Measures.”

Basis of Presentation
Our consolidated financial statements and accompanying notes included elsewhere in this prospectus include our accounts and those of our consolidated subsidiaries and were prepared in accordance with GAAP. Intercompany transactions and balances are eliminated in consolidation. The consolidated financial statements include 100% of the accounts of wholly-owned
and
majority-owned
subsidiaries and the ownership interest of the minority investor is recorded as a non-controlling
interest in a subsidiary.
We operate in one operating segment. Our chief operating decision maker is the chief executive officer. The chief executive officer reviews financial information presented on a consolidated basis, accompanied by information about revenue by type of service and geographic region, for purposes of allocating resources and evaluating financial performance.
Effective January 1, 2021, our lease accounting policy follows the guidance from Accounting Standards Codification (“ASC”) 842, Leases, which requires companies to recognize on the balance sheet the assets and liabilities for the rights and obligations created by the leased asset. We adopted this standard using the modified retrospective approach for all leases entered into before the effective date. Prior to the adoption of ASC 842, our lease accounting recognition policy followed guidance from ASC 840, Leases. Due to the adoption of this guidance, we recognized operating right-of-use assets and operating lease liabilities of $47.1 million and $53.0 million, respectively, as of the date of adoption. The difference between the right-of-use assets and lease liabilities on the accompanying consolidated balance sheet is primarily due to the accrual for lease payments as a result of straight line lease expense and unamortized tenant incentive liability balances. See Note 2 and Note 10 to our consolidated financial statements included elsewhere in this prospectus.
Key Performance Measures and Operating Metrics
In addition to our GAAP and
non-GAAP
financial measures, we rely on Software Net Dollar Retention Rate (“Software NDR”) and Software Gross Dollar Retention Rate (“Software GDR”) to measure and evaluate our business to make strategic decisions. Software NDR and Software GDR may not be comparable to or calculated in the same way as other similarly titled measures used by other companies.
Software NDR
We believe that Software NDR provides our management and our investors with insight into our ability to retain and grow revenue from our existing customers, as well as their potential long-term value to us. We also believe the results shown by this metric reflect the stability of our revenue base, which is one of our core competitive strengths. We calculate Software NDR by dividing (a) annualized software revenue recorded in the last month of the measurement period, for example, March for a quarter ending March 31, for unique billing accounts that generated revenue during the corresponding month of the prior year by (b) annualized software revenue as of the corresponding month of the prior year. The calculation includes changes for these billing accounts, such as change in the solutions purchased, changes in pricing and transaction volume, but does not reflect revenue for new customers added. The calculation excludes: (a) changes in estimates related to the timing of one-time
revenue and other revenue, including professional services, and (b) annualized software revenue for smaller customers with annualized software revenue below the threshold of $100,000 for carriers and $4,000 for shops. The customers that do not meet the revenue threshold are small carriers and shops that tend to have different buying behaviors, with a narrower solution focus, and different tenure compared to our core customers (excluded small carriers and shops represent less than 5% of total revenue within these sales channels). Our Software NDR includes carriers and shops who subscribe to our auto physical damage solutions, which account for most of the Company’s revenue, and excludes revenue from diagnostic providers, smaller emerging solutions with international subsidiaries or other ecosystem solutions, such as parts suppliers and other automotive manufacturers, and also excludes CCC Casualty which are largely usage and professional service based solutions.

	Quarter Ending	2022	2021
Software NDR	March 31	114%	106%
	June 30		110%
	September 30		113%
	December 31		115%
Software GDR
We believe that Software GDR provides our management and our investors with insight into the value our solutions provide to our customers as represented by our ability to retain our existing customer base. We believe the results shown by this metric reflect the strength and stability of our revenue base, which is one of our core competitive strengths. We calculate Software GDR by dividing (a) annualized software revenue recorded in the last month of the measurement period in the prior year, reduced by annualized software revenue for unique billing accounts that are no longer customers as of the current period end by (b) annualized software revenue as of the corresponding month of the prior year. The calculation reflects only customer losses and does not reflect customer expansion or contraction for these billing accounts and does not reflect revenue for new customer billing accounts added. Our Software GDR calculation represents our annualized software revenue that is retained from the prior year and demonstrates that the vast majority of our customers continue to use our solutions and renew their subscriptions. The calculation excludes: (a) changes in estimates related to the timing of one-time
revenue and other revenue, including professional services, and (b) annualized software revenue for smaller customers with annualized software revenue below the threshold of $100,000 for carriers and $4,000 for shops. The customers that do not meet the revenue threshold are small carriers and shops that tend to have different buying behaviors, with a narrower solution focus, and different tenure compared to our core customers (excluded small carriers and shops which represent less than 5% of total revenue within these sales channels). Our Software GDR includes carriers and shops who subscribe to our auto physical damage solutions, which account for most of the Company’s revenue, and excludes revenue from diagnostic providers, smaller emerging solutions with international subsidiaries or other ecosystem solutions, such as parts suppliers and other automotive manufacturers, and excludes CCC’s casualty solutions which are largely usage and professional service based solutions.

	Quarter Ending	2022	2021
Software GDR	March 31	99%	98%
	June 30		98%
	September 30		98%
	December 31		98%
Recent Developments
Business Acquisition
—On February 8, 2022, the Company completed its acquisition of Safekeep, Inc. (“Safekeep”), a privately held company that leverages AI to streamline and improve subrogation management across auto, property, workers’ compensation and other insurance lines of business.
In exchange for all the outstanding shares of Safekeep, the Company paid total cash consideration of $32.3 million upon closing, subject to adjustment for certain post-closing indemnities. As additional consideration for the shares, the acquisition agreement includes a contingent earnout for additional cash consideration based on the achievement of certain revenue targets during the year ending December 31, 2024.
For additional information, see Note 4 to the condensed consolidated financial statements included elsewhere in this prospectus.

Secondary Offering
—During April 2022, certain existing shareholders completed a secondary offering where the selling shareholders sold 20,000,000 shares of common stock at a price to the public of $9.70 per share. In addition, the selling shareholders granted the underwriters a 30-day option to purchase up to an additional 3,000,000 shares of the Company’s common stock at the same per share price. The Company did not receive proceeds from the sale of these shares by the existing stockholders.
Key Factors Affecting Operating Results
The following are key factors affecting our operating results for the three months ended March 31, 2022 and 2021, and the years ended December 31, 2021, 2020 and 2019:

•
Conversion and implementation of new customers
: We focus significant resources on attracting and onboarding new customers across the various segments of the P&C insurance economy we serve. We have a strong track record of new customer conversion across all our markets. On average, customer implementations take less than three months to complete. A significant portion of our sales force is focused on converting new customer accounts across our industry, and this will continue to be a focus of our business for the foreseeable future.

•
Long-term customer relationships:
We have strong customer relationships in the
end-markets
we serve, and these relationships are a key component of our success given the long-term nature of our contracts and the interconnectedness of our network. We generate revenue through the sale of software subscriptions and our average contract is approximately three to five years in duration. As of March 31, 2022, our national carrier customers included 18 of the top 20 automotive insurers based on DWP, with average customer relationships spanning more than 10 years, and numerous exclusive arrangements.

•
Expansion of solution adoption from existing customers:
A central part of our strategy is expanding solution adoption across our existing customer base. We have developed long-term relationships with our customers and have a proven track record of successfully cross-selling product offerings. We have the opportunity to realize incremental value by selling additional functionality to customers that do not currently utilize our full solution portfolio. As we innovate and bring new technology and solutions to market, we also have the opportunity to realize incremental value by selling new software solutions to our existing customer base. Capitalizing on this opportunity has been a significant driver of our revenue growth and net dollar retention in recent years and will remain a central go-to-market
priority.

•
Investment in R&D:
We have a strong track record of innovation and new solution delivery with our customers. We remain committed to delivering market-leading technology including AI solutions for the P&C insurance economy. We believe that maintaining our software solution leadership is imperative to our growth plan. As a result, we intend to continue making significant investments in research and development to improve and expand our software solutions. Our research and development expenses totaled $35.7 million and $30.6 in the three months ended March 31, 2022 and 2021, respectively, $166.0 million, $109.5 million and $114.0 million in the years ended December 31, 2021, 2020 and 2019, respectively. In 2021, the increase in our R&D was primarily due to stock-based compensation related to the Business Combination transaction. We expect that research and development will remain a key investment area for the foreseeable future.

•
Investment in Platform, Privacy, and Security:
Our technology platform is imperative to our strategy as it enables successful customer implementations, new software delivery, and ongoing performance and delivery. In addition to our investments in R&D, we invest in platform infrastructure, maintenance, privacy, and security protocols to enable performance across our technology platform. We expect investment in these areas to continue to increase in absolute dollars for the foreseeable future.

•
Investment in Sales and Marketing:
Our sales and marketing efforts are a key component of our growth strategy. Our investments in this area have enabled us to build and sustain our customer base while creating long-term customer relationships. We plan to continue to invest in our sales and marketing efforts, including adding sales personnel and expanding marketing activities, to support our business growth. Our sales and marketing expenses totaled $26.8 million and $19.4 million in the three months ended March 31, 2022 and 2021, respectively, $148.9 million, $74.7 million and $82.1 million, in the years ended December 31, 2021, 2020 and 2019, respectively. Our sales and marketing investments increased during the three months ended March 31, 2022 compared to the three months ended March 31, 2021, primarily due to a $6.5 million increase in personnel costs, including stock-based compensation, sales incentives and employee travel costs, a $0.3 million increase in marketing and event costs and a $0.3 million increase in consulting costs.

Components of Results of Operations
Revenues
Revenue is derived from the sale of software subscriptions and other revenue, primarily professional services. Software subscription revenues are comprised of fees from customers for the right to use the hosted software over the contract period without taking possession of the software. These revenues are billed on either a subscription or transactional basis with subscription revenue recognized ratably over the contract period and transactional revenue recognized when the transaction for the related service occurs. We generally invoice software subscription agreements monthly either in advance or in arrears, over the subscription period. Software subscription revenue accounted for $179.8 million and $152.0 million, or 96% and 96%, of total revenue during the three months ended March 31, 2022 and 2021, respectively. Software subscription revenue accounted for $662.3 million, $573.6 million and $540.2 million or 96%, 91% and 88% of total revenue during the years ended December 31, 2021, 2020 and 2019, respectively. We continue to expect software subscription revenue to be a high percentage of total revenue as software subscription revenue continues to be a key strategic priority.
Revenues from professional services include fees from customers for the Company’s First Party Clinical Services and other non-software services. First Party Clinical Services revenue and other non-software services revenue is recognized in the period the service is performed.
In December 2020, we sold our First Party Clinical Services to a third-party buyer. First Party Clinical Services revenue for the years ended December 31, 2021, 2020 and 2019 was $0.0 million, $34.7 million and $46.0 million, respectively.
Costs and Expenses
Cost of Revenues
Cost of Revenues, exclusive of amortization of acquired technologies
These costs include costs of software subscription and professional services revenue. Our cost of software subscription revenue is primarily comprised of cloud infrastructure costs, software production costs, information technology (“IT”) security costs, license and royalty fees paid to third parties and personnel-related expenses, including salaries, other direct personnel-related costs and stock-based compensation, and depreciation expense. We expect cost of revenue, exclusive of amortization of acquired intangibles, to increase in absolute dollars as we continue to hire personnel, require additional cloud infrastructure and incur higher royalty fees in support of our revenue growth.
Our cost of other revenue is primarily comprised of personnel-related expenses for our customer support teams and contractors, including salaries, direct personnel-related costs and stock-based compensation, and fees paid to third parties. We expect our cost of other revenue to increase in absolute dollars in support of our revenue growth.
In December 2020, we sold our First Party Clinical Services to a third-party buyer. First Party Clinical Services cost of revenue for the years ended December 31, 2021, 2020 and 2019 was $0.0 million, $31.3 million and $39.9 million, respectively.

Amortization of Acquired Technologies
We amortize to cost of revenue the capitalized costs of technologies acquired in connection with historical acquisitions.
Impairment of Acquired Technologies
Impairment of acquired technologies consists of impairment charges of technologies acquired in connection with historical acquisitions.
Operating expenses
Operating expenses are categorized into the following categories:
Research and development
Our research and development expenses consist primarily of personnel-related costs, including stock-based compensation, and costs of external development resources involved in the engineering, design and development of new solutions, as well as expenses associated with significant ongoing improvements to existing solutions. Research and development expenses also include costs for certain IT expenses.
Research and development costs, other than software development costs qualifying for capitalization, are expensed as incurred. Capitalized software development costs consist primarily of personnel-related costs.
We expect research and development expenses, excluding stock-based compensation, to increase in absolute dollars as we continue to dedicate substantial resources to develop, improve and expand the functionality of our solutions. We also expect an increase in the rate of capitalization of our investments in research and development for the foreseeable future.
Selling and Marketing
Our selling and marketing expenses consist primarily of personnel-related costs for our sales and marketing functions, including sales commissions and stock-based compensation. Additionally, selling and marketing expenses include advertising costs, marketing costs and event costs, including the Company’s annual industry conference, generally held annually in the second quarter.
We expect our selling and marketing expenses, excluding stock-based compensation, to increase on an absolute dollar basis as we continue to increase investments to support the growth of our business.
General and Administrative
Our general and administrative expenses consist primarily of personnel-related costs, including stock-based compensation, for our executive management and administrative employees, including finance and accounting, human resources, information technology, facilities and legal functions. Additionally, general and administrative expenses include professional service fees, insurance premiums, and other corporate expenses that are not allocated to the above expense categories.
We expect our general and administrative expenses, excluding stock-based compensation, to increase in absolute dollars as we continue to expand our operations, hire additional personnel, and incur costs as a public company.
Amortization of Intangible Assets
Our amortization of intangible assets consists of the capitalized costs of customer relationships and favorable lease terms acquired in connection with historical acquisitions.

Impairment
Impairment consists of impairment charges recognized on goodwill and intangible assets during the year ended December 31, 2019.
Non-operating
income (expense)
Non-operating
income (expense) is categorized into the following categories:
Interest Expense
Interest expense comprises interest expense accrued or paid on our indebtedness. We expect interest expense to vary each reporting period depending on the amount of outstanding indebtedness and prevailing interest rates.
Gain on Change in Fair Value of Interest Rate Swaps
Gain (loss) on change in fair value of interest rate swaps comprises fair value adjustments of our interest rate swap agreements at the end of each reporting period.
In September 2021, we extinguished the interest rate swaps and do not expect to recognize any gain or loss on the change in fair value of interest rate swaps in subsequent periods.
Gain on Sale of Cost Method Investment
Gain on sale of cost method investment was $3.6 million for the three months ended March 31, 2022. The gain recognized was due to the $3.9 million payment received in exchange for its equity interest in an investee as a result of the acquisition of the investee. The Company did not recognize any gain or loss on sale of cost method investment during the three months ended March 31, 2021.
Change in Fair Value of Warrant Liabilities
Change in fair value of warrant liabilities comprises fair value adjustments of the Public Warrants and Private Warrants assumed in connection with the Business Combination. We expect the change in fair value of warrant liabilities to vary each reporting period depending on the fair value adjustments and number of exercises and redemptions of outstanding Public Warrants and Private Warrants during each reporting period. In December 2021, we redeemed all of our outstanding Public Warrants and as of December 31, 2021, the Company no longer has Public Warrants outstanding subject to fair value adjustments.
Loss on Early Extinguishment of Debt
Loss on early extinguishment of debt comprises the write-off of deferred financing fees and original issue discount associated with the Company’s long-term debt at the time of extinguishment.
Other Income (Expense), Net
Other income (expense), net consists primarily of interest income on the Company’s cash balances and foreign currency transaction gains and losses related to the impact of transactions denominated in a foreign currency.
Income Tax Benefit
Income tax benefit consists of U.S. and state income taxes and income taxes in certain foreign jurisdictions in which we conduct business. Earnings from our
non-U.S.
activities are subject to local country income tax and

may be subject to current U.S. income tax. Due to cumulative losses, we maintain a full valuation allowance for deferred tax assets for our operations in foreign jurisdictions. We expect to maintain this full valuation allowance for the foreseeable future.
Results of Operations
Comparison of the Three Months Ended March 31, 2022 to the Three Months Ended March 31, 2021

(dollar amounts in thousands, except share and per share data)	Three Months ended March 31		Change
	2022	2021	$	%
Revenues	$186,823	$157,789	$29,034	18.4%
Cost of Revenues, exclusive of amortization of acquired technologies	42,701	38,013	4,688	12.3%
Amortization of acquired technologies	6,695	6,580	115	1.7%

Cost of revenues (1)	49,396	44,593	4,803	10.8%

Gross profit	137,427	113,196	24,231	21.4%
Operating expenses:
Research and development (1)	35,681	30,624	5,057	16.5%
Selling and marketing (1)	26,802	19,417	7,385	38.0%
General and administrative (1)	44,207	37,839	6,368	16.8%
Amortization of intangible assets	18,080	18,077	3	0.0%

Total operating expenses	124,770	105,957	18,813	17.8%

Operating income	12,657	7,239	5,418	74.8%
Other income (expense):				60.9%
Interest expense	(7,341)	(18,766)	11,425	-100.0%
Gain on change in fair value of interest rate swaps	—	3,277	(3,277)	NM
Change in fair value of warrant liabilities	2,136	—	2,136	NM
Gain on sale of cost method investment	3,578	—	3,578	-5.7%
Other income, net	82	87	(5)

Total other income (expense)	(1,545)	(15,402	13,857	90.0%
Income (loss) before income taxes	11,112	(8,163)	19,275	NM
Income tax benefit	863	3,079	(2,216)	NM

Net income (loss)	11,975	(5,084)	17,059	NM

Net income (loss) per share attributable to common stockholders:
Basic	$0.02	$(0.01)
Diluted	$0.02	$(0.01)
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders:
Basic	603,104,839	505,072,914
Diluted	641,028,410	505,072,914

(1)	Includes stock-based compensation expense as follows (in thousands):

	Three Months Ended March 31,
	2022	2021
Cost of Revenue	849	219
Research and development	3,530	575
Sales and marketing	4,830	555
General and administrative	14,435	11,305

Total stock-based compensation	23,644	12,654

NM—Not Meaningful
Revenues
Revenue increased by $29.0 million to $186.8 million, or 18.4%, for the three months ended March 31, 2022, compared to the three months ended March 31, 2021. The increase in revenue was primarily a result of 15% growth from existing customer upgrades and expanding solution offerings to these existing customers as well as 3% growth from new customers.
Cost of Revenues
Cost of revenues increased by $4.8 million to $49.4 million, or 10.8%, for the three months ended March 31, 2022, compared to the three months ended March 31, 2021.
Cost of Revenues, exclusive of amortization of acquired technologies
Cost of revenues, exclusive of amortization of acquired technologies, increased $4.7 million to $42.7 million, or 12.3%, for the three months ended March 31, 2022, compared to the three months ended March 31, 2021. The increase was due to a $1.6 million increase in personnel costs, including stock-based compensation, a $1.8 million increase in third party license and royalty fees and a $0.8 million increase in consulting costs.
Amortization of Acquired Technologies
Amortization of acquired technologies was $6.7 million for the three months ended March 31, 2022, compared to a $6.6 million for the three months ended March 31, 2021.
Gross Profit
Gross profit increased by $24.2 million to $137.4 million, or 21.4%, for the three months ended March 31, 2022, compared to the three months ended March 31, 2021. Our gross profit margin increased to 73.6% for the three months ended March 31, 2022 compared to 71.7% for the three months ended March 31, 2021. The increase in both gross profit and gross profit margin was due to increased software subscription revenues and economies of scale resulting from fixed cost arrangements.
Research and Development
Research and development expense increased by $5.1 million to $35.7 million, or 16.5%, for the three months ended March 31, 2022, compared to the three months ended March 31, 2021. The increase was due to a $6.4 million increase in personnel costs, including stock-based compensation, a $1.0 million increase in consulting costs, and a $0.9 million increase in IT costs, partially offset by a $3.6 million increase in the amount of capitalized time on development projects.

Selling and Marketing
Selling and marketing expense increased by $7.4 million to $26.8 million, or 38.0%, for the three months ended March 31, 2022, compared to the three months ended March 31, 2021. The increase was primarily due to a $6.5 million increase in personnel costs, including stock-based compensation, sales incentives and employee travel costs, a $0.3 million increase in marketing and event costs and a $0.3 million increase in consulting costs.
General and Administrative
General and administrative expense increased by $6.4 million to $44.2 million, or 16.8%, for the three months ended March 31, 2022, compared to the three months ended March 31, 2021. The increase was primarily due to a $3.7 million increase in personnel costs, including stock-based compensation, a $1.8 million increase in insurance costs and a $0.8 million increase in loss on disposal of software, equipment and property associated with the closure of the Company’s previous headquarters in March 2022.
Amortization of Intangible Assets
Amortization of intangible assets was $18.1 million during the three months ended March 31, 2022 and 2021.
Interest Expense
Interest expense decreased by $11.4 million to $7.3 million, or 60.9%, for the three months ended March 31, 2022, compared to the three months ended March 31, 2021 primarily due to less outstanding long-term debt and a lower variable interest rate during the three months ended March 31, 2022.
Gain on Change in Fair Value of Interest Rate Swaps
The gain recognized during the three months ended March 31, 2021 was due to the proximity of the maturity date of the swap agreements prior to the extinguishment of the interest rate swaps in September 2021.
Gain on Sale of Cost Method Investment
Gain on sale of cost method investment was $3.6 million for the three months ended March 31, 2022. The gain recognized was due to the $3.9 million payment received in exchange for its equity interest in an investee as a result of the acquisition of the investee. The Company did not recognize any gain or loss on sale of cost method investment during the three months ended March 31, 2021.
Change in Fair Value of Warrant Liabilities
Change in fair value of warrant liabilities was $2.1 million for the three months ended March 31, 2022. The warrant liabilities were recorded as part of the Business Combination and therefore did not exist during the three months ended March 31, 2021. The income from the change in fair value was due to the decrease in the estimated fair value of the Private Warrants, primarily from the lower price of the Company’s common stock at March 31, 2022, compared to December 31, 2021.
Income Tax Benefit
Income tax benefit was $0.9 million for the three months ended March 31, 2022, compared to $3.1 million for the three months ended March 31, 2021. The change in the income tax benefit was due to the Company having pretax income during the three months ended March 31, 2022, reduced by the tax benefits of discrete items, compared to a pretax loss during the three months ended March 31, 2021.

Comparison of Fiscal Year Ended December 31, 2021 to Fiscal Year Ended December 31, 2020

	Year Ended December 31,		Change
(dollar amounts in thousands, except share and per share data)	2021	2020	$	%
Revenue	$688,288	$633,063	$55,225	8.7%
Cost of revenue, exclusive of amortization of acquired technologies	169,335	182,414	(13,079)	-7.2%
Amortization of acquired technologies	26,320	26,303	17	0.1%

Cost of revenue (1)	195,655	208,717	(13,062)	-6.3%

Gross profit	492,633	424,346	68,287	16.1%
Operating expenses:
Research and development (1)	165,991	109,508	56,483	51.6%
Selling and marketing (1)	148,861	74,710	74,151	99.3%
General and administrative (1)	250,098	90,838	159,260	175.3%
Amortization of intangible assets	72,358	72,310	48	0.1%

Total operating expenses	637,308	347,366	289,942	83.5%

Operating (loss) income	(144,675)	76,980	(221,655)	NM
Other income (expense), net:
Interest expense	(58,990)	(77,003)	18,013	23.4%
Gain (loss) on change in fair value of interest rate swaps	8,373	(13,249)	21,622	NM
Change in fair value of warrant liabilities	(64,501)	—	(64,501)	NM
Loss on early extinguishment of debt	(15,240)	(8,615)	(6,625)	-76.9%
Other income, net	114	332	(218)	-65.7%

Total other (expense) income, net	(130,244)	(98,535)	(31,709)	-32.2%
Pretax (loss), no income	(274,919)	(21,555)	(253,364)	-1175.4%
Income tax benefit	26,000	4,679	21,321	455.7%

Net loss	$(248,919)	$(16,876)	$(232,043)	-1375.0%

Net loss per share attributable to common stockholders—basic and diluted	$(0.46)	$(0.03)
Weighted-average shares used in computing net loss per share attributable to common stockholders—basic and diluted	543,558,222	504,115,839

NM—Not Meaningful

(1)	Includes stock-based compensation expense as follows (in thousands):

	Year Ended December 31,
	2021	2020
Cost of revenues	$13,644	$494
Research and development	40,681	1,174
Sales and marketing	65,045	2,024
General and administrative	142,625	7,644

Total stock-based compensation expense	$261,995	$11,336

Revenues
Revenue increased by $55.2 million to $688.3 million, or 8.7%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase in revenue was primarily a result of a 10% growth from existing customer upgrades and expanding solution offerings to these existing customers as well as 4% growth from new customers and 1% increase in other transaction revenue, partially offset by a 6% impact in professional services revenues due to the divestiture of the First Party Clinical Services in December 2020.
Cost of Revenue
Cost of revenue decreased by $13.1 million to $195.7 million, or 6.3%, for the year ended December 31, 2021, compared to the year ended December 31, 2020.
Cost of Revenue, exclusive of amortization of acquired technologies
Cost of revenue, exclusive of amortization of acquired technologies, decreased $13.1 million to $169.3 million, or 7.2%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. The decline was due to a reduction of $31.3 million of costs related to the divestiture of First Party Clinical Services in December 2020 and a $2.2 million decrease in consulting costs, partially offset by a $13.2 million increase in stock-based compensation mainly from a vesting term modification of outstanding stock options completed in conjunction with the Business Combination, a $5.6 million increase in personnel costs and a $3.5 million increase in third party license and royalty fees.
Amortization of Acquired Technologies
Amortization of acquired technologies was $26.3 million for the years ended December 31, 2021 and 2020.
Gross Profit
Gross profit increased by $68.3 million to $492.6 million, or 16.1%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. Our gross profit margin increased to 71.6% for the year ended December 31, 2021 compared to 67.0% for the year ended December 31, 2020. The increase in gross profit margin was due to increased software subscription revenues, economies of scale resulting from fixed cost arrangements and the divestment of our First Party Clinical Services in December 2020.
Research and Development
Research and development expense increased by $56.5 million to $166.0 million, or 51.6%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase was primarily due to a $39.5 million increase in stock-based compensation, mainly from a modification in the vesting terms of stock options completed in conjunction with the Business Combination, a $15.5 million increase in personnel-related costs and a $3.8 million increase in IT costs, partially offset by a $3.1 million increase in the amount of capitalized time on development projects.
Selling and Marketing
Selling and marketing expense increased by $74.2 million to $148.9 million, or 99.3%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase was primarily due to a $63.0 million increase in stock-based compensation mainly from a modification in the vesting terms of stock options completed in conjunction with the Business Combination, and a $9.9 million increase in personnel costs, including sales incentives.

General and Administrative
General and administrative expense increased by $159.3 million to $250.1 million, or 175.3%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase was primarily due to a $135.0 million increase in stock-based compensation mainly from a vesting term modification of outstanding stock options completed in conjunction with the Business Combination, a $3.7 million increase in personnel costs, a $4.7 million increase in insurance costs and $10.1 million of expenses related to the business combination transaction. In addition, there was a $6.3 million increase in facilities costs due to the Company’s overlapping corporate headquarters leases and due to the acceleration of rent expense from the planned move from its current to its new headquarters in the fourth quarter of 2021.
Amortization of Intangible Assets
Amortization of intangible assets was $72.4 million and $72.3 million during the years ended December 31, 2021 and 2020, respectively.
Interest Expense
Interest expense decreased by $18.0 million to $59.0 million, or 23.4%, for the year ended December 31, 2021, compared to the year ended December 31, 2020 primarily due to the Company using a portion of its proceeds from the Business Combination to make a principal prepayment of $525.0 million in July 2021 and refinancing its long-term debt in September 2021, after which the Company’s long-term debt bore interest at a lower variable interest rate.
Gain (Loss) on Change in Fair Value of Interest Rate Swaps
The Company recognized a gain on change in fair value of interest rate swaps of $8.4 million for the year ended December 31, 2021, compared to a loss on change in fair value of interest rate swaps of $13.2 million for the year ended December 31, 2020. The gain recognized for the year ended December 31, 2021 was due to the proximity of the maturity date prior to the extinguishment of the interest rate swaps in September 2021. The loss recognized in the prior period was mainly attributable to the decline in the forward yield curve during the year ended December 31, 2020.
Change in Fair Value of Warrant Liabilities
Change in fair value of warrant liabilities was $64.5 million for the year ended December 31, 2021. The warrant liabilities were recorded as part of the Business Combination and therefore did not exist in the prior year. The expense was due to the increase in the estimated fair value of the Public Warrants and Private Warrants between July 30, 2021, the closing date of the Business Combination, the dates of redemption or exercise for all of the Public Warrants and December 31, 2021 for the Private Warrants.
Loss on Early Extinguishment of Debt
Loss on early extinguishment of debt during the year ended December 31, 2021 was $15.2 million due to the early repayments of the total balance outstanding under the Company’s First Lien Term Loan. Loss on early extinguishment of debt during the year ended December 31, 2020 was $8.6 million due to the early repayment of the total balance outstanding under the Company’s Second Lien Term Loan.
Income Tax Benefit
Income tax benefit increased by $21.3 million to $26.0 million, or 455.7%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. Income tax benefit increased primarily due to higher pretax losses, mainly due to higher stock-based compensation expense.

Comparison of Fiscal Year Ended December 31, 2020 to Fiscal Year Ended December 31, 2019

	Year Ended December 31,		Change
(dollar amounts in thousands, except share and per share data)	2020	2019	$	%
Revenue	$633,063	$616,084	$16,979	2.8%
Cost of revenue, exclusive of amortization and impairment of acquired technologies (1)	182,414	191,868	(9,454)	-4.9%
Amortization of acquired technologies	26,303	27,797	(1,494)	-5.4%
Impairment of acquired technologies	—	5,984	(5,984)	NM

Cost of revenue	208,717	225,649	(16,932)	-7.5%

Gross profit	424,346	390,435	33,911	8.7%
Operating expenses:
Research and development (1)	109,508	114,005	(4,497)	-3.9%
Selling and marketing (1)	74,710	82,109	(7,399)	-9.0%
General and administrative (1)	90,838	78,128	12,710	16.3%
Amortization of intangible assets	72,310	81,329	(9,019)	-11.1%
Impairment	—	201,066	(201,066)	NM

Total operating expenses	347,366	556,637	(209,271)	-37.6%

Operating (loss) income	76,980	(166,202)	243,182	NM %
Other income (expense), net:
Interest expense	(77,003)	(89,475)	12,472	-13.9%
Loss on change in fair value of interest rate swaps	(13,249)	(22,432)	9,183	-40.9%
Loss on early extinguishment of debt	(8,615)	—	(8,615)	NM
Other income, net	332	476	(144)	-30.3%

Total other income (expense)	(98,535)	(111,431)	12,896	-11.6%
Pretax Ioss	(21,555)	(277,633)	256,078	-92.2%
Income tax benefit	4,679	67,293	(62,614)	-93.0%

Net loss	$(16,876)	$(210,340)	$193,464	-92.0%

Net loss per share attributable to common stockholders—basic and diluted	$(0.03)	$(0.42)
Weighted-average shares used in computing net loss per share attributable to common stockholders—basic and diluted	504,115,839	503,453,127
NM—Not Meaningful

(1)	Includes stock-based compensation expense as follows (in thousands):

	Year Ended December 31,
	2020	2019
Cost of revenues	$494	$485
Research and development	1,174	1,216
Sales and marketing	2,024	1,858
General and administrative	7,644	3,565

Total stock-based compensation expense	$11,336	$7,124

Revenue
Revenue increased by $17.0 million to $633.1 million, or 2.8%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase in revenue was primarily a result of existing customer upgrades and expanding solution offerings to these existing customers, as evidenced by our net dollar retention of 103%, as well as 3% growth from new customers, partially offset by 3% decline from other transactions, with 2% of that change from First Party Clinical services.
Cost of Revenue
Cost of revenue decreased by $16.9 million to $208.7 million, or 7.5%, for the year ended December 31, 2020, compared to the year ended December 31, 2019.
Cost of Revenue, exclusive of amortization and impairment of acquired technologies
Cost of revenue, exclusive of amortization and impairment of acquired technologies, decreased $9.5 million to $182.4 million, or 4.9%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease in cost of revenue was due to a decrease in third party fees for professional services of $9.4 million due to less professional services revenue and a $4.1 million decrease in royalties primarily due to transitioning from a third-party offering to an internally developed solution, partially offset by a $4.0 million increase in personnel-related costs, including share-based compensation, from increased headcount.
Amortization of Acquired Technologies
Amortization of acquired technologies decreased by $1.5 million to $26.3 million, or 5.4%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease resulted from an impairment charge recognized in 2019.
Impairment of Acquired Technologies
There was no impairment charge recognized during the year ended December 31, 2020. Impairment of acquired technologies was $6.0 million for the year ended December 31, 2019 due to an impairment charge recognized as a result of a downward revision of future projected earnings and cash flows at one of our reporting units.
Gross Profit
Gross profit increased by $33.9 million to $424.3 million, or 8.7%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. Our gross margin percentage increased from 63.4% for the year ended December 31, 2019 to 67.0% for the year ended December 31, 2020. The increase in absolute dollars and percentage was primarily due to the increased software subscription revenue and economies of scale resulting from fixed cost arrangements, as well as a change in the mix of services provided during the year ended December 31, 2020.
Research and Development
Research and development expense decreased by $4.5 million to $109.5 million, or 3.9%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease was due to a $10.1 million increase in the amount of capitalized time on development projects and a $1.5 million decrease in depreciation expense due to certain capital assets reaching the conclusion of their useful lives. These items were partially offset by a $5.2 million increase in personnel-related costs, including share-based compensation, from increased headcount and a $2.2 million increase in IT costs.

Selling and Marketing
Selling and marketing expense decreased by $7.4 million to $74.7 million, or 9.0%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease was primarily due to impacts from
COVID-19
as we implemented safety measures for our employees, including a $6.1 million decrease in travel costs, a $1.9 million decrease in marketing and event costs, and a $1.0 million decrease in consulting costs, partially offset by a $2.5 million increase in personnel related costs, including sales incentives and share-based compensation.
General and Administrative
General and administrative expense increased by $12.7 million to $90.8 million, or 16.3%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase was primarily due to a $7.4 million increase in personnel related costs, including share-based compensation, a $4.3 million increase in external legal fees and, a $3.8 million increase in consulting and third-party service costs, partially offset by a $3.8 million gain recognized on the divestiture of the Company’s First Party Clinical Services.
Amortization of Intangible Assets
Amortization of intangible assets decreased by $9.0 million to $72.3 million, or 11.1%, for the year ended December 31, 2020, compared to the year ended December 31, 2019 as a result of the impairment charge recognized in 2019.
Impairment
No impairment charges were recognized during the year ended December 31, 2020. Impairment was $201.1 million for the year ended December 31, 2019, which included impairment charges of goodwill and intangibles assets of $25.8 million and $175.3 million, respectively, and was the result of lower forecasted earnings and cash flows for one of the Company’s reporting units. See Note 11 to the CCC consolidated financial statements included elsewhere in this prospectus for additional information.
Interest Expense
Interest expense decreased by $12.5 million to $77.0 million, or 13.9%, for the year ended December 31, 2020, compared to the year ended December 31, 2019 primarily due to the Company refinancing its long-term debt in February 2020. As part of the refinancing, the Company used the proceeds from an incremental term loan of $375.0 million under its First Lien Credit Agreement to repay the total balance outstanding under the Company’s Second Lien Term Loan, which bore interest at a higher variable interest rate.
Loss on change in Fair Value of Interest Rate Swaps
Loss on change in fair value of interest rate swaps decreased by $9.2 million to $13.2 million, or 40.9%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. The decrease was attributable to the proximity of the maturity date of the swap agreements.
Loss on early extinguishment of debt
Loss on early extinguishment of debt for the year ended December 31, 2020 was $8.6 million due to the early repayment of the total balance outstanding under the Company’s Second Lien Term Loan. There was no loss on early extinguishment of debt for the year ended December 31, 2019.

Income Tax Benefit
Income tax benefit decreased by $62.6 million to $4.7 million, or 93.0%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. Income tax benefit decreased primarily due to lower pretax losses.
Non-GAAP
Financial Measures
In addition to our results determined in accordance with U.S. GAAP, we believe that Adjusted Gross Profit, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, which are each non-GAAP
measures, are useful in evaluating our operational performance. We use this non-GAAP
financial information to evaluate our ongoing operations and for internal planning, budgeting and forecasting purposes and setting management bonus programs. We believe that non-GAAP
financial information, when taken collectively, may be helpful to investors in assessing our operating performance and comparing our performance with competitors and other comparable companies, which may present similar non-GAAP
financial measures to investors. Our computation of these
non-GAAP
measures may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate these measures in the same fashion. We endeavor to compensate for the limitation of the non-GAAP
measure presented by also providing the most directly comparable GAAP measure and a description of the reconciling items and adjustments to derive the non-GAAP
measure. These
non-GAAP
measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP
measures on a supplemental basis.
Adjusted Gross Profit
We believe that Adjusted Gross Profit, as defined below, provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business operating results. Adjusted Gross Profit is defined as gross profit, adjusted for the gross profit associate with First Party Clinical Services which was divested as of December 31, 2020, amortization and impairment of acquired technologies, business combination transaction costs, and stock-based compensation and related employer payroll tax, which are not indicative of our core business operating results. The Adjusted Gross Profit Margin is defined as Adjusted Gross Profit divided by Revenue, less First Party Clinical Services divested revenue of $0, $34,742 and $46,042 for the fiscal years ended December 31, 2021, 2020 and 2019, respectively (amounts in thousands). Gross Profit is the most directly comparable GAAP measure to Adjusted Gross Profit, and you should review the reconciliation of Gross Profit to Adjusted Gross Profit below and not rely on any single financial measure to evaluate our business.
The following table reconciles Gross Margin to Adjusted Gross Margin for the three months ended March 31, 2022 and 2021 and the years ended December 31, 2021, 2020 and 2019, respectively:

	Three Months Ended March 31		Year ended December 31,
(amounts in thousands, except percentages)	2022	2021	2021	2020	2019
Gross Profit	$137,427	$113,196	$492,633	$424,346	$390,435
First Party Clinical Services—Gross Profit	—	—	—	(3,429)	(6,118)
Amortization of acquired technologies	6,695	6,580	26,320	26,303	27,797
Impairment of acquired technologies	—	—	—	—	5,984
Business combination transaction costs	—	—	905	—	—
Stock-based compensation	$933	$219	13,644	494	485
Adjusted Gross Profit	$145,055	$119,995	$533,502	$447,714	$418,583
Gross Profit Margin	74%	72%	72%	67%	63%
Adjusted Gross Profit Margin	78%	76%	78%	75%	73%

For the three months ended March 31, 2022, Adjusted Gross Profit increased $25.1 million or 20.9%, while Adjusted Gross Profit Margin increased 2% to 78%. Each of these increases in Adjusted Gross Profit and Adjusted Gross Profit Margin were primarily due to an increase in software subscription revenue and economies of scale resulting from fixed cost arrangements.
For the year ended December 31, 2021, Adjusted Gross Profit increased $85.8 million or 19.2% while Adjusted Gross Margin increased 3% to 78%. For the year ended December 31, 2020, Adjusted Gross Profit increased $29.1 million or 7.0% while Adjusted Gross Margin increased 2% to 75%. Each of these increases in Adjusted Gross Margin were primarily due to an increase in software subscription revenue and economies of scale resulting from fixed cost arrangements.
Adjusted EBITDA
Three Months Ended March 31, 2022 Compared to Three Months Ended March 31, 2021
We believe that Adjusted EBITDA, as defined below, is useful in evaluating our operational performance distinct and apart from financing costs, certain expenses and non-operational
expenses. Adjusted EBITDA is defined as net income (loss) adjusted for interest, taxes, depreciation, amortization, gain on change in fair value of interest rate swaps, change in fair value of warrant liabilities, stock-based compensation expense and related employer payroll tax, business combination transaction costs, lease abandonment charges, lease overlap costs for the incremental expenses associated with the Company’s new corporate headquarters prior to termination of its existing headquarters’ lease, net costs related to divestiture, merger and acquisition (“M&A”) and integration costs and gain on sale of cost method investment. Net income (loss) is the most directly comparable GAAP measure to Adjusted EBITDA, and you should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.
Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. You should be aware that when evaluating Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating this measure. In addition, our presentation of this measure should not be construed as an inference that our future results will be unaffected by unusual or non-recurring
items.

The following table reconciles net income (loss) to Adjusted EBITDA for the three months ended March 31, 2022 and 2021:

(dollar amounts in thousands)	Three Months Ended March 31,
	2022	2021
Net income (loss)	$11,975	$(5,084)
Interest expense	7,341	18,766
Income tax benefit	(863)	(3,079)
Amortization of intangible assets	18,080	18,077
Amortization of acquired technologies—Cost of revenue	6,695	6,580
Depreciation and amortization related to software, equipment and property	6,807	5,153

EBITDA	50,035	40,413
Gain on change in fair value of interest rate swaps	—	(3,277)
Change in fair value of warrant liabilities	(2,136)	—
Stock-based compensation expense and related employer payroll tax	24,656	12,654
Business combination transaction costs	732	3,002
Lease abandonment	1,222	909
Lease overlap costs	1,338	924
Net costs related to divestiture	60	772
M&A and integration costs	1,407	—
Gain on sale of cost method investment	(3,578)	—

Adjusted EBITDA	$73,736	$55,397

Adjusted EBITDA increased $18.3 million, or 33.1%, for the three months ended March 31, 2022, compared to the three months ended March 31, 2021. This increase was driven primarily by increased software subscription revenues from expanding solution adoption among existing customers, existing customer upgrades and sales to new customers and economies of scale resulting from fixed cost arrangements.
Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020
For the two years ended December 31, 2021 and 2020, we defined Adjusted EBITDA as net loss adjusted for interest, taxes, depreciation, amortization, (gain) loss on change in fair value of interest rate swaps, change in fair value of warrant liabilities, asset impairment charges, stock-based compensation expense, loss on early extinguishment of debt, business combination transaction costs, lease abandonment charges, lease overlap costs for the incremental expenses associated with the Company’s new corporate headquarters prior to termination of its existing headquarters’ lease, net costs related to divestiture and less revenue and related cost of revenue associated with First Party Clinical Services, which was divested as of December 31, 2020.

The following table reconciles net loss to Adjusted EBITDA for the years ended December 31, 2021, 2020 and 2019:

	Year ended December 31,
(dollar amounts in thousands)	2021	2020	2019
Net loss	$(248,919)	$(16,876)	$(210,340)
Interest expense	58,990	77,003	89,475
Income tax benefit	(26,000)	(4,679)	(67,293)
Amortization of intangible assets	72,358	72,310	81,329
Amortization of acquired technologies—Cost of revenue	26,320	26,303	27,797
Depreciation and amortization related to software, equipment and property	24,451	17,749	18,391

EBITDA	(92,800)	171,810	(60,641)
(Gain) loss on change in fair value of interest rate swaps	(8,373)	13,249	22,432
Change in fair value of warrant liabilities	64,501	—	—
Impairment charge	—	—	207,050
Stock-based compensation expense	261,995	11,336	7,710
Loss on early extinguishment of debt	15,240	8,615	—
Business combination transaction costs	12,385	1,188	—
Lease abandonment	2,582	—	—
Lease overlap costs	3,697	35	—
Net costs related to divestiture	2,177	(34,742)	—
First Party Clinical Services—Revenue	—	31,313	(46,042)
First Party Clinical Services—Cost of revenue	—	—	39,924

Adjusted EBITDA	$261,404	$202,804	$170,433

Adjusted EBITDA increased $58.6 million, or 28.9%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. Adjusted EBITDA increased $32.4 million, or 19.0%, for the year ended December 31, 2020, compared to the year ended December 31, 2019. These increases were driven by increased software subscription revenues from expanding solution adoption among existing customers, existing customer upgrades and sales to new customers and economies of scale resulting from fixed cost arrangements.
Liquidity and Capital Resources
We have financed our operations with cash flows from operations. As of March 31, 2022, and December 31, 2021, the Company had cash and cash equivalents of $195.5 million, and $182.5 million, respectively. The Company had a working capital surplus of $187.5 million at March 31, 2022, and $186.3 million at December 31, 2021, and had an accumulated deficit totaling $734.4 million and $746.4 million at March 31, 2022 and December 31, 2021, respectively. As of March 31, 2022 and December 31, 2021, the Company had $798.0 and $800.0 million aggregate principal amount outstanding on term loans.
We believe that our existing cash and cash equivalents, our cash flows from operating activities and our borrowing capacity under our revolving credit facility will be sufficient to fund our operations, fund required long-term debt repayments and meet our commitments for capital expenditures for at least the next twelve months.
Although we are not currently a party to any material definitive agreement regarding potential investments in, or acquisitions of, complementary businesses, applications or technologies, we may enter into these types of arrangements, which could reduce our cash and cash equivalents or require us to seek additional equity or debt financing. Additional funds from financing arrangements may not be available on terms favorable to us or at all.
Debt
On September 21, 2021, CCC Intelligent Solutions Inc., an indirect wholly owned subsidiary of the Company, together with certain of the Company’s subsidiaries acting as guarantors entered into a credit agreement (the “2021 Credit Agreement”).
The 2021 Credit Agreement replaced the Company’s 2017 First Lien Credit Agreement (the “First Lien Credit Agreement”), dated as of April 27, 2017, as amended as of February 14, 2020.
The proceeds of the 2021 Credit Agreement were used to repay all outstanding borrowings under the First Lien Credit Agreement.
2021 Credit Agreement
—The 2021 Credit Agreement consists of the $800.0 million Term B Loan and 2021 Revolving Credit Facility for an aggregate principal amount of $250.0 million. The 2021 Revolving Credit Facility has a sublimit of $75.0 million for letters of credit. The Company received proceeds of $798.0 million, net of debt discount of $2.0 million, related to the Term B Loan.
Beginning with the quarter ending March 31, 2022, the Term B Loan requires quarterly principal payments of $2.0 million until June 30, 2028, with the remaining outstanding principal amount required to be paid on the maturity date, September 21, 2028. Beginning with the year ending December 31, 2022, the Term B Loan requires a prepayment of principal, subject to certain exceptions, in connection with the receipt of proceeds from certain asset sales, casualty events, and debt issuances by the Company, and up to 50% of annual excess cash flow, as defined in and as further set forth in the 2021 Credit Agreement. When a principal prepayment is required, the prepayment offsets the future quarterly principal payments of the same amount. As of March 31, 2022, the Company is not subject to the annual excess cash flow calculation and no such principal prepayments are required.
As of March 31, 2022, the amount outstanding on the Term B Loans was $798.0 million, of which, $8.0 million is classified as current.
Borrowings under the 2021 Credit Facility bear interest at rates based on the ratio of the Company’s and its subsidiaries’ consolidated first lien net indebtedness to the Company’s and its subsidiaries’ consolidated EBITDA for applicable periods specified in the 2021 Credit Facility. The interest rate per annum applicable to the loans under the 2021 Credit Facility are based on a fluctuating rate of interest equal to the sum of an applicable rate and, at the Company’s election from time to time, either:

(1)
a base rate determined by reference to the highest of (a) the rate last quoted by the Wall Street Journal as the “prime rate,” (b) the federal funds effective rate plus 0.50%, (c)
one-month
LIBOR plus 1.00% and (d) with respect to the Term B Loans, 1.50% and with respect to the Revolving Credit Facility, 1.00%, or

(2)
a Eurocurrency rate determined by reference to LIBOR (other than with respect to Euros, Euribor and with respect to British Pounds Sterling, SONIA) with a term as selected by the Company, of one, three or six months (subject to (x) in the case of term loans, a 0.50% per annum floor and (y) in the case of revolving loans, a 0.00% per annum floor).

A quarterly commitment fee of up to 0.50% is payable on the unused portion of the 2021 Revolving Credit Facility.
During the three months ended March 31, 2022, the weighted-average interest rate on the outstanding borrowings under the Term B Loan was 3.0%. The Company made interest payments of $5.9 million during the three months ended March 31, 2022.

The Company has an outstanding standby letter of credit for $0.7 million which reduces the amount available to be borrowed under the 2021 Revolving Credit Facility. At March 31, 2022, $249.3 million was available to be borrowed under the 2021 Revolving Credit Facility.
Borrowings under the 2021 Lien Credit Agreement are guaranteed by Cypress Holdings, Intermediate Holdings II, Inc. and certain of its US subsidiaries by a perfected first priority lien on the stock of CCC Intelligent Solutions Inc. and substantially all of its assets, subject to various limitations and exceptions.
The 2021 Credit Agreement contains representations and warranties, and affirmative and negative covenants, that among other things, restrict, subject to certain exceptions, our ability to: incur additional indebtedness, incur liens, engage in mergers, consolidations, liquidations or dissolutions; pay dividends and distributions on, or redeem, repurchase or retire our capital stock; and make certain investments, acquisitions, loans, or advances.
In addition, beginning with the three months ended March 31, 2022, the terms of the 2021 Credit Agreement include a financial covenant which requires that, at the end of each fiscal quarter, if the aggregate amount of borrowings under the 2021 Revolving Credit Facility exceeds 35% of the aggregate commitments, the Company’s leverage ratio cannot exceed 6.25 to 1.00. As of March 31, 2022, the Company was not subject to the financial covenant.
First Lien Credit Agreement
—In April 2017, the Company entered into the First Lien Credit Agreement.
The First Lien Credit Agreement initially consisted of a $1.0 billion term loan and revolving credit facilities for an aggregate principal amount of $100.0 million, with a sublimit of $30.0 million for letters of credit under the First Lien Revolvers.
In February 2020, the Company refinanced its long-term debt and entered into the First Amendment to the First Lien Credit Agreement. The First Lien Amendment provided an incremental term loan, amended the amount of commitments and the maturity dates of the First Lien Credit Agreement’s revolving credit facilities.
The First Lien Amendment provided an incremental term loan in the amount of $375.0 million and reduced the amount of commitments under the First Lien Revolvers to an aggregate principal amount of $91.3 million. The First Lien Revolvers continued to have a sublimit of $30.0 million for letters of credit.
The First Lien Term Loan required (after giving effect to the First Lien Amendment) quarterly principal payments of approximately $3.5 million until March 31, 2024, with the remaining outstanding principal amount required to be paid on the maturity date, April 27, 2024. The First Lien Term Loan required a prepayment of principal, subject to certain exceptions, in connection with the receipt of proceeds from certain asset sales, casualty events, and debt issuances by the Company, and up to 50% of annual excess cash flow, as defined in and as further set forth in the First Lien Credit Agreement. When a principal prepayment was required, the prepayment offset the future quarterly principal payments of the same amount. As of December 31, 2020, subject to the request of the lenders of the First Lien Term Loan, a principal prepayment of up to $21.9 million was required. In April 2021, the Company made a principal prepayment of $1.5 million to those lenders who made such a request.
The Company made a principal prepayment of $525.0 million on July 30, 2021. Subsequently, in September 2021, using the proceeds from the Term B Loan provided in the 2021 Credit Agreement, the Company fully repaid the remaining $804.2 million of outstanding borrowings on the First Lien Term Loan.
Amounts outstanding under the First Lien Credit Agreement bore interest at a variable rate of LIBOR, plus up to 3.00% per annum based upon the Company’s leverage ratio, as defined in the First Lien Credit Agreement. A quarterly commitment fee of up to 0.50% was payable on the unused portion of the First Lien Revolvers.

During the three months ended March 31, 2021 the weighted-average interest rate on the outstanding borrowings under the First Lien Term Loan was 4.1%. The Company made interest payments of $13.4 million during the three months ended March 31, 2021.
Cash Flows
The following table provides a summary of cash flow data for the three months ended March 31, 2022 and 2021:

(dollar amounts in thousands)	Three Months Ended March 31,
	2022	2021
Net cash provided by operating activities	$48,865	$38,234
Net cash used in investing activities	(42,615)	(4,686)
Net cash provided by (used in) financing activities	8,691	(136,501)
Net effect of exchange rate change	12	9

Change in cash and cash equivalents	12,953	(102,944)

Net cash provided by operating activities was $46.9 million for the three months ended March 31, 2022. Net cash provided by operating activities consists of net income of $12.0 million, adjusted for $30.9 million of non-cash
items, $14.7 million for changes in working capital and ($10.7) million for the effect of changes in other operating assets and liabilities. Significant non-cash
adjustments include depreciation and amortization of $31.6 million, stock-based compensation expense of $23.6 million, non-cash
lease expense of $1.2 million, deferred income tax benefits of ($21.2) and a change in fair value of warrant liabilities of ($2.1) million. The change in net operating assets and liabilities was primarily a result of a decrease in accrued expenses of $16.5 million due to timing of cash disbursements and employee incentive plan payments, an increase in other assets of $10.8 million due to timing of payments and other deferred costs, partially offset by a decrease in income taxes of $20.4 million due to timing of payments, a decrease in accounts receivable of $2.0 million due to timing of receipts of payments from customers, an increase in accounts payable of $4.8 million due to timing of cash disbursements and an increase in deferred revenue of $2.4 million due to timing of customer receipts and revenue recognition.
Net cash used in investing activities was $42.6 million for the three months ended March 31, 2022. Net cash used in investing activities was due to $32.2 million for a business acquisition and $14.3 million of capitalized internally developed software projects and purchases of software, equipment and property, partially offset by $3.9 million of proceeds from the sale of a cost method investment.
Net cash provided by financing activities was $8.7 million for the three months ended March 31, 2022. Net cash provided by financing activities was due to $10.7 million of proceeds from exercise of stock options, partially offset by $2.0 million of principal payments of long-term debt.
The following table provides a summary of cash flow data for the years ended December 31, 2021, 2020 and 2019:

	Year ended December 31,
(dollar amounts in thousands)	2021	2020	2019
Net cash provided by operating activities	$127,335	$103,943	$66,301
Net cash used in investing activities	(48,598)	(30,667)	(21,055)
Net cash used in financing activities	(58,440)	(4,421)	(9,428)
Net effect of exchange rate change	129	62	(70)

Change in cash and cash equivalents	$20,426	$68,917	$35,748

2021
Net cash provided by operating activities was $127.3 million for the year ended December 31, 2021. Net cash provided by operating activities consists of net loss of $248.9 million, adjusted for $420.1 million of non-cash
items, ($4.5) million for changes in working capital and ($39.4) million for the effect of changes in other operating assets and liabilities.
Non-cash
adjustments include stock-based compensation expense of $262.0 million, depreciation and amortization of $123.1 million, change in fair value of warrant liabilities of $64.5 million, a loss on early extinguishment of debt of $15.2 million, $6.3 million in non-cash
lease expense, amortization of deferred financing fees and debt discount of $4.3 million, deferred income tax benefits of ($46.9) million and a change in fair value of interest rate swaps of ($8.4) million. The change in working capital was primarily a result of an increase in other current assets of $12.3 million due to timing of payments for prepaid and other deferred costs, an increase in accounts receivable of $4.7 million due to revenue growth and an increase in the current portion of deferred contract costs of $3.1 million due to higher employee sales incentives, partially offset by an increase in accrued expenses of $8.3 million due to timing of payments, an increase in deferred revenue of $4.5 million due to revenue growth and timing of customer payments and an increase in income taxes of $3.8 million due to timing of payments. The change in other operating assets and liabilities was primarily a result of an increase in non-current
other assets of $7.8 million due to timing of payments and other deferred costs, an increase in non-current
deferred contract costs of $7.7 million due to higher employee sales incentives, a $10.2 million cash settlement of vested phantom stock, and a $10.0 million payment for the early extinguishment of the Company’s interest rate swap agreements.
Net cash used in investing activities was $48.6 million for the year ended December 31, 2021. Net cash used in investing activities is primarily related to capitalized time on internally developed software projects and purchases of software, equipment and property of $38.3 million and an investment in a limited partnership of $10.2 million.
Net cash used in financing activities was $58.4 million for the year ended December 31, 2021. Net cash used in financing activities was primarily related to principal payments of long-term debt of $1,336.2 million, dividends to shareholders prior to the Business Combination of $269.2 million and a deemed distribution to CCCIS option holders of $9.0 million, partially offset by borrowings from the Term B Loan, net of fees paid to the lender, of $789.9 million, and net proceeds from the Business Combination of $763.3 million.
2020
Net cash provided by operating activities was $103.9 million for the year ended December 31, 2020. Net cash provided by operating activities consists of net loss of $16.9 million, adjusted for non-cash
items and the effect of changes in working capital.
Non-cash
adjustments include stock-based compensation expense of $11.3 million, depreciation and amortization of $116.4 million, deferred income tax benefits of ($11.1) million, amortization of deferred financing fees of $4.6 million, loss on early extinguishment of debt of $8.6 million, change in fair value of interest rate swaps of $13.2 million and a gain on divestiture of ($3.8) million. The change in net operating assets and liabilities was primarily a result of an increase in deferred contract costs of $3.0 million due to the payment of employee sales incentives, an increase in accounts receivable of $10.6 million due to timing of receipts of payments from customers, and an increase in prepayments and other assets of $15.7 million due to non-trade
receivables and timing of payments for prepaid and other deferred costs, partially offset by an increase in income taxes of $6.7 million due to timing of tax payments. Net changes in working capital used cash of ($12.1) million.
Net cash used in investing activities was $30.7 million for the year ended December 31, 2020. Net cash used in investing activities is primarily related to capitalized time on internally developed software projects and purchases of software, equipment and property of $30.1 million.
Net cash used in financing activities was $4.4 million for the year ended December 31, 2020. Net cash used in financing activities was primarily related to principal repayments on long-term debt of $ 388.8 million, including the repayment of the Second Lien Term Loan of $375.0 million, partially offset by additional borrowings from the incremental term loan under the First Lien Credit Agreement, net of fees paid to the lender, of $369.8 million and $14.2 million of proceeds from the issuance of a non-controlling
interest in a subsidiary.
2019
Net cash provided by operating activities was $66.3 million for the year ended December 31, 2019. Net cash provided by operating activities consists of net loss of $210.3 million, adjusted for non-cash
items and the effect of changes in working capital.
Non-cash
adjustments include stock-based compensation expense of $7.1 million, depreciation and amortization of $127.5 million, impairment of goodwill and intangible assets of $207.1 million, deferred income taxes of ($84.3) million, amortization of deferred financing fees of $4.8 million and change in fair value of interest rate swaps of $22.4 million. The change in net operating assets and liabilities was primarily a result of an increase in deferred contract costs of $7.3 million due to the payment of employee sales incentives, an increase in accounts receivable of $4.5 million due to timing of receipts of payments from customers, and an increase in prepayments and other assets of $5.9 million, partially offset by an increase in accounts payable of $4.5 million due to timing of cash disbursements. Net changes in working capital used cash of ($6.1) million.
Net cash used in investing activities was $21.1 million for the year ended December 31, 2019. Net cash used in investing activities is primarily related to purchases of software, equipment and property of $20.5 million.
Net cash used in financing activities was $9.4 million for the year ended December 31, 2019. Net cash used in financing activities is primarily related to principal payments on long term debt of $10.0 million partially offset by proceeds from company stock option exercises of $0.7 million.
Emerging Growth Company Status
In April 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.
The Company is an emerging growth company, as defined in the JOBS Act, and has elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the CCC Consolidated Financial Statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. As described in “Recently Adopted Accounting Policies” in CCC’s audited and unaudited consolidated financial statements included elsewhere in this prospectus, the Company early adopted multiple accounting standards, as the JOBS Act does not preclude an emerging growth company from adopting a new or revised accounting standard earlier than the time that such standard applies to private companies. The Company expects to use the extended transition period for any other new or revised accounting standards during the period in which it remains an emerging growth company.
Recent Accounting Pronouncements
See Note 2 to the CCC audited condensed consolidated financial statements included elsewhere in this prospectus for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

Critical Accounting Policies and Estimates
Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these financial statements requires our management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, and expenses and related disclosures. Our estimates are based on our historical experience, trends and various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these judgments and estimates under different assumptions or conditions and any such differences may be material.
For information on our significant accounting policies, see Note 2 to the CCC audited consolidated financial statements included elsewhere in this prospectus.
We believe the following critical accounting policies affect our most significant judgments and estimates used in preparation of our consolidated financial statements:

•	Revenue Recognition

•	Valuation of Goodwill and Intangible Assets

•	Stock-based Compensation

•	Valuation of warrant liabilities
Revenue Recognition
Revenue recognition requires judgment and the use of estimates. The Company generates revenue from subscription-based contracts that are billed either on a subscription or transactional basis. Revenue is derived from the sale of software subscriptions, and other revenue, primarily professional services.
The estimates and assumptions requiring significant judgment under our revenue recognition policy in accordance with FASB ASC 606 are as follows:
Determine the transaction price
The transaction price is determined based on the consideration to which we expect to be entitled in exchange for services to the customer. Variable consideration is included in the transaction price if, in our judgment, it is probable that no significant future reversal of cumulative revenue under the contract will occur. The sale of our software subscriptions may include variable consideration related to usage-based contracts and provisions for additional fees when the volume of a customer’s transactions exceeds agreed upon maximums within defined reporting periods. We estimate variable consideration based on the most likely amount, to the extent that a significant revenue reversal is not probable to occur.
The Company may occasionally recognize an adjustment in revenue in the current period for performance obligations partially or fully satisfied in the previous periods resulting from changes in estimates for the transaction price, including any changes to the Company’s assessment of whether an estimate of variable consideration is constrained. For the three months ended March 31, 2022 and 2021, and the years ended December 31, 2020, and 2019, the impact on revenue recognized in the respective period, from performance obligations partially or fully satisfied in the previous period, was not significant.
Determine the amortizable life of contract assets
Sales commissions earned by our sales force are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions for initial contracts are deferred and then amortized on a straight-

line basis over a period of benefit that we have determined to generally be between three and five years. We determined the period of benefit by taking into consideration our customer contracts, our technology, and other factors. Most often with larger customers, a new contract or amended master agreement will not include a renewal period that requires assessment of whether the new business and renewal business commissions are commensurate. This is because the solutions and services offered as part of the new contract or amended agreement will be different from the original due to changes in technology and offerings. While the renewal period may be reached, most often a new multi-year agreement is signed that includes new services and features which will pay out a commission on the new services and features at the new business percentage and the renewal services and features at the renewal commission percentage. In situations when the renewal period is triggered, it is typically with smaller customers where the sales commission paid is insignificant. Thus, sales commissions are amortized on a systematic basis over three to five years which corresponds to the period and pattern in which revenue is recognized. Sales commissions for renewal contracts are deferred and then amortized on a straight-line basis over the related contractual renewal period. Amortization expense is included in selling and marketing expenses on the consolidated statements of operations and comprehensive loss.
Valuation of Goodwill and Intangible Assets
We perform an annual assessment for impairment of goodwill and indefinite-lived intangible assets as of September 30 each fiscal year, or whenever events occur or circumstances indicate that it is more likely than not that the fair value of a reporting unit or indefinite-lived intangible asset is below its carrying value.
In 2021, 2020 and 2019, we performed a quantitative goodwill impairment test, in which we compared the fair value of our reporting units, which we primarily determine using an income approach based on the present value of discounted cash flows, to the respective carrying value, which includes goodwill. If the fair value of a reporting unit exceeds their respective carrying value, the goodwill is not considered impaired. If the carrying value is higher than the fair value, the difference would be recognized as an impairment loss.
The process of evaluating the potential impairment of goodwill is subjective and requires significant judgment. In estimating the fair value of a reporting unit for the purposes of our annual or periodic impairment analyses, we make estimates and significant judgments about the future cash flows of that reporting unit. Our cash flow forecasts are based on assumptions that represent the highest and best use for our reporting units. Changes in judgment on these assumptions and estimates could result in goodwill impairment charges. We believe that the assumptions and estimates utilized are appropriate based on the information available to management.
No goodwill impairments were recorded during the three months ended March 30, 2022 and 2021 and the year ended December 31, 2021 and 2020.
Based on the results of our assessment performed as of September 30, 2019, which included downward revisions to future projected earnings and cash flows of one of our reporting units, it was determined that the carrying value of goodwill was impaired and the Company recorded an impairment charge to goodwill of $25.8 million.
Intangible assets with finite lives and software, equipment and property are amortized or depreciated over their estimated useful life on a straight-line basis. We monitor conditions related to these assets to determine whether events and circumstances warrant a revision to the remaining amortization or depreciation period. We test these assets for potential impairment whenever our management concludes events or changes in circumstances indicate that the carrying amount may not be recoverable. The original estimate of an asset’s useful life and the impact of an event or circumstance on either an asset’s useful life or carrying value involve significant judgment regarding estimates of the future cash flows associated with each asset.
There was no impairment charge recorded during the three months ended March 31, 2022 and 2021, respectively, and for the year ended December 31, 2020. During the year ended December 31, 2019, the Company recorded an impairment charge to one of its reporting unit’s customer relationships and acquired technology intangible assets. The Company’s forecasted future revenue and expense cash flow streams indicated the carrying amounts of the intangible assets were not recoverable and therefore the Company recorded an impairment charge of $181.3 million.
Stock-based Compensation
The Company accounts for stock-based compensation plans in accordance with ASC 718, Compensation-Stock Compensation, which requires the recognition of expense measured based on the grant date fair value of the stock-based compensation awards. Our stock-based awards include stock options, restricted stock units (“RSUs”) and phantom shares. Our stock-based awards have vesting terms that are service-based, performance-based or performance-based with a market condition.
The grant date fair value of our service-based awards, excluding RSUs, is determined using the Black-Scholes option-pricing model. The fair value of each service-based and performance-based RSU is determined using the fair value of the underlying common stock on the date of grant. The fair value of each award with performance-based with a market condition vesting is determined using a Monte Carlo simulation model.
For stock-based awards with only service conditions, we recognize stock-based compensation expense on a straight-line basis over the requisite service period only for the portion of awards expected to vest, based on an estimated forfeiture rate. For stock-based awards with only performance conditions, we recognize stock-based compensation expense on a straight-line basis over the explicit performance period when the performance targets are probable of being achieved. We recognize stock-based compensation expense on awards that are subject to performance-based vesting with a market condition when the performance targets are considered probable of being achieved. The determination of the grant date fair value for these awards is affected by assumptions regarding a number of complex and subjective variables, including expected stock price volatility over the expected term of the award, the risk-free interest rate for the expected term of the award and expected dividends. The market condition of these awards impacts the fair value at grant date and is the reason the Monte Carlo simulation is utilized to determine fair value.
Key assumptions used in the Black-Scholes option pricing model and Monte Carlo simulation method include:

•
Fair Value of Common Stock-Prior to the Business Combination, there was no public market for our common stock. For those periods included in our consolidated financial statements, fair values of the shares of common stock underlying our stock-based awards were estimated on each grant date by our board of directors. Our board of directors, with input from management considered, among other things, valuations of our common stock, which were prepared in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation as well as the Advent Transaction for grants in 2017.

•
Expected Term-The expected term represents the period that stock-based awards are expected to be outstanding and, for time-based awards, is determined using the simplified method that uses the weighted average of the time-to-vesting and the contractual life of the awards.

•
Expected Volatility-As we have limited trading history for our common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock option grants. The comparable companies were chosen based on their similar size, stage in the life cycle or area of specialty.

•	Risk-Free Interest Rate-The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of awards.

•
Expected Dividend Yield-Historically, we have not paid regular dividends on our common stock and have no plans to pay dividends on our common stock on a regular basis. We do not have a dividend policy. Therefore, we used an expected dividend yield of zero.

See Note 20 to our consolidated financial statements for more information concerning certain of the specific assumptions we used in applying the Black-Scholes and Monte Carlo option pricing models to determine the estimated fair value of our stock-based awards with service vesting and performance vesting. Some of these assumptions involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation could be materially different.
Valuation of Warrant Liabilities
We account for our warrants in accordance with the guidance contained in ASC 815-40 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our consolidated statements of operations and comprehensive loss. The fair value of the Public Warrants was determined using the quoted market price as of the valuation date. The fair value of the Private Warrants was determined using the Black-Scholes option pricing model.
See Note 5 to our consolidated financial statements for more information concerning certain of the specific assumptions we used in applying the Black-Scholes option-pricing model to determine the fair value of our Private Warrants. Some of these assumptions involve inherent uncertainties and the application of significant judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our warrant liabilities could be materially different.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to a variety of market and other risks, including the effects of changes in interest rates, and inflation, as well as risks to the availability of funding sources, hazard events, and specific asset risks.
Interest Rate Risk
We are exposed to market risk related to changes in interest rates on $800.0 million of borrowings at December 31, 2021 that are floating rate obligations. These market risks result primarily from changes in LIBOR or prime rates.
Interest rate fluctuations can affect the fair value of our floating rate debt, as well as earnings and cash flows. If market interest rates rise, our earnings and cash flows could be adversely affected by an increase in interest expense. In contrast, lower interest rates may reduce our borrowing costs and improve our operational results. We continuously monitor our interest rate exposure.
As of December 31, 2021, a
100-basis
point increase in interest rates would increase annual interest expense by $8.0 million after considering the effect of this hypothetical change on our floating rate debt.
Foreign Currency Risk
Our reporting currency is the U.S. dollar, however for operations located in China, the functional currency is the local currency. Although we have experienced and will continue to experience fluctuations in our net income (loss) as a result of transaction gains (losses) related to transactions denominated in currencies other than the U.S. dollar, we believe that a 10% change in foreign exchange rates would not have a material impact on our results of operations.

EXECUTIVE COMPENSATION
Introduction
We are currently considered an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures.
This section discusses the material components of the executive compensation program for our Chief Executive Officer and our two most highly compensated officers other than our Chief Executive Officer (collectively, our “Named Executive Officers” or “NEOs”). For the fiscal year ended December 31, 2021, our Named Executive Officers and their positions were as follows:

•	Githesh Ramamurthy, President and Chief Executive Officer, Chairperson of the Board ,

•	Brian Herb, Executive Vice President, Chief Financial and Administrative Officer , and

•	Barrett Callaghan, Executive Vice President, Markets and Customer Success . (1)

(1)
Mr. Callaghan was promoted to this position on February 3, 2021, and previously served as CCC’s General Manager and Senior Vice President of Insurance Services. On April 29, 2022, CCC announced that Mr. Callaghan would transition from his role as CCC’s Executive Vice President, Markets and Customer Success to a senior advisory role with CCC, effective May 31, 2022, and be retained as a part-time employee by CCC. In this role, it is anticipated that Mr. Callaghan will, among other things, be involved in market related activities, provide strategic insights and support the development of key personnel.

The objective of CCC’s executive compensation program is to provide a total compensation package to each NEO that will enable CCC to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our shareholders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward NEOs for the attainment of specified performance goals. The compensation committee of the Board determines the compensation for Messrs. Herb and Callaghan. Mr. Ramamurthy’s compensation is recommended by the compensation committee and determined by the Board.
Summary Compensation Table
The following table summarizes the compensation awarded to, earned by or paid to our NEOs for the fiscal years ended December 31, 2021 and December 31, 2020.

Name and Principal Position	Year	Salary 1 ($)	Bonus 2 ($)	Stock Awards 3 ($)	Option Awards 4 ($)	Non-Equity Incentive Plan Compensation 5 ($)	All Other Compensation 6 ($)	Total ($)
Githesh Ramamurthy	2021	806,140	675,000	131,860,500	1,622,396	746,800	1,394,239	137,105,076
Chief Executive Officer	2020	782,661			—	704,590	16,023	1,503,274

Brian Herb	2021	562,693	600,000	3,423,750		260,636	10,138	4,857,217
Executive Vice President, Chief Financial and Administrative Officer	2020	473,846	300,000	1,560,000	1,494,480	247,500	21,105	4,096,931

Barrett Callaghan	2021	415,112		3,138,438		192,499	560,010	4,306,058
Executive Vice President, Markets and Customer Success	2020	377,478	—		459,840	212,390	16,845	1,066,553

(1)
Amounts in this column represent the annual base salary earned by each NEO. On March 21, 2021, Mr. Ramamurthy and Mr. Herb each received a merit base salary increase of 3%, and Mr. Callaghan received a base salary increase of 12% in connection with his promotion to Executive Vice President, Markets and Customer Success.

(2)	Mr. Ramamurthy and Mr. Herb each received a transaction bonus in connection with the consummation of the business combination, in the amount of $675,000 and $600,000, respectively.
(3)
Amounts in this column represent the aggregate grant date fair value of stock awards granted to the NEOs in 2021, computed in accordance with FASB ASC Topic 718. The grant date fair value for awards of time-based restricted stock units (“RSUs”) and awards of performance-based restricted stock units (“PSUs”) that vest based on the achievement of CCC’s compound annual revenue growth rate percentage and minimum EBITDA margin targets during a specified performance period is calculated using the closing market price of our common stock on the grant date. The grant date fair value for awards of PSUs that vest based on the achievement of CCC’s total shareholder return during a specified performance period is estimated based on the use of a Monte Carlo valuation methodology and the probable outcome of the achievement of the performance conditions, as determined in accordance with FASB Topic 718. For additional information on the valuation assumptions for these awards, see Note 20 (Stock Incentive Plans) to CCC’s condensed consolidated financial statements included elsewhere in this prospectus for additional information. The maximum grant date fair value of the PSUs granted to the NEOs, based on the original grant date fair value, is $143,928,000 for Mr. Ramamurthy, $3,364,500 for Mr. Herb, and $3,084,125 for Mr. Callaghan. For Mr. Ramamurthy, the amount in this column also includes the value of an award of unrestricted shares, with a grant date fair value of $8,044,500, granted to Mr. Ramamurthy in 2021.

(4)
Amounts in this column represent the aggregate grant date fair value for option awards granted to the NEOs, computed in accordance with FASB ASC Topic 718. A discussion of the methodology for determining grant date fair value may be found in Note 20 (Stock Incentive Plans) to our condensed consolidated financial statements included elsewhere in this prospectus.

(5)	Amounts in this column represent performance-based annual cash bonuses earned in 2020 and 2021 by each of the NEOs pursuant to CCC’s annual incentive plan.
(6)	The amounts in this column are comprised of the following:

All Other Compensation Table	Year	Individual Supplemental Disability Premiums	401(K) Match	One-time Payment (a)	Health Club Reimbursement	Health Club Gross Up	Headquarters Parking Reimbursement	Headquarters Parking Gross Up	Total
Githesh Ramamurthy	2021	5,100	8,700	1,377,492	199	129	1,560	1,059	1,394,239
Chief Executive Officer
Brian Herb	2021	887	8,700		—	—	390	162	10,138
Executive Vice President, Chief Financial and Administrative Officer
Barrett Callaghan	2021	4,396	8,700	544,105	1,596	661	390	162	560,010
Executive Vice President, Markets and Customer Success

(a)
In connection with special dividends paid in March 2021 and August 2021 to stockholders of Cypress Holdings Inc. (“Cypress Holdings”), certain option holders received a one-time
cash payment to compensate for the reduction in the fair value of the underlying shares without a corresponding decrease in the exercise price, which one-time
cash payment was paid substantially concurrently with the closing of the business combination. In accordance with the foregoing, Mr. Ramamurthy and Mr. Callaghan received the following cash payments, respectively: $1,377,492 and $544,105.

Outstanding Equity Awards at 2021
Fiscal Year-End
The following table sets forth information regarding outstanding equity-based awards held by the NEOs as of December 31, 2021.

	Option Awards (1)						Stock Awards
	Grant Date		Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Share or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($) (2)
Name			Exercisable (#)	Unexercisable (#)
Githesh Ramamurthy	7/10/2017	(3)	7,492,115	1,873,028		$2.50	7/10/2027
Chief Executive Officer	7/10/2017	(4)	9,365,143			$2.50	7/10/2027
	1/13/2021	(5)	442,034			$8.58	1/13/2031
	10/21/2021	(6)						2,400,000	$27,336,000
	10/21/2021	(7)								4,800,000	$54,672,000
	10/21/2021	(8)								1,200,000	$13,668,000

Brian Herb	4/1/2020	(3)	110,679	442,715		$4.05	4/1/2030
Executive Vice President, Chief Financial and Administrative	4/1/2020	(4)	553,394			$4.05	4/1/2030
	10/21/2021	(6)						150,000	$1,708,500
	10/21/2021	(7)								75,000	$854,250
	10/21/2021	(8)								37,500	$427,125

Barrett Callaghan Executive Vice President, Markets and Customer Success	7/10/2017	(3)	681,101	170,275		$2.50	7/10/2027
	7/10/2017	(4)	851,376			$2.50	7/10/2027
	4/1/2020	(3)	34,055	136,220		$4.05	4/1/2030
	4/1/2020	(4)	170,275			$4.05	4/1/2030
	10/21/2021	(6)						137,500	$1,566,125
	10/21/2021	(7)								68,750	$783,063
	10/21/2021	(8)								34,375	$391,531

(1)
In connection with the business combination, each option granted under the 2017 Option Plan to purchase shares of Cypress Holdings stock was assumed by CCC and converted into an option under CCC’s 2021 Incentive Equity Plan (the “2021 Plan”) to purchase a specified number of shares of CCC’s common stock, based on the exchange ratio of 1:340.5507, rounded down to the nearest whole number of shares. For more information on this conversion of equity awards, see Note 3 to our CCC’s condensed consolidated financial statements included elsewhere in this prospectus for additional information for the year-ended December 31, 2021
.

(2)	Amounts in this column were calculated using CCC’s closing stock price of $11.39 as of December 31, 2021.
(3)
Represents grants of time-based stock options, each of which vest 20% on each of the first five anniversaries of the applicable vesting commencement date which, for options granted on July 10, 2017 is April 27, 2017 and for options granted on April 1, 2020 is April 1, 2020, in each case, subject to continued employment through the applicable vesting date.

(4)
Represents awards of performance-based stock options granted under the 2017 Option Plan, 100% of which were deemed to vest in connection with the consummation of the business combination and are fully vested.

(5)
Represents an award of performance-based stock options granted under the 2017 Option Plan, 100% of which was deemed to vest in connection with the consummation of the business combination and is fully vested.

(6)
Represents awards of RSUs granted under the 2021 Plan, each of which vest 25% on each of the first four anniversaries of July 30, 2021, subject to continued employment through the applicable vesting date.

(7)
Represents awards of PSUs under the 2021 Plan, which vest based on the achievement of CCC’s compound annual revenue growth rate percentage (“Revenue CAGR”) and minimum EBITDA margin targets during the period beginning on January 1, 2021 and ending on December 31, 2023, subject to continued employment through the date the Board certifies the achievement of the performance conditions. For Mr. Ramamurthy, 25% of the target number of PSUs will vest at minimum achievement, 100% will vest at target achievement, and 150% will vest at maximum achievement. For Messrs. Herb and Callaghan, 50% of the target number of PSUs will vest at minimum achievement, 100% will vest at target achievement, and 200% will vest at maximum achievement. Amounts shown above reflect the number of PSUs that would vest if the target level of performance is achieved.

(8)
Represents awards of PSUs under the 2021 Plan, which vest based on the achievement of CCC’s total shareholder return (“TSR”) during the period beginning on August 2, 2021 and ending on December 31, 2023, subject to continued employment through the date the Board certifies the achievement of the performance conditions. For Mr. Ramamurthy, 25% of the target number of PSUs will vest at minimum achievement, 100% will vest at target achievement, and 150% will vest at maximum achievement. For Messrs. Herb and Callaghan, 50%

of the target number of PSUs will vest at minimum achievement, 100% will vest at target achievement, and 200% will vest at maximum achievement. Amounts shown above reflect the number of PSUs that would be earned if the threshold level of performance is achieved.
Narrative Disclosure to the Summary Compensation Table and Outstanding Equity Awards at Fiscal Year End Table
2021 Compensation
For the fiscal year ending December 31, 2021, CCC’s compensation program for our NEOs consisted of base salary, incentive compensation delivered in the form of an annual cash bonus, time- and performance-based restricted stock units, a one-time
grant of performance-based stock options (for Mr. Ramamurthy), and a one-time transaction
bonus paid out in connection with the consummation of the business combination (for Messrs. Ramamurthy and Herb), each as described below:
Base Salary
.
Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the applicable NEO’s duties and authorities, contributions, prior experience and sustained performance.
Annual Incentive Plan
.
CCC’s annual incentive plan provides for the payment of cash incentive awards determined pursuant to a formulaic plan based on the applicable
NEO’s pre-defined target
bonus opportunity and the compensation committee’s determination of the appropriate awards for the applicable year, as may be adjusted up or down by an individual performance multiplier determined by the compensation committee. Under the annual incentive plan, each of the NEOs were eligible for a target cash incentive award set at 100% of base salary for Mr. Ramamurthy and 50% of base salary for each of Messrs. Herb and Callaghan. The financial performance measures for 2021 were as follows: revenue (weighted at 50%) and adjusted EBITDA (weighted at 50%). In March 2022, the compensation committee certified that CCC’s achievement of the 2021 performance metrics was 92.6% and accordingly approved payment of the 2021 annual incentive awards to each of our NEOs as follows:

•	Mr. Ramamurthy received 92.6% of his target cash incentive (92.6% company performance and 100% individual performance multiplier).

•	Mr. Herb received 92.6% of his target cash incentive (92.6% company performance and 100% individual performance multiplier).

•	Mr. Callaghan received 92.6% of his target cash incentive (92.6% company performance and 100% individual performance multiplier).
Transaction Bonus
.
 Mr. Ramamurthy and Mr. Herb each received a transaction bonus in connection with the consummation of the business combination, in the amount of $675,000 and $600,000, respectively.
Equity-Based Compensation
.
 Prior to the consummation of the business combination, Mr. Ramamurthy received a grant of stock options under the 2017 Option Plan (as defined below) in January 2021. Following the business combination, in October 2021 we granted RSUs and PSUs to each of our NEOs under the 2021 Plan. The compensation committee chose an award mix consisting of approximately 80% PSUs and 20% RSUs for Mr. Ramamurthy and 50% PSUs and 50% RSUs for each of the other NEOs, as reflected in the table below.

Named Executive Officer	TSR PSUs 1	Revenue CAGR PSUs 2	RSUs 3
Githesh Ramamurthy	4,800,000	4,800,000	2,400,000
Brian Herb	75,000	75,000	150,000
Barrett Callaghan	68,750	68,750	137,500

(1)	Earned based on CCC’s TSR during the period from August 2, 2021 through Dec. 31, 2023. For Mr. Ramamurthy, 25% of the target number of TSR PSUs will vest at minimum achievement and 150% will vest at maximum achievement. For Messrs. Herb and Callaghan, 50% of the target number of TSR PSUs will vest at minimum achievement and 200% will vest at maximum achievement.
(2)
Earned based on CCC’s Revenue CAGR and a minimum EBITDA margin target during the period from January 1, 2021 through Dec. 31, 2023. For Mr. Ramamurthy, 25% of the target number of Revenue CAGR PSUs will vest at minimum achievement and 150% will vest at maximum achievement. For Messrs. Herb and Callaghan, 50% of the target number of Revenue CAGR PSUs will vest at minimum achievement and 200% will vest at maximum achievement.

(3)	Vest 25% on each of the first four anniversaries of July 30, 2021, subject to continued employment through the applicable vesting date.
In connection with the grant of his October 2021 equity awards, Mr. Ramamurthy has agreed to the following terms and conditions:

•	Mr. Ramamurthy will not be eligible to receive any additional incentive equity grants from CCC until July 30, 2025;

•	Following July 30, 2025, Mr. Ramamurthy will be eligible to receive an incentive equity grant only if CCC’s stock price is equal to or greater than $25 per share on the applicable date of grant; and

•
Beginning in 2022, Mr. Ramamurthy will no longer be eligible to participate in CCC’s annual incentive plan (or any other similar plan, program or policy) during his employment or service with CCC, and any cash compensation received by Mr. Ramamurthy will be limited solely to base salary.

For further information regarding the NEO’s equity awards, see the “Outstanding Equity Awards at 2021 Fiscal-Year End Table” above.
Employment Agreements
We have entered into employment agreements with each of our NEOs which are summarized below.
Githesh Ramamurthy
In April 2017, we entered into an employment agreement with Mr. Ramamurthy to serve as our President and Chief Executive Officer, Chairperson of the Board. The employment agreement provides for an initial three-year term, with automatic one-year
renewals. The employment agreement also provides for an initial annual base salary of $721,092.03, subject to annual review and increase by the Board from time to time, and an annual target bonus opportunity of 100% of base salary. Mr. Ramamurthy’s annual base salary was increased to $787,957 in March 2020, and to $811,595 in March 2021.
Under his employment agreement, Mr. Ramamurthy is subject to certain restrictive covenants, including
(i) non-competition,
non-solicitation
and
non-hire
of employees, and
non-solicitation
of business relationships of CCC, in each case, during employment and for 24 months thereafter, (ii) perpetual non-disclosure
of confidential information, and (iii) assignment of intellectual property.
Mr. Ramamurthy’s employment agreement also provides for certain severance benefits upon the occurrence of specified termination events, as described further in the “Potential Payments Upon Termination or Change in Control” section below.
Brian Herb
In January 2020, we entered into an employment agreement with Mr. Herb to serve as our Executive Vice President, Chief Financial Officer and Chief Administrative Officer. The employment agreement provides for an initial three-year term, with automatic one-year
renewals. The employment agreement also provides for an

annual base salary of $550,000, subject to annual review and increase by the Board from time to time, and an annual target bonus opportunity of 50% of base salary. Mr. Herb’s annual base salary was increased to $566,500 in March 2021. The employment agreement also provided for a sign-on
cash bonus of $300,000, which replaced the bonus Mr. Herb would have earned from his former employer in the second quarter of 2020.
Under his employment agreement, Mr. Herb is subject to certain restrictive covenants, including
(i) non-competition,
non-solicitation
and
non-hire
of employees, and
non-solicitation
of business relationships of CCC, in each case, during employment and for 12 months thereafter, (ii) perpetual non-disclosure
of confidential information, and (iii) assignment of intellectual property.
Mr. Herb’s employment agreement also provides for certain severance benefits upon the occurrence of specified termination events, as described further in the “Potential Payments Upon Termination or Change in Control” section below.
Barrett Callaghan
In April 2017, we entered into an employment agreement with Mr. Callaghan to serve as our General Manager and Senior Vice President of Insurance Services Group. On February 3, 2021, Mr. Callaghan was promoted to Executive Vice President, Markets and Customer Success. Mr. Callaghan’s employment agreement provided for an initial three-year term, with automatic one-year
renewals. The employment agreement also provided for an initial annual base salary of $347,783.10, subject to increase by the Board from time to time, and an annual target bonus opportunity of 50% of base salary. Mr. Callaghan’s annual base salary was increased to $380,031 in March 2020, and to $425,636 in March 2021.
On April 29, 2022, we announced that Mr. Callaghan will be transitioning from his current role as our Executive Vice President, Markets and Customer Success to a senior advisory role with CCC, effective May 31, 2022, and will be retained by us as a part-time employee. In connection with this transition, we entered into an amended and restated employment agreement with Mr. Callaghan on April 25, 2022, which superseded his prior employment agreement, and pursuant to which Mr. Callaghan will serve on a part-time basis as Senior Advisor, Markets and Customer Success. Mr. Callaghan’s employment agreement provides for a three-year term of employment that will automatically terminate on May 31, 2025 (subject to earlier termination in accordance with the agreement), an annual base salary of $60,000 and, for calendar year 2022, a prorated annual bonus equal to $109,721. Mr. Callaghan must be employed by CCC on the date such prorated bonus is paid in order to receive the prorated bonus. Other than with respect to such prorated bonus, Mr. Callaghan will not be eligible to participate in CCC’s annual cash bonus program or receive any performance based cash bonus from CCC during his term of employment. Upon a termination of Mr. Callaghan’s employment by CCC for cause, due to Mr. Callaghan’s death or disability, or by Mr. Callaghan for any reason, Mr. Callaghan will be entitled to payment of accrued benefits. Upon a termination of Mr. Callaghan’s employment for any reason, Mr. Callaghan will not be entitled to any severance pay or benefits other than as required by applicable law.
Pursuant to his employment agreement, effective as of May 31, 2022, (i) 68,750 of the 137,500 unvested RSUs granted to Mr. Callaghan pursuant to an RSU grant agreement dated October 21, 2021 will be immediately forfeited, (ii) 34,375 of the 68,750 unvested PSUs that vest based on Revenue CAGR and minimum EBITDA margin targets (“CAGR PSUs”) granted to Mr. Callaghan pursuant to a CAGR PSU grant agreement dated October 21, 2021 will be immediately forfeited, and (iii) 34,375 of the 68,750 unvested PSUs that vest based on TSR (“TSR PSUs”) granted to Mr. Callaghan pursuant to a TSR PSU grant agreement dated October 21, 2021 will be immediately forfeited. The remaining 68,750 RSUs, 34,375 CAGR PSUs and 34,375 TSR PSUs will continue to be eligible to vest during his term of employment in accordance with the vesting schedule set forth in the applicable grant agreement; provided, that upon the expiration of his term of employment for any reason, any then-unvested RSUs, CAGR PSUs and/or TSR PSUs will be immediately forfeited. Mr. Callaghan’s outstanding options granted pursuant to option agreements dated as of July 10, 2017, as amended, and April 1, 2020 shall remain outstanding and eligible to vest in accordance with their respective original terms and conditions, in each case, as set forth in the respective option agreement. Pursuant to his employment agreement, Mr. Callaghan will not be eligible to receive any new equity awards during his term of employment. The payments and equity vesting treatment provided under his employment agreement are subject to and conditioned upon Mr. Callaghan’s execution of a release of claims against CCC.
During his term of employment, Mr. Callaghan will be eligible to participate in benefit plans and programs as CCC may offer from time to time to its part-time employees, other than any severance plan or program of CCC. In addition, subject to Mr. Callaghan’s timely election of continued coverage under COBRA and continued eligibility for COBRA coverage, during his term of employment CCC will pay Mr. Callaghan a monthly cash payment equal to $1,500 to be used by Mr. Callaghan to subsidize his monthly COBRA premiums. Pursuant to his employment agreement, Mr. Callaghan will not engage in any outside full-time employment or other business activities during his term of employment without the prior written consent of the Chief Executive Officer of CCC. In addition, Mr. Callaghan is subject to a non-competition
covenant and a
non-solicitation
covenant that apply during his term of employment and for 12 months thereafter.
Incentive Equity Plans
2017 Stock Option Plan
In connection with the consummation of the business combination, all outstanding stock options granted under Cypress Holdings’ 2017 Stock Option Plan (the “2017 Option Plan”) were assumed by CCC under the 2021 Plan, generally subject to the terms and conditions in effect for such stock options prior to the business combination. The 2017 Option Plan was subsequently cancelled and no new options may be issued thereunder.
In January 2021, prior to the consummation of the business combination, we granted an award of stock options to Mr. Ramamurthy under the 2017 Option Plan, as further described in the “Outstanding Equity Awards at 2021 Fiscal-Year End Table” above.
2021 Incentive Equity Plan
In connection with the business combination, our shareholders approved the 2021 Plan, which provides for grants of stock options (including incentive stock options and non-qualified
stock options), stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, and other stock or cash-based awards. Each of our NEOs are eligible to participate in the 2021 Plan. The compensation committee has been appointed as the “Administrator” of the 2021 Plan. As permitted under the 2021 Plan, the authority to grant and amend certain awards has been delegated to a committee of CCC management.
In October 2021, we granted RSUs and PSUs to each of our NEOs under the 2021 Plan, as further described in the “Outstanding Equity Awards at 2021 Fiscal-Year End Table” above.
In March 2022, all of the outstanding RSU and PSU award agreements granted under the 2021 Plan, including the RSU and PSU award agreements granted to our NEOs in October 2021, were amended to include a new definition of “disability” and “cause”.
Employee Benefits and Perquisites
Our NEOs participate in the employee benefit programs generally available to CCC’s employees, including a tax-qualified
401(k) plan. Additionally, each of our NEOs receive matching contributions under the 401(k) plan in an amount equal to 3% of the first 6% contributed. CCC provides limited additional perquisites and other personal benefits to its NEOs, as further described in the “Summary Compensation Table” above.

Potential Payments Upon Termination or Change in Control
Employment Agreements
Mr. Ramamurthy’s and Mr. Herb’s employment agreements provide for certain severance benefits upon the occurrence of specified termination events, as summarized below. Mr. Callaghan’s original employment agreement provided for severance benefits that were substantially similar to those provided to Mr. Herb under his employment agreement. Mr. Callaghan’s amended and restated employment agreement, effective May 31, 2022, superseded his prior employment agreement and does not provide for any severance benefits.
In the event Mr. Ramamurthy is terminated without “cause” or he resigns for “good reason” (each as described generally below and defined in the employment agreement), Mr. Ramamurthy is eligible to receive (i) a monthly cash severance payment in an amount equal to the quotient of (x) the sum of his base salary and target annual cash bonus at the time of termination, divided by (y) 12, payable in equal monthly installments over 24 months, (ii) a lump sum cash payment equal to the pro rata portion of the amount, if any, of the annual cash bonus that he would have been entitled to for the fiscal year in which such termination occurs had his employment terminated after the bonus payment date, payable in accordance with the standard policies of CCC, and (iii) subsidized COBRA premiums for up to 24 months, subject in each case to his timely execution and non-revocation of a general release of claims in favor of CCC and compliance with the terms of the employment agreement (including the restrictive covenants contained therein).
For the purposes of Mr. Ramamurthy’s employment agreement, “cause” generally means his (i) gross negligence or willful and continued failure to substantially perform his duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) willful misconduct which is demonstrably and materially injurious to CCC; (iii) engagement in egregious misconduct involving serious moral turpitude to the extent that his credibility and reputation no longer conforms to the standard of senior executives; or (iv) commission of a material act of dishonesty or breach of trust resulting or intending to result in his personal benefit or enrichment at the expense of CCC.
For the purposes of Mr. Ramamurthy’s employment agreement, “good reason” generally means his voluntary resignation within 90 days following the existence of one or more of the following conditions: (i) material change or reduction or alteration in his duties, authorities, responsibilities and status from those in effect at the time of the effective date of the employment agreement, with the result that he makes a good faith determination (by written notice to the Board) that he cannot continue to carry out his job in substantially the same manner as it was intended to be carried out immediately prior to such material diminution; (ii) the failure of CCC to comply with the compensation-related provisions of his employment agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is promptly remedied after receipt of written notice; (iii) a change in his reporting responsibilities such that he no longer reports to the Board; or (iv) he is required to relocate his personal residence outside of a fifty-mile radius of CCC’s principal place of business. In order to resign for “good reason,” Mr. Ramamurthy must provide written notice of his intention to resign for “good reason” to the Board and CCC must fail to cure the circumstances giving rise to “good reason” within 30 days from receipt of such notice.
In the event Mr. Herb is terminated without “cause” or Mr. Herb resigns for “good reason” (each as described generally below and defined in the employment agreement), Mr. Herb is eligible to receive (i) a monthly cash severance payment in an amount equal to the quotient of (x) Mr. Herb’s base salary at the time of termination, divided by (y) 12, payable in equal monthly installments over 12 months, (ii) a lump sum cash payment equal to the amount, if any, of the greater of the pro rata target annual cash bonus or the amount of the actual annual cash bonus that Mr. Herb would have been entitled to had his employment terminated after the bonus payment date, payable in accordance with the standard policies of CCC, and (iii) subsidized COBRA premiums for up to 12 months, subject in each case to his timely execution and non-revocation of
a general release of claims in favor of CCC and compliance with the terms of the employment agreement (including the restrictive covenants contained therein).

For the purposes of Mr. Herb’s employment agreement, “cause” generally means Mr. Herb’s (i) conviction of, or plea of guilty or no contest to any felony; (ii) commission of fraud involving dishonesty that is injurious to CCC; (iii) willful and continual refusal to perform his duties for CCC; or (iv) conduct that is materially injurious to CCC.
For the purposes of Mr. Herb’s employment agreement, “good reason” generally means a voluntary resignation within 90 days following the existence of one or more of the following conditions: (i) a change in Mr. Herb’s position or an assignment of duties constituting material reduction in his position, duties or responsibilities from those in effect at the time of his current position; or (ii) a material reduction in Mr. Herb’s base salary; provided, that for purposes of clause (i) of the definition of “good reason,” in order to resign for “good reason,” Mr. Herb must provide written notice to the Board within 30 days of being notified of the condition giving rise to “good reason” and CCC must fail to cure within 30 days from receipt of such notice.
Incentive Equity Awards
Each of our NEO’s RSU and PSU award agreements provide for certain treatment upon the occurrence of specified termination events or a change in control.
In the event an NEO’s employment is terminated as result of their death or disability, (i) the portion of the RSUs that would have vested on the first vesting date following such termination will vest, and any then-unvested RSUs will be forfeited, and (ii) any outstanding PSUs will vest based on target achievement and prorated based on the number of days the applicable NEO is employed during the applicable performance period, and any then-unvested PSUs will be forfeited.
Upon the occurrence of a change in control, (i) to the extent the RSUs are not assumed by the surviving entity in connection with such change in control, any unvested RSUs will immediately vest as of the date of such change in control, subject to continued employment through the date of such change in control, or (y) to the extent the RSUs are assumed by the surviving entity in connection with such change in control, the assumed RSUs will be subject to the same vesting schedule as set forth in the applicable grant agreement, unless otherwise set forth in the applicable transaction agreement, and upon a termination of the applicable NEO’s employment without cause within the one-year
period following such change in control, any unvested assumed RSUs will immediately vest.
Upon the occurrence of a change in control, (i) to the extent the PSUs are not assumed by the surviving entity in connection with such change in control, a number of the PSUs will vest and be settled in cash calculated based on the greater of actual or target performance as of the date of such change in control, subject to continued employment through the date of such change in control, and after giving effect to the foregoing calculation, any then-unvested PSUs will be immediately forfeit, or (ii) to the extent the PSUs are assumed by the surviving entity in connection with such change in control, the PSUs will be converted into RSUs, with the number of units to be converted calculated based on the greater of actual or target performance as of the date of such change in control, subject to continued employment through the date of such change in control, and after giving effect to the foregoing calculation, any then-unvested PSUs will be immediately forfeit, and the converted RSUs will vest on December 31, 2023, subject to continued employment through such vesting date; provided, that upon a termination of the applicable NEO’s employment without cause within the one-year
period following such change in control, any unvested converted RSUs will immediately vest.
Notwithstanding the foregoing, pursuant to Mr. Callaghan’s amended and restated employment agreement, effective May 31, 2022, upon the expiration of his term of employment for any reason, any of his then-unvested RSUs, CAGR PSUs and/or TSR PSUs will be immediately forfeited.

Director Compensation
The following table provides information regarding compensation earned by our non-employee
directors for their board service during the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($) 1	Option Awards ($) 2	Stock Awards ($) 3	Total ($)
Eileen Schloss	60,000		319,275	379,275
Bill Ingram	60,000	624,958	319,275	1,004,233
Teri Williams	58,333	624,958	290,250	973,541

(1)
Represents the $15,000 quarterly retainer paid to each of our eligible non-employee
directors during fiscal year 2021 for their service on the Board. Ms. Williams’ payments were prorated based on the commencement of her directorship in January 2021.

(2)
Represents the aggregate grant date fair value of options granted to Mr. Ingram and Ms. Williams in January 2021 under the 2017 Option Plan (which were converted to options under the 2021 Plan as described below), computed in accordance with FASB ASC Topic 718. The options vest 20% on the first five anniversaries of January 13, 2021, subject to continued service through the applicable vesting date. In connection with the business combination, each option granted under the 2017 Option Plan to purchase shares of Cypress Holdings stock was assumed by CCC and converted into an option under the 2021 Plan to purchase a specified number of shares of CCC’s common stock, based on the exchange ratio of 1:340.5507, rounded down to the nearest whole number of shares. For more information on this conversion of equity awards, see Note 3 to CCC’s condensed consolidated financial statements included elsewhere in this prospectus for additional information
.
Mr. Ingram and Ms. Williams each held 170,275 outstanding options to purchase shares of CCC as of December 31, 2021. Ms. Schloss held 170,274 outstanding options to purchase shares of CCC as of December 31, 2021.

(3)
Represents the aggregate grant date fair value of the RSUs granted to certain of our non-employee directors
in October 2021, computed in accordance with FASB ASC Topic 718. See Note 20 to CCC’s condensed consolidated financial statements included elsewhere in this prospectus for additional information for a discussion of all assumptions made by us in determining the grant date fair value of the RSUs. The aggregate number of outstanding RSUs held by each non-employee
director in the table above as of December 31, 2021 were, for Ms. Schloss: 27,500, Mr. Ingram: 27,500, and Ms. Williams: 25,000, and in each case such RSUs will become fully vested on July 30, 2022, subject to continued service through such vesting date.

In connection with the close of the Business Combination, we adopted a non-employee
director compensation policy. Under the policy, we pay each of our non-employee
directors a $15,000 cash quarterly retainer for their service on the Board. In addition, each of our non-employee
directors are eligible to receive an annual equity grant in the form of RSUs for their board service, with a grant date fair value equal to $250,000, which fully vests on the first anniversary of the grant, subject to continued service through such vesting date. In addition, the chair of the compensation and audit committees of the Board also receive an annual equity grant in the form of RSUs for such service, with a grant date fair value equal to $25,000, which fully vests on the first anniversary of the grant, subject to continued service through such vesting date. Directors who are employed by us or who are appointed by the Advent Investor, OH Investor, and the TCV Investor are not compensated for their service on the Board.

MANAGEMENT
The following sets forth certain information, as of the date of this prospectus, concerning our directors and executive officers.

Name	Age	Position
Githesh Ramamurthy	61	Chief Executive Officer and Chairman
Brian Herb	49	Executive Vice President, Chief Financial and Administrative Officer
Mary Jo Prigge	64	Executive Vice President, Chief Service Delivery Officer
John Goodson	57	Executive Vice President, Chief Technology Officer
Marc Fredman	44	Senior Vice President, Chief Strategy Officer
Shivani Govil	51	Senior Vice President, Chief Product Officer
Steven G. Puccinelli	63	Director
William Ingram	65	Director
Eileen Schloss	69	Director
Teri Williams	64	Director
Christopher Egan	45	Director
Eric Wei	46	Director
Lauren Young	39	Director
Executive Officers
Githesh Ramamurthy.
 Githesh Ramamurthy began serving on the Board in July 2021, and has served as a member of the board of directors of our predecessor entities since 1999. Mr. Ramamurthy has served as Chairman of the Company since 2000, and as Chief Executive Officer since 1999. Mr. Ramamurthy joined CCC in 1992 and has held various management positions including Chief Technology Officer from 1992 until 1999 and President from 1997 until 2000. Prior to joining the Company, Mr. Ramamurthy was a founding member and head of technology for Sales Technologies, Inc., a leader in Sales Force Automation later acquired by Dun & Bradstreet. Mr. Ramamurthy holds a bachelor’s degree in Electrical Engineering from the Indian Institute of Technology, a master’s degree in Computer Science from the Georgia Institute of Technology, and is an alumnus of Harvard Business School’s Executive Management Program.
Brian Herb
has served as our Executive Vice President, Chief Financial and Administrative Officer since February 2020. Prior to joining CCC, Mr. Herb served in various roles with Experian, most recently as CFO, North America from 2015 until 2020. Mr. Herb began his career in assurance services at Ernst & Young. Mr. Herb holds a bachelor’s degree in Accounting from Miami University of Ohio and a Master of Business Administration degree from the Kellogg School of Management at Northwestern University.
Mary Jo Prigge
has served as our Executive Vice President, Chief Service Delivery Officer since 2021. She previously served as CCC’s President of Service Operations from 2000 until 2021. Ms. Prigge joined the Company in 1998 as Executive Vice President of Operations and has held several leadership positions over her tenure. Prior to joining the Company, Ms. Prigge held various positions in the auto glass replacement industry, including as Senior Vice President at Safelite Auto Glass in
1998, Vistar/USA-GLAS from
1991 to 1998, and AM International, Inc. Ms. Prigge served on the Board of Trustees and is past Vice Chair and treasurer of the Collision Repair Education Foundation. Ms. Prigge holds a bachelor’s degree in Marketing from the Kelley School of Business at Indiana University.
John Goodson
 has served as our Senior Vice President, Chief Technology Officer since August 2021. He previously served as CCC’s Senior Vice President, Product Development from August 2020 until August 2021. Prior to joining the Company, Mr. Goodson Served as Senior Vice President and General Manager for Products and Customer Engagement Solutions at Verint from May 2015 until August 2020 and held various positions, including Chief Product Officer and Chief Technology Officer at Progress Software, from 2003 through 2015. Mr. Goodson holds a bachelor’s degree in Computer Science from the Virginia Polytechnic Institute and State University.
Marc Fredman
has served as our Senior Vice President, Chief Strategy Officer and has been responsible for strategy, new markets, mergers and acquisitions, and alliances since 2021. Prior to this role, from 2017 to 2021, Mr. Fredman was Senior Vice President of Strategy, Product Management and Marketing. Mr. Fredman joined CCC in 2014 as Senior Vice President, Corporate Strategy and Development. Prior to joining the Company, Mr. Fredman held various roles with The Boston Consulting Group from 2004 to 2014, most recently serving as Principal in the technology and corporate development practices. Prior to The Boston Consulting Group Mr. Fredman was with Bank One, most recently as Vice President of Healthcare Business Development. Mr. Fredman holds a bachelor’s degree in honors philosophy from Georgetown University and a Master of Business Administration degree from the Kellogg School of Management at Northwestern University.
Shivani Govil
has served as our Senior Vice President, Chief Product Officer since March 2021. Prior to joining CCC, Ms. Govil served in leadership roles at global software technology firms. Most recently, Ms. Govil was Executive Vice-President, Emerging Technology, Ecosystem & Digital Services for Sage Software from 2018. Prior to that, Ms. Govil worked at SAP AG for over a decade, in various roles, across mobile, analytics, AI, etc. and was Global VP, AI and Cognitive Products for SAP Ariba. Ms. Govil also served as Director, Corporate Strategy & Development of Agile Software from 2004 through its acquisition by Oracle in 2007. Ms. Govil’s early career included positions at two Silicon Valley startups and as a business and strategy consultant at Andersen. Ms. Govil holds a master’s degree in engineering from Princeton University and a bachelor’s degree in engineering from the Indian Institute of Technology, Bombay.
Directors
The Board consists of eight directors, divided into three classes (Class I, Class II and Class III) with Class I consisting of three directors, Class II consisting of two directors and Class III consisting of three directors, with each director serving a three-year term, and one class being elected at each year’s annual meeting of stockholders. The initial term for the Class I directors will expire in 2022, the initial term for the Class II directors will expire in 2023 and the initial term for the Class III directors will expire in 2024. Pursuant to the Shareholder Rights Agreement, the Board consists of (i) three directors who qualify as independent under Section 303A.02 of the NYSE Listed Company Manual designated by the Advent Investor, who are currently (a) Teri Williams, as a Class I Director, (b) William Ingram, as a Class II Director, and (c) Eileen Schloss, as a Class III Director; (ii) three directors designated by the Advent Investor, who are currently (a) Christopher Egan, as a Class I Director, (b) Lauren Young, as a Class II Director, and (c) Eric Wei, as a Class III Director; (iii) one Director designated by the OH Investor, who is currently Steven Puccinelli, as a Class I Director; and (iv) Githesh Ramamurthy, as a Class III Director.
Each of the Advent Investor, the OH Investor and the TCV Investor has the right to designate a certain number of directors to be nominated for election to the Board for a specified period following the Closing and have agreed to vote all of their shares of capital stock of the CCC in favor of the election of each other’s designees. The Advent Investor will have the right to designate three directors who qualify as independent under Section 303A.02 of the NYSE Listed Company Manual and three additional directors until the date on which the Advent Investor first ceases to own beneficially or of record a number of shares of common stock of CCC (or other securities of CCC into which such shares are converted or for which such shares are exchanged) constituting at least 50% of the number of such shares or other securities owned by the Advent Investor immediately following the Closing. Thereafter, the Advent Investor has the right to designate two directors who qualify as Independent Directors and two additional directors until the date on which the Advent Investor first ceases to own beneficially or of record a number of shares of common stock of the CCC (or other securities of CCC into which such shares are converted or for which such shares are exchanged) constituting at least 25% of the number of such shares or other securities owned by the Advent Investor immediately following the Closing. Thereafter, the Advent Investor will have the right to designate one (1) director who qualifies as an Independent

Director and one additional director until the date on which the Advent Investor first ceases to own beneficially or of record a number of shares of common stock of the CCC (or other securities of CCC into which such shares are converted or for which such shares are exchanged) constituting at least 10% of the number of such shares or other securities owned by the Advent Investor immediately following the Closing, after which date the Advent Investor will no longer have the right to designate any directors. Each of the OH Investor and the TCV Investor is entitled to nominate one (1) director for so long as such Sponsor Holder holds a number of equity securities of CCC constituting at least 60% of the number of such securities it held immediately after the Closing, with such rights terminating at such time as such Sponsor Holder holds less than 60% of the number of such securities it held immediately after the Closing.
For biographical information about Githesh Ramamurthy, see “—Executive Officers” above.
Steven Puccinelli.
Steven Puccinelli began serving on the Board in July 2021, and served as a member of the board of directors of our predecessor entities since 2017. Mr. Puccinelli has been with Oak Hill Capital since 2015, where he is currently a Managing Partner, and is responsible for originating, structuring, and managing investments for the firm’s Services group. Prior to joining Oak Hill, Mr. Puccinelli was Head of Private Equity for North America and Europe at Investcorp International, Inc., where he served in various roles from 2000 until 2013. Prior to that, he spent 15 years at Donaldson, Lufkin & Jenrette, Inc. in several positions, most recently as Managing Director and Head of the Retail and Consumer Industry Group. Mr. Puccinelli holds a bachelor’s degree from the University of California, Berkeley and a Master of Business Administration degree from Harvard Business School.
William Ingram
began serving on the Board in July 2021, and served as a member of the board of directors of our predecessor entity since October 2020. From December 2015 to April 2020, Mr. Ingram served as the Chief Financial Officer of Avalara, Inc., a cloud-based SaaS company providing compliance solutions to customers worldwide. From April 2015 to December 2015, he served as the interim CFO for Khan Academy, a non-profit educational
organization. Mr. Ingram also held various executive roles at Leap Wireless International, Inc., including Executive Vice President and Chief of Strategy from August 2007 to March 2014, and with the acquiring company, AT&T, from March 2014 to January 2015. Mr. Ingram also currently serves on the boards of directors of Avalara, Inc. and Paymentus. Mr. Ingram holds a bachelor’s degree in economics from Stanford University and a Master of Business Administration degree from Harvard Business School.
Eileen Schloss
began serving on the Board in July 2021, and served as a member of the board of directors of our predecessor entity since August 2020. Ms. Schloss has served as an Operations Advisor to Advent International Corporation since December 2019. Ms. Schloss also currently serves on the boards of directors of Alteryx, Inc. Sprinklr, Inc. and Sharethrough, Inc. Prior to joining Advent, Ms. Schloss was the Executive Vice President, Human Resources and Real Estate for Medidata Solutions, Inc. from 2012 to March 2017. Ms. Schloss served as Executive Vice President, Human Resources for Rovi Corporation from 2007 to 2012. Prior to that, Ms. Schloss served as Vice President, Administration for Caspian Networks, Inc. from 2002 to 2006. Ms. Schloss holds a bachelor’s degree in Organizational Behavior from the University of San Francisco and a master’s degree in Technology Management from Pepperdine University and is a NACD Board Governance Fellow.
Teri Williams
began serving on the Board in July 2021, and served as a member of the board of directors of our predecessor entity since January 2021. Ms. Williams is a member of the board of directors, President, Chief Operating Officer and owner of OneUnited Bank, where she has served in various roles since 1995. Prior to joining OneUnited Bank, Ms. Williams held various positions with Bank of America and American Express, including serving as a Vice President of American Express. Ms. Williams holds a bachelor’s degree in Economics from Brown University and a Master of Business Administration degree from Harvard Business School. In addition to her roles with OneUnited Bank, Ms. Williams is currently Chair of the Black Economic Council of Massachusetts and on the board of the 79th Street Corridor Initiative in Miami, Florida.

Christopher Egan
began serving on the Board in July 2021, and served as a member of the board of directors of our predecessor entity since 2017. Mr. Egan is a Managing Partner at Advent International Corporation, having joined the firm in 2000. Mr. Egan serves on the board of directors of Ansira Partners, Inc., Definitive Healthcare, NielsenIQ, and Xplor Technologies. Prior to joining Advent, Mr. Egan was an analyst in the financial sponsors group at UBS Warburg from 1998 through 2000. Mr. Egan holds a bachelor’s degree from Dartmouth College.
Eric Wei
began serving on the Board in July 2021, and served as a member of the board of directors of our predecessor entity since 2017. Mr. Wei is a Partner at Advent International Corporation, where he has served in various roles since 2011. Prior to joining Advent, Mr. Wei served as a Principal of Sageview Capital from 2008 through 2011 and as Vice President at Bain Capital from 2005 through 2008. Mr. Wei also serves on the boards of directors of Tekion S.A., Conservice, LLC, Zenoti, P2 Energy, FinancialForce (Unit4) and Assembly. Mr. Wei holds a bachelor’s degree in economics from Stanford University and a Master of Business Administration degree from The Wharton School at the University of Pennsylvania.
Lauren Young
began serving on the Board in July 2021, and served as a member of the board of directors of our predecessor entity since December 2018. Ms. Young is a Managing Director of Advent International Corporation, which she joined in 2011 as Vice President. Prior to Advent, Ms. Young was a member of the US buyout fund at The Carlyle Group from 2006 through 2009 and served as an analyst at McColl partners from 2004 through 2006. Ms. Young also currently serves on the boards of directors of Definitive Healthcare, Forescout, P2 Energy, and Iodine Software. Ms. Young holds a bachelor’s degree from Davidson College and a Master of Business Administration degree from the Harvard Business School.
Director Independence
The rules of the NYSE require that a majority of the Board be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Each individual serving on the Board, other than Githesh Ramamurthy, qualifies as an independent director under the rules of the NYSE.
The Advent Investor beneficially owns a majority of the voting power of all outstanding shares of CCC’s common stock. As a result, CCC is a “controlled company” within the meaning of the NYSE’s corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. CCC anticipates utilizing the exception relating to the independence of its nominating and corporate governance committee immediately upon consummation of the Business Combination and may choose to utilize other exceptions in the future. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If CCC ceases to be a “controlled company” and its shares continue to be listed on the NYSE, CCC will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, CCC may be required to add additional members of the board of directors in order to achieve such compliance within the applicable transition periods.
Family Relationships
There are no family relationships among any of our executive officers and any current or proposed members of the board of directors of the Company.

Committees of the Board of Directors
The Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Both our audit committee and our compensation committee are composed solely of independent directors. Subject to phase-in
rules, the rules of NYSE and Rule
10A-3
of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that will be approved by the Board and will have the composition and responsibilities described below.
Audit Committee
The members of our audit committee consist of William Ingram, Teri Williams and Steve Puccinelli. William Ingram serves as the chairperson of the audit committee. Under the NYSE listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of the NYSE and Rule
10A-3
of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors, and each member qualifies as an independent director under applicable rules. Each member of the audit committee qualifies as an independent director under the NYSE corporate governance standards and the independence requirements of Rule
10A-3
under the Exchange Act. Each of Mr. Ingram, Ms. Williams and Mr. Puccinelli is financially literate and each of them qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•
assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors; the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•
pre-approving
all audit and
non-audit
services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval
policies and procedures; reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•
setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•
meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation
S-K
promulgated by the SEC prior to us entering into such transaction; and

•
reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
The members of the compensation committee are Eileen Schloss and Eric Wei. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two (2) members of the compensation committee, all of whom must be independent. Each of Ms. Schloss and Mr. Wei is independent. Ms. Schloss serves as Chair of the compensation committee.
We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer’s based on such evaluation;

•
reviewing and making recommendations to the Board with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
Nominating and Corporate Governance Committee
The members of the nominating and corporate governance committee are Githesh Ramamurthy, Eric Wei, Lauren Young and Teri Williams, of whom, Mrs. Young, Mr. Wei and Mrs. Williams are independent. Eric Wei will serve as Chair of the nominating and corporate governance committee.
We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•
identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for appointment at the annual general meeting or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.
Guidelines for Selecting Director Nominees
CCC is subject to the terms of the Shareholder Rights Agreement. See “Certain Relationships and Related Person Transactions—Shareholder Rights Agreement” and “Management—Directors.”

Role of Board in Risk Oversight
The CCC Board has extensive involvement in the oversight of risk management related to us and our business and will accomplish this oversight through the regular reporting of the Board by the audit committee. The audit committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of our business and summarize for the Board areas of risk and the appropriate mitigating factors. In addition, Board receives periodic detailed operating performance reviews from management.
Compensation of Directors and Executive Officers
Overview
CCC’s executive compensation program is designed to:

•	attract, retain and motivate senior management leaders who are capable of advancing CCC’s mission and strategy and, ultimately, creating and maintaining its long-term equity value;

•	seek to pay competitive cash compensation at the market median of our peer group and in the first quartile for total compensation including long term compensation;

•	reward senior management in a manner aligned with CCC’s financial performance; and

•	align senior management’s interests with CCC’s equity owners’ long-term interests through equity participation and ownership.
Decisions with respect to the compensation of CCC’s executive officers, including its named executive officers, are made by the compensation committee of the board of directors.
Compensation for CCC’s executive officers has the following components: base salary, annual incentive plan, long-term incentive compensation, broad-based employee benefits, supplemental executive perquisites and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits are designed to attract and retain senior management talent. CCC also uses the bonuses paid under the annual incentive plan and long-term equity awards to promote performance-based pay that aligns the interests of its named executive officers with the long-term interests of its equity owners and to enhance executive retention.
Base Salary
CCC’s named executive officers’ base salaries in effect prior to the Business Combination continued as described under “
—Compensation of Directors and Executive Officers
” subject to increases made in connection with CCC’s annual review of its named executive officers’ base salaries and are reviewed annually by the compensation committee.
Annual Incentive Plan
CCC uses an annual incentive plan tied to financial metrics for the named executive officers to motivate their achievement of short-term performance goals and tie their cash compensation to the financial performance of CCC. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of cash payable under the annual incentive plan to each of the named executive officers.

Stock-Based Awards
We expect CCC to use stock-based awards in future years to promote its interests by providing the executives with the opportunity to acquire equity interests as an incentive for their continued retention and aligning the executives’ interests with those of CCC’s equity holders. Stock-based awards will be awarded in future years under the Incentive Equity Plan. For a description of the Incentive Equity Plan, please see “Executive Compensation—Incentive Equity Plans—2021 Incentive Equity Plan.”
Other Compensation
CCC continues to maintain various broad-based employee benefit plans similar to those in effect prior to the Business Combination, including medical, dental, life insurance and 401(k) plans, paid vacation, sick leave and holidays and employee assistance program benefits in which the named executive officers will participate. CCC continues to provide its named executive officers with specified perquisites and personal benefits currently provided by CCC.
Director Compensation
Non-employee
directors of CCC will receive varying levels of compensation for their services as directors and members of committees of the CCC Board. CCC anticipates determining director compensation in accordance with industry practice and standards.
Compensation Committee Interlocks and Insider Participation
None of the Company’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the Company’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the Board.
Code of Business Conduct
We have adopted a new code of business conduct that applies to all of our directors, officers and employees, including our chief executive officer and other executive and senior financial officers. Our code of business conduct will be a “code of ethics,” as defined in Item 406(b) of Regulation
S-K.
Copies of the code of business conduct and charters for each of our committees will be provided without charge upon request from us and is posted on our website at
www.ir.cccis.com.
Information contained on our website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part
.
We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.
Corporate Governance Guidelines
The Board has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chair of the board, principal executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is posted on our website at
www.ir.cccis.com.
Information contained on our website or connected thereto is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and (ii) CCC is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted Common Stock for at least six months but who are affiliates of ours at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our Common Stock then outstanding; or

•	the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form
8-K
reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, we expect Dragoneer Funding I LLC and other parties whose restricted securities are registered in this prospectus will be able to sell their Common Stock and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after the filing of our “Super” Form
8-K
with Form 10 type information, which was filed on August 5, 2021, so long as the conditions set forth in the exception above are satisfied. Absent registration under the Securities Act, other stockholders will not be permitted to sell their restricted securities under Rule 144 earlier than one year after the filing of the “Super” Form
8-K.
We are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S.
HOLDERS
The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of our Common Stock as of the date hereof. Except where noted, this summary deals only with Common Stock purchased in this offering that is held as a capital asset by a
non-U.S.
holder (as defined below).
A
“non-U.S.
holder” means a beneficial owner of our Common Stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to
non-U.S.
holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, financial institution, insurance company, tax-exempt
organization, trader, broker or dealer in securities “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for United States federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our Common Stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our Common Stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary.
If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Common Stock, you should consult your tax advisors.
If you are considering the purchase of our Common Stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the purchase, ownership and disposition of our Common Stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.
Dividends
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Common Stock, the distribution generally will be treated as a dividend for United

States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free
return of capital, causing a reduction in the adjusted tax basis of a
non-U.S.
holder’s Common Stock, and to the extent the amount of the distribution exceeds a
non-U.S.
holder’s adjusted tax basis in our Common Stock, the excess will be treated as gain from the disposition of our Common Stock (the tax treatment of which is discussed below under “— Gain on Disposition of Common Stock”).
Dividends paid to a
non-U.S.
holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the
non-U.S.
holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the
non-U.S.
holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A
non-U.S.
holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form
W-8BEN
or Form
W-8BEN-E
(or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain
non-U.S.
holders that are pass-through entities rather than corporations or individuals.
A
non-U.S.
holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Common Stock
Subject to the discussion of backup withholding below, any gain realized by a
non-U.S.
holder on the sale or other disposition of our Common Stock generally will not be subject to United States federal income tax unless:

•
the gain is effectively connected with a trade or business of the
non-U.S.
holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the
non-U.S.
holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.
A
non-U.S.
holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the
non-U.S.
holder were a United States person as defined under the Code. In addition, if any
non-U.S.
holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such
non-U.S.
holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual
non-U.S.
holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.
Information Reporting and Backup Withholding
Distributions paid to a
non-U.S.
holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the
non-U.S.
holder resides under the provisions of an applicable income tax treaty.
A
non-U.S.
holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a
non-U.S.
holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Common Stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a
non-U.S.
holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a
non-U.S.
holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends on, or gross proceeds from the sale or other disposition of, our Common Stock paid to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form
W-8BEN-E,
evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a
“non-financial
foreign entity” (as specifically defined in the Code and whether such non-financial
foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form
W-8BEN-E,
evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. An intergovernmental agreement between the United States and a
non-U.S.
holder’s country of residence may modify the requirements described in this section. You should consult your own tax advisors regarding these rules and whether they may be relevant to your purchase, ownership and disposition of our Common Stock.
The withholding obligations under FATCA generally apply to dividends on our Common Stock and to the payment of gross proceeds of a sale or other disposition of our Common Stock. However, the U.S. Treasury Department has issued proposed regulations that, if finalized in their present form, would eliminate FATCA withholding on gross proceeds of the sale or other disposition of our Common Stock (but not on payments of dividends). Taxpayers may rely on the proposed regulations until final regulations are issued or until such proposed regulations are rescinded.

PLAN OF DISTRIBUTION
We are registering the issuance of 17,800,000 shares of Common Stock issuable by us upon exercise of the Warrants.
We are also registering the offer and sale from time to time by the Selling Holders or their permitted transferees, of (a) up to 540,999,737 shares of Common Stock (including 17,800,000 shares of Common Stock that may be issued upon exercise of the Warrants) and (b) up to 17,800,000 Warrants.
We will not receive any of the proceeds from the sale of the securities by the Selling Holders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders.
The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The term “Selling Holders” includes their permitted transferees who later come to hold any of the Selling Holders’ interest in the Common Stock or Warrants in accordance with the terms of the agreement(s) governing the registration rights applicable to such Selling Holder’s shares of Common Stock or Warrants, including donees, pledgees and other transferees or successors in interest selling securities received after the date of this prospectus from a Selling Holder as a gift, pledge, partnership, distribution or other transfer. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter
market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Holder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Holders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Holders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE;

•
through trading plans entered into by a Selling Holder pursuant to Rule
10b5-1
under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•	distribution to employees, members, limited partners or stockholders of the Selling Holders;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.
The Selling Holders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Holders and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market.
In addition, a Selling Holder that is an entity may elect to make an in-kind
distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
There can be no assurance that the Selling Holders will sell all or any of the securities offered by this prospectus. In addition, the Selling Holders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Holders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Holder’s shares of Common Stock or warrants, such Selling Holder may transfer shares of Common Stock or warrants to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Holder interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Holder.
With respect to a particular offering of the securities held by the Selling Holders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Holders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Holders.
In connection with distributions of the securities or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Holders. The Selling Holders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Holders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Common Stock are currently listed on NYSE under the symbol“CCCS”.
The Selling Holders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Holders pay for solicitation of these contracts.
A Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Holder or borrowed from any Selling Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Holders and any broker-dealer or agent regarding the sale of the securities by the Selling Holders. Upon our notification by a Selling Holder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the Selling Holders and any underwriters, broker-dealers or agents who execute sales for the Selling Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Holders, may have banking, lending or other relationships with us or perform services for us or the Selling Holders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Holders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Holders or any other person, which limitations may affect the marketability of the shares of the securities.
We will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Holders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Holders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.
We have agreed with certain Selling Holders pursuant to the Registration Rights Agreement to use reasonable best efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as such Selling Holders cease to hold any securities eligible for registration under the Registration Rights Agreement.
Company Warrants
The Warrants (including the Common Stock issuable upon exercise of the Warrants) are subject to restrictions on transfer, assignment and sale and, in certain circumstances, are subject to redemption. See “Description of Securities—Private Placement Warrants.”

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Kirkland & Ellis LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The financial statements of CCC Intelligent Solutions Holdings Inc. and subsidiaries as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which expresses an unqualified opinion on the consolidated financial statements. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form
S-1
under the Securities Act with respect to the shares of Common Stock and Warrants offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company, its Common Stock and Warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at https://www.cccis.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of CCC Intelligent Solutions Holdings Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of CCC Intelligent Solutions Holdings Inc. and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, mezzanine equity and stockholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 10 to the financial statements, the Company has changed its method of accounting for leases effective January 1, 2021 due to the adoption of FASB ASC Topic 842, Leases, using the modified retrospective approach.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Emphasis of Matter
As discussed in Note 2 and Note 3 to the financial statements, the Company consummated a merger on July 30, 2021, which has been accounted for as a reverse recapitalization. The Company’s common stock was adjusted retroactively to give effect to the exchange ratio.
/s/ Deloitte & Touche LLP
Chicago, IL
March 1, 2022
We have served as the Company’s auditor since 2006.

CCC INTELLIGENT SOLUTIONS HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2021 AND 2020
(In thousands, except share data)

	December 31,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$182,544	$162,118
Accounts receivable—Net of allowances of $3,791 and $4,224 as of December 31, 2021 and 2020, respectively	78,793	74,107
Income taxes receivable	318	2,037
Deferred contract costs	15,069	11,917
Other current assets	46,181	31,586

Total current assets	322,905	281,765

SOFTWARE, EQUIPMENT, AND PROPERTY—Net	135,845	101,438
OPERATING LEASE ASSETS	37,234	—
INTANGIBLE ASSETS—Net	1,213,249	1,311,917
GOODWILL	1,466,884	1,466,884
DEFERRED FINANCING FEES, REVOLVER—Net	2,899	746
DEFERRED CONTRACT COSTS	22,117	14,389
EQUITY METHOD INVESTMENT	10,228	—
OTHER ASSETS	26,165	18,416

TOTAL	$3,237,526	$3,195,555

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,918	$13,164
Accrued expenses	66,691	52,987
Income taxes payable	7,243	5,129
Current portion of long-term debt	8,000	25,381
Current portion of long-term licensing agreement—Net	2,703	2,540
Operating lease liabilities	8,052	—
Deferred revenues	31,042	26,514

Total current liabilities	136,649	125,715

LONG-TERM DEBT:
First Lien Term Loan—Net	—	1,292,597
Term B Loan—Net	780,610	—

Total long-term debt	780,610	1,292,597

DEFERRED INCOME TAXES—Net	275,745	322,348
LONG-TERM LICENSING AGREEMENT—Net	33,629	36,331
OPERATING LEASE LIABILITIES	56,133	—
WARRANT LIABILITIES	62,478	—
OTHER LIABILITIES	5,785	32,770

Total liabilities	1,351,029	1,809,761

COMMITMENTS AND CONTINGENCIES (Notes 22 and 23)
MEZZANINE EQUITY:
Redeemable non-controlling interest	14,179	14,179
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par; 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock—$0.0001 par; 5,000,000,000 shares authorized; 609,768,296 and 504,274,890 shares issued and outstanding at December 31, 2021 and 2020, respectively	61	50
Additional paid-in capital	2,618,924	1,501,206
Accumulated deficit	(746,352)	(129,370)
Accumulated other comprehensive loss	(315)	(271)

Total stockholders’ equity	1,872,318	1,371,615

TOTAL	$3,237,526	$3,195,555

See notes to consolidated financial statements.

CCC INTELLIGENT SOLUTIONS HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2021, 2020 AND 2019
(In thousands, except share and per share data)

	2021	2020	2019
REVENUES	$688,288	$633,063	$616,084
COST OF REVENUES
Cost of revenues, exclusive of amortization and impairment of acquired technologies	169,335	182,414	191,868
Amortization of acquired technologies	26,320	26,303	27,797
Impairment of acquired technologies	—	—	5,984

Total cost of revenues	195,655	208,717	225,649

GROSS PROFIT	492,633	424,346	390,435

OPERATING EXPENSES:
Research and development	165,991	109,508	114,005
Selling and marketing	148,861	74,710	82,109
General and administrative	250,098	90,838	78,128
Amortization of intangible assets	72,358	72,310	81,329
Impairment of goodwill	—	—	25,797
Impairment of intangible assets	—	—	175,269

Total operating expenses	637,308	347,366	556,637

OPERATING (LOSS) INCOME	(144,675)	76,980	(166,202)
INTEREST EXPENSE	(58,990)	(77,003)	(89,475)
GAIN (LOSS) ON CHANGE IN FAIR VALUE OF INTEREST RATE SWAPS	8,373	(13,249)	(22,432)
CHANGE IN FAIR VALUE OF WARRANT LIABILITIES	(64,501)	—	—
LOSS ON EARLY EXTINGUISHMENT OF DEBT	(15,240)	(8,615)	—
OTHER INCOME — Net	114	332	476

PRETAX LOSS	(274,919)	(21,555)	(277,633)
INCOME TAX BENEFIT	26,000	4,679	67,293

NET LOSS INCLUDING NON-CONTROLLING INTEREST	(248,919)	(16,876)	(210,340)
Less: net loss attributable to non-controlling interest	—	—	—

NET LOSS ATTRIBUTABLE TO CCC INTELLIGENT SOLUTIONS HOLDINGS INC.	$(248,919)	$(16,876)	$(210,340)
Net loss per share attributable to common stockholders—basic and diluted	$(0.46)	$(0.03)	$(0.42)
Weighted-average shares used in computing net loss per share attributable to common stockholders—basic and diluted	543,558,222	504,115,839	503,453,127
COMPREHENSIVE LOSS:
Net loss including non-controlling interest	(248,919)	(16,876)	(210,340)
Other comprehensive (loss) income—Foreign currency translation adjustment	(44)	126	(89)

COMPREHENSIVE LOSS INCLUDING NON-CONTROLLING INTEREST	(248,963)	(16,750)	(210,429)
Less: comprehensive loss attributable to non-controlling interest	—	—	—

COMPREHENSIVE LOSS ATTRIBUTABLE TO CCC INTELLIGENT
SOLUTIONS HOLDINGS INC.	$(248,963)	$(16,750)	$(210,429)

See notes to consolidated financial statements.

CCC INTELLIGENT SOLUTIONS HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2021, 2020 AND 2019
(In thousands, except number of shares)

	Redeemable Non-Controlling
		Issued Preferred Stock		CCCIS Issued Common Stock						Additional Paid-In	Retained Earnings (Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Interest			Series A		Series B		Common Stock
		Number of	Par	Number of	Par	Number of	Par	Number of	Par
		Shares	Value	Shares	Value	Shares	Value	Shares	Value	Capital	Deficit)	Loss	Equity
BALANCE—December 31, 2018 (as previously reported)	—	—	$—	1,450,978	$1	27,405	$—	—	$—	$1,484,182	$85,950	$(308)	$1,569,825
Retrospective application of the recapitalization due to
Business Combination (Note 3)	—	—	—	(1,450,978)	(1)	(27,405)	—	503,464,378	50	(49)	—	—	—

BALANCE—December 31, 2018, effect of Business
Combination	—	—	—	—	—	—	—	503,464,378	50	1,484,133	85,950	(308)	1,569,825
Cumulative effect of change in accounting principle related to revenue recognition	—	—	—	—	—	—	—	—	—	—	11,896	—	11,896
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	7,124	—	—	7,124
Exercise of stock options—net of tax	—	—	—	—	—	—	—	234,299	—	595	—	—	595
Repurchase and cancellation of common stock	—	—	—	—	—	—	—	(42,909)	—	(148)	—	—	(148)
Exchange of Series A common stock for Series B common stock													—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	(89)	(89)
Net loss	—	—	—	—	—	—	—	—	—	—	(210,340)	—	(210,340)

BALANCE—December 31, 2019	—	—	—	—	—	—	—	503,655,768	50	1,491,704	(112,494)	(397)	1,378,863
Issuance of non-controlling interest in subsidiary	14,179	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of common stock	—	—	—	—	—	—	—	340,551	—	1,560	—	—	1,560
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	7,486	—	—	7,486
Exercise of stock options—net of tax	—	—	—	—	—	—	—	330,675	—	692	—	—	692
Repurchase and cancellation of common stock	—	—	—	—	—	—	—	(52,104)	—	(236)	—	—	(236)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	126	126
Net loss	—	—	—	—	—	—	—	—	—	—	(16,876)	—	(16,876)

	Redeemable Non-Controlling
		Issued Preferred Stock		CCCIS Issued Common Stock						Additional Paid-In	Retained Earnings (Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Interest			Series A		Series B		Common Stock
		Number of	Par	Number of	Par	Number of	Par	Number of	Par
		Shares	Value	Shares	Value	Shares	Value	Shares	Value	Capital	Deficit)	Loss	Equity
BALANCE—December 31, 2020	14,179	—	—	—	—	—	—	504,274,890	50	1,501,206	(129,370)	(271)	1,371,615
Issuance of common stock	—	—	—	—	—	—	—	110,679	—	1,007	—	—	1,007
Stock-based compensation expense	—	—	—	—	—	—	—	883,729	—	254,965	—	—	254,965
Net equity infusion from the Business Combination	—	—	—	—	—	—	—	97,740,002	10	704,831	—	—	704,841
Exercise of stock options—net of tax	—	—	—	—	—	—	—	1,922,019	—	5,180	—	—	5,180
Exercise of Warrants—Net	—	—	—	—	—	—	—	4,836,977	1	60,461	—	—	60,462
Dividends to CCCIS stockholders	—	—	—	—	—	—	—	—	—	—	(269,178)	—	(269,178)
Deemed distribution to CCCIS option holders	—	—	—	—	—	—	—	—	—	(9,006)	—	—	(9,006)
Company Vesting Shares granted to CCCIS stockholders	—	—	—	—	—	—	—	—	—	98,885	(98,885)	—	—
Tax effect of Business Combination transaction costs	—	—	—	—	—	—	—	—	—	1,395	—	—	1,395
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	(44)	(44)
Net loss	—	—	—	—	—	—	—	—	—	—	(248,919)	—	(248,919)

BALANCE—December 31, 2021	$14,179	—	$—	—	$	—	$—	609,768,296	$61	$2,618,924	$(746,352)	$(315)	$1,872,318

See notes to consolidated financial statements.

CCC INTELLIGENT SOLUTIONS HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2021, 2020 AND 2019
(In thousands)

	2021	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(248,919)	$(16,876)	$(210,340)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of software, equipment, and property	24,451	17,749	18,391
Amortization of intangible assets	98,678	98,613	109,126
Impairment of goodwill and intangible assets	—	—	207,050
Deferred income taxes	(46,883)	(11,124)	(84,280)
Stock-based compensation	261,995	11,336	7,124
Amortization of deferred financing fees	3,682	4,630	4,837
Amortization of discount on debt	604	738	633
Change in fair value of interest rate swaps	(8,373)	13,249	22,432
Change in fair value of warrant liabilities	64,501	—	—
Loss on early extinguishment of debt	15,240	8,615	—
Non-cash lease expense	6,279	—	—
Gain on divestiture	(600)	(3,800)	—
Other	541	114	51
Changes in:
Accounts receivable—Net	(4,725)	(10,558)	(4,494)
Deferred contract costs	(3,152)	(1,110)	(4,281)
Other current assets	(12,273)	(6,483)	(4,139)
Deferred contract costs—Non-current	(7,728)	(1,926)	(3,031)
Other assets	(7,838)	(9,187)	(1,778)
Operating lease assets	6,354	—	—
Income taxes	3,833	6,724	(1,277)
Accounts payable	(1,052)	(2,256)	4,465
Accrued expenses	8,347	165	1,296
Operating lease liabilities	(8,398)	—	—
Deferred revenues	4,513	1,376	2,306
Extinguishment of interest rate swap liability	(9,987)	—	—
Other liabilities	(11,755)	3,954	2,210

Net cash provided by operating activities	127,335	103,943	66,301

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of software, equipment, and property	(38,321)	(30,107)	(20,461)
Purchase of investment	—	—	(435)
Purchase of equity method investment	(10,228)	—	—
Purchase of intangible asset	(49)	(560)	(159)

Net cash used in investing activities	(48,598)	(30,667)	(21,055)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(1,336,153)	(388,846)	(10,000)
Proceeds from issuance of long-term debt, net of fees paid to lender	789,927	369,792	—
Payment of fees associated with early extinguishment of long-term debt	(4,821)	(29)	—
Proceeds from borrowings on revolving lines of credit	—	65,000	—
Repayment of borrowings on revolving lines of credit	—	(65,000)	—
Net proceeds from equity infusion from the Business Combination	763,300	—	—
Dividends to CCCIS stockholders	(269,174)	—	—
Deemed distribution to CCCIS option holders	(9,006)	—	—
Tax effect of Business Combination transaction costs	1,395	—	—
Proceeds from exercise of stock options	5,085	(236)	720
Proceeds from issuance of common stock	1,007	719	—
Repurchases of common stock	—	—	(148)
Proceeds from issuance of non-controlling interest in subsidiary	—	14,179	—

Net cash used in financing activities	(58,440)	(4,421)	(9,428)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	129	62	(70)

NET CHANGE IN CASH AND CASH EQUIVALENTS	20,426	68,917	35,748
CASH AND CASH EQUIVALENTS:
Beginning of period	162,118	93,201	57,453

End of period	$182,544	$162,118	$93,201

NONCASH INVESTING AND FINANCING ACTIVITIES:
Unpaid liability related to software, equipment, and property	$8,035	$239	$7,279

Leasehold improvements acquired by tenant improvement allowance	$16,924	$—	$—

Fair value of assumed common stock warrants exercised	$60,481	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest, excluding extinguishment of interest rate swap liability	$54,980	$71,649	$87,215

Cash (paid) received for income taxes—Net	$(15,233)	$917	$(17,958)

See notes to consolidated financial statements.

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND NATURE OF OPERATIONS
On February 2, 2021, Cypress Holdings Inc. (“CCCIS”), a Delaware corporation, entered into a business combination agreement (the “Business Combination Agreement”) with Dragoneer Growth Opportunities Corp. (“Dragoneer”), a Cayman Islands exempted company. In connection with the closing of the business combination (the “Business Combination”) (see Note 3), Dragoneer changed its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a Delaware corporation (the “Domestication”) on July 30, 2021 (the “Closing Date”), upon which Dragoneer changed its name to CCC Intelligent Solutions Holdings Inc. (“CCC” or the “Company”).
The Company is a leading provider of innovative cloud, mobile, telematics, hyperscale technologies, and applications for the property and casualty (“P&C”) insurance economy. Our cloud-based software as a service (“SaaS”) platform connects trading partners, facilitates commerce, and supports mission-critical, artificial intelligence enabled digital workflows. Our platform digitizes workflows and connects companies across the P&C insurance economy, including insurance carriers, collision repairers, parts suppliers, automotive manufacturers, financial institutions, and others.
The Company is headquartered in Chicago, Illinois. The Company’s primary operations are in the United States (“US”) and it also has operations in China.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
—The consolidated balance sheets as of December 31, 2021 and 2020, the consolidated statements of operations and comprehensive loss, the consolidated statements of mezzanine equity and stockholders’ equity and the consolidated statements of cash flows for the years ended December 31, 2021, 2020 and 2019, have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”).
The Business Combination (see Note 3) was accounted for as a reverse recapitalization in accordance with GAAP, with Dragoneer treated as the acquired company and CCCIS treated as the acquirer.
The consolidated assets, liabilities, and results of operations prior to the reverse recapitalization are those of CCCIS. The shares and corresponding capital amounts and losses per share, prior to the reverse recapitalization, have been retroactively restated based on shares reflecting the exchange ratio of 1:340.5507 (the “Exchange Ratio”) established in the Business Combination.
Risk and Uncertainties—
In March 2020, the World Health Organization declared the outbreak of the new strain of the coronavirus
(“COVID-19”)
to be a pandemic. The
COVID-19
pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. The
COVID-19
pandemic has resulted in federal and state governments implementing measures in an effort to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, supply chain logistical changes, and closure of non-essential
businesses. To protect the health and well-being of its employees, suppliers, and customers, the Company has made substantial modifications to employee travel policies, implemented a hybrid working model of in-person
and remote work, and cancelled or shifted the majority of its conferences and other marketing events to virtual-only through the date the financial statements were issued. The
COVID-19
pandemic has impacted and may continue to impact our business operations, including our employees, customers, partners, and communities, and there is substantial uncertainty in the nature and degree of its continued effects over time.
COVID-19
and other similar outbreaks, epidemics or pandemics could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows and prospects as a result of any of the risks described above and other risks that the Company is not able to predict.

Basis of Accounting
—The accompanying consolidated financial statements are prepared in accordance with GAAP and include the accounts of the Company and its wholly-owned subsidiaries and majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements include 100% of the accounts of wholly-owned and majority-owned subsidiaries and the ownership interest of the minority investor is recorded as a non-controlling
interest in a subsidiary.
Use of Estimates
—The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts, and the disclosures of contingent amounts in the Company’s consolidated financial statements and the accompanying notes. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Although the Company regularly assesses its estimates, actual results could differ from management’s estimates if past experience or other assumptions are not substantially accurate. Significant estimates in these consolidated financial statements include the estimation of contract transaction prices, the determination of the amortization period for contract assets, the valuation of goodwill and intangible assets, the estimates and assumptions associated with the valuation of the warrant liabilities, and the estimates and assumptions associated with stock incentive plans, including the fair value of common stock prior to the Business Combination.
Cash and Cash Equivalents
—The Company considers all highly liquid investments purchased with an original maturity of three months or less at the date of purchase to be cash and cash equivalents. Cash and cash equivalents are carried at cost, which approximates fair value. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents. While the Company has deposits that exceed federally insured limits at financial institutions, the Company places its cash and cash equivalents in highly rated institutions. The Company has never experienced any losses related to these balances.
Foreign Currency
—The Company’s functional currency is the US dollar; however, for operations located in China, the functional currency is the local currency. Assets and liabilities of the foreign operations are translated to US dollars at exchange rates in effect at the consolidated balance sheet date, while statement of operations accounts are translated to US dollars at the average exchange rates for the period. Translation gains and losses are recorded and remain as a component of accumulated other comprehensive loss in stockholders’ equity until transactions are settled or the foreign entity is sold or liquidated. Gains and losses resulting from transactions that are denominated in a currency that is not the functional currency are recorded to other income–net, in the consolidated statements of operations and comprehensive loss.
Significant Customers and Concentration of Credit Risks
—The Company is potentially subject to concentration of credit risk primarily through its accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses which, when realized, have been within the range of management’s expectations. The Company generally does not require collateral. Credit risk on accounts receivables is minimized as a result of the large and diverse nature of the Company’s customer base.
Significant customers are those that represent more than 10% of the Company’s total revenue or accounts receivable. For each significant customer, revenue as a percentage of total revenue is as follows:

	Year Ended December 31,
	2021	2020	2019
Customer A	*	*	12%
Customer B	*	11%	11%

*	Below 10%

As of December 31, 2021, no customer accounted for over 10% of accounts receivable. As of December 31, 2020, one customer had an accounts receivable balance of 12% of net receivables
Revenue Recognition
—The Company’s revenue recognition policy follows guidance from Accounting Standards Codification (“ASC”) 606,
Revenue from Contracts with Customers.
The Company generates revenue from contracts that are generally billed either on a monthly subscription or transactional basis. Other revenue primarily consists of professional services revenue that is generally transaction-based (where a fee per transaction is charged). Revenues are recognized as control of these services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.
The Company determines revenue recognition based on the application of the following steps:

•	Identification of the contract, or contracts, with a customer

•	Identification of the performance obligation(s) in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligation(s) in the contract

•	Recognition of revenue when, or as a performance obligation is satisfied
Software Subscription Revenues
-Software services are hosted and provide customers with the right to use the hosted software over the contract period without taking possession of the software and are generally billed on either a monthly subscription or transactional basis. Revenues related to services billed on a subscription basis are recognized ratably over the contract period as this is the time period over which services are transferred to the customer, generally between three and five years.
Revenues from subscription services represent a stand-ready obligation to provide access to the Company’s platform. As each day of providing services is substantially the same and the customer simultaneously receives and consumes the benefits as access is provided, subscription arrangements include a series of distinct services. The Company may provide certain of its customers with implementation activities such as basic setup, installation and initial training that the Company must undertake to fulfill the contract. These are considered fulfillment activities that do not transfer the service to the customer.
For contracts with fixed and variable consideration, to the extent that customers’ usage exceeds the committed contracted amounts under their subscriptions, they are charged for their incremental usage. For such overage fees, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur. Revenue recognized from overage fees was not material during the years ended December 31, 2021, 2020 and 2019. When customers’ usage falls below the committed contracted amounts, the customer does not receive any credits or refunds for the shortfall.
For contracts where fees are solely based on transaction volume, the amount invoiced corresponds directly with the value provided to the customer, and revenue is recognized when invoiced using the as-invoiced
practical expedient.
Other Revenue
-Other revenues consist of professional services and other
non-software
services, including the Company’s First Party Clinical Services which was divested in December 2020 (see Note 27) and are recognized over time as the services are performed. Other revenues are generally invoiced monthly in arrears.
Revenues related to such services that are billed on a transactional basis are recognized when the transaction for the related service occurs. Transaction revenue is primarily comprised of fees for professional services applied to the volume of transactions. These are typically based on a per-unit
rate and are invoiced for the same period in which the transactions were processed and as the performance obligation is satisfied. For contracts with transaction fees, the amount invoiced corresponds directly with the value provided to the customer, and revenue is recognized when invoiced using the as-invoiced
practical expedient.

Contracts with Multiple Performance Obligations
-The Company’s contracts with customers can include access to different software applications such as CCC workflow, estimating, valuation and analytics, each of which is its own performance obligation. These additional services are either sold on a standalone basis or could be used on their own with readily available resources. For these contracts, the Company accounts for individual performance obligations separately, if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The standalone selling price for distinct performance obligations is generally based on directly observable pricing. In instances where standalone selling price is not directly observable, the Company determines standalone selling price based on overall pricing objectives, which take into consideration observable data, market conditions and entity-specific factors
.
Disaggregation of Revenue-
The Company provides disaggregation of revenue based on type of service as it believes these categories best depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.
The following table summarizes revenue by type of service for the years ended December 31 (in thousands):

	Year Ended December 31,
	2021	2020	2019
Software subscriptions	$662,300	$573,608	$540,219
Other	25,988	59,455	75,865
Total revenues	$688,288	$633,063	$616,084
Transaction Price Allocated to the Remaining Performance Obligations-
Remaining performance obligations represent contracted revenue that has not yet been recognized, which includes deferred revenue and amounts that will be invoiced and recognized as revenue in future periods. As of December 31, 2021, approximately $1,316 million of revenue is expected to be recognized from remaining performance obligations with approximately $506 million impacting the next twelve months, and approximately $810 million thereafter. The estimated revenues do not include unexercised contract renewals. The remaining performance obligations exclude future transaction revenue where revenue is recognized as the services are rendered and in the amount to which the Company has the right to invoice.
Contract Liabilities
-Contract liabilities consist of deferred revenue and include customer billings in advance of revenues being recognized from subscription contracts and professional services. Deferred revenue that is expected to be recognized during the succeeding twelve-month period is recorded as current, and the remaining portion is recorded as noncurrent and included within other liabilities on the consolidated balance sheets.
During the years ended December 31, 2021, 2020 and 2019, $26.5 million, $25.1 million and $22.8 million, respectively, that was included in the deferred revenue balance at the beginning of each period was recognized as revenue.
Costs to Obtain and Fulfill the Contract
-The Company defers costs that are considered to be incremental and recoverable costs of obtaining a contract with a customer, including sales commissions. Costs to fulfill contracts are capitalized when such costs are direct and related to implementation activities for hosted software solutions. Capitalized costs to obtain a contract and costs to fulfill a contract are generally amortized over a period between three and five years, which represents the expected period of benefit of these costs and corresponds to the contract period. In instances where the contract term is significantly less than three years, costs to fulfill are amortized over the contract term which the Company believes best reflects the period of benefit of these costs.
Cost of Revenues
—Cost of revenues is primarily composed of personnel costs, including share-based compensation, and costs of external resources used in the delivery of services to customers, including software configuration, integration services, customer support activities, third party costs related to hosting the Company’s software for its customers, internal support of production infrastructure, information technology (“IT”) security costs, depreciation expense, cost of software production, and license and royalty fees paid to third parties. Cost of revenues also includes amortization of internal use software, amortization of acquired technologies, and impairment charges on acquired technologies.
Research and Development
—Research and development expenses consist primarily of personnel-related costs, including share-based compensation, and costs of external development resources involved in the engineering, design and development of new solutions, as well as expenses associated with significant ongoing improvements to existing solutions. Research and development expenses also include costs for certain information technology expenses. Research and development costs, other than software development costs qualifying for capitalization, are expensed as incurred.
Selling and Marketing
—Selling and marketing expenses consist primarily of
personnel
-related costs for our sales and marketing functions, including sales commissions and share-based compensation. Additional expenses include advertising costs, marketing costs and event costs, including the Company’s annual industry conference.
The Company expenses advertising and other promotional expenditures as incurred. Advertising expenses were $1.1 million, $1.6 million and $1.3 million for the years ended December 31, 2021, 2020 and 2019, respectively.
General and Administrative
—General and administrative expenses consist primarily of personnel-related costs, including share-based compensation, for our executive management and administrative employees, including finance and accounting, human resources, information technology, facilities and legal functions. Additional expenses include professional service fees, insurance premiums, and other corporate expenses that are not allocated to the above expense categories.
Amortization of Intangible Assets
—Amortization of intangible assets consists of the capitalized costs of intangible assets. These intangible assets are amortized on a straight-line basis over their estimated useful lives (Note 10).
Stock-Based Compensation
—The Company’s stock-based compensation plans are described in Note 20. The Company accounts for stock-based payment awards based on the grant date fair value. The incremental fair value of modifications to stock-based payment awards is estimated at the date of modification. Stock-based payment awards that are settled in cash are accounted for as liabilities. The Company recognizes stock-based compensation expense for only the portion of awards expected to vest, based on an estimated forfeiture rate.
The Company recognizes stock-based compensation expense for time-based awards on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards. Stock-based compensation expense for performance-based awards with a market condition is not recognized until the performance condition is probable of occurring.
The fair value of restricted stock units with only a time-based vesting component or a performance-based vesting component is determined using the quoted price of our common stock on the date of grant.
The fair value of the Company’s stock options with only a time-based component is estimated using the Black Scholes option pricing model.
The fair value of the Company’s performance-based awards with a market condition is estimated using a Monte Carlo simulation model. The assumptions utilized under these methods require judgments and estimates. Changes in these inputs and assumptions could affect the measurement of the estimated fair value of the related compensation expense of these stock-based payment awards.
Accounts Receivable—Net
—Accounts receivable, as presented in the consolidated balance sheets, are net of customer sales allowances and doubtful accounts. The Company determines allowances for its sales reserves and doubtful accounts based on specific identification of customer accounts and historical experience to the remaining accounts receivable balance. The Company’s assessment of doubtful accounts includes using historical information and the probability of collection from customers. Doubtful accounts are charged to general and administrative expenses in the consolidated statements of operations and comprehensive loss.
Software, Equipment, and Property—Net
—Software, equipment, and property are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the asset’s estimated useful lives, which are as follows:

Software, equipment, and property	Estimated Useful Life
Software and licenses	2-5 years
Computer equipment	3 years
Furniture and other equipment	5 years
Database	25 years
Building	39 years
Leasehold improvements	Lesser of the estimated useful life or life of lease
Land	Indefinite
Maintenance and repairs are expensed as incurred. Major betterments are capitalized.
Internal Use Software
—The Company
capitalizes
the direct costs incurred in developing or obtaining internal use software, including platform development, infrastructure and tools, as well as certain payroll and payroll-related costs of employees who are directly associated with internal use computer software projects. The amount of capitalized payroll costs with respect to these employees is limited to the time directly spent on such projects. The costs associated with preliminary project stage activities, training, maintenance, and all other post-implementation activities are expensed as incurred. Additionally, the Company expenses internal costs related to minor upgrades and enhancements as it is impractical to separate these costs from normal maintenance activities. Capitalized internal use software costs are recorded within software, equipment, and property on the Company’s consolidated balance sheets.
Goodwill and Intangible Assets
—Goodwill and intangible assets deemed to have indefinite lives are not amortized, but are subject to an annual impairment test as of September 30 of each fiscal year, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. Testing goodwill and intangible assets for impairment involves comparing the fair value of the reporting unit or intangible asset to its carrying value. If the carrying amount of a reporting unit or intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to the excess, up to the carrying value of the goodwill or intangible asset.
The Company performed the impairment test of its reporting units for the years ended December 31, 2021, 2020 and 2019. For the years ended December 31, 2021 and 2020, the Company determined no impairment existed. For the year ended December 31, 2019, the Company recognized a goodwill impairment charge of $25.8 million (see Note 11).
Long-Lived Assets
—Long-lived assets, other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset or asset group to estimated undiscounted future cash flows expected to be generated by such assets. If the carrying amount of the assets exceeds their estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the assets exceeds their fair value. There were no events or changes in circumstances that indicated the carrying value may not be recoverable and no impairment charges were recognized during the years ended December 31, 2021 and 2020. During the year ended December 31, 2019, the Company recognized an impairment charge of $181.3 million on its definite lived intangible assets (see Note 11).
Equity Method Investment
—The Company accounts for its 7% investment in a limited partnership using the equity method of accounting. Under the equity method of accounting, the investee’s accounts are not reflected within the Company’s consolidated balance sheets and consolidated statements of operations and comprehensive loss. The Company’s investment is initially recognized at cost and adjusted thereafter for the post acquisition changes in the Company’s share of the investee’s earnings.
The Company’s share of the investee’s earnings is reported within other income-net
in the Company’s consolidated statements of operations and comprehensive loss.
Deferred Financing Costs
—Deferred financing costs are capitalized and amortized over the life of the underlying financing agreement (see Note 15).
Fair Value of Financial Instruments and Fair Value Measurements
—Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value.
Level
 1
—Valuations based on quoted prices for identical assets and liabilities in active markets.
Level
 2
—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.
Level
 3
—Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.
Warrant Liability
—The Company assumed publicly-traded warrants (“Public Warrants”) and warrants sold in a private placement (“Private Warrants”) upon consummation of the Business Combination.
The Company accounts for its Public Warrants and Private Warrants under ASC
815-40,
 Derivatives and Hedging-Contracts in Entity’s Own Equity
, in conjunction with the SEC Division of Corporation Finance’s April 12, 2021 Public Statement,
 Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)
. The Company determined the Public Warrants and Private Warrants do not meet the criteria to be classified in stockholders’ equity. Specifically, the terms of the warrants provide for potential changes to the settlement amounts dependent upon the characteristics of the warrant holder, and would preclude the warrant from being classified in equity and thus the warrant should be classified as a liability. Accordingly, the Company recorded the warrants as long-term liabilities on its consolidated balance sheet at fair value upon the closing of the Business Combination (see Note 3), with subsequent changes in the fair value of the warrants recognized in the consolidated statement of operations and comprehensive loss at each reporting date.
During November 2021, the Company announced that it had elected to redeem its outstanding Public Warrants and as of December 31, 2021, there were no Public Warrants outstanding (see Note 21). Prior to redemption, the Public Warrants were publicly traded and thus had an observable market price in an active market and were valued at their trading price as of each reporting date.
The Private Warrants are valued using the Black Scholes option pricing model. The assumptions utilized under the Black Scholes option pricing model require judgments and estimates. Changes in these inputs and assumptions could affect the measurement of the estimated fair value of the related fair value of the Private Warrants.
Income Taxes
—Deferred income tax assets and liabilities are recognized for the expected future tax effects of temporary differences between the financial and income tax reporting basis of assets and liabilities using tax rates in effect for the years in which the differences are expected to reverse. Deferred income taxes relate to the timing of recognition of certain revenue and expense items, and the timing of the deductibility of certain reserves and accruals for income tax purposes that differs from the timing for financial reporting purposes. The Company establishes a tax valuation allowance to the extent that it is more likely than not that a deferred tax asset will not be realizable against future taxable income.

A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation process, based on its technical merits. Income tax positions must meet a more-likely-than-not
recognition threshold to be recognized. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense.
Accrual for Self-Insurance Costs
—The Company maintains a self-insured group medical program. The program contains stop loss thresholds with amounts in excess of the self-insured levels fully insured by third-party insurers. Liabilities associated with this program are estimated in part by considering historical claims experience and medical cost trends.
Leases
—Effective January 1, 2021, the Company adopted Accounting Standards Update (“ASU”)
2016-02
which created a new topic, ASC 842 “Leases.”
In accordance with ASC 842, the Company, at the inception of the contract, determines whether a contract is or contains a lease. For leases with terms greater than 12 months, the Company records the related operating or finance right of use asset and lease liability at the present value of lease payments over the lease term. The Company is generally not able to readily determine the implicit rate in the lease and therefore uses the determined incremental borrowing rate at lease commencement to determine the present value of lease payments. The incremental borrowing rate represents an estimate of the market interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease. Renewal options are not included in the measurement of the right of use assets and lease liabilities unless the Company is reasonably certain to exercise the optional renewal periods. Some leases also include early termination options, which can be exercised under specific conditions. Additionally, certain leases contain incentives, such as construction allowances from landlords. These incentives reduce the right-of-use
asset related to the lease.
Some of the Company’s leases contain rent escalations over the lease term. The Company recognizes expense for operating leases on a straight-line basis over the lease term. The Company has elected the practical expedient to combine lease and non-lease
components for all asset categories. Therefore, the lease payments used to measure the lease liability for these leases include fixed minimum rentals along with fixed non-lease
component charges. Lease related costs, which are variable rather than fixed, are expensed in the period incurred. The Company does not have significant residual value guarantees or restrictive covenants in the lease portfolio.
For periods prior to the adoption of ASC 842, the Company recorded rent expense on a straight-line basis over the term of the related lease. The difference between the straight-line rent expense and the payments made in accordance with the operating lease agreements were recognized as a deferred rent liability within other liabilities on the accompanying consolidated balance sheets.
Recently Adopted Accounting Pronouncements
—As an “emerging growth company,” the Jumpstart Our Business Startups Act, or the JOBS Act, allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use the adoption dates applicable to private companies. As a result, the Company’s financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective date for new or revised accounting standards that are applicable to public companies.
In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU
2016-02
which created a new topic, ASC 842 Leases.
The Company early adopted ASC 842 effective January 1, 2021 using the modified retrospective transition method as allowed under ASU
2018-11
which includes the ability to recognize the cumulative effect of the adoption being recorded as an adjustment to retained earnings on January 1, 2021. Prior period results continue to be presented under ASC 840 as it was the accounting standard in effect for such periods. The Company elected to apply the package of practical expedients that allows entities to forgo reassessing at the transition date: (1) whether any expired or existing contracts are or contain leases; (2) lease classification for any expired or existing leases; and (3) whether unamortized initial direct costs for existing leases meet the definition of initial direct costs under the new guidance. The Company also elected to use the practical expedient that allows the combination of lease and non-lease
contract components in all of its underlying asset categories. The Company did not elect the hindsight practical expedient.
Due to the adoption of this guidance, the Company recognized operating right-of-use
assets and operating lease liabilities of $47.1 million and $53.0 million, respectively, as of the date of adoption. The difference between the right-of-use
assets and lease liabilities on the accompanying consolidated balance sheet is primarily due to the accrual for lease payments as a result of straight-line lease expense and unamortized tenant incentive liability balances. The Company did not have any impact to opening retained earnings (accumulated deficit) as a result of the adoption of the guidance. The adoption of this new guidance did not have a material impact on the Company’s results of operations and comprehensive loss, cash flows, liquidity, or the Company’s covenant compliance under its existing credit agreement.
Recently Issued Accounting Pronouncements
—In June 2016, the FASB issued ASU
2016-13,
Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments
, and subsequent amendments to the initial guidance: ASU
2018-19,
ASU
2019-04,
ASU
2019-05,
and ASU
2020-03.
The guidance amends the current accounting guidance and requires the measurements of all expected losses based on historical experience, current conditions and reasonable and supportable forecasts. The new guidance replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance is effective for the Company on January 1, 2023 and early adoption is permitted. The Company is currently assessing the impact of this update on its consolidated financial statements.
In March 2020, the FASB issued ASU
2020-04,
 Reference
 Rate
 Reform
 (Topic 848): Facilitation of the Effects of Reference
 Rate
 Reform
 on Financial Reporting
, and in January 2021 subsequently issued ASU
2021-01,
which refines the scope of Topic 848. These ASUs provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. Adoption of the expedients and exceptions is permitted upon issuance of ASU
2020-04
through December 31, 2022. The Company is evaluating the impact of the adoption of this guidance on its consolidated financial statements.
On December 18, 2019, the FASB issued ASU
2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.
This ASU is intended to reduce the complexity of accounting for income taxes. Changes include treatment of Hybrid tax regimes, tax basis step-up
in goodwill obtained in a transaction that is not a business combination, separate financial statements of legal entities not subject to tax, intraperiod tax allocation, ownership changes in investments, interim-period accounting for enacted changes in tax law, and year-to-date
loss limitation in interim-period tax accounting. The ASU is effective for public business entities in fiscal years beginning after December 15, 2020, including interim periods within that reporting period. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company does not anticipate the provisions within the ASU having a material impact on its consolidated financial statements.
Reclassifications
—Certain amounts in prior periods have been reclassified to conform with the report classifications of the year ended December 31, 2021, noting the Company has reflected the reverse recapitalization pursuant to the Business Combination for all periods presented within the consolidated balance sheets and consolidated statements of mezzanine equity and stockholders’ equity. These reclassifications had no effect on reported net loss and comprehensive loss, cash flows, total assets or stockholders’ equity as previously reported.

3.	BUSINESS COMBINATION
On the Closing Date, the Company consummated the previously announced Business Combination pursuant to the terms of the Business Combination Agreement, dated as of February 2, 2021, as amended, by and among Dragoneer, Chariot Opportunity Merger Sub, Inc. (“Chariot Merger Sub”), a Delaware corporation, and CCCIS, a Delaware corporation.
Immediately upon the consummation of the Business Combination and the other transactions contemplated by the Business Combination Agreement (collectively, the “Transactions”), Chariot Merger Sub, a wholly-owned direct subsidiary of Dragoneer, merged with and into CCCIS, with CCCIS surviving the Business Combination as a wholly-owned direct subsidiary of Dragoneer (the “Merger”). In connection with the Transactions, Dragoneer changed its name to “CCC Intelligent Solutions Holdings Inc.”
The Merger was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Dragoneer was treated as the acquired company for accounting purposes and the Business Combination was treated as the equivalent of CCCIS issuing stock for the net assets of Dragoneer, accompanied by a recapitalization.
CCCIS was determined to be the accounting acquirer based on the following predominant factors among others:

•	the pre-Closing CCCIS stockholders continue to control the Company following the Closing of the Business Combination;

•	the board of directors and management of the Company following the Business Combination are composed of individuals associated with CCCIS;

•	CCCIS was the larger entity based on historical operating activity, assets, revenues, and employee base at the time of the Closing of the Transactions; and

•	the ongoing operations of the Company following the Business Combination comprise those of CCCIS.
The net assets of Dragoneer are stated at historical cost, with no goodwill or other intangible assets recorded. Reported shares and earnings per share available to holders of CCCIS’s capital stock and equity awards prior to the Business Combination have been retroactively restated reflecting the Exchange Ratio.
Pursuant to the Merger, at the Effective Time of the Merger (the “Effective Time”):

•
each share of CCCIS common stock that was issued and outstanding immediately prior to the Effective Time was automatically canceled and converted into the right to receive shares of the Company’s common stock based on the Exchange Ratio, rounded down to the nearest whole number of shares;

•
each option to purchase shares of CCCIS common stock, whether vested or unvested, that was outstanding and unexercised as of immediately prior to the Effective Time was assumed by the Company and became an option (vested or unvested, as applicable) to purchase a number of shares of the Company’s common stock equal to the number of shares of CCCIS common stock subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares, at an exercise price equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the nearest whole cent;

•
each of Dragoneer’s redeemable Class A ordinary shares and Class B ordinary shares that was issued and outstanding immediately prior to the Effective Time was exchanged for an equal number of shares of the Company’s common stock.

Concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements with certain institutional investors (the “PIPE Investors”), pursuant to which the PIPE Investors purchased, immediately prior to the Closing, an aggregate of 15,000,000 shares of the Company’s common stock at a purchase price of $10.00 per share.
Prior to the Closing, the Company entered into forward purchase agreements with Dragoneer Funding LLC and Willett Advisors LLC, pursuant to which the Company issued an aggregate of 17,500,000 forward purchase units, each consisting of one common share and
one-fifth
of one warrant to purchase one common share for $11.50 per share, for a purchase price of $10.00 per unit.
Effective upon Closing, 8,625,000 shares held by Dragoneer Growth Opportunities Holdings (the “Sponsor Vesting Shares”) became non-transferable
and subject to forfeiture on the tenth anniversary of Closing if neither of the following triggering events has occurred: (a) the share price of the Company’s common stock has been greater than or equal to $13.00 per share for any twenty trading days within any thirty consecutive trading day period beginning after Closing, or (b) a change in control as defined in the Business Combination Agreement. The Sponsor Vesting Shares do not meet the criteria to be classified as a liability and are presented within stockholders’ equity.
As
 part of the Business Combination, 15.0
million shares of the Company’s common stock
(the “Company Earnout Shares”) shall be issued to CCCIS shareholders existing as of immediately prior to Closing and holders of vested and unvested equity awards of CCCIS as of the date of the Business Combination Agreement (subject to continued employment), following a triggering event (“CCC Triggering Event”). A CCC Triggering Event is defined as the earlier of (a) the first date on which the shares of the Company’s common stock have traded for greater than or equal to $15.00 per share for any twenty trading days within any thirty consecutive trading day period commencing after the Closing or (b) a change in control as defined in the Business Combination Agreement. If a CCC Triggering Event does not occur within ten years after Closing, the CCC Earnout Shares are forfeited.

Of the 15.0 million Company Earnout Shares, 13.5 million shares are reserved for issuance to CCCIS shareholders. The Company Earnout Shares do not meet the criteria to be classified as a liability and the fair value of the shares reserved for shareholders of $98.9 million was charged to additional paid-in
capital during the three months ended September 30, 2021. The remaining 1.5 million Company Earnout Shares are reserved for issuance to CCCIS option holders (see Note 20).
The Company Earnout Shares are not issued shares and are excluded from the table of common stock outstanding below.
The total number of shares of the Company’s common stock outstanding immediately following the Closing was 603,170,380, comprised as follows:

Shares issued to Dragoneer public shareholders and Sponsor	56,615,002
Sponsor Vesting Shares	8,625,000
Shares issued to Legacy CCC shareholders	505,430,378
Shares issued to Forward Purchasers	17,500,000
Shares issued to PIPE Investors	15,000,000

Total shares of common stock outstanding immediately following the Business Combination	603,170,380

In connection with the Business Combination, the Company incurred underwriting fees and other costs considered direct and incremental to the transaction totaling $11.1 million (before tax), consisting of legal, accounting, financial advisory and other professional fees. These amounts are treated as a reduction of the cash proceeds and are deducted from the Company’s additional paid-in
capital.

The following table reconciles the elements of the Business Combination to the consolidated statement of cash flows for the year ended December 31, 2021 and the consolidated statement of mezzanine equity and stockholders’ equity for the year ended December 31, 2021 (in thousands).

Cash - Dragoneer trust and cash	$449,441
Cash - PIPE Financing	150,000
Cash - Forward Purchase Agreements	175,000
Less: transaction costs and advisory fees	(11,141)

Net cash contibutions from Business Combination	763,300
Less: non-cash fair value of Public Warrants and Private Warrants	(58,459)

Net equity infusion from Business Combination	$704,841

4.	REVENUE
On January 1, 2019, the Company adopted Topic 606, applying the modified retrospective method to all contracts that were not completed as of that date. There was no impact to revenue for the year ended December 31, 2019 as a result of adopting Topic 606.
The opening and closing balances of the Company’s receivables, contract assets and contract liabilities from contracts with customers are as follows (in thousands):

	December 31, 2021	December 31, 2020	December 31, 2019	January 1, 2019
Accounts receivables-Net of allowances	$78,793	$74,107	$63,613	$59,252
Deferred contract costs	15,069	11,917	10,807	6,526
Long-term deferred contract costs	22,117	14,389	12,463	9,432
Deferred revenues	31,042	26,514	25,096	22,787
Other liabilities (deferred revenues, non-current)	1,574	2,001	1,160	—
A summary of the activity impacting deferred revenue balances during the years ended December 31, 2021, 2020 and 2019, is presented below (in thousands):

	Year Ended December 31,
	2021	2020	2019
Balance at beginning of period	$28,515	$26,256	$22,787
Revenue recognized 1	(334,524)	(305,812)	(283,383)
Additional amounts deferred 1	338,625	308,071	286,852

Balance at end of period	$32,616	$28,515	$26,256

Classified as:
Current	$31,042	$26,514	$25,096
Non-current	1,574	2,001	1,160

Total deferred revenue	$32,616	$28,515	$26,256

1	Amounts include total revenue deferred and recognized during each respective period.
The Company may occasionally recognize an adjustment in revenue in the current period for performance obligations partially or fully satisfied in the previous periods resulting from changes in estimates for the transaction price, including any changes to the Company’s assessment of whether an estimate of variable consideration is constrained. For the years ended December 31, 2021, 2020 and 2019, the impact on revenue recognized in the current period, from performance obligations partially or fully satisfied in the previous period, was not significant.
A summary of the activity impacting the deferred contract costs during the years ended December 31, 2021, 2020 and 2019 is presented below (in thousands):

	Year Ended December 31,
	2021	2020	2019
Balance at beginning of period	$26,306	$23,270	$—
Adoption of ASC 606	—	—	15,958
Costs amortized	(15,384)	(12,446)	(9,375)
Additional amounts deferred	26,264	15,482	16,687

Balance at end of period	$37,186	$26,306	$23,270

Classified as:
Current	$15,069	$11,917	$10,807
Non-current	22,117	14,389	12,463

Total deferred contract costs	$37,186	$26,306	$23,270

5.	FAIR VALUE MEASUREMENTS
Assets and Liabilities Measured at Fair Value on a Recurring Basis
—As of December 31, 2021, the Company’s Private Warrants are recognized as liabilities and measured at fair value on a recurring basis.
The Private Warrants are valued using Level 1 and Level 2 inputs within the Black-Scholes option-pricing model. The assumptions utilized under the Black-Scholes option-pricing model require judgments and estimates. Changes in these inputs and assumptions could affect the measurement of the estimated fair value of the Private Warrants. Accordingly, the Private Warrants are classified within Level 2 of the fair value hierarchy.

The valuation of the Private Warrants as of December 31, 2021 was determined using the Black-Scholes option-pricing model using the following assumptions:

Expected term (in years)	4.6
Expected volatility	35%
Expected dividend yield	0%
Risk-free interest rate	1.20%
Fair value at valuation date	$3.51
The following table presents the fair value of the assets and liabilities measured at fair value on a recurring basis at December 31, 2021 (in thousands):

Liabilities	Fair Value	Level 1	Level 2	Level 3
Private Warrants	$62,478	$—	$62,478	$—

Total	$62,478	$—	$62,478	$—

During the year ended December 31, 2021, the Company’s Public Warrants were fully redeemed or exercised. At December 31, 2021, there are no Public Warrants outstanding and they are no longer subject to recurring fair value measurements.
As of December 31, 2020, the Company had interest rate swaps recognized as either assets or liabilities and measured at fair value on a recurring basis.
The fair value of the interest rate swaps was estimated using inputs that were observable or that could be corroborated by observable market data and, therefore, were classified within Level 2 of the fair value hierarchy as of December 31, 2020. At December 31, 2020, the interest rate swaps had a fair value liability of $18.4 million and were classified within other liabilities in the accompanying consolidated balance sheet.
The following table presents the fair value of the assets and liabilities measured at fair value on a recurring basis at December 31, 2020 (in thousands):

Liabilities	Fair Value	Level 1	Level 2	Level 3
Interest rate swaps	$18,359	$—	$18,359	$—

Total	$18,359	$—	$18,359	$—

In September 2021, the Company made a payment of $10.0 million to extinguish the interest rate swaps prior to their scheduled expiration date in June 2022.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
—The Company has assets that under certain conditions are subject to measurement at fair value on a nonrecurring basis. These assets include those associated with acquired businesses, including goodwill and other intangible assets. For these assets, measurement at fair value in periods subsequent to their initial recognition is applicable if one or more is determined to be impaired. During the years ended December 31, 2021 and 2020, the Company recognized no
impairment related to these assets. During the year ended December 31, 2019, the Company recognized an impairment charge related to both goodwill and definite-lived intangible assets (see Note 11).

Fair Value of Other Financial Instruments
—
The following table presents the carrying amounts, net of debt discount, and estimated fair values of the Company’s financial instruments that are not recorded at fair value on the consolidated balance sheets (in thousands):

	December 31, 2021		December 31, 2020
Description	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Term B Loan, including current portion	$798,073	$799,000	$—	$—
First Lien Term Loan, including current portion	—	—	1,333,366	1,332,433
The fair value of the Company’s long-term debt, including current maturities, was estimated based on the quoted market prices for the same or similar instruments and fluctuates with changes in applicable interest rates among other factors. The fair value of long-term debt is classified as a Level 2 measurement in the fair value hierarchy and is established based on observable inputs in less active markets.

6.	INCOME TAXES
On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law. The CARES Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property.
Under ASC 740,
Income Taxes
, the effects of the new legislation are recognized in the period of enactment. Therefore, the effects of the CARES Act are recognized during the year ended December 31, 2020. The modification to the net interest deduction limitation resulted in a benefit of $16.8 million during the year ended December 31, 2020. The other provisions of the CARES Act did not result in a material impact on the Company’s provision for income taxes for the year ended December 31, 2020.
The components of pretax loss attributable to domestic and foreign operations are as follows (in thousands):

	Year Ended December 31,
	2021	2020	2019
Domestic	$(261,900)	$(15,117)	$(270,428)
Foreign	(13,019)	(6,438)	(7,205)

Pretax loss	$(274,919)	$(21,555)	$(277,633)

The income tax benefit consists of the following (in thousands):

	Year Ended December 31,
	2021	2020	2019
Current provision (benefit):
Federal	$15,263	$1,539	$13,685
State	5,620	4,906	3,302

Total current provision	20,883	6,445	16,987

Deferred provision (benefit):
Federal	(35,284)	(7,536)	(67,874)
State	(11,599)	(3,588)	(16,406)
Foreign	(2,080)	(1,710)	(1,873)
Change in valuation allowance	2,080	1,710	1,873

Total deferred benefit	(46,883)	(11,124)	(84,280)

Total income tax benefit	$(26,000)	$(4,679)	$(67,293)

The Company’s effective income tax rate differs from the federal statutory rate as follows (in th ousands, except
percentages):

	Year Ended December 31,
	2021		2020		2019
Federal income tax benefit at statutory rate	$(57,733)	21.0%	$(4,527)	21.0%	$(58,303)	21.0%
State and local taxes-net of federal income tax effect	(4,723)	1.7	288	(1.3)	(13,797)	5.0
Impairment of goodwill	—	0.0	—	0.0	5,417	(2.0)
Foreign rate difference	(493)	0.2	(227)	1.1	(284)	0.1
Research and experimental credit	(2,914)	1.1	(3,058)	14.2	(2,401)	0.9
Other nondeductible expenses	756	(0.3)	854	(4.0)	451	(0.2)
Stock-based compensation	(3,647)	1.3	(42)	0.2	(10)	0.0
Uncertain tax positions	594	(0.2)	589	(2.7)	574	(0.2)
Valuation allowance	2,080	(0.8)	1,572	(7.3)	1,926	(0.7)
Fair value of warrants	13,545	(4.9)	—	0.0	—	0.0
Executive compensation	25,362	(9.2)	—	0.0	—	0.0
Other—net	1,173	(0.4)	(128)	0.5	(866)	0.3

Income tax benefit	$(26,000)	9.5%	$(4,679)	21.7%	$(67,293)	24.2%

The Company made income tax payments of $15.2 million, $9.5 million and $18.4 million for the years ended December 31, 2021, 2020 and 2019, respectively. The Company received refunds from the Internal Revenue Service and various states totaling $16 thousand, $10.4 million and $0.5 million, for the years ended December 31, 2021, 2020 and 2019, respectively.

The approximate income tax effect of each type of temporary difference giving rise to deferred income tax assets and liabilities as of December 31, 2021 and 2020 was as follows (in thousands):

	Year Ended December 31,
	2021	2020
Deferred income tax assets:
Stock-based compensation	$39,135	$6,558
Operating lease liabilities	16,301	—
Net operating losses—foreign	11,427	9,347
Accrued compensation	9,743	7,020
Disallowed interest expense	1,553	2,086
Research and experimental credit	1,250	2,005
Sales allowances and doubtful accounts	959	1,074
Net operating losses—domestic (state)	733	716
Interest rate swaps	—	4,685
Other	1,443	2,685

Total deferred income tax assets	82,544	36,176
Valuation allowance for deferred tax asset	(11,427)	(9,347)

Net deferred income tax assets	71,117	26,829

Deferred income tax liabilities:
Intangible asset amortization	307,654	331,941
Software, equipment and property depreciation and amortization	20,313	10,526
Deferred contract costs	9,456	6,710
Operating lease assets	9,439	—

Total deferred income tax liabilities	346,862	349,177

Net deferred income tax liabilities	$275,745	$322,348

Valuation Allowance
—The Company has accumulated net operating losses related to its foreign subsidiaries of $11.4 million and $9.3 million at December 31, 2021 and 2020, respectively. A valuation allowance equal to 100% of the related tax benefit has been established as of December 31, 2021 and 2020. The valuation allowance increased $2.0 million, $1.7 million and $1.4 million during the years ended December 31, 2021, 2020 and 2019, respectively, due to the net operating losses of the foreign subsidiaries. No amounts were released during the years ended December 31, 2021, 2020 and 2019. The net operating losses are set to expire in 2022 through 2026 as China allows for a five-year carryforward.
The state net operating losses of $0.7 million are expected to be more likely than not fully utilized. Most states allow for a
20-year
carryforward of net operating losses. All losses will expire in 2035-2040 if not fully utilized.
The change in unrecognized tax benefits excluding interest and penalties for the years ended December 31, 2021 and 2020 was as follows (in thousands):

	2021	2020
Balance at beginning of year	$3,045	$2,306
Additions based on tax positions related to the current year	663	719
Additions based on adjustments to tax positions related to prior years	32	91
Reductions for tax positions of prior years	(18)	(71)

Balance at end of year	$3,722	$3,045

As of December 31, 2021, the Company believes the liability for unrecognized tax benefits, excluding interest and penalties, could decrease by approximately $917 thousand in 2022 due to lapses in the statute of limitations. Due to the various jurisdictions in which the Company files tax returns, it is possible that there could be significant changes in the amount of unrecognized tax benefits in 2022, but the amount cannot be reasonably estimated.
The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2021, and 2020, the amount accrued for interest and penalties was not material. The Company reflects the liability for unrecognized tax benefits as current income tax liabilities in its consolidated balance sheets. The amounts included in “reductions for tax positions of prior years” represent decreases in the unrecognized tax benefits relating to settlements reached with taxing authorities during each year shown.
With few exceptions, the major jurisdictions subject to examination by the relevant tax authorities and open tax years, stated as the Company’s fiscal years, are as follows:

Jurisdiction	Open Tax Years
US Federal	2018 - 2020
US States	2018 - 2020
China	2018 - 2020
Canada	2018 - 2020

7.	ACCOUNTS RECEIVABLE
Accounts receivable–net as of December 31, 2021 and 2020, consists of the following (in thousands):

	December 31,
	2021	2020
Accounts receivable	$82,584	$78,331
Allowance for doubtful accounts and sales reserves	(3,791)	(4,224)

Accounts receivable–net	$78,793	$74,107

Changes to the allowance for doubtful accounts and sales reserves during the years ended December 31, 2021 2020 and 2019, consists of the following (in thousands):

	Year Ended December 31,
	2021	2020	2019
Balance at beginning of period	$4,224	$3,970	$3,024
Charges to bad debt and sales reserves	3,634	3,814	3,113
Write-offs, net	(4,067)	(3,560)	(2,167)

Balance at end of period	$3,791	$4,224	$3,970

8.	OTHER CURRENT ASSETS
Other current assets as of December 31, 2021 and 2020, consist of the following (in thousands):

	December 31,
	2021	2020
Prepaid service fees	$8,623	$3,969
Non-trade receivables	8,321	9,095
Prepaid software and equipment maintenance	7,593	7,499
Prepaid SaaS costs	5,909	4,290
Prepaid insurance	4,416	517
Other	11,319	6,216

Total	$46,181	$31,586

On December 31, 2020, the Company executed an Asset Purchase Agreement with a third-party buyer to transfer its obligation of providing certain services included within existing customer contracts to the third-party buyer (see Note 27). The Company recognized a gain from the divestiture of $3.8 million. During 2021, the Company reassessed the estimated contingent consideration and recognized a $0.6 million gain from the divestiture. At December 31, 2021 and 2020, the receivable balance related to the Asset Purchase Agreement was $2.6 million and $3.8 million, respectively, included within non-trade
receivables.

9.	SOFTWARE, EQUIPMENT, AND PROPERTY
Software, equipment, and property as of December 31, 2021 and 2020, consist of the following (in thousands):

	December 31,
	2021	2020
Software, licenses and database	$140,692	$109,967
Leasehold improvements	34,880	13,397
Computer equipment	31,635	27,733
Furniture and other equipment	5,343	5,000
Building and land	4,910	4,910

Total software, equipment, and property	217,460	161,007
Less accumulated depreciation and amortization	(81,615)	(59,569)

Net software, equipment, and property	$135,845	$101,438

Depreciation and amortization expense related to software, equipment and property was $24.5 million, $17.7 million and $18.4 million for the years ended December 31, 2021, 2020 and 2019, respectively.

10.	LEASES
The Company adopted ASC 842 on January 1, 2021 using the modified retrospective transition method. Due to the adoption of ASC 842, the Company recognized operating right-of-use
assets and operating lease liabilities of $47.1 million and $53.0 million, respectively, as of the date of adoption. Results for reporting periods prior to adoption are presented under ASC 840 as it was the accounting standard in effect for such periods.
The Company leases real estate in the form of office space and data center facilities. The Company additionally leases equipment in the form of information technology equipment. Generally, the term for real estate leases ranges from 1 to 17 years at inception of the contract. Generally, the term for equipment leases is 1 to 3 years at inception of the contract. Some real estate leases include options to renew that can extend the original term by 5 to 10 years.

Operating lease costs are included within cost of revenues, exclusive of amortization and impairment of acquired technologies, research and development and general and administrative expenses on the consolidated statements of operations and comprehensive loss. The Company does not have any finance leases.
The components of lease expense for the year ended December 31, 2021 were as follows (in thousands):

Year Ended December 31, 2021
Operating lease costs	$16,386
Variable lease costs	2,110

Total lease costs	$18,496

The lease term and discount rate consisted of the following at December 31, 2021:

Weighted-average remaining lease term (years)	12.9
Weighted-average discount rate	6.3%
Supplemental cash flow and other information related to leases for the year ended December 31, 2021 were as follows (in thousands):

Year Ended December 31, 2021
Cash payments for operating leases	$11,403
Operating lease assets obtained in exchange for lease liabilities	2,876
The table below reconciles the undiscounted future minimum lease payments (in thousands) under noncancelable operating leases with terms of more than one year to the total operating lease liabilities recognized on the consolidated balance sheet as of December 31, 2021.
Years Ending December 31:

2022	$8,559
2023	6,124
2024	7,325
2025	7,317
2026	6,843
Thereafter	61,636

Total Lease Payments	97,804
Less: Interest	(33,619)
Total	$64,185

During the year ended December 31, 2020, the Company entered into a new operating lease agreement for its corporate headquarters in Chicago, Illinois. The lease term commenced in January 2021 and included a landlord provided tenant improvement allowance of up to $16.9 million to be applied to the costs of the construction of leasehold improvements. The Company recognized the tenant improvement allowance as an increase to the operating lease liability and to leasehold improvements as and when such leasehold improvements were paid for by the lessor. As of December 31, 2021, the Company has recognized the full amount of the tenant improvement allowance.

Under ASC 840, rent expense was $9.7 million and $9.5 million during the years ended December 31, 2020 and 2019, respectively. The Company’s noncancelable operating lease agreements that required future minimum cash lease payments were as follows at December 31, 2020 (in thousands):

Years Ending December 31:
2021	$7,143
2022	6,090
2023	5,180
2024	7,059
2025	7,243
Thereafter	68,415

Total	$101,130

11.	GOODWILL AND INTANGIBLE ASSETS
Goodwill
—Goodwill was recorded in connection with the acquisition of the parent company of CCC Intelligent Solutions Inc., formerly known as CCC Information Services Inc., by CCCIS in 2017 (the “Acquisition”).
The Company performs its annual impairment assessment as of September 30 of each year. For the years ended December 31, 2021 and 2020, the annual impairment assessment indicated no impairment and there was no change to the carrying amount of goodwill.
During the year ended December 31, 2019, the Company performed its annual goodwill impairment test by comparing the fair value of each reporting unit to its carrying value, including goodwill. When performing the assessment, the Company determined the fair value of its reporting units based on forecasted future cash flow. Based on the Company’s forecast which included downward revisions to future projected earnings and cash flows of one of its reporting units, it was determined that the carrying value of goodwill for that reporting unit was impaired. As a result, the Company recorded an impairment charge to goodwill of $25.8 million.
The Company used a quantitative approach to measure the fair value of its reporting units in 2019, using a discounted cash flow approach, which is a Level 3 measurement. The discounted cash flow analysis requires significant judgments, including estimates of future cash flows, which are dependent on internal forecasts and determination of the Company’s weighted average cost of capital, which is risk-adjusted to reflect the specific risk profile of the reporting unit being tested. Upon completion of the analysis, the fair value of one of its reporting units was substantially less than the carrying value, resulting in an impairment of goodwill for that reporting unit. The weighted average cost of capital used for the impaired reporting unit in the Company’s analysis was 11.5%.
Changes in the carrying amount of goodwill were as follows (in thousands):

Reconciliation of goodwill carrying amount	Cost	Accumulated Impairment Loss	Net Carrying Value
Balance as of December 31, 2021	$1,492,681	$(25,797)	$1,466,884
Balance as of December 31, 2020	1,492,681	(25,797)	1,466,884
Balance as of December 31, 2019	1,492,681	(25,797)	1,466,884
Intangible Assets
—The Company’s intangible assets are primarily the result of the Acquisition.
During the years ended December 31, 2021 and 2020, the Company did not record an impairment charge.
During the year ended December 31, 2019, the Company recorded an impairment charge to one of its reporting unit’s Customer Relationships and Acquired Technology intangible assets. The Company’s forecasted future revenue and expense cash flow projections indicated the carrying amounts of the intangible assets were not recoverable and therefore the Company recorded an impairment charge of $181.3 million.
In December 2019, the Company entered into an asset purchase agreement and acquired technology, for $0.8 million. The acquired technology is being amortized on a straight-line basis over three years.
The
intangible assets balance as of December 31, 2021, is reflected below (in thousands):

	Estimated Useful Life (Years)	Weighted- Average Remaining Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
Customer relationships	16–18	13.3	$1,299,750	$(337,831)	$961,919
Acquired technologies	3–7	2.3	183,164	(122,318)	60,846
Favorable lease terms	6	0.3	280	(266)	14

Subtotal			1,483,194	(460,415)	1,022,779
Trademarks—indefinite life			190,470	—	190,470

Total intangible assets			$1,673,664	$(460,415)	$1,213,249

The
intangible assets balance as of December 31, 2020, is reflected below (in thousands):

	Estimated Useful Life (Years)	Weighted- Average Remaining Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
Customer relationships	16–18	14.3	$1,299,750	$(265,567)	$1,034,183
Acquired technologies	3–7	3.3	183,154	(95,998)	87,156
Favorable lease terms	6	2.3	280	(172)	108

Subtotal			1,483,184	(361,737)	1,121,447
Trademarks—indefinite life			190,470	—	190,470

Total intangible assets			$1,673,654	$(361,737)	$1,311,917

Amortization expense for intangible assets was $98.7 million, $98.6 million and $109.1 million for the years ended December 31, 2021, 2020 and 2019, respectively.
Future amortization expense for each of the next five years and thereafter for intangible assets as of December 31, 2021, is as follows (in thousands):

Years Ending December 31:
2022	$98,602
2023	98,318
2024	80,731
2025	72,263
2026	72,263
Thereafter	600,602

Total	$1,022,779

12.	EQUITY METHOD INVESTMENT
In June 2021, the Company completed an investment in a limited partnership (the “Investee”), which is affiliated with one of the Company’s principal equity owners. The Company invested $10.2 million, including related fees and expenses, for an approximate 7% interest of the Investee.

The change in the carrying value of the investment during the year ended December 31, 2021 is summarized below as follows (in thousands):

Equity method investment carrying value at December 31, 2020	$—
Cash contributions	10,228
Share of net income (loss) from the Investee	—

Equity method investment carrying value at December 31, 2021	$10,228

13.	ACCRUED EXPENSES
Accrued expenses as of December 31, 2021 and 2020, consist of the following (in thousands):

	December 31,
	2021	2020
Compensation	$49,510	$37,696
Software license agreements	3,265	1,430
Royalties and licenses	2,640	2,301
Employee insurance benefits	2,443	1,979
Professional services	2,371	2,753
Sales tax	2,296	2,294
Other	4,166	4,534

Total	$66,691	$52,987

14.	OTHER LIABILITIES
Other liabilities as of December 31, 2021 and 2020, consist of the following (in thousands):

	December 31,
	2021	2020
Software license agreements	$4,211	$234
Deferred revenue-non-current	1,574	2,001
Fair value of interest rate swaps	—	18,359
Deferred rent	—	4,461
Phantom stock incentive plan	—	3,217
Payroll tax deferment	—	3,152
Other	—	1,346

Total	$5,785	$32,770

15.	LONG-TERM DEBT
On September 21, 2021, CCC Intelligent Solutions Inc., an indirect wholly owned subsidiary of the Company, together with certain of the Company’s subsidiaries acting as guarantors entered into a credit agreement (the “2021 Credit Agreement”).
The 2021 Credit Agreement replaces the Company’s 2017 First Lien Credit Agreement (the “First Lien Credit Agreement”), dated as of April 27, 2017, as amended as of February 14, 2020.
The proceeds of the 2021 Credit Agreement and cash on hand were used to repay all outstanding borrowings under the First Lien Credit Agreement.

The repayment of outstanding borrowings under the First Lien Credit Agreement was determined to be a debt extinguishment and the Company recognized a $9.2 million loss on early extinguishment of debt in the consolidated statement of operations and consolidated loss during the year ended December 31, 2021.
2021 Credit Agreement
—
The 2021 Credit Agreement consists of an $800.0 million term loan (“Term B Loan”) and a revolving credit facility for an aggregate principal amount of $250.0 million (the “2021 Revolving Credit Facility”). The 2021 Revolving Credit Facility has a sublimit of $75.0 million for letters of credit. The Company received proceeds of $798.0 million, net of debt discount of $2.0 million, related to the Term B Loan. At December 31, 2021, the unamortized debt discount was $1.9 million.
The Company incurred $9.8 million in financing costs related to the Term B Loan. These costs were recorded to a contra debt account and are being amortized to interest expense over the term of the Term B Loan using the effective interest method. At December 31, 2021, the unamortized financing costs related to the Term B Loan were $9.5 million.

The Company incurred $3.1 million in financing costs related to the 2021 Revolving Credit Facility. These costs were recorded as deferred financing fees and are being amortized to interest expense over the term of the 2021 Revolving Credit Facility using the effective interest method. At December 31, 2021, the unamortized deferred financing fees balance was $2.9 million.

Beginning with the quarter ending March 31, 2022, the Term B Loan requires quarterly principal payments of $2.0 million until June 30, 2028, with the remaining outstanding principal amount required to be paid on the maturity date, September 21, 2028. Beginning with fiscal year ending December 31, 2022, the Term B Loan requires a prepayment of principal, subject to certain exceptions, in connection with the receipt of proceeds from certain asset sales, casualty events, and debt issuances by the Company, and up to 50% of annual excess cash flow, as defined in and as further set forth in the 2021 Credit Agreement. When a principal prepayment is required, the prepayment offsets the future quarterly principal payments of the same amount. The Company is not subject to the annual excess cash flow calculation in fiscal year 2021 and no such principal prepayments are required.

As of December 31, 2021, the amount outstanding on the Term B Loan is $800.0 million, of which, $8.0 million is classified as current in the accompanying consolidated balance sheet.

Borrowings under the 2021 Credit Facility bear interest at rates based on the ratio of the Company’s and its subsidiaries’ consolidated first lien net indebtedness to the Company’s and its subsidiaries’ consolidated EBITDA for applicable periods specified in the 2021 Credit Facility. The interest rate per annum applicable to the loans under the 2021 Credit Facility are based on a fluctuating rate of interest equal to the sum of an applicable rate and, at the Company’s election from time to time, either:

(1)
a base rate determined by reference to the highest of (a) the rate last quoted by the Wall Street Journal as the “prime rate,” (b) the federal funds effective rate plus 0.50%, (c) one-month LIBOR plus 1.00% and (d) with respect to the Term B Loans, 1.50% and with respect to the Revolving Credit Facility, 1.00%, or

(2)
a Eurocurrency rate determined by reference to LIBOR (other than with respect to Euros, Euribor and with respect to British Pounds Sterling, SONIA) with a term as selected by the Company, of one, three or six months (subject to (x) in the case of term loans, a 0.50% per annum floor and (y) in the case of revolving loans, a 0.00% per annum floor).

A quarterly commitment fee of up to
0.50
% is payable on the unused portion of the 2021 Revolving Credit Facility.
During the year ended December 31, 2021, the weighted-average interest rate on the outstanding borrowings under the Term B Loan was 3.0%. The Company made Term B Loan interest payments of $6.7 million during the year ended December 31, 2021.

During the year ended December 31, 2021, the Company issued a standby letter of credit for $0.7 million which reduces the amount available to be borrowed under the 2021 Revolving Credit Facility and at December 31, 2021, $249.3 million was available to be borrowed.
Borrowings under the 2021 Lien Credit Agreement are guaranteed by Cypress Holdings Intermediate Holdings II, Inc., and certain of its US subsidiaries by a perfected first priority lien on the stock of CCC Intelligent Solutions Inc., and substantially all of its assets, subject to various limitations and exceptions.
The 2021 Credit Agreement contains representations and warranties, and affirmative and negative covenants, that among other things, restrict, subject to certain exceptions, our ability to: incur additional indebtedness, incur liens, engage in mergers, consolidations, liquidations or dissolutions; pay dividends and distributions on, or redeem, repurchase or retire our capital stock; and make certain investments, acquisitions, loans, or advances.
In addition, beginning with the fiscal quarter ending March 31, 2022, the terms of the 2021 Credit Agreement include a financial covenant which requires that, at the end of each fiscal quarter, if the aggregate amount of borrowings under the 2021 Revolving Credit Facility exceeds 35% of the aggregate commitments, the Company’s leverage ratio cannot exceed 6.25 to 1.00. As of December 31, 2021, the Company was not subject to the financial covenant.
First Lien Credit Agreement
—In April
2017, the Company entered into the First Lien Credit Agreement. The First Lien Credit Agreement initially consisted of a $1.0 billion term loan (“First Lien Term Loan”), a $65.0 million dollar revolving credit facility (“Dollar Revolver”), and a $35.0 million multicurrency revolving credit facility (“Multicurrency Revolver” and together with the Dollar Revolver, the “First Lien Revolvers”), with a sublimit of $30.0 million for letters of credit under the First Lien Revolvers. The Company received proceeds of $997.5 million, net of debt discount of $2.5 million, related to the First Lien Term Loan.
In February 2020, the Company refinanced its long-term debt (“2020 Refinancing”) and entered into the First Amendment to the First Lien Credit Agreement (“First Lien Amendment”). The First Lien Amendment provided an incremental term loan, amended the amount of commitments and the maturity dates of the First Lien Credit Agreement’s revolving credit facilities. The proceeds of the incremental term loan were used to repay all outstanding borrowings under the Second Lien Credit Agreement (“Second Lien Credit Agreement”).
The repayment of outstanding borrowings under the Second Lien Credit Agreement was determined to be a debt extinguishment and the Company recognized an $8.6 million loss on early extinguishment of debt in the consolidated statements of operations and comprehensive loss during the year ended December 31, 2020.

The First Lien Amendment provided an incremental term loan in the amount of $375.0 million. The Company received proceeds from the incremental term loan of $373.1 million, net of debt discount of $1.9 million. At December 31, 2020, the unamortized debt discount was $2.8 million.
In addition, the First Lien Amendment reduced the amount of commitments under each of the Dollar Revolver and the Multicurrency Revolver to $59.3 million and $32.0 million, respectively, and extended the maturity of a portion of the commitments under each revolving credit facility. Pursuant to the First Lien Amendment, the non-extended
Dollar Revolver and
non-extended
Multicurrency Revolver consisted of commitments of $8.1 million and $4.4 million, respectively, which were scheduled to mature on April 27, 2022. The extended Dollar Revolver and extended Multicurrency Revolver consisted of commitments of $51.2 million and $27.6 million, respectively, which were scheduled to mature on October 27, 2023. The First Lien Revolvers continued to have a sublimit of $30.0 million for letters of credit.
The Company incurred $27.6 million and $3.4 million in financing costs related to the First Lien Credit Agreement and First Lien Amendment, respectively. These costs were recorded to a contra debt account and were being amortized to interest expense over the term of the First Lien Credit Agreement using the effective interest method. The unamortized costs at the time of extinguishment of the First Lien Credit Agreement were recognized as a loss on early extinguishment of debt in the consolidated statement operations and comprehensive loss during the year ended December 31, 2021.
The First Lien Term Loan required (after giving effect to the First Lien Amendment) quarterly principal payments of approximately $3.5 million until March 31, 2024, with the remaining outstanding principal amount required to be paid on the maturity date, April 27, 2024. The First Lien Term Loan required a prepayment of principal, subject to certain exceptions, in connection with the receipt of proceeds from certain asset sales, casualty events, and debt issuances by the Company, and up to 50% of annual excess cash flow, as defined in and as further set forth in the First Lien Credit Agreement. When a principal prepayment was required, the prepayment offset the future quarterly principal payments of the same amount. As of December 31, 2020, subject to the request of the lenders of the First Lien Term Loan, a principal prepayment of up to $21.9 million was required. In April 2021, the Company made a principal prepayment of $1.5 million to those lenders who made such a request.”
The Company mad
e a principal prepayment of $
525.0
 million on July 30, 2021. In conjunction with the prepayment, the Company recognized a loss on early extinguishment of debt of $
6.0
 million in the consolidated statement of operations and comprehensive loss during the year ended December 31, 2021.
In September 2021, using the proceeds from the Term B Loan provided in the 2021 Credit Agreement and cash on hand, the Company fully repaid $804.2 million of outstanding borrowings on the First Lien Term Loan.
As of December 31, 2020, the amount outstanding on the First Lien Term Loan was $1,336.2 million, of which, $25.4 million was classified as current in the accompanying consolidated balance sheet.
Amounts outstanding under the First Lien Credit Agreement bore interest at a variable rate of LIBOR, plus up to 3.00% per annum based upon the Company’s leverage ratio, as defined in the First Lien Credit Agreement. A quarterly commitment fee of up to 0.50% was payable on the unused portion of the First Lien Revolvers.
During the years ended December 31, 2021, 2020 and 2019, the weighted-average interest rate on the outstanding borrowings under the First Lien Term Loan was 4.1%, 4.2% and 5.2%, respectively. The Company made interest payments of $36.1 million, $53.6 million and $50.7 million during the years ended December 31, 2021, 2020 and 2019, respectively.
In March 2020, the Company borrowed $65.0 million on its First Lien Revolvers. The borrowings were fully repaid in June 2020 and there were no outstanding borrowings on the First Lien Revolvers at December 31, 2021 and 2020.
In May 2020, the Company issued a standby letter of credit for $0.7 million in lieu of a security deposit upon entering into a lease agreement for its new corporate headquarters. The standby letter of credit reduced the amount available to be borrowed under the First Lien Revolvers and at December 31, 2020, $90.6 million was available to be borrowed. The letter of credit was extinguished in October 2021.
Borrowings under the First Lien Credit Agreement were guaranteed by Cypress Holdings Intermediate Holdings II, Inc., and certain of its US subsidiaries by a perfected first priority lien on the stock of CCC Intelligent Solutions Inc. and substantially all of its assets, subject to various limitations and exceptions.
The First Lien Credit Agreement contained representations and warranties, and affirmative and negative covenants, that among other things, restricted, subject to certain exceptions, our ability to: incur additional indebtedness, incur liens, engage in mergers, consolidations, liquidations or dissolutions; pay dividends and distributions on, or redeem, repurchase or retire our capital stock; and make certain investments, acquisitions, loans, or advances.
In addition, the terms of the First Lien Credit Agreement included a financial covenant which required that, at the end of each fiscal quarter, if the aggregate amount of borrowings under the First Lien Revolvers over the prior four fiscal quarters exceeded 35% of the aggregate commitments under those revolving credit facilities, the Company’s leverage ratio could not exceed 8.30 to 1.00. The Company was in compliance with its financial covenant as of the quarter ended March 31, 2020. Borrowings under the First Lien Revolvers did not exceed 35% of the aggregate commitments and the Company was not subject to the leverage test for all fiscal quarters ending after March 31, 2020.
Second Lien Credit Agreement
—In April 2017, the Company entered into the Second Lien Credit Agreement.
The Second Lien Credit Agreement consisted of a $375.0 million term loan (“Second Lien Term Loan”). The Company received proceeds of $372.2 million, net of discount of $2.8 million. The discount was recorded to a contra debt account and was being amortized to interest expense over the life of the Second Lien Term Loan using the effective interest method. At the time of the 2020 Refinancing, the debt discount was written off to loss on early extinguishment of debt.
The Company incurred $8.9 million in financing costs related to the Second Lien Credit Agreement. These costs were recorded to a contra debt account and were being amortized to interest expense over the term of the Second Lien Term Loan using the effective interest method. At the time of the 2020 Refinancing, there were $6.6 million of unamortized financing costs which were written off to loss on early extinguishment of debt.
The Second Lien Term Loan required no principal payments and all outstanding principal was scheduled to be due upon maturity on April 25, 2025.
Amounts outstanding under the Second Lien Term Loan bore interest at a variable rate of LIBOR, plus 6.75%. During the years ended December 31, 2020 and 2019, the weighted-average interest rate on the Second Lien Term Loan was 8.6% and 9.1%, respectively. The Company made interest payments of $4.0 million and $34.3 million during the years ended December 31, 2020 and 2019, respectively.
The Second Lien Term Loan was guaranteed by Cypress Holdings Intermediate Holdings II, Inc., and certain of its US subsidiaries by a perfected second priority lien on the stock of CCC Intelligent Solutions Inc. and substantially all of its assets, subject to various limitations and exceptions.
The Second Lien Credit Agreement contained representations and warranties, and affirmative and negative covenants, that among other things, restricted, subject to certain exceptions, the Company’s ability to: incur additional indebtedness, incur liens, engage in mergers, consolidations, liquidations or dissolutions; pay dividends and distributions on, or redeem, repurchase or retire out capital stock; and make certain investments, acquisitions, loans, or advances. The Second Lien Credit Agreement had no financial covenants.

Long-term debt as December 31, 2021 and 2020, consists of the following (in thousands):

	December 31,
	2021	2020
Term B Loan	$800,000	$—
Term B Loan—discount	(1,926)	—
Term B Loan—deferred financing fees	(9,464)	—

Term B Loan—net of discount & fees	788,610	—

First Lien Term Loan	—	1,336,154
First Lien Term Loan—discount	—	(2,788)
First Lien Term Loan—deferred financing fees	—	(15,388)

First Lien Term Loan—net of discount & fees	—	1,317,978

Less: Current portion	(8,000)	(25,381)

Total long-term debt—net of current portion	$780,610	$1,292,597

The table below is a rollforward of the Company’s deferred financing fees and discount (contra debt) (in thousands):

	Deferred	Discount—
	Financing	Contra
	Fees	Debt
Balance—December 31, 2019	$23,960	$3,694
Fees written off of due to early extinguishment of debt	(6,558)	(2,043)
Payment of fees and discount	3,362	1,875
Amortization of fees and discount	(4,630)	(738)

Balance—December 31, 2020	16,134	2,788
Fees written off of due to early extinguishment of debt	(12,982)	(2,258)
Payment of fees and discount	12,893	2,000
Amortization of fees and discount	(3,682)	(604)

Balance—December 31, 2021	$12,363	$1,926

As of December 31, 2021, the deferred financing fees asset balance included $2.9 million in relation to the 2021 Revolving Credit Facility. As of December 31, 2020, the deferred financing fees asset balance included $0.7 million in relation to the First Lien Revolvers.

Scheduled Payments for Debt
—Principal amounts due in each of the next five years and thereafter, as of December 31, 2021, are as follows (in thousands):

Years Ending December 31:
2022	$8,000
2023	8,000
2024	8,000
2025	8,000
2026	8,000
Thereafter	760,000

Total	$800,000

Interest Rate Swaps
— In June 2017, the Company entered into three floating to fixed interest rate swap agreements (“Swap Agreements”) to reduce its exposure to the variability from future cash flows resulting from interest rate risk related to our floating rate long-term debt. The aggregate notional amount of the Swap Agreements totaled $777.7 million at December 31, 2020. On September 21, 2021, the Company made an aggregate payment of $10.0 million to extinguish the Swap Agreements that were scheduled to expire in June 2022.

16.	LONG-TERM LICENSING AGREEMENT
During 2018, the Company entered into a licensing agreement with a third party to obtain a perpetual software license (“Licensing Agreement”) for a database structure, tools, and historical data used within the Company’s software. The Company has included the present value of the future payments required as a long-term licensing agreement within the accompanying consolidated balance sheets. The present value of the future payments was computed using an effective annual interest rate of 6.25%, and the Licensing Agreement requires the Company to make quarterly principal and interest installment payments of approximately $1.2 million through December 2031.
The present value of the future cash flows upon execution of the agreement was $45.6 million, which included an original discount of $23.2 million. At December 31, 2021, the remaining liability, net of the discount was $36.3 million, with $2.7 million classified as current. At December 31, 2020, the remaining liability, net of the discount was $38.9 million, with $2.5 million classified as current.

The discount was recorded to a contra liability account and is being amortized to interest expense over the term of the agreement using the effective interest method. During the years ended December 31, 2021, 2020 and 2019, the Company recognized $2.4 million, $2.5 million and $2.7 million, respectively, in interest expense related to the Licensing Agreement. At December 31, 2021 and 2020, $12.8 million and $15.2 million, respectively, of the discount was not yet amortized.
Principal amounts due in each of the next five years and thereafter for the Licensing Agreement as of December 31, 2021, are as follows (in thousands):

Years Ending December 31:
2022	$2,703
2023	2,876
2024	3,061
2025	3,257
2026	3,466
Thereafter	20,969

Total	$36,332

17.	REDEEMABLE NON-CONTROLLING INTEREST
On

March 12, 2020 (the “Close Date”), the Company closed a stock purchase agreement (the “Stock Purchase Agreement”) with a third-party investor (the “Investor”) for purchase by the Investor of Series A Preferred Stock in CCCIS Cayman Holdings Limited (“CCC Cayman”), the parent of the Company’s China operations. On the Close Date, CCC Cayman, a subsidiary of the Company, issued
1,818
shares of Series A Preferred Stock (the “Preferred Shares”) at $
7,854
per share to the Investor for net proceeds of $
14.2
 million. On an
as-converted
basis, the Preferred Shares represent an aggregate
10.7
% initial ownership interest of the issued and outstanding capital stock of CCC Cayman, or
9.1
% on a fully-diluted basis if all shares reserved for issuance under the Company’s CCC Cayman employee incentive plan were issued and outstanding.
The Preferred Shares are entitled to
non-cumulative
dividends at an annual rate of 8.0%, when and if declared.
At the option of the Investor, the Preferred Shares are convertible into ordinary shares of CCC Cayman, initially on a one-for-one
basis but subject to potential adjustment, as defined by the Stock Purchase Agreement, at any time, or automatically upon the closing of an initial public offering.
The Preferred Shares are redeemable upon an actual or deemed redemption event as defined in the Stock Purchase Agreement or at the option of the Investor beginning on the five-year anniversary of the Close Date, if an actual or deemed redemption event has not yet occurred. The redemption price, as defined by the Stock Purchase Agreement, is equal to the original issue price of the Preferred Shares, plus 10.0% compound interest per annum on the Preferred Share issue price, plus any declared but unpaid dividends on the Preferred Shares.
The Preferred Shares are entitled to distributions upon the occurrence of a sale or liquidation of CCC Cayman representing an amount that is equal to the original issue price of the Preferred Shares, plus 10.0% compound interest per annum on the Preferred Share issue price, plus any declared but unpaid dividends.
The Preferred Shares do not participate in net income or losses.
As of December 31, 2021 and 2020, the Investor’s ownership in CCC Cayman is classified in mezzanine equity as a redeemable non-controlling
interest, because it is redeemable on an event that is not solely in the control of the Company. The Investor’s non-controlling
interest is not remeasured to fair value because it is currently not probable that the non-controlling
interest will become redeemable. If the Investor’s
non-controlling
interest becomes probable of being redeemable, the Company will be required to remeasure the non-controlling
interest at fair value with changes in the carrying value recognized in additional paid-in
capital.

At December 31, 2021 and 2020, the carrying value of the redeemable non-controlling
interest was $14.2 million.

18.	CAPITAL STOCK
The consolidated statements of mezzanine equity and stockholders’ equity reflect the Business Combination as of the Closing Date as discussed in Note 3. As CCCIS was determined to be the accounting acquirer in the Business Combination, all periods prior to the Closing Date reflect the balances and activity of CCCIS. The balances, share activity and per share amounts prior to the Closing Date were retroactively adjusted, where applicable, using the Exchange Ratio of the Business Combination.
Preferred Stock
—The Company is authorized to issue up to 100,000,000 shares of undesignated preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2021, there were no shares of preferred stock issued or outstanding.
Common Stock
—The Company is authorized to issue up to 5,000,000,000 shares of common stock with a par value of $0.0001 per share. Each holder of common stock is entitled to one (1) vote for each share of common stock held of record by such holder on all matters voted upon by the stockholders, subject to the restrictions set out in the Certificate of Incorporation. Holders of common stock are entitled to receive any dividends as may be declared from time to time by the board of directors. Upon a liquidation event, subject to the rights of the holders of any Preferred Stock issued and outstanding at such time, any distribution shall be made on a pro rata basis to the common stockholders.
There were 609,768,296 and 504,274,890 shares of common stock issued and outstanding as of December 31, 2021 and 2020, respectively.
Capital Stock Activity Prior to the Business Combination
Dividends
—In July 2021, the board of directors of CCCIS declared a cash dividend on common stock. The aggregate cash dividend of $134.6 million was paid on August 3, 2021.
In March 2021, the board of directors of CCCIS declared a cash dividend on common stock. The aggregate cash dividend of $134.5 million was paid on March 17, 2021.

In connection with the dividends paid in March 2021 and August 2021, certain CCCIS option holders received a strike price reduction of $66.40 per option to compensate for a reduction in the fair value of the underlying shares. The strike price reduction did not result in any incremental fair value and thus no additional stock-based compensation expense was recognized and the aggregate payment to the option holders of $9.0 million was recorded as a deemed distribution.

Share Issuances—
In February 2021, CCCIS issued 883,729 shares of common stock to an executive and recorded stock-based compensation expense of $8.0 million, equal to the fair value of the common shares at the time of issuance.
In January 2021, CCCIS issued 110,679 shares of common stock to a board member for aggregate cash proceeds of $1.0 million, equal to the fair value of the common shares at the time of issuance.
In February 2020, CCCIS issued 340,551 shares of common stock to an executive and recorded stock-based compensation expense of $1.6 million, equal to the fair value of the common stock at the time of issuance.

19.	EMPLOYEE BENEFIT PLANS
The Company sponsors a
tax-qualified
defined contribution savings and investment plan, CCC 401(k) Retirement Savings and Investment Plan (the “Savings Plan”). Participation in the Savings Plan is voluntary with substantially all domestic employees eligible to participate. Expenses related to the Savings Plan consist primarily of the Company’s contributions that are based on percentages of employees’ contributions. The defined contribution expense for the years ended December 31, 2021, 2020 and 2019 was $5.3 million, $4.6 million and $4.9 million, respectively.

20.	STOCK INCENTIVE PLANS
Prior to the Business Combination, the Company maintained its 2017 Stock Option Plan (the “2017 Plan”).
Awards granted under the 2017 Plan have time-based vesting or performance-based with a market condition vesting requirement. Options expire on the tenth anniversary of the grant date.
Additionally, the Company maintained a Phantom Stock Plan (the “Phantom Plan”), which provided for the issuance of phantom shares of CCCIS’s common stock (“Phantom Shares”) to eligible employees under the 2017 Plan. Awards under the Phantom Plan are settled in cash and thus accounted for as liability awards.
Phantom shares vest under the same time-based or performance-based with a market condition requirement as the stock options granted under the 2017 Plan.
Pursuant to the original terms of the 2017 Plan and the Phantom Plan, performance-based awards with a market condition and the Phantom Shares would not vest on occurrence of the Business Combination. However, the board of directors of CCCIS approved a modification that resulted in vesting of the performance-based awards with a market condition and the Phantom Shares upon Closing of the Business Combination. At the time of modification, the Company estimated a new fair value of the modified awards. As such, at the time of such modification, the Company recognized $203.9 million of stock-based compensation based on the fair value of the performance-based awards with a market condition and $6.0 million of stock-based compensation based on the fair value of the Phantom Shares.
In connection with the Closing of the Business Combination, the Company adjusted the outstanding awards as described in Note 3 and the 2021 Equity Incentive Plan (the “2021 Plan”) was adopted and approved by the Company’s board of directors. Upon the adoption and approval of the 2021 Plan, the 2017 Plan was terminated and each outstanding vested or unvested option, as required under the 2017 Plan, was converted to the 2021 Plan, multiplied by the Exchange Ratio, with the same key terms and vesting requirements. All stock option activity prior to the closing of the Business Combination on July 30, 2021 has been retroactively restated to reflect the Exchange Ratio.
The purpose of the 2021 Plan is to enable the Company to attract, retain, and motivate employees, consultants, and independent members of the board of directors of the Company and its subsidiaries by allowing them to become owners of common stock enabling them to benefit directly from the growth, development, and financial successes of the Company.
The total number of shares of common stock that will be reserved and that may be issued under the 2021 Plan will automatically increase on the first day of each fiscal year, beginning with fiscal year 2022, by a number of shares equal to 5.0% of the total number of shares of common stock outstanding on the last day of the prior fiscal year or such lesser amount as determined by the board of directors.

The following table summarizes the shares of common stock reserved for future issuance under the 2021 Plan as of December 31, 2021:

Stock options outstanding	55,644,495
Restricted stock units outstanding	18,558,211
Restricted stock units available for future grant	72,175,815
Reserved for Employee Stock Purchase Plan	6,031,704

Common stock reserved for future issuance	152,410,225

Stock Options
—During the year ended December 31, 2021, prior to the Business Combination, the Company granted 2,822,484 stock options, of which 2,754,374 have time-based vesting and 68,110 have performance-based with a market condition vesting. The exercise price of all stock options granted during the year ended December 31, 2021 was equal to the fair value of the underlying shares at the grant date.

The valuation of time-based stock options granted during the years ended December 31 was determined using the Black-Scholes option valuation model using the following assumptions:

	2021	2020	2019
Expected term (in years)	6.5	6.5	6.5
Expected volatility	40%	40%	40%
Expected dividend yield	0%	0%	0%
Risk-free interest rate	0.62 - 0.67%	0.39 - 0.45%	1.62 - 2.38%
Fair value at valuation date	$3.67	$1.83	$1.39
For performance-based awards with a market condition, the market condition is required to be considered when calculating the grant date fair value. ASC Topic 718 requires the Company to select a valuation technique that best fits the circumstances of an award. In order to reflect the substantive characteristics of the performance-based awards with a market condition, a Monte Carlo simulation valuation model was used to calculate the grant date fair value of such stock options. Monte Carlo approaches are a class of computational algorithms that rely on repeated random sampling to compute their results. This approach allows the calculation of the fair value of such stock options based on a number of possible scenarios. Stock-based compensation expense for the performance-based awards with a market condition is not recognized until the performance condition is probable of occurring. The valuation of the performance-based awards with a market condition granted during the years ending December 31 was determined through the Monte Carlo simulation model using the following assumptions:

	2021	2020	2019
Expected term (in years)	5.5	5.5	6.5
Expected volatility	33%	33%	40%
Expected dividend yield	0%	0%	0%
Risk-free interest rate	0.44%	0.44%	2.38%
Fair value at valuation date	$0.88	$0.88	$0.67
Expected Term—The expected term represents the period that the stock-based awards are expected to be outstanding. The Company uses the simplified method to determine the expected term for its option grants. The simplified method calculates the expected term as the average of the time-to-vesting
and the contractual life of the stock options. The Company uses the simplified method to determine its expected term because of its limited history of stock option exercise activity.
Expected Volatility—The Company has limited trading history of its common stock and the expected volatility was estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock option grants.
Expected Dividend—Historically, the Company has not paid regular dividends on its common stock and has no plans to pay dividends on common stock on a regular basis. The Company does not have a dividend policy. Therefore, the Company used an expected dividend yield of zero.

Risk-Free Interest Rate—The risk-free interest rate is based on the US Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of awards.

The Company used a
pre-vesting
forfeiture rate to estimate the number of options that are expected to vest that was based on the Company’s historical turnover rate.

The table below summarizes the option activity for the years ended December 31, 2021, 2020 and
2019:

	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Options outstanding—December 31, 2018	50,782,237	$2.85	8.6	$30,652
Granted	4,331,805	3.57
Exercised	(315,350)	2.84
Forfeited and canceled	(2,078,040)	2.84

Options outstanding—December 31, 2019	52,720,652	2.91	7.7	88,271
Granted	4,210,228	4.58
Exercised	(476,090)	2.85
Forfeited and canceled	(884,751)	3.02

Options outstanding—December 31, 2020	55,570,039	3.03	6.9	337,358
Granted	2,822,484	8.58
Exercised	(1,924,063)	2.70
Forfeited and canceled	(823,965)	3.66

Options outstanding—December 31, 2021	55,644,495	$2.95	6.0	$469,591

Options exercisable—December 31, 2021	46,037,351	$2.69	5.8	$400,511

Options vested and expected to vest—December 31, 2021	55,182,838	$2.93	6.0	$466,792

The weighted-average grant-date fair value for time-based options granted during the years ended December 31, 2021, 2020 and 2019, was $3.67, $1.83 and $1.54, respectively. The weighted-average grant-date fair value for performance-based awards with a market condition granted during the years ended December 31, 2021, 2020 and 2019, was $0.88, $0.88 and $0.67, respectively.
As discussed above, the outstanding performance-based awards with a market condition were modified upon Closing of the Business Combination and the Company recognized stock-based compensation expense for the increase in the fair value of the awards.
During the year ended December 31, 2021, the Company issued 1,922,019 shares of common stock upon exercise of 1,924,063 stock options. As part of cashless exercises, 2,044 shares were applied to the exercise price and tax obligations of the option holders.
During the year ended December 31, 2020, the Company issued 330,675 shares of common stock upon exercise of 476,090 stock options. As part of cashless exercises, 145,415 shares were applied to the exercise price and tax obligations of the option holders.
During the year ended December 31, 2019, the Company issued 234,299 shares of common stock upon exercise of 315,350 stock options. As part of cashless exercises, 81,051 shares were applied to the exercise price and tax obligations of the option holders.
The fair value of the options vested during the year ended December 31, 2021 was $213.4 million, of which, $203.9 million was attributable to the modified awards that vested upon the Closing of the Business Combination.
Company Earnout Shares
—Pursuant to the Business Combination Agreement, CCCIS shareholders and option holders, subject to continued employment, have the right to receive up to an additional 13,500,000 shares and 1,500,000 shares of common stock, respectively, if, before the tenth anniversary of the Closing, (a) the share price has been greater than or equal to $15.00 per share for any twenty trading days within any thirty consecutive trading day period beginning after Closing, or (b) there is a change in control, as defined in the Business Combination Agreement.

The fair value of the Company Earnout Shares was estimated on the date of the grant, using the Monte Carlo simulation method. Compensation expense on the shares granted to option holders is recorded ratably over the implied service period of five months beginning on July 30, 2021. During the year ended December 31, 2021, the Company recognized $19.5 million of stock-based compensation expense related to the Company Earnout Shares granted to the CCCIS option holders.

Phantom Stock
—Phantom Shares vest under the same time-based or performance-based with a market condition as the stock options granted under the 2017 Plan. The valuation of Phantom Shares is measured based on the fair value per share of the Company’s common stock.
No Phantom Shares were granted during the years ended December 31, 2021, 2020 and 2019.
Upon consummation of the Business Combination on July 30, 2021, all outstanding Phantom Shares vested and were subsequently settled in cash for $10.2 million.
During the years ended December 31, 2021, 2020 and 2019, the Company recognized stock-based compensation expense of $7.0 million, $2.2 million and $0.6 million, respectively, related to the Phantom Shares.
At December 31, 2020, the outstanding liability for the Phantom Shares was $3.2 million and classified within other liabilities in the accompanying consolidated balance sheet.
Restricted Stock Units
—Restricted Stock Units (“RSUs”) are convertible into shares of the Company’s common stock upon vesting.
During the year ended December 31, 2021, the Company granted 18,677,411 RSUs, of which 7,730,019 have time-based vesting requirements, 5,473,701 have performance-based vesting requirements and 5,473,691 have performance-based with a market condition vesting requirements.
The grant date fair value of each RSU with time-based vesting and performance-based vesting is determined using the fair value of the underlying common stock on the date of grant. The grant date fair value of each RSU with performance-based with a market condition vesting is estimated on the date of grant using the Monte Carlo simulation model.
Stock-based compensation for RSUs with time-based vesting is recognized on a straight-line basis over the requisite service period for the number of RSUs that are probable vesting. Stock-based compensation for RSUs with performance-based vesting and performance-based with a market condition vesting is recognized on a straight-line basis over the performance period based on the number of RSUs that are probable of vesting.
The table below summarizes the RSU activity for the year ended December 31, 2021:

	Shares	Weighted- Average Fair Value
Non-vested RSUs—December 31, 2020	—	$—
Granted	18,677,411	10.74
Canceled	(119,200)	11.59

Non-vested RSUs—December 31, 2021	18,558,211	$10.74

Employee Stock Purchase Plan
—In October 2021, the Company’s Board of Directors adopted the CCC 2021 Employee Stock Purchase Plan (“ESPP”). The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended. Under the ESPP, employee purchases occur at the end of discrete offering periods. The first offering period begins on January 1, 2022 and ends on June 30, 2022. Subsequent six-month
offering periods begin on July 1 and January 1 (or such other date determined by the Board of Directors).
Under the ESPP, eligible employees can acquire shares of the Company’s common stock by accumulating funds through payroll deductions. Employees generally are eligible to participate in the ESPP if they are a

U.S. employee and are employed for at least 20 hours per week. The Company may impose additional restrictions on eligibility. Eligible employees can select a rate of payroll deduction between 1% and 15% of their compensation. The purchase price for shares of common stock purchased under the ESPP is 85% of the lesser of the fair market value of the Company’s common stock on (i) the first day of the applicable offering period or (ii) the last day of the purchase period in the applicable offering period. An employee’s participation automatically ends upon termination of employment for any reason.

As
of December 31, 2021, 6,031,704 shares of common stock are reserved for sale under the ESPP. The aggregate number of shares reserved for sale under the ESPP increases on January 1 by the lesser of 1% of the total numbers of shares outstanding or a lesser amount as determined by the Board of Directors.

As of December 31, 2021, no shares had been sold under the ESPP.
Stock-Based Compensation
—Stock-based compensation expense has been recorded in the accompanying consolidated statements of operations and comprehensive loss as follows for the years ended December 31, 2021, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2021	2020	2019
Cost of revenues	$13,644	$494	$485
Research and development	40,681	1,174	1,216
Sales and marketing	65,045	2,024	1,858
General and administrative	142,625	7,644	3,565

Total stock-based compensation expense	$261,995	$11,336	$7,124

As of December 31, 2021, there was $95.7 million of unrecognized stock compensation expense related to non-vested
time-based awards which is expected to be recognized over a weighted-average period of 3.5 years. As of December 31, 2021, there was $103.5 million of unrecognized stock-based compensation expense related to non-vested
performance-based awards.

21.	WARRANTS
Upon
 consummation of the Business Combination (see Note 3), the Company assumed the outstanding Public Warrants and Private Warrants issued by Dragoneer.
As of December 31, 2021, the Company had 17,800,000 Private Warrants outstanding and no Public Warrants outstanding.
Public Warrants were only able to be exercised for a whole number of shares of the Company’s common stock. All Public Warrants had an exercise price of $11.50 per share, subject to adjustment, beginning on August 29, 2021, and were to expire on
July 30, 2026
or earlier upon redemption or liquidation.
Redemptions of warrants when the price per share equals or exceeds $18.00
—At any time while the warrants are exercisable, the Company may redeem not less than all of the outstanding warrants (except as described with respect to the Private Warrants):

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Company’s common shares equals or exceeds $18.00 per share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemptions of warrants when the price per share equals or exceeds $10.00
—At any time while the warrants are exercisable, the Company may redeem not less than all of the outstanding warrants (except as described with respect to the Private Warrants):

•	at a price of $0.10 per warrant;

•
upon a minimum of 30 days prior written notice of redemption provided holders will be able to exercise their warrants on a “cashless basis” prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the fair market value of the Company’s common stock; and

•
if, and only if, the closing price of the Company’s common stock equals or exceeds $10.00 per share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company called the Public Warrants for redemption, as described above, the Company had the option to require any holder that wished to exercise the Public Warrants to do so on a cashless basis, as described in the warrant agreement. The exercise price and number of common shares issuable upon exercise of the Public Warrants were to be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. The Public Warrants were not to be adjusted for issuances of the common stock at a price below its exercise price and in no event was the Company required to net cash settle the Public Warrants.
The Private Warrants are identical to the Public Warrants underlying the shares sold in Dragoneer’s initial public offering. Additionally, the Private Warrants are exercisable on a cashless basis and are non-redeemable,
except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Private Warrants may only be exercised for a whole number of shares of the Company’s common stock. Each whole Private Warrant entitles the registered holder to purchase one share of the Company’s common stock. All warrants have an exercise price of $11.50 per share, subject to adjustment, beginning on August 29, 2021, and will expire on July 30, 2026 or earlier upon redemption or liquidation.

On November 29, 2021, the Company announced that it had elected to redeem all of the outstanding Public Warrants on December 29, 2021. Each Public Warrant not exercised before 5:00 p.m. Eastern Daylight Time on December 29, 2021 was redeemed by the Company for $0.10 and the Public warrants subsequently ceased trading on the New York Stock Exchange.

Of the 17,299,983 Public Warrants that were outstanding as of the Closing of the Business Combination, 10,638 warrants were exercised for cash proceeds of $0.1 million and 15,876,341 were exercised on a cashless basis in exchange for an aggregate of 4,826,339 shares of common stock. The Company paid $0.1 million to redeem the remaining 1,413,004 unexercised Public Warrants. As of December 31, 2021, there were no Public Warrants outstanding.

There were no exercises or redemptions of the Private Warrants during the year ended December 31, 2021.

The Company recognized an expense of $
64.5
 million as a change in fair value of warrant liabilities in the consolidated statements of operations and comprehensive loss for year ended December 31, 2021. The Company determined the Public Warrants and Private Warrants do not meet the criteria to be classified in stockholders’ equity and the fair value of the warrants should be classified as a liability. At December 31, 2021, the Company’s warrant liability was $62.5 million.

22.	COMMITMENTS
Purchase Obligations
—The Company has long-term agreements with suppliers and other parties related to licensing data used in its solutions and services, outsourced data center, disaster recovery, and software as a service that expire at various dates through 2031. Under the terms of these agreements with suppliers, the Company has future minimum obligations as of December 31, 2021 as follows (in thousands):

Years Ending December 31:
2022	$23,560
2023	17,143
2024	11,384
2025	10,247
2026	10,254
Thereafter	50,987

Total	$123,575

Guarantees
—The Company’s services and solutions are typically warranted to perform in a manner consistent with general industry standards that are reasonably applicable and substantially in accordance with the Company’s services and solutions documentation under normal use and circumstances. The Company’s services and solutions are generally warranted to be performed in a professional manner and to materially conform to the specifications set forth in the related customer contract. The Company’s arrangements also include certain provisions for indemnifying customers against liabilities if its services and solutions infringe a third party’s intellectual property rights.
To date, the Company has not incurred any material costs as a result of such indemnifications or commitments and has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.
Employment Agreements
—The Company is a party to employment agreements with key employees that provide for compensation and certain other benefits. These agreements also provide for severance payments and bonus under certain circumstances.

23.	LEGAL PROCEEDINGS AND CONTINGENCIES
In the ordinary course of business, the Company is from time to time, involved in various pending or threatened legal actions. The litigation process is inherently uncertain, and it is possible that the resolution of such matters might have a material adverse effect upon the Company’s consolidated financial condition and/or results of operations. The Company’s management believes, based on current information, matters currently pending or threatened are not expected to have a material adverse effect on the Company’s consolidated financial position or results of operations.

24.	RELATED PARTIES
The Company has engaged in transactions within the ordinary course of business with entities affiliated with its principal equity owners.
The Company recognized revenue from a customer that is affiliated with one of its principal equity owners. The Company recognized revenue of $0.4 million and $0.1 million from the related party customer during the years ended December 31, 2021 and 2020, respectively. The amount of revenue recognized during the year ended December 31, 2019 and the associated accounts receivable from the customer at December 31, 2021 and 2020 were de minimis.
The Company incurred expenses for employee health insurance benefits with an entity affiliated with one of its principal equity owners. During the year ended December 31, 2021, the Company incurred expenses of $3.2 million, of which $0.2 million was payable at December 31, 2021. The Company was not affiliated with the entity prior to 2021.
The Company incurred expenses for human resource support services with an entity affiliated with one of its principal equity owners. During the years ended December 31, 2021, 2020 and 2019, the Company incurred expenses of $0.2 million. The associated payable for the human resource support services was de minimis at December 31, 2021 and 2020.
The Company incurred expenses for sales tax processing services with an entity affiliated with one of its board members. During the year ended December 31, 2021, the Company incurred expenses with the affiliated entity of $0.3 million. There was no associated payable at December 31, 2021. The incurred expenses and associated payable prior to the year ended December 31, 2021 were de minimis.
The Company reimburses its principal equity owners for services and any related travel and out-of-pocket
expenses. During the years ended December 31, 2021, 2020 and 2019, the Company had expenses for services, travel and out-of-pocket
expenses to its principal equity owners of $0.2 million, $0.2 million and $0.1 million, respectively.
During the year ended December 31, 2021, the Company completed a strategic investment in a limited partnership (the “Investee”) in which the Company invested $10.0 million, plus related fees and expenses, for an approximate 7% interest (see Note 12). The limited partnership is affiliated with one of the Company’s principal equity owners. The Company reimbursed its principal equity owner $0.2 million for its pro rata portion of related fees and expenses. The limited partnership recognized no income or loss during the year ended December 31, 2021.
During the year ended December 31, 2021, the Company issued 110,679 shares of Class B common stock to a board member for aggregate cash proceeds of $1.0 million.
During the year ended December 31, 2020, the Company entered into a note receivable for $0.7 million with an executive. The outstanding balance was repaid in full during February 2021. Prior to repayment, the note receivable bore interest at 1.58% per annum and required semiannual interest payments through the maturity date in February 2023. At December 31, 2020, the note receivable balance was $0.7 million and was recorded within other assets on the Company’s consolidated balance sheet.

25.	NET LOSS PER SHARE
The Company calculates basic earnings per share by dividing the net income (loss) by the weighted average number of shares of common stock outstanding for the period. The diluted earnings per share is computed by assuming the exercise, settlement and vesting of all potential dilutive common stock equivalents outstanding for the period using the treasury stock method. We exclude common stock equivalent shares from the calculation if their effect is anti-dilutive. In a period where the Company is in a net loss position, the diluted loss per share is calculated using the basic share count. The 8,625,000 Sponsor Vesting Shares that are issued and outstanding at December 31, 2021 are excluded from the weighted average number of shares of common stock outstanding until the vesting requirement is met and the restriction is removed.

The following table sets forth a reconciliation of the numerator and denominator used to compute basic earnings per share of common stock (in thousands, except for share and per share data).

	Year Ended December 31,
	2021	2020	2019
Numerator
Net loss	$(248,919)	$(16,876)	$(210,340)
Denominator
Weighted average shares of common stock—basic and diluted	543,558,222	504,115,839	503,453,127
Net loss per share - basic and diluted	$(0.46)	$(0.03)	$(0.42)
Common stock equivalent shares of 32,061,021, 15,632,980 and 5,328,256 were excluded from the computation of diluted per share amounts for the years ended December 31, 2021, 2020 and 2019, respectively, because their effect was anti-dilutive.

26.	SEGMENT INFORMATION AND INFORMATION ABOUT GEOGRAPHIC AREAS
The Company operates in one operating segment. The chief operating decision maker for the Company is the chief executive officer. The chief executive officer reviews financial information presented on a consolidated basis, accompanied by information about revenue by type of service and geographic region, for purposes of allocating resources and evaluating financial performance.
Revenues by geographic area presented based upon the location of the customer are as follows (in thousands):

	Year Ended December 31,
	2021	2020	2019
United States	$680,609	$626,101	$610,591
China	7,679	6,962	5,493

Total revenues	$688,288	$633,063	$616,084

Software, equipment and property, net by geographic area are as follows (in thousands):

	December 31,
	2021	2020
United States	$135,784	$101,370
China	61	68

Total software, equipment and property-net	$135,845	$101,438

27.	DIVESTITURE
On December 31, 2020 the Company closed an Asset Purchase Agreement with a third-party buyer (the “Buyer”) to transfer its obligation of providing certain services and related assets and liabilities to the Buyer for total consideration of $3.8 million, including $1.8 million of contingent consideration. The Company has received aggregate payments from the Buyer of $3.5 million through December 31, 2021.
The divestiture did not constitute a discontinued operation or the sale of a business.
The Company recognized a gain on disposition of $3.8 million during the year ended December 31, 2020 within general and administrative expenses in the consolidated statement of operations and comprehensive loss. During 2021, the Company reassessed the estimated contingent consideration and recognized a $0.6 million gain from the divestiture.

28.	QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	For the Quarter Ended
	(in thousands, except per share data)
	March 31 2021	June 30 2021	September 30, 2021	December 31, 2021
Revenue	$157,789	$166,789	$176,628	$187,083
Cost of revenue	44,593	45,512	57,853	47,697
Gross Profit	113,196	121,277	118,775	139,386
Income (loss) from operations	7,239	22,001	(189,212)	15,299
Net (loss) income	(5,084)	3,816	(189,782)	(57,869)
Net (loss) income per share:
Basic	$(0.01)	$0.01	$(0.34)	$(0.10)
Diluted	$(0.01)	$0.01	$(0.34)	$(0.10)

	For the Quarter Ended
	(in thousands, except per share data)
	March 31 2020	June 30 2020	September 30, 2020	December 31, 2020
Revenue	$159,208	$150,716	$157,754	$165,385
Cost of revenue	54,962	49,982	50,455	53,318
Gross Profit	104,246	100,734	107,299	112,067
Income (loss) from operations	14,147	15,616	23,085	24,132
Net (loss) income	(25,252)	(1,961)	4,720	5,617
Net (loss) income per share:
Basic	$(0.05)	$(0.00)	$0.01	$0.01
Diluted	$(0.05)	$(0.00)	$0.01	$0.01

29.	SUBSEQUENT EVENTS
Gain on Investment
—During February 2022, the Company received
cash proceeds of $3.9 million in exchange for its equity interest in an investee as a result of the acquisition of the investee. The Company had been accounting for its investment using the cost method and recognized a gain of $3.6 million upon receipt of the cash. The investment’s carrying value was $0.3 million and included within other assets on the accompanying consolidated balance sheets at December 31, 2021 and 2020. The Company no longer has any ownership interest in the investee.
Business Acquisition
— On February 8, 2022, the Company completed its acquisition of Safekeep, Inc. (“Safekeep”), a privately held company that applies AI to support the digitization of subrogation claims for insurers. Leveraging Safekeep’s
AI-enabled
subrogation solutions, the acquisition will broaden the Company’s portfolio of cloud-based solutions available to its insurance customers.
In exchange for all the outstanding shares of Safekeep, the Company paid total consideration of $31.9 million upon closing, subject to adjustment for certain post-closing indemnities.
As additional consideration for the shares, the acquisition agreement includes a contingent earn-out
for additional cash consideration based on the achievement of certain revenue targets during the year ending December 31, 2024.
The initial accounting for the acquisition of Safekeep, including the estimated fair value of the assets acquired, liabilities assumed and contingent earn-out
consideration, is incomplete as a result of the proximity of the acquisition date to the date these financial statements were issued.

CCC INTELLIGENT SOLUTIONS HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$195,497	$182,544
Accounts receivable—Net of allowances of $4,161 and $3,791 for March 31, 2022 and December 31, 2021, respectively	76,746	78,793
Income taxes receivable	71	318
Deferred contract costs	15,645	15,069
Other current assets	44,013	46,181

Total current assets	331,972	322,905

SOFTWARE, EQUIPMENT, AND PROPERTY—Net	139,801	135,845
OPERATING LEASE ASSETS	34,690	37,234
INTANGIBLE ASSETS—Net	1,193,275	1,213,249
GOODWILL	1,494,252	1,466,884
DEFERRED FINANCING FEES, REVOLVER—Net	2,746	2,899
DEFERRED CONTRACT COSTS	21,303	22,117
EQUITY METHOD INVESTMENT	10,228	10,228
OTHER ASSETS	36,630	26,165

TOTAL	$3,264,897	$3,237,526

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$16,935	$12,918
Accrued expenses	50,257	66,691
Income taxes payable	27,366	7,243
Current portion of long-term debt	8,000	8,000
Current portion of long-term licensing agreement—Net	2,745	2,703
Operating lease liabilities	5,821	8,052
Deferred revenues	33,395	31,042

Total current liabilities	144,519	136,649

LONG-TERM DEBT—Net	778,996	780,610
DEFERRED INCOME TAXES—Net	254,208	275,745
LONG-TERM LICENSING AGREEMENT—Net	32,926	33,629
OPERATING LEASE LIABILITIES	56,378	56,133
WARRANT LIABILITIES	60,342	62,478
OTHER LIABILITIES	4,770	5,785

Total liabilities	1,332,139	1,351,029

COMMITMENTS AND CONTINGENCIES (Notes 19 and 20)
MEZZANINE EQUITY:
Redeemable non-controlling interest	14,179	14,179
STOCKHOLDERS’ EQUITY:
Preferred stock—$0.0001 par; 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock—$0.0001 par; 5,000,000,000 shares authorized; 613,758,126 and 609,768,296 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	61	61
Additional paid-in capital	2,653,201	2,618,924
Accumulated deficit	(734,377)	(746,352)
Accumulated other comprehensive loss	(306)	(315)

Total stockholders’ equity	1,918,579	1,872,318

TOTAL	$3,264,897	$3,237,526

See notes to condensed consolidated financial statements.

CCC INTELLIGENT SOLUTIONS HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2022	2021
REVENUES	$186,823	$157,789
COST OF REVENUES
Cost of revenues, exclusive of amortization of acquired technologies	42,701	38,013
Amortization of acquired technologies	6,695	6,580

Total cost of revenues	49,396	44,593

GROSS PROFIT	137,427	113,196

OPERATING EXPENSES:
Research and development	35,681	30,624
Selling and marketing	26,802	19,417
General and administrative	44,207	37,839
Amortization of intangible assets	18,080	18,077

Total operating expenses	124,770	105,957

OPERATING INCOME	12,657	7,239
INTEREST EXPENSE	(7,341)	(18,766)
GAIN ON CHANGE IN FAIR VALUE OF INTEREST RATE SWAPS	—	3,277
GAIN ON SALE OF COST METHOD INVESTMENT	3,578	—
CHANGE IN FAIR VALUE OF WARRANT LIABILITIES	2,136	—
OTHER INCOME—Net	82	87

PRETAX INCOME (LOSS)	11,112	(8,163)
INCOME TAX BENEFIT	863	3,079

NET INCOME (LOSS) INCLUDING NON-CONTROLLING INTEREST	11,975	(5,084)
Less: net income (loss) attributable to non-controlling interest	—	—

NET INCOME (LOSS) ATTRIBUTABLE TO CCC INTELLIGENT SOLUTIONS HOLDINGS INC.	$11,975	$(5,084)
Net income (loss) per share attributable to common stockholders:
Basic	$0.02	$(0.01)
Diluted	$0.02	$(0.01)
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders:
Basic	603,104,839	505,072,914
Diluted	641,028,410	505,072,914
COMPREHENSIVE INCOME (LOSS):
Net income (loss) including non-controlling interest	11,975	(5,084)
Other comprehensive income—Foreign currency translation adjustment	9	7

COMPREHENSIVE INCOME (LOSS) INCLUDING NON-CONTROLLING INTEREST	11,984	(5,077)
Less: comprehensive income (loss) attributable to non-controlling interest	—	—

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO CCC INTELLIGENT SOLUTIONS HOLDINGS INC.	$11,984	$(5,077)

See notes to condensed consolidated financial statements.

CCC INTELLIGENT SOLUTIONS HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
(In thousands, except number of shares)
(Unaudited)

	Redeemable Non-Controlling Interest	Issued Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
		Number of Shares	Par Value	Number of Shares	Par Value
BALANCE—December 31, 2021	$14,179	—	$—	609,768,296	$61	$2,618,924	$(746,352)	$(315)	$1,872,318
Stock-based compensation expense	—	—	—	—	—	23,644	—	—	23,644
Exercise of stock options—net of tax	—	—	—	3,961,270	—	10,633	—	—	10,633
Exercise of warrants—net	—	—	—	1,246	—	—	—	—	—
Issuance of common stock upon vesting of RSUs—net of tax	—	—	—	27,314	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	9	9
Net income	—	—	—	—	—	—	11,975	—	11,975

BALANCE—March 31, 2022	$14,179	—	$—	613,758,126	$61	$2,653,201	$(734,377)	$(306)	$1,918,579

See notes to condensed consolidated financial statements.

CCC INTELLIGENT SOLUTIONS HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
(In thousands, except number of shares)
(Unaudited)

	Redeemable Non-Controlling Interest	Issued Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
		Number of Shares	Par Value	Number of Shares	Par Value
BALANCE—December 31, 2020	$14,179	—	$—	504,274,890	$50	1,501,206	$(129,370)	$(271)	$1,371,615
Issuance of common stock	—	—	—	110,679	—	1,007	—	—	1,007
Stock-based compensation expense	—	—	—	883,729	—	11,838	—	—	11,838
Exercise of stock options—net of tax	—	—	—	161,080	—	444	—	—	444
Dividend to CCCIS stockholders	—	—	—	—	—	—	(134,551)	—	(134,551)
Foreign currency translation adjustment	—	—	—	—	—	—	—	7	7
Net loss	—	—	—	—	—	—	(5,084)	—	(5,084)

BALANCE—March 31, 2021	$14,179	—	$—	505,430,378	$50	$1,514,495	$(269,005)	$(264)	$1,245,276

See notes to condensed consolidated financial statements.

CCC INTELLIGENT SOLUTIONS HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$11,975	$(5,084)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of software, equipment, and property	6,807	5,153
Amortization of intangible assets	24,775	24,657
Deferred income taxes	(21,223)	(6,079)
Stock-based compensation	23,644	12,654
Amortization of deferred financing fees	474	1,150
Amortization of discount on debt	65	194
Change in fair value of interest rate swaps	—	(3,277)
Change in fair value of warrant liabilities	(2,136)	—
Non-cash lease expense	1,228	909
Loss on disposal of software, equipment and property	795	—
Gain on sale of cost method investment	(3,578)	—
Other	26	15
Changes in:
Accounts receivable—Net	2,043	6,184
Deferred contract costs	(576)	41
Other current assets	2,187	(1,061)
Deferred contract costs—Non-current	814	(288)
Other assets	(10,805)	2,106
Operating lease assets	1,316	2,372
Income taxes	20,370	(907)
Accounts payable	4,825	4,344
Accrued expenses	(16,460)	(4,348)
Operating lease liabilities	(1,986)	(1,655)
Deferred revenues	2,353	1,580
Other liabilities	(68)	(426)

Net cash provided by operating activities	46,865	38,234

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of software, equipment, and property	(14,280)	(4,637)
Acquisition of Safekeep, Inc., net of cash acquired	(32,227)	—
Proceeds from sale of cost method investment	3,892	—
Purchase of intangible asset	—	(49)

Net cash used in investing activities	(42,615)	(4,686)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend to CCCIS stockholders	—	(134,549)
Principal payments on long-term debt	(2,000)	(3,462)
Proceeds from issuance of common stock	—	1,007
Proceeds from exercise of stock options	10,691	503

Net cash provided by (used in) financing activities	8,691	(136,501)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	12	9

NET CHANGE IN CASH AND CASH EQUIVALENTS	12,953	(102,944)
CASH AND CASH EQUIVALENTS:
Beginning of period	182,544	162,118
End of period	$195,497	$59,174

NONCASH INVESTING AND FINANCING ACTIVITIES:
Unpaid liability related to software, equipment, and property	$—	$24

Contingent consideration related to business acquisition	$200	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$6,783	$17,422

Cash received (paid) for income taxes—Net	$45	$(3,906)

See notes to condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	ORGANIZATION AND NATURE OF OPERATIONS
CCC Intelligent Solutions Holdings Inc., a Delaware corporation, is a leading provider of innovative cloud, mobile, telematics, hyperscale technologies, and applications for the property and casualty (“P&C”) insurance economy. Our cloud-based software as a service (“SaaS”) platform connects trading partners, facilitates commerce, and supports mission-critical, artificial intelligence (“AI”) enabled digital workflows. Our platform digitizes workflows and connects companies across the P&C insurance economy, including insurance carriers, collision repairers, parts suppliers, automotive manufacturers, financial institutions, and others.
The Company is headquartered in Chicago, Illinois. The Company’s primary operations are in the United States (“US”) and it also has operations in China.
The Company was originally incorporated as a Cayman Islands exempted company on July 3, 2020 as a special purpose acquisition company under the name Dragoneer Growth Opportunities Corp. On February 2, 2021, CCCIS entered into the Business Combination Agreement with Dragoneer. In connection with the closing of the Business Combination (see Note 3), Dragoneer changed its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a Delaware corporation on July 30, 2021, upon which Dragoneer changed its name to CCC Intelligent Solutions Holdings Inc.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
—The condensed consolidated balance sheets as of March 31, 2022 and December 31, 2021, the condensed consolidated statements of operations and comprehensive income (loss) for the three months ended March 31, 2022 and 2021, the condensed consolidated statements of mezzanine equity and stockholders’ equity for the three months ended March 31, 2022 and 2021, and the condensed consolidated statements of cash flows for the three months ended March 31, 2022 and 2021 have been prepared by the Company and have not been audited. In the opinion of management, all adjustments (which include only normal recurring adjustments except where disclosed) necessary for the fair presentation of the financial position, results of operations and cash flows have been made. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full year or any future period.
The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) for interim financial information and in accordance with the instructions to Form
10-Q
and Regulation
S-X
of the Securities and Exchange Commission (“SEC”). The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, the condensed consolidated financial statements may not include all the information and footnotes necessary for a complete presentation of financial position, results of operations or cash flows. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form
10-K
for the year ended December 31, 2021.
The Company’s significant accounting policies are described in Note 2, Summary of Significant Accounting Policies, to the consolidated financial statements included in the Company’s Annual Report on Form
10-K

for the year ended December 31, 2021. There have been no material changes to the significant accounting policies during the three months ended March 31, 2022.
Basis of Accounting
—The accompanying condensed consolidated financial statements are prepared in accordance with GAAP and include the accounts of the Company and its wholly-owned subsidiaries and majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. The condensed consolidated financial statements include 100% of the accounts of wholly-owned and majority-owned subsidiaries and the ownership interest of the minority investor is recorded as a non-controlling
interest in a subsidiary.
Use of Estimates
—The preparation of the condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts, and the disclosures of contingent amounts in the Company’s condensed consolidated financial statements and the accompanying notes. Although the Company regularly assesses these estimates, actual results could differ from those estimates. Changes in estimates are recorded in the period in which they become known. The Company bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results could differ from management’s estimates if past experience or other assumptions are not substantially accurate. Significant estimates in these condensed consolidated financial statements include the estimation of contract transaction prices, the determination of the amortization period for contract assets, the valuation of goodwill and intangible assets, the valuation of the warrant liabilities, the estimates and assumptions associated with stock incentive plans, and the preliminary measurement of expected contingent consideration in connection with business acquisitions.
Revenue Recognition
—The Company’s revenue recognition policy follows guidance from Accounting Standards Codification (“ASC”) 606,
Revenue from Contracts with Customers.
The Company generates revenue from contracts that are generally billed either on a monthly subscription or transactional basis. Other revenue primarily consists of professional services revenue that is generally transaction-based (where a fee per transaction is charged). Revenues are recognized as control of these services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.
The Company determines revenue recognition based on the application of the following steps:

•	Identification of the c ontract, or contracts, with a customer

•	Identification of the performance obligation(s) in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligation(s) in the contrac t

•	Recognition of revenue when, or as a performance obligation is satisfied
Software Subscription Revenues
—Software services are hosted and provide customers with the right to use the hosted software over the contract period without taking possession of the software and are generally billed on either a monthly subscription or transactional basis. Revenues related to services billed on a subscription basis are recognized ratably over the contract period as this is the time period over which services are transferred to the customer, generally between three and five years.
Revenues from subscription services represent a stand-ready obligation to provide access to the Company’s platform. As each day of providing services is substantially the same and the customer simultaneously receives and consumes the benefits as access is provided, subscription arrangements include a series of distinct services. The Company may provide certain of its customers with implementation activities such as basic setup, installation and initial training that the Company must undertake to fulfill the contract. These are considered fulfillment activities that do not transfer the service to the customer.
For contracts with fixed and variable consideration, to the extent that customers’ usage exceeds the committed contracted amounts under their subscriptions, they are charged for their incremental usage. For such overage fees, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur. Revenue recognized from overage fees was not material during the three months ended March 31, 2022 and 2021. When customers’ usage falls below the committed contracted amounts, the customer does not receive any credits or refunds for the shortfall.
For contracts where fees are solely based on transaction volume, the amount invoiced corresponds directly with the value provided to the customer, and revenue is recognized when invoiced using the as-invoiced
practical expedient.
Other Revenue
—Other revenues are recognized over time as the services are performed and consist of professional services and other non-software
services. Other revenues are generally invoiced monthly in arrears.
Revenues related to such services that are billed on a transactional basis are recognized when the transaction for the related service occurs. Transaction revenue is primarily comprised of fees for professional services applied to the volume of transactions. These are typically based on a per-unit
rate and are invoiced for the same period in which the transactions were processed and as the performance obligation is satisfied. For contracts with transaction fees, the amount invoiced corresponds directly with the value provided to the customer, and revenue is recognized when invoiced using the as-invoiced
practical expedient.
Contracts with Multiple Performance Obligations
—The Company’s contracts with customers can include access to different software applications such as CCC workflow, estimating, valuation and analytics, each of which is its own performance obligation. These additional services are either sold on a standalone basis or could be used on their own with readily available resources. For these contracts, the Company accounts for individual performance obligations separately, if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The standalone selling price for distinct performance obligations is generally based on directly observable pricing. In instances where standalone selling price is not directly observable, the Company determines standalone selling price based on overall pricing objectives, which take into consideration observable data, market conditions and entity-specific factors.
Disaggregation of Revenue
—The Company provides disaggregation of revenue based on type of service as it believes these categories best depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.
The following table summarizes revenue by type of service for the three months ended March 31, 2022 and 2021 (in thousands):

	For the Three Months Ended March 31,
	2022	2021
Software subscriptions	$179,818	$152,026
Other	7,005	5,763

Total revenues	$186,823	$157,789

Transaction Price Allocated to the Remaining Performance Obligations
—Remaining performance obligations represent contracted revenue that has not yet been recognized, which includes deferred revenue and amounts that will be invoiced and recognized as revenue in future periods. As of March 31, 2022, approximately $1,327 million of revenue is expected to be recognized from remaining performance obligations in the amount of approximately $525 million during the following twelve months, and approximately $802 million thereafter. The estimated revenues do not include unexercised contract renewals. The remaining performance obligations exclude future transaction revenue where revenue is recognized as the services are rendered and in the amount to which the Company has the right to invoice.

Contract Liabilities
—Contract liabilities consist of deferred revenue and include customer billings in advance of revenues being recognized from subscription contracts and professional services. Deferred revenue that is expected to be recognized during the succeeding twelve-month period is recorded as current, and the remaining portion is recorded as noncurrent and included within other liabilities on the condensed consolidated balance sheets.
Revenue recognized for the three months ended March 31, 2022 from amounts in deferred revenue as of December 31, 2021 was $29.7 million. Revenue recognized for the three months ended March 31, 2021 from amounts in deferred revenue as of December 31, 2020 was $25.0 million.
Costs to Obtain and Fulfill the Contract
—The Company defers costs that are considered to be incremental and recoverable costs of obtaining a contract with a customer, including sales commissions. Costs to fulfill contracts are capitalized when such costs are direct and related to implementation activities for hosted software solutions. Capitalized costs to obtain a contract and costs to fulfill a contract are generally amortized over a period between three and five years, which represents the expected period of benefit of these costs and corresponds to the contract period. In instances where the contract term is significantly less than three years, costs to fulfill are amortized over the contract term which the Company believes best reflects the period of benefit of these costs.
Stock-Based Compensation
—The Company’s stock-based compensation plans are described in Note 17. The Company accounts for stock-based payment awards based on the grant date fair value. The incremental fair value of modifications to stock-based payment awards is estimated at the date of modification. Stock-based payment awards that are settled in cash are accounted for as liabilities. The Company recognizes stock-based compensation expense for only the portion of awards expected to vest, based on an estimated forfeiture rate.
The Company recognizes stock-based compensation expense for time-based awards on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards. Stock-based compensation expense for performance-based awards with a market condition is not recognized until the performance condition is probable of occurring.
The fair value of restricted stock units with only a time-based vesting component or a performance-based vesting component is determined using the quoted price of our common stock on the date of grant.
The fair value of the Company’s stock options with only a time-based component is estimated using the Black-Scholes option pricing model.
The fair value of the Company’s performance-based awards with a market condition is estimated using a Monte Carlo simulation model. The assumptions utilized under these methods require judgments and estimates. Changes in these inputs and assumptions could affect the measurement of the estimated fair value of the related compensation expense of these stock-based payment awards.
Stock-based compensation expense related to purchase rights issued under the 2021 Employee Stock Purchase Plan (“ESPP”) is based on the Black-Scholes option-pricing model fair value of the estimated number of awards as of the beginning of the offering period. Stock-based compensation expense is recognized using the straight-line method over the offering period.
Goodwill and Intangible Assets
—Goodwill and intangible assets deemed to have indefinite lives are not amortized, but are subjected to an annual impairment test as of September 30 of each fiscal year, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. Testing goodwill and intangible assets for impairment involves comparing the fair value of the reporting unit or intangible asset to its carrying value. If the carrying amount of a reporting unit or intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to the excess, up to the carrying value of the goodwill or intangible asset. There were no events or changes in circumstances that indicated the carrying value may not be recoverable and no impairment charges related to goodwill or indefinite-lived intangible assets were recognized for the three months ended March 31, 2022 and 2021.

Business Combinations
—The Company allocates the purchase consideration of acquired companies to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date, with the excess recorded to goodwill. These estimates are inherently uncertain and subject to refinement. During the measurement period, which may be up to one year from the acquisition date, adjustments may be recorded to the fair value of these tangible and intangible assets acquired and liabilities assumed, including uncertain tax positions and tax-related
valuation allowances, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the condensed consolidated statements of operations and comprehensive income (loss).
The Company estimates the fair value of contingent consideration related to business combinations on the date of acquisition (see Note 4). The fair value of the contingent consideration is remeasured each reporting period, with any change in the fair value recorded within the condensed consolidated statements of operations and comprehensive income (loss).
Recently Adopted Accounting Pronouncements
—Effective January 1, 2022, the Company adopted
ASU 2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
. This ASU is intended to reduce the complexity of accounting for income taxes. Changes include treatment of hybrid tax regimes, tax basis step-up
in goodwill obtained in a transaction that is not a business combination, separate financial statements of legal entities not subject to tax, intra period tax allocation, ownership changes in investments, interim-period accounting for enacted changes in tax law, and year-to-date
loss limitation in interim-period tax accounting. The adoption of ASU
2019-12
did not have a material impact on the Company’s condensed consolidated financial statements.
Recently Issued Accounting Pronouncements
—In June 2016, the FASB issued ASU
2016-13,
Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments
, and subsequent amendments to the initial guidance: ASU
2018-19,
ASU
2019-04,
ASU
2019-05,
and
ASU 2020-03.
The guidance amends the current accounting guidance and requires the measurements of all expected losses based on historical experience, current conditions and reasonable and supportable forecasts. The new guidance replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. The guidance is effective for the Company on January 1, 2023 and early adoption is permitted. The Company is currently assessing the impact of this update on its condensed consolidated financial statements.
In March 2020, the FASB issued ASU
2020-04,
Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting
, and in January 2021 subsequently issued
ASU 2021-01,
which refines the scope of Topic 848. These ASUs provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. Adoption of the expedients and exceptions is permitted upon issuance of ASU
2020-04
through December 31, 2022. The Company is currently assessing the impact of this update on its condensed consolidated financial statements.

3.	BUSINESS COMBINATION
On July 30, 2021, the Company consummated the previously announced Business Combination pursuant to the terms of the Business Combination Agreement, dated as of February 2, 2021, as amended, by and among Dragoneer, Chariot Opportunity Merger Sub, Inc. (“Chariot Merger Sub”), a Delaware corporation, and CCCIS, a Delaware corporation.
Immediately upon the consummation of the Business Combination and the Transactions, Chariot Merger Sub, a wholly-owned direct subsidiary of Dragoneer, merged with and into CCCIS, with CCCIS surviving the Business Combination as a wholly-owned direct subsidiary of Dragoneer (“Merger”). In connection with the Transactions, Dragoneer changed its name to “CCC Intelligent Solutions Holdings Inc.”

The Merger was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Dragoneer was treated as the acquired company for accounting purposes and the Business Combination was treated as the equivalent of CCCIS issuing stock for the net assets of Dragoneer, accompanied by a recapitalization.
The net assets of Dragoneer are stated at historical cost, with no goodwill or other intangible assets recorded. Reported shares and earnings per share available to holders of CCCIS’s capital stock and equity awards prior to the Business Combination have been retroactively restated reflecting the exchange ratio of 1:340.5507 (“Exchange Ratio”).
Pursuant to the Merger, at the Effective Time of the Merger (the “Effective Time”):

•
each share of CCCIS common stock that was issued and outstanding immediately prior to the Effective Time was automatically canceled and converted into the right to receive shares of the Company’s common stock based on the Exchange Ratio, rounded down to the nearest whole number of shares;

•
each option to purchase shares of CCCIS common stock, whether vested or unvested, that was outstanding and unexercised as of immediately prior to the Effective Time was assumed by the Company and became an option (vested or unvested, as applicable) to purchase a number of shares of the Company’s common stock equal to the number of shares of CCCIS common stock subject to such option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares, at an exercise price equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Exchange Ratio and rounded up to the nearest whole cent;

•
each of Dragoneer’s redeemable Class A ordinary share and Class B ordinary share that was issued and outstanding immediately prior to the Effective Time was exchanged for an equal number of shares of the Company’s common stock.

Concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements with certain institutional investors (the “PIPE Investors”), pursuant to which the PIPE Investors purchased, immediately prior to the closing, an aggregate of 15,000,000 shares of the Company’s common stock at a purchase price of $10.00 per share.
Prior to the closing, the Company entered into forward purchase agreements with Dragoneer Funding LLC and Willett Advisors LLC, pursuant to which the Company issued an aggregate of 17,500,000 forward purchase units, each consisting of one common share and one-fifth
of one Public Warrant to purchase one common share for $11.50 per share, for a purchase price of $10.00 per unit.
Effective upon Closing, 8,625,000 shares held by Dragoneer Growth Opportunities Holdings (the “Sponsor Vesting Shares”) became non-transferable
and subject to forfeiture on the tenth anniversary of Closing if neither of the following triggering events has occurred: (a) the share price of the Company’s common stock has been greater than or equal to $13.00 per share for any twenty trading days within any thirty consecutive trading day period beginning after Closing, or (b) a change in control as defined in the Business Combination Agreement. The Sponsor Vesting Shares do not meet the criteria to be classified as a liability and are presented within stockholders’ equity.
As part of the Business Combination, 15.0 million shares of the Company’s common stock (the “Company Earnout Shares”) shall be issued to CCCIS shareholders existing as of immediately prior to Closing and holders of vested and unvested equity awards of CCCIS as of the date of the Business Combination Agreement (subject to continued employment), following a triggering event (“CCC Triggering Event”). A CCC Triggering Event is defined as the earlier of (a) the first date on which the shares of the Company’s common stock have traded for greater than or equal to $15.00 per share for any twenty trading days within any thirty consecutive trading day period commencing after the closing or (b) a change in control as defined in the Business Combination Agreement. If a CCC Triggering Event does not occur within ten years after Closing, the CCC Earnout Shares are forfeited.

The Company Earnout Shares are not issued shares and are excluded from the Company’s issued and outstanding shares within its condensed consolidated statements of mezzanine equity and stockholders’ equity.
Upon Closing, the Company received net cash contributions of $763.3 million and had 603,170,380 shares of common stock outstanding.

4.	BUSINESS ACQUISITION
On February 8, 2022, the Company completed its acquisition of Safekeep, Inc. (“Safekeep”), a privately held company that leverages AI to streamline and improve subrogation management across auto, property, workers’ compensation and other insurance lines of business. Leveraging Safekeep’s
AI-enabled
subrogation solutions, the acquisition will broaden the Company’s portfolio of cloud-based solutions available to its insurance customers.
In exchange for all the outstanding shares of Safekeep, the Company paid total cash consideration of $32.3 million upon closing. In accordance with the acquisition agreement, the Company placed $6.0 million in escrow for a general indemnity holdback to be paid to the sellers within 15 months of closing subject to reduction for certain indemnifications and other potential obligations of the selling shareholders.
As additional consideration for the shares, the acquisition agreement includes a contingent earnout for additional cash consideration. The potential amount of the earnout is calculated as a multiple of revenue, above a defined floor, during the
12-month
measurement period ending December 31, 2024 and is not to exceed $90.0 million. The preliminary fair value of the contingent consideration as of the acquisition date of $0.2 million was estimated using a Monte Carlo simulation model that relies on unobservable inputs, including management estimates and assumptions. Thus, the contingent earnout is a Level 3 measurement.
The acquisition date fair value of the consideration transferred was $32.5 million, which consisted of the following (in thousands):

Cash paid through closing	$32,300
Fair value of contingent earnout consideration	200

Total acquisition date fair value of the consideration transferred	$32,500

The acquisition was accounted for as a business combination and reflects the application of acquisition accounting in accordance with ASC Topic 805,
Business Combinations
. The total purchase consideration was allocated to the assets acquired and liabilities assumed based on their fair values as of the acquisition date with the excess purchase price assigned to goodwill. The goodwill was primarily attributable to the expected synergies from the combined service offerings and the value of the acquired workforce. The goodwill is not deductible for tax purposes.
The Company’s preliminary estimates of the fair values of the assets acquired, liabilities assumed and contingent consideration are based on information that was available at the date of the acquisition and the Company is continuing to evaluate the underlying inputs and assumptions used in its valuations. Accordingly, these preliminary estimates are subject to change during the measurement period, which is up to one year from the date of acquisition.

The following table summarizes the preliminary allocation of the consideration to the fair values of the assets acquired and liabilities assumed at the acquisition date (in thousands):

Assets acquired:
Current assets	$150
Intangible asset—acquired technology	4,800
Deferred tax assets	314

Total assets acquired	5,264
Liabilities assumed:
Current liabilities	132

Total liabilities assumed	132

Net assets acquired	5,132
Goodwill	27,368

Total purchase price	$32,500

The developed technology intangible asset acquired has an estimated useful life of seven years. The acquired technology intangible asset is being amortized on a straight-line basis.
The fair value of the acquired technology intangible asset was determined by valuation models based on estimates of future operating projections as well as judgments on the discount rates and other variables. This fair value measurement is based on significant unobservable inputs, including management estimates and assumptions and thus represents a Level 3 measurement.
The transaction costs associated with the acquisition were approximately $1.1 million, which are included in general and administrative expenses within the condensed consolidated statement of operations and comprehensive income (loss) for the three months ended March 31, 2022.

5.	REVENUE
The opening and closing balances of the Company’s receivables, contract assets and contract liabilities from contracts with customers are as follows (in thousands):

	March 31, 2022	December 31, 2021
Accounts receivables-net of allowances	$76,746	$78,793
Deferred contract costs	15,645	15,069
Long-term deferred contract costs	21,303	22,117
Other assets (accounts receivable, non-current)	12,186	8,622
Deferred revenues	33,395	31,042
Other liabilities (deferred revenues, non-current)	1,505	1,574

A summary of the activity impacting deferred revenue balances during the three months ended March 31, 2022 and 2021, is presented below (in thousands):

	For the Three Months Ended March 31,
	2022	2021
Balance at beginning of period	$32,615	$28,515
Revenue recognized 1	(89,432)	(80,963)
Additional amounts deferred 1	91,717	82,557

Balance at end of period	$34,900	$30,109

Classified as:
Current	$33,395	$28,100
Non-current	1,505	2,009

Total deferred revenue	$34,900	$30,109

1	Amounts include total revenue deferred and recognized during each respective period.
The Company may occasionally recognize an adjustment in revenue in the current period for performance obligations partially or fully satisfied in the previous periods resulting from changes in estimates for the transaction price, including any changes to the Company’s assessment of whether an estimate of variable consideration is constrained. For the three months ended March 31, 2022 and 2021, the impact on revenue recognized in the current period, from performance obligations partially or fully satisfied in the previous period, was not significant.
A summary of the activity impacting the deferred contract costs during the three months ended March 31, 2022 and 2021 is presented below (in thousands):

	For the Three Months Ended March 31,
	2022	2021
Balance at beginning of period	$37,186	$26,306
Costs amortized	(4,221)	(3,705)
Additional amounts deferred	3,983	3,953

Balance at end of period	$36,948	$26,554

Classified as:
Current	$15,645	$11,876
Non-current	21,303	14,678

Total deferred contract costs	$36,948	$26,554

6.	FAIR VALUE MEASUREMENTS
Assets and Liabilities Measured at Fair Value on a Recurring Basis
—As of March 31, 2022, the Company’s Private Warrants and contingent consideration liability related to a business acquisition are measured at fair value on a recurring basis.
The Private Warrants are valued using Level 1 and Level 2 inputs within the Black-Scholes option-pricing model. The assumptions utilized under the Black-Scholes option pricing model require judgments and estimates. Changes in these inputs and assumptions could affect the measurement of the estimated fair value of the Private Warrants. Accordingly, the Private Warrants are classified within Level 2 of the fair value hierarchy.

The valuation of the Private Warrants as of March 31, 2022 was determined using the Black-Scholes option pricing model using the following assumptions:

Expected term (in years)	4.3
Expected volatility	35%
Expected dividend yield	0%
Risk-free interest rate	2.43%
Fair value at valuation date	$3.39
The contingent consideration liability related to the acquisition of Safekeep (see Note 4) is recorded at our preliminary estimate of fair value on the acquisition date and is adjusted each reporting period for changes in fair value, which can result from changes in anticipated payments and changes in assumed discount rates. These inputs are unobservable in the market and therefore categorized as Level 3 inputs.
The preliminary estimated fair value of the contingent consideration at March 31, 2022 was determined using probability-weighted discounted cash flows and a Monte Carlo simulation model. The discount rate, based on the Company’s estimated cost of debt, was 9.0%.
There were no changes in the estimated fair value of the Company’s contingent consideration liability from the date of the business acquisition to March 31, 2022.
The following table presents the fair value of the assets and liabilities measured at fair value on a recurring basis at March 31, 2022 (in thousands):

Liabilities	Fair Value	Level 1	Level 2	Level 3
Contingent consideration related to business acquisition	$200	$—	$—	$200
Private warrants	60,342	—	60,342	—

Total	$60,542	$—	$60,342	$200

The following table presents the fair value of the assets and liabilities measured at fair value on a recurring basis at December 31, 2021 (in thousands):

Liabilities	Fair Value	Level 1	Level 2	Level 3
Private warrants	$62,478	$—	$62,478	$—

Total	$62,478	$—	$62,478	$—

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
—The Company has assets that under certain conditions are subject to measurement at fair value on a nonrecurring basis. These assets include those associated with acquired businesses, including goodwill and other intangible assets. For these assets, measurement at fair value in periods subsequent to their initial recognition is applicable if one or more is determined to be impaired. During the three months ended March 31, 2022 and 2021, the Company recognized no impairment related to these assets.
Fair Value of Other Financial Instruments
—The following table presents the carrying amounts, net of debt discount, and estimated fair values of the Company’s financial instruments that are not recorded at fair value on the condensed consolidated balance sheets (in thousands):

	March 31, 2022		December 31, 2021
Description	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Term B Loan, including current portion	$796,139	$791,018	$798,073	$799,000
The fair value of the Company’s long-term debt, including current maturities, was estimated based on the quoted market prices for the same or similar instruments and fluctuates with changes in applicable interest rates among other factors. The fair value of long-term debt is classified as a Level 2 measurement in the fair value hierarchy and is established based on observable inputs in less active markets.

7.	INCOME TAXES
The Company’s effective tax benefit rate for the three months ended March 31, 2022 was (7.8)% compared to the effective tax rate for the three months ended March 31, 2021 of 37.7%.
The effective tax rate for the three months ended March 31, 2022 was lower than the March 31, 2021 effective tax rate primarily due to the tax benefit received related to share-based compensation expense as well as the tax benefit associated with the re-measurement
of the company’s deferred tax liability for changes in state tax rates.
The Company made income tax payments of $5 thousand and $3.9 million for the three months ended March 31, 2022 and 2021, respectively. The Company received refunds from various states totaling $50 thousand and $16 thousand for the three months ended March 31, 2022 and 2021, respectively.
As of March 31, 2022, unrecognized tax benefits were materially consistent with the amount at December 31, 2021. We anticipate this amount will decrease to $3.4 million over the following twelve months, as the increase related to fiscal year 2022 is offset by decreases related to statute expirations.

8.	ACCOUNTS RECEIVABLE
Accounts receivable–net as of March 31, 2022 and December 31, 2021, consists of the following (in thousands):

	March 31, 2022	December 31, 2021
Accounts receivable	$80,907	$82,584
Allowance for doubtful accounts and sales reserves	(4,161)	(3,791)

Accounts receivable—net	$76,746	$78,793

Changes to the allowance for doubtful accounts and sales reserves during the three months ended March 31, 2022 and 2021, consists of the following (in thousands):

	For the Three Months Ended March 31,
	2022	2021
Balance at beginning of period	$3,791	$4,224
Charges to bad debt and sales reserves	1,232	1,066
Write-offs, net	(862)	(1,359)

Balance at end of period	$4,161	$3,931

9.	OTHER CURRENT ASSETS
Other current assets as of March 31, 2022 and December 31, 2021, consist of the following (in thousands):

	March 31, 2022	December 31, 2021
Non-trade receivables	$9,409	$8,321
Prepaid service fees	8,457	8,623
Prepaid software and equipment maintenance	6,241	7,593
Prepaid SaaS costs	5,344	5,909
Prepaid insurance	2,513	4,416
Other	12,049	11,319

Total	$44,013	$46,181

10.	SOFTWARE, EQUIPMENT, AND PROPERTY
Software, equipment, and property as of March 31, 2022 and December 31, 2021, consist of the following (in thousands):

	March 31, 2022	December 31, 2021
Software, licenses and database	$148,097	$140,692
Leasehold improvements	32,558	34,880
Computer equipment	32,248	31,635
Furniture and other equipment	3,340	5,343
Building and land	4,910	4,910

Total software, equipment, and property	221,153	217,460
Less accumulated depreciation and amortization	(81,352)	(81,615)

Net software, equipment, and property	$139,801	$135,845

Depreciation and amortization expense related to software, equipment and property was $6.8 million and $5.2 million for the three months ended March 31, 2022 and 2021, respectively.

11.	LEASES
The Company leases real estate in the form of office space and data center facilities. Generally, the term for real estate leases ranges from 1 to 17 years at inception of the contract. Generally, the term for equipment leases is 1 to 3 years at inception of the contract. Some real estate leases include options to renew that can extend the original term by 3 to 5 years.
The components of lease expense for the three months ended March 31, 2022 and 2021 were as follows (in thousands):

	For the Three Months Ended March 31,
	2022	2021
Operating lease costs	$3,566	$4,594
Variable lease costs	837	602

Total lease costs	$4,403	$5,196

Supplemental cash flow and other information related to leases for the three months ended March 31, 2022 and 2021 were as follows (in thousands):

	For the Three Months Ended March 31,
	2022	2021
Cash payments for operating leases	$2,516	$2,968
Operating lease assets obtained in exchange for lease liabilities	—	2,365

12.	GOODWILL AND INTANGIBLE ASSETS
Goodwill
—Goodwill was recorded in connection with business acquisitions.
No goodwill impairments were recorded during the three months ended March 31, 2022 and 2021.
For the year ended December 31, 2021, the Company performed its annual impairment assessment as of September 30, 2021, which indicated no impairment and there was no change to the carrying amount of goodwill.
Changes in the carrying amount of goodwill during the three months ended March 31, 2022 were as of follows:

	Cost	Accumulated Impairment Loss	Net Carrying Amount
Balance as of December 31, 2021	1,492,681	(25,797)	1,466,884
Acquisition of Safekeep, Inc.	27,368	—	27,368

Balance as of March 31, 2022	1,520,049	(25,797)	1,494,252
Intangible Assets
—The Company’s intangible assets are primarily the result of business acquisitions.
During the three months ended March 31, 2022 and 2021, the Company did not record an impairment charge.
During the three months ended March 31, 2022, the Company recorded $4.8 million of acquired technology intangible assets as a result of the acquisition of Safekeep (see Note 4).
The intangible assets balance as of March 31, 2022, is reflected below (in thousands):

	Estimated Useful Life (Years)	Weighted- Average Remaining Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	16–18	13.1	$1,299,750	$(355,897)	$943,853
Acquired technologies	3–7	2.5	187,965	(129,013)	58,952

Subtotal			1,487,995	(485,190)	1,002,805
Trademarks—indefinite life			190,470	—	190,470

Total intangible assets			$1,678,465	$(485,190)	$1,193,275

The intangible assets balance as of December 31, 2021, is reflected below (in thousands):

	Estimated Useful Life (Years)	Weighted- Average Remaining Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	16–18	13.3	$1,299,750	$(337,831)	$961,919
Acquired technologies	3–7	2.3	183,164	(122,318)	60,846
Favorable lease terms	6	0.3	280	(266)	14

Subtotal			1,483,194	(460,415)	1,022,779
Trademarks—indefinite life			190,470	—	190,470

Total intangible assets			$1,673,664	$(460,415)	$1,213,249

Amortization expense for intangible assets was $24.8 million and $24.7 million for the three months ended March 31, 2022 and 2021, respectively.
Future amortization expense for the remainder of the year ended December 31, 2022 and the following four years ended December 31 and thereafter for intangible assets as of March 31, 2022, is as follows (in thousands):

Years Ending December 31:
2021	$74,455
2022	99,003
2023	81,417
2024	72,949
2025	72,949
Thereafter	602,032

Total	$1,002,805

13.	ACCRUED EXPENSES
Accrued expenses as of March 31, 2022 and December 31, 2021, consist of the following (in thousands):

	March 31, 2022	December 31, 2021
Compensation	$32,666	$49,510
Professional services	3,396	2,371
Software license agreement	3,270	3,265
Sales tax	2,949	2,296
Royalties and licenses	2,822	2,640
Employee insurance benefits	2,136	2,443
Other	3,018	4,166

Total	$50,257	$66,691

14.	OTHER LIABILITIES
Other liabilities as of March 31, 2022 and December 31, 2021, consist of the following (in thousands):

	March 31, 2022	December 31, 2021
Software license agreement	$3,065	$4,211
Deferred revenue-non-current	1,505	1,574
Contingent consideration	200	—

Total	$4,770	$5,785

15.	LONG-TERM DEBT
On September 21, 2021, CCC Intelligent Solutions Inc., an indirect wholly-owned subsidiary of the Company, together with certain of the Company’s subsidiaries acting as guarantors entered into a credit agreement (the “2021 Credit Agreement”).
The 2021 Credit Agreement replaced the Company’s 2017 First Lien Credit Agreement (the “First Lien Credit Agreement”), dated as of April 27, 2017, as amended as of February 14, 2020.
The proceeds of the 2021 Credit Agreement were used to repay all outstanding borrowings under the First Lien Credit Agreement.
2021 Credit Agreement
—The 2021 Credit Agreement consists of an $800.0 million term loan (“Term B Loan”) and a revolving credit facility for an aggregate principal amount of $250.0 million (the “2021 Revolving Credit Facility”). The 2021 Revolving Credit Facility has a sublimit of $75.0 million for letters of credit. The Company received proceeds of $798.0 million, net of debt discount of $2.0 million, related to the Term B Loan. At March 31, 2022 and December 31, 2021, the unamortized debt discount was $1.9 million.
The Company incurred $9.8 million in financing costs related to the Term B Loan. These costs were recorded to a contra debt account and are being amortized to interest expense over the term of the Term B Loan using the effective interest method. As of March 31, 2022 and December 31, 2021, the unamortized financing costs were $9.1 million and $9.5 million, respectively.
The Company incurred $3.1 million in financing costs related to the 2021 Revolving Credit Facility. These costs were recorded to a deferred financing fees asset account and are being amortized to interest expense over the term of the 2021 Revolving Credit Facility using the effective interest method. As of March 31, 2022 and December 31, 2021, the deferred financing fees asset balance was $2.7 million and $2.9 million, respectively.
Beginning with the quarter ending March 31, 2022, the Term B Loan requires quarterly principal payments of $2.0 million until June 30, 2028, with the remaining outstanding principal amount required to be paid on the maturity date, September 21, 2028. Beginning with the year ending December 31, 2022, the Term B Loan requires a prepayment of principal, subject to certain exceptions, in connection with the receipt of proceeds from certain asset sales, casualty events, and debt issuances by the Company, and up to 50% of annual excess cash flow, as defined in and as further set forth in the 2021 Credit Agreement. When a principal prepayment is required, the prepayment offsets the future quarterly principal payments of the same amount. As of March 31, 2022, the Company was not subject to the annual excess cash flow calculation and no such principal prepayments are required.
As of March 31, 2022 and December 31, 2021, the amount outstanding on the Term B Loan is $798.0 million and $800.0 million, respectively. As of March 31, 2022 and December 31, 2021, $8.0 million of the amount outstanding on the Term B Loan is classified as current in the accompanying condensed consolidated balance sheets.
Borrowings under the 2021 Credit Facility bear interest at rates based on the ratio of the Company’s and its subsidiaries’ consolidated first lien net indebtedness to the Company’s and its subsidiaries’ consolidated

EBITDA for applicable periods specified in the 2021 Credit Facility. The interest rate per annum applicable to the loans under the 2021 Credit Facility are based on a fluctuating rate of interest equal to the sum of an applicable rate and, at the Company’s election from time to time, either:

(1)
a base rate determined by reference to the highest of (a) the rate last quoted by the Wall Street Journal as the “prime rate,” (b) the federal funds effective rate plus 0.50%, (c)
one-month
LIBOR plus 1.00% and (d) with respect to the Term B Loans, 1.50% and with respect to the Revolving Credit Facility, 1.00%, or

(2)
a Eurocurrency rate determined by reference to LIBOR (other than with respect to Euros, Euribor and with respect to British Pounds Sterling, SONIA) with a term as selected by the Company, of one, three or six months (subject to (x) in the case of term loans, a 0.50% per annum floor and (y) in the case of revolving loans, a 0.00% per annum floor).

A quarterly commitment fee of up to 0.50% is payable on the unused portion of the 2021 Revolving Credit Facility.
During the three months ended March 31, 2022, the weighted-average interest rate on the outstanding borrowings under the Term B Loan was 3.0%. The Company made interest payments of $5.9 during the three months ended March 31, 2022.
The Company issued a standby letter of credit for $0.7 million during 2021 which reduces the amount available to be borrowed under the 2021 Revolving Credit Facility and at March 31, 2022 and December 31, 2021, $249.3 million was available to be borrowed.
Borrowings under the 2021 Lien Credit Agreement are guaranteed by Cypress Intermediate Holdings II, Inc., and certain of its US subsidiaries by a perfected first priority lien on the stock of CCC Intelligent Solutions Inc., and substantially all of its assets, subject to various limitations and exceptions.
The 2021 Credit Agreement contains representations and warranties, and affirmative and negative covenants, that among other things, restrict, subject to certain exceptions, our ability to: incur additional indebtedness, incur liens, engage in mergers, consolidations, liquidations or dissolutions; pay dividends and distributions on, or redeem, repurchase or retire our capital stock; and make certain investments, acquisitions, loans, or advances.
In addition, beginning with the three months ended March 31, 2022, the terms of the 2021 Credit Agreement include a financial covenant which requires that, at the end of each fiscal quarter, if the aggregate amount of borrowings under the 2021 Revolving Credit Facility exceeds 35% of the aggregate commitments, the Company’s leverage ratio cannot exceed 6.25 to 1.00. As of March 31, 2022, the Company was not subject to the financial covenant.
First Lien Credit Agreement
—In April 2017, the Company entered into the First Lien Credit Agreement.
The First Lien Credit Agreement consisted of a $1.0 billion term loan (“First Lien Term Loan”) and revolving credit facilities for an aggregate principal amount of $100.0 million (the “First Lien Revolvers”), with a sublimit of $30.0 million for letters of credit under the First Lien Revolvers. The Company received proceeds of $997.5 million, net of debt discount of $2.5 million, related to the First Lien Term Loan.
In February 2020, the Company refinanced its long-term debt and entered into the First Amendment to the First Lien Credit Agreement (“First Lien Amendment”). The proceeds of the refinance were used to repay the outstanding balance of the Company’s Second Lien Credit Agreement, entered into in April 2017.
The First Lien Amendment provided an incremental term loan in the amount of $375.0 million. The Company received proceeds from the incremental term loan of $373.1 million, net of debt discount of $1.9 million.
In addition, the First Lien Amendment reduced the amount of commitments under the First Lien Revolvers to an aggregate principal amount of $91.3 million. The First Lien Revolvers continued to have a sublimit of $30.0 million for letters of credit.

The Company incurred $27.6 million and $3.4 million in financing costs related to the First Lien Credit Agreement and First Lien Amendment, respectively. These costs were recorded to a contra debt account and were being amortized to interest expense over the term of the First Lien Credit Agreement using the effective interest method.
The First Lien Term Loan required (after giving effect to the First Lien Amendment) quarterly principal payments of approximately $3.5 million until March 31, 2024, with the remaining outstanding principal amount required to be paid on the maturity date, April 27, 2024. The First Lien Term Loan required a prepayment of principal, subject to certain exceptions, in connection with the receipt of proceeds from certain asset sales, casualty events, and debt issuances by the Company, and up to 50% of annual excess cash flow, as defined in and as further set forth in the First Lien Credit Agreement. When a principal prepayment was required, the prepayment offset the future quarterly principal payments of the same amount. As of December 31, 2020, subject to the request of the lenders of the First Lien Term Loan, a principal prepayment of up to $21.9 million was required. In April 2021, the Company made a principal prepayment of $1.5 million to those lenders who made such a request.
Using a portion of the proceeds of the Business Combination, the Company made a principal prepayment of $525.0 million on July 30, 2021. Subsequently, in September 2021, using the proceeds from the Term B Loan provided in the 2021 Credit Agreement, the Company fully repaid the remaining $804.2 million of outstanding borrowings on the First Lien Term Loan.
Amounts outstanding under the First Lien Credit Agreement bore interest at a variable rate of LIBOR, plus up to 3.00% per annum based upon the Company’s leverage ratio, as defined in the First Lien Credit Agreement. A quarterly commitment fee of up to 0.50% was payable on the unused portion of the First Lien Revolvers.
During the three months ended March 31, 2021, the weighted-average interest rate on the outstanding borrowings under the First Lien Term Loan was 4.1%. The Company made interest payments of $13.4 million during the three months ended March 31, 2021.
Long-term debt as of March 31, 2022 and December 31, 2021, consists of the following (in thousands):

	March 31, 2022	December 31, 2021
Term B Loan	$798,000	$800,000
Term B Loan—discount	(1,861)	(1,926)
Term B Loan—deferred financing fees	(9,143)	(9,464)

Term B Loan—net of discount & fees	786,996	788,610

Less: Current portion	(8,000)	(8,000)

Total long-term debt—net of current portion	$778,996	$780,610

Interest Rate Swaps
—In June 2017, the Company entered into three floating to fixed interest rate swap agreements (“Swap Agreements”) to reduce its exposure to the variability from future cash flows resulting from interest rate risk related to its floating rate long-term debt. In September 2021, the Company extinguished the Swap Agreements which were scheduled to expire in June 2022.

16.	CAPITAL STOCK
Preferred Stock
—The Company is authorized to issue up to 100,000,000 shares of undesignated preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2022, there were no shares of preferred stock issued or outstanding.
Common Stock
—The Company is authorized to issue up to 5,000,000,000 shares of common stock with a par value of $0.0001 per share. Each holder of common stock is entitled to one (1) vote for each share of common stock held of record by such holder on all matters voted upon by the stockholders, subject to the restrictions set out in the Company’s certificate of incorporation. Holders of common stock are entitled to receive any dividends as may be declared from time to time by the board of directors. Upon a liquidation event, subject to the rights of the holders of any Preferred Stock issued and outstanding at such time, any distribution shall be made on a pro rata basis to the common stockholders.
There were 613,758,126 and 609,768,296 shares of common stock issued and outstanding as of March 31, 2022 and December 31, 2021, respectively.
Dividend
—In March 2021, the board of directors of CCCIS declared a cash dividend on common stock. The aggregate cash dividend of $134.5 million was paid on March 17, 2021.

17.	STOCK INCENTIVE PLANS
In connection with the closing of the Business Combination, the 2021 Equity Incentive Plan (the “2021 Plan”) was adopted and approved by the Company’s board of directors.
Prior to the Business Combination, the Company maintained its 2017 Stock Option Plan (the “2017 Plan”).
Upon the adoption and approval of the 2021 Plan, the 2017 Plan was terminated and each outstanding vested or unvested option, as required under the 2017 Plan, was converted to the 2021 Plan, multiplied by the Exchange Ratio, with the same key terms and vesting requirements.
Awards granted under the 2017 Plan had time-based vesting or performance-based with a market condition vesting requirement. Options expire on the tenth anniversary of the grant date.
Additionally, the Company maintained a Phantom Stock Plan (the “Phantom Plan”), which provided for the issuance of phantom shares of CCCIS’s common stock (“Phantom Shares”) to eligible employees under the 2017 Plan. Awards under the Phantom Plan were settled in cash and thus accounted for as liability awards.
Phantom shares vested under the same time-based or performance-based with a market condition as the stock options granted under the 2017 Plan. Upon consummation of the Business Combination, the outstanding Phantom Shares were settled in cash in November 2021.
Stock Options
—The table below summarizes the option activity for the three months ended March 31, 2022:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Options outstanding—December 31, 2021	55,644,495	$2.95	6.0	$469,591
Exercised	(3,968,080)	2.69
Forfeited and canceled	(104,631)	3.69

Options outstanding—March 31, 2022	51,571,784	$2.97	5.8	$416,210

Options exercisable—March 31, 2022	42,596,197	$2.75	5.6	$353,208

Options vested and expected to vest—March 31, 2022	51,198,336	$2.95	5.8	$414,180

The fair value of the options vested during the three months ended March 31, 2022 was $1.7 million.
Restricted Stock Units
—Restricted Stock Units (“RSUs”) are convertible into shares of the Company’s common stock upon vesting.
During the three months ended March 31, 2022, the Company granted 14,315,680 RSUs, of which 12,966,746 have time-based vesting requirements, 674,491 have performance-based vesting requirements and 674,443 have performance-based with a market condition vesting requirements.

The valuation of the performance-based RSUs with a market condition granted during the three months ended March 31, 2022 was determined using a Monte Carlo simulation model using the following assumptions:

Expected term (in years)	2.8
Expected volatility	35%
Expected dividend yield	0%
Risk-free interest rate	2.28%
Fair value at valuation date	$7.42
The table below summarizes the RSU activity for the three months ended March 31, 2022:

	Shares	Weighted- Average Fair Value
Non-vested RSUs—December 31, 2021	18,558,211	$10.74
Granted	14,315,680	10.20
Vested	(38,884)	10.25
Forfeited	(153,849)	11.25

Non-vested RSUs—March 31, 2022	32,681,158	10.50

Employee Stock Purchase Plan
—As of March 31, 2022, 6,031,714 shares of common stock are reserved for sale under the ESPP. The aggregate number of shares reserved for sale under the ESPP increases on January 1 by the lesser of 1% of the total numbers of shares outstanding or a lesser amount as determined by the board of directors.
As of March 31, 2022, no shares had been sold under the ESPP.
Stock-Based Compensation
—Stock-based compensation expense has been recorded in the accompanying condensed consolidated statements of operations and comprehensive income (loss) as follows for the three months ended March 31, 2022 and 2021 (in thousands):

	For the Three Months Ended March 31,
	2022	2021
Cost of revenues	$849	$219
Research and development	3,530	575
Sales and marketing	4,830	555
General and administrative	14,435	11,305

Total stock-based compensation expense	$23,644	$12,654

As of March 31, 2022, there was $214.7 million of unrecognized stock compensation expense related to non-vested
time-based awards which is expected to be recognized over a weighted-average period of 3.6 years. As of March 31, 2022, there was $105.6 million of unrecognized stock-based compensation expense related to non-vested
performance-based awards.

18.	WARRANTS
Upon consummation of the Business Combination (see Note 3), the Company assumed the outstanding Public Warrants and Private Warrants issued by Dragoneer.
As of March 31, 2022 and December 31, 2021, the Company had 17,800,000 Private Warrants outstanding and no Public Warrants outstanding.

Public Warrants were only able to be exercised for a whole number of shares of the Company’s common stock. All Public Warrants had an exercise price of $11.50 per share, subject to adjustment, beginning on August 29, 2021, and were to expire on July 30, 2026 or earlier upon redemption or liquidation.
Redemptions of warrants when the price per share equals or exceeds $18.00
—At any time while the warrants were exercisable, the Company could redeem not less than all of the outstanding warrants (except as described with respect to the Private Warrants):

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Company’s common shares equals or exceeds $18.00 per share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

When the warrants became redeemable by the Company, the Company could exercise its redemption right even if it was unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemptions of warrants when the price per share equals or exceeds $10.00
—At any time while the warrants were exercisable, the Company could redeem not less than all of the outstanding warrants (except as described with respect to the Private Warrants):

•	at a price of $0.10 per warrant;

•
upon a minimum of 30 days prior written notice of redemption provided holders will be able to exercise their warrants on a “cashless basis” prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the fair market value of the Company’s common stock; and

•
if, and only if, the closing price of the Company’s common stock equals or exceeds $10.00 per share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

On November 29, 2021, the Company announced that it had elected to redeem all of the outstanding Public Warrants on December 29, 2021. Each Public Warrant not exercised before 5:00 p.m. Eastern Daylight Time on December 29, 2021 was redeemed by the Company for $0.10 and the Public Warrants subsequently ceased trading on the New York Stock Exchange.
Of the 17,299,983 Public Warrants that were outstanding as of the closing of the Business Combination, 10,638 warrants were exercised for cash proceeds of $0.1 million and 15,876,341 were exercised on a cashless basis in exchange for an aggregate of 4,826,339 shares of common stock. The Company paid $0.1 million to redeem the remaining 1,413,004 unexercised Public Warrants. As of December 31, 2021, there were no Public Warrants outstanding.
The Private Warrants are identical to the Public Warrants underlying the shares sold in Dragoneer’s initial public offering. Additionally, the Private Warrants are exercisable on a cashless basis and are non-redeemable,
except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Private Warrants may only be exercised for a whole number of shares of the Company’s common stock. Each whole Private Warrant entitles the registered holder to purchase one share of the Company’s common stock. All warrants have an exercise price of $11.50 per share, subject to adjustment, beginning on August 29, 2021, and will expire on July 30, 2026 or earlier upon redemption or liquidation.
There were no exercises or redemptions of the Private Warrants during the three months ended March 31, 2022.

The Company recognized income of $2.1 million as a change in fair value of warrant liabilities in the condensed consolidated statements of operations and comprehensive income (loss) for the three months ended March 31, 2022.
At March 31, 2022 and December 31, 2021, the Company’s warrant liability was $60.3 and $62.5 million, respectively.

19.	COMMITMENTS
Purchase Obligations
—The Company has long-term agreements with suppliers and other parties related to licensing data used in its products and services, outsourced data center, disaster recovery, and software as a service that expire at various dates through 2031. As of March 31, 2022, there were no material changes from the amounts disclosed as of December 31, 2021.
Guarantees—
The Company’s services and solutions are typically warranted to perform in a manner consistent with general industry standards that are reasonably applicable and substantially in accordance with the Company’s services and solutions documentation under normal use and circumstances. The Company’s services and solutions are generally warranted to be performed in a professional manner and to materially conform to the specifications set forth in the related customer contract. The Company’s arrangements also include certain provisions for indemnifying customers against liabilities if its services and solutions infringe a third party’s intellectual property rights.
To date, the Company has not incurred any material costs as a result of such indemnifications or commitments and has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.
Employment Agreements
—The Company is a party to employment agreements with key employees that provide for compensation and certain other benefits. These agreements also provide for severance and bonus payments under certain circumstances.

20.	LEGAL PROCEEDINGS AND CONTINGENCIES
In the ordinary course of business, the Company is from time to time, involved in various pending or threatened legal actions. The litigation process is inherently uncertain, and it is possible that the resolution of such matters might have a material adverse effect upon the Company’s consolidated financial condition and/or results of operations. The Company’s management believes, based on current information, matters currently pending or threatened are not expected to have a material adverse effect on the Company’s consolidated financial position or results of operations.

21.	RELATED PARTIES
The Company has engaged in transactions within the ordinary course of business with entities affiliated with its principal equity owners.
The Company recognized revenue from a customer that is affiliated with one of its principal equity owners. The Company recognized revenue of $0.1 million from the related party customer during the three months ended March 31, 2022. The amount of revenue recognized during the three months ended March 31, 2021 and the associated receivable from the customer at March 31, 2022 and December 31, 2021 were de minimis.
The Company incurred expenses for employee health insurance benefits with an entity affiliated with one of its principal equity owners. During the three months ended March 31, 2022 and March 31, 2021, the Company incurred expenses of $0.8 and $0.7 million, respectively. The associated payable as of March 31, 2022 and December 31, 2021 was $0.2 million.

The Company incurred expenses for human resource support services with an entity affiliated with one of its principal equity owners. During the three months ended March 31, 2022 and 2021, the Company incurred associated expenses of $0.1 million. The associated payable for the human resource support services was de minimis at March 31, 2022 and December 31, 2021.
The Company incurred expenses for sales tax processing services and license fees for tax information with an entity affiliated with one of its board members. During the three months ended March 31, 2022, the Company incurred expenses with the affiliated entity of $0.2 million. During the three months ended March 31, 2021, the amount of expense recognized was de minimis. The associated payable for tax processing services was $0.1 million at March 31, 2022. There was no associated payable at December 31, 2021.
The Company reimburses its principal equity owners for services and any related travel and out-of-pocket
expenses. During the three months ended March 31, 2022, the Company’s expenses for services, travel and out-of-pocket
expenses were de minimis. During the three months ended March 31, 2021, the Company incurred expenses for reimbursement for services, travel, and out-of-pocket
expenses of $0.1 million. The associated payable was de minimis as of March 31, 2022 and December 31, 2021.

22.	NET INCOME (LOSS) PER SHARE
The Company calculates basic earnings per share by dividing the net income (loss) by the weighted average number of shares of common stock outstanding for the period. The diluted earnings per share is computed by assuming the exercise, settlement and vesting of all potential dilutive common stock equivalents outstanding for the period using the treasury stock method. The Company excludes common stock equivalent shares from the calculation if their effect is anti-dilutive. In a period where the Company is in a net loss position, the diluted loss per share is calculated using the basic share count.
The 8,625,000 Sponsor Vesting Shares that are issued and outstanding at March 31, 2022 are excluded from the weighted average number of shares of common stock outstanding until the vesting requirement is met and the restriction is removed.
The following table sets forth a reconciliation of the numerator and denominator used to compute basic and diluted earnings per share of common stock (in thousands, except for share and per share data).

	For the Three Months Ended March 31,
	2022	2021
Numerator
Net income (loss)	$11,975	$(5,084)
Denominator
Weighted average shares of common stock—basic	603,104,839	505,072,914
Dilutive effect of stock-based awards	37,923,571	—

Weighted average shares of common stock—diluted	641,028,410	505,072,914
Net income (loss) per share:
Basic	$0.02	$(0.01)
Diluted	$0.02	$(0.01)
Common stock equivalent shares of approximately 110,393 and 18,091,415 were excluded from the computation of diluted per share amounts for the three months ended March 31, 2022 and 2021, respectively, because their effect was anti-dilutive.

23.	SEGMENT INFORMATION AND INFORMATION ABOUT GEOGRAPHIC AREAS
The Company operates in one operating segment. The chief operating decision maker for the Company is the chief executive officer. The chief executive officer reviews financial information presented on a consolidated basis, accompanied by information about revenue by type of service and geographic region, for purposes of allocating resources and evaluating financial performance.
Revenues by geographic area, presented based upon the location of the customer are as follows (in thousands):

	For the Three Months Ended March 31,
	2022	2021
United States	$184,839	$155,986
China	1,984	1,803

Total revenues	$186,823	$157,789

Software, equipment and property, net by geographic area are as follows (in thousands):

	March 31, 2022	December 31, 2021
United States	$139,749	$135,784
China	52	61

Total software, equipment and property-net	$139,801	$135,845

24.	GAIN ON SALE OF COST METHOD INVESTMENT
During February 2022, the Company received cash proceeds of $3.9 million in exchange for its equity interest in an investee as a result of the acquisition of the investee. The Company had been accounting for its investment using the cost method and recognized a gain of $3.6 million upon receipt of the cash. The investment’s carrying value was $0.3 million and was included within other assets on the accompanying condensed consolidated balance sheet at December 31, 2021. The Company no longer has any ownership interest in the investee.

25.	SUBSEQUENT EVENTS
Secondary Offering
—During April 2022, certain existing shareholders completed a secondary offering where the selling shareholders sold 20,000,000 shares of common stock at a price to the public of $9.70 per share. In addition, the selling shareholders granted the underwriters a
30-day
option to purchase up to an additional 3,000,000 shares of the Company’s common stock at the same per share price. The Company did not receive any of the proceeds from the sale of the shares by the existing stockholders. In connection with the offering, the Company incurred costs of $0.9 million during the three months ended March 31, 2022, included within general and administrative expenses on the condensed consolidated statement of operations and comprehensive income (loss).

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution
The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the Common Stock and Warrants being registered. All amounts shown are estimates except for the Securities and Exchange Commission (the “SEC”) registration fee.

Amount Paid\
SEC Registration Fee	$649,215.32
Printing	125,000
Legal fees and expenses	150,000
Accounting fees and expenses	175,000
Miscellaneous expenses	10,000
Total:	$1,109,215.32

Item 14.	Indemnification of Directors and Officers.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Organizational Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities.
Subscription Agreements
Concurrently with the execution of the Business Combination Agreement, Dragoneer entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (together, the “PIPE Investors”), pursuant to which the PIPE Investors subscribed for and purchased an aggregate of 15,000,000 shares of Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $150,000,000 (the “PIPE Financing”). The shares of Common Stock issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Dragoneer granted the PIPE Investors certain registration rights in connection with the PIPE Financing.
Immediately prior to the closing of the Business Combination and pursuant to the terms of the forward purchase agreements between Dragoneer and each of Dragoneer Funding LLC, an affiliate of the Sponsor, and certain affiliates of Willett Advisors LLC (together, the “Forward Purchasers”), dated August 12, 2020 and July 24, 2020, respectively (the “Forward Purchase Agreements”), Dragoneer issued an aggregate of 17,500,000 forward purchase units, each consisting of one Class A ordinary share and one-fifth
of one warrant to purchase one Class A ordinary share for $11.50 per share, for a purchase price of $10.00 per unit. Pursuant to the Forward Purchase Agreements, Dragoneer initially issued 15,000,000 forward purchase units to Dragoneer Funding LLC and 2,500,000 forward purchase units to certain affiliates of Willett Advisors LLC.

The foregoing summary of the Subscription Agreements is qualified by reference to the complete text of the form of the Subscription Agreement, a copy of which is attached as an exhibit this registration statement and is incorporated herein by reference.

Item 16.	Exhibits and Financial Statement Schedules.
See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17.	Undertakings.
(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”) and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(b) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6) That for purposes of determining any liability under the Securities Act:
(i) The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(ii) Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Item 16.	Exhibits

Exhibit Number	Description

2.1†	Business Combination Agreement, dated as of February 2, 2021, by and among Dragoneer Growth Opportunities Corp., Chariot Opportunity Merger Sub, Inc., and Cypress Holdings, Inc. (incorporated by reference to Annex A to the Proxy Statement/Prospectus).

2.2	Amendment No. 1 to the Business Combination Agreement, dated as of April 22, 2021, by and among Dragoneer Growth Opportunities Corp., Chariot Opportunity Merger Sub, Inc., and Cypress Holdings, Inc. (incorporated by reference to Annex AA to the Proxy Statement/Prospectus).

2.3	Amendment No. 2 to the Business Combination Agreement, dated July 6, 2021, by and among Dragoneer Growth Opportunities Corp., Chariot Opportunity Merger Sub, Inc., and Cypress Holdings, Inc. (incorporated by reference to Annex AAA to the Proxy Statement/Prospectus).

3.1	Certificate of Incorporation of CCC Intelligent Solutions Holdings Inc. (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K filed the Registrant on August 5, 2021).

3.2	Bylaws of CCC Intelligent Solutions Holdings Inc. (incorporated by reference to Exhibit 3.3 of the Current Report on Form 8-K filed the Registrant on August 5, 2021).

4.1	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 filed by the Registrant on August 11, 2020).

4.2	Warrant Agreement between Continental Stock Transfer & Trust Company and Dragoneer Growth Opportunities Corp., dated August 13, 2020 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant on August 19, 2020).

5.1	Opinion of Kirkland & Ellis LLP (incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-1 filed by the Registrant on August 27, 2021).

10.1	Form of Subscription Agreement (incorporated by reference to Annex E to the Proxy Statement/Prospectus).

10.2	Form of CCC Shareholder Transaction Support Agreement (incorporated by reference to Annex F to the Proxy Statement/Prospectus).

10.3	Form of Dragoneer Shareholder Transaction Support Agreement (incorporated by reference to Annex G to the Proxy Statement/Prospectus).

10.4	Sponsor Letter Agreement, dated as of February 2, 2021 by and among Dragoneer Growth Opportunities Holding, certain other holders set forth on Schedule I thereto, Dragoneer Growth Opportunities Corp. and Cypress Holdings, Inc. (incorporated by reference to Annex H to the Proxy Statement/Prospectus).

10.5	Shareholder Rights Agreement (incorporated by reference to Annex I to the Proxy Statement/Prospectus).

10.6†	CCC 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registration Statement on Form S-8 filed by the Registrant on October 14, 2021).

10.7	Forward Purchase Agreement, dated as of July 24, 2020, by and between Dragoneer and Willett Advisors LLC (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 filed by the Registrant on August 11, 2020).

10.8	Forward Purchase Agreement, dated as of August 12, 2020, by and between Dragoneer Growth Opportunities Corp. and Dragoneer Funding LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the Registrant on August 19, 2020).

Exhibit Number	Description

10.9	Credit Agreement, dated as of September 21, 2021, by and among CCC Intelligent Solutions Inc., CCC, Bank of America, N.A., as Administrative Agent, Collateral Agent and Swingline Lender, and each lender and issuing bank from time to time party thereto (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed the Registrant on September 24, 2021).

10.10†	CCC 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 of the Registration Statement on Form S-8 filed by the Registrant on October 14, 2021).

10.11†	Employment Agreement, dated April 27, 2017, by and between CCC Information Services Inc. (as successor by merger to Cypress Intermediate Holdings II, Inc.) and Githesh Ramamurthy (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4 filed by the Registrant on March 29, 2021).

10.12	Second Amended and Restated Employment Agreement, dated April 25, 2022, by and between CCC Intelligent Solutions Holdings Inc. and Barrett J. Callaghan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant on April 29, 2022).

10.13†	Employment Agreement, dated January 8, 2020, by and between CCC Information Services Inc. and Brian Herb (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 filed by the Registrant on March 29, 2021).

10.14	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.16 of the Current Report on Form 8-K filed the Registrant on August 5, 2021).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed by the Registrant on March 1, 2022).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (see the signature page to this Registration Statement on Form S-1 filed by the Registrant on August 27, 2021).

101.INS	Inline XBRL Instance Document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

+	Indicates a management or compensatory plan.
†	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form
S-1
and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on June 7, 2022.

CCC Intelligent Solutions Holdings Inc.

By:	/s/ Githesh Ramamurthy
Name:	Githesh Ramamurthy
Title:	Chief Executive Officer and Chairman of the Board of Directors
* * * *
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Githesh Ramamurthy Githesh Ramamurthy	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 7, 2022

/s/ Brian Herb Brian Herb	Executive Vice President, Chief Financial and Administrative Officer (Principal Financial Officer)	June 7, 2022

/s/ Rodney Christo Rodney Christo	Chief Accounting Officer (Principal Accounting Officer)	June 7, 2022

* Steven G. Puccinelli	Director	June 7, 2022

* William Ingram	Director	June 7, 2022

* Eileen Schloss	Director	June 7, 2022

* Teri Williams	Director	June 7, 2022

* Christopher Egan	Director	June 7, 2022

* Eric Wei	Director	June 7, 2022

* Lauren Young	Director	June 7, 2022

* /s/ Brian Herb Brian Herb Attorney-in-Fact